As filed with the Securities and Exchange Commission on May 6, 2004

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Eye Care Centers of America, Inc.

(Exact name of registrant as specified in its charter)

Texas (Jurisdiction of incorporation or organization)	5995 (Primary Standard Industrial Classification Code Number)	74-2337775 (I.R.S. Employer Identification Number)

11103 West Avenue

San Antonio, Texas 78213-1392
(210) 340-3531
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Alan E. Wiley

Executive Vice President and Chief Financial Officer
Eye Care Centers of America, Inc.
11103 West Avenue
San Antonio, Texas 78213-1392
(210) 340-3531
(Name, address, including zip code, and telephone number, including area code, of agent for service)

SEE TABLE OF ADDITIONAL REGISTRANTS

Copies to:

James Westra, Esq. Sharlyn C. Heslam, Esq. Weil, Gotshal & Manges LLP 100 Federal Street, 34th Floor Boston, Massachusetts 02110 (617) 772-8300	Robert Evans III, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 (212) 848-4000

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☐
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box.   ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of Securities to be Registered	Aggregate Offering Price(1)	Registration Fee

Income Units (IUs)(2)	$	$
Shares of Class A Common Stock, par value $0.01 per share(3)
% Senior Subordinated Notes due 2014(4)
Subsidiary Guarantees of % Senior Subordinated Notes due 2014(5)
Total:	$375,000,000	$47,513

     (1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

     (2) The IUs represent              shares of the class A common stock of Eye Care Centers of America, Inc. (“ECCA”) and $     million aggregate principal amount of ECCA’s     % senior subordinated notes due 2014. Includes              IUs subject to the underwriters’ overallotment option. Also includes an indeterminate number of IUs of the same series as the IUs offered hereby which may be received by holders of IUs on one or more occasions in the future as replacement of IUs being offered hereby upon a subsequent issuance of IUs. Such replacement IUs may be issued upon an automatic exchange of portions of the senior subordinated notes for identical portions of additional senior subordinated notes, as discussed in note (4) below. No separate fee is payable with respect to these securities as they are included in the IUs being registered hereby.
     (3) Includes              shares of ECCA’s class A common stock subject to the underwriters’ overallotment option.
     (4) Includes (i) $     million aggregate principal amount of senior subordinated notes to be sold separately to the public pursuant to this offering, (ii) $     million aggregate principal amount of senior subordinated notes subject to the underwriters’ overallotment option and (iii) an indeterminate principal amount of senior subordinated notes of the same series as the senior subordinated notes, which will be received by holders of senior subordinated notes in the future on one or more occasions in the event of a subsequent issuance of IUs of the same series, upon an automatic exchange of portions of the senior subordinated notes offered hereby for identical portions of such additional senior subordinated notes.
     (5) Each of the subsidiary guarantors listed in the “Table of Additional Registrant Guarantors” below will issue a guarantee with respect to the senior subordinated notes. Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee for the guarantees is payable.

     The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) of the Securities Act of 1933, may determine.

EYE CARE CENTERS OF AMERICA, INC.

Table of Additional Registrant Guarantors

	State or Other	Primary Standard
	Jurisdiction of	Industrial
	Incorporation or	Classification Code	I.R.S. Employer
Exact Name of Registrant Guarantor as Specified in its Charter	Organization	Number	Identification Number

ECCA Enterprises, Inc.	DE	5995	35-2196998
Eye Care Holdings, Inc.	DE	6719	74-2849556
Enclave Advancement Group, Inc.	TX	5995	74-2510780
ECCA Managed Vision Care, Inc.	TX	5995	74-2759084
Visionworks Holdings, Inc.	FL	6719	59-3226333
ECCA Management Investments, Inc.	DE	5995	74-3080165
ECCA Management, Inc.	DE	5995	02-0677031
EyeMasters of Texas Investments, Inc.	DE	5995	83-0349045
EyeMasters of Texas Management, Inc.	DE	5995	02-0677049
Stein Optical, Inc.	DE	5995	74-2924031
Vision World, Inc.	DE	5995	74-2924029
Eye DRx Retail Management, Inc.	DE	8741	74-2924030
Metropolitan Vision Services, Inc.	VA	5995	54-1579086
Hour Eyes, Inc.	MD	5995	54-1517741
Visionworks, Inc.	FL	5995	59-3226331
ECCA Management Services, Ltd.	TX	8741	02-0677058
EyeMasters of Texas, Ltd.	TX	8741	02-0677062
Visionary Retail Management, Inc.	DE	8741	74-2849552
Visionary Properties, Inc.	DE	6531	74-2849554
EyeMasters, Inc.	DE	5995	02-0677066
ECCA Distribution Investments, Inc.	DE	5995	13-4238784
ECCA Distribution Management, Inc.	DE	5995	02-0677054
Visionary Lab Investments, Inc.	DE	5995	81-0598449
Visionary Lab Management, Inc.	DE	5995	02-0677051
ECCA Distribution Services, Ltd.	TX	8741	04-3742989
Visionary Lab Services, Ltd.	TX	8741	04-3742977

      The address, including zip code, of the principal offices of the additional registrants listed above is: c/o Eye Care Centers of America, Inc., 11103 West Avenue, San Antonio, Texas 78213-1392 and the telephone number, including area code, of such additional registrants at that address is (210) 340-3531.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 6, 2004

PROSPECTUS

Income Units (IUs)
and
$           million           % Senior Subordinated Notes due 2014

     We are offering         IUs. The IUs being offered by this prospectus represent          shares of our class A common stock and $         million aggregate principal amount of our         % senior subordinated notes due 2014. Each IU initially represents:

•	one share of our class A common stock; and

•	$ principal amount of our % senior subordinated notes due 2014.

     We are also offering separately (not in the form of IUs) $         million aggregate principal amount of our         % senior subordinated notes due 2014. We refer to these separately-offered senior subordinated notes as the separate senior subordinated notes. The senior subordinated notes included in the IUs and the separate senior subordinated notes are identical in all respects and are part of a single series under the indenture under which they will be issued. We refer to the senior subordinated notes forming part of the IUs and the separate senior subordinated notes, collectively, as the senior subordinated notes. The completion of the offering of separate senior subordinated notes and the offering of the IUs are conditional upon each other.

     This is the initial public offering of our IUs and separate senior subordinated notes. We anticipate that the public offering price will be between $        and $         per IU and the public offering price of the separate senior subordinated notes will be         % of their stated principal amount. We will apply to have the IUs listed on the         under the symbol “        .” The class A common stock will not be listed for separate trading until the minimum listing criteria on the         are satisfied by our outstanding shares of class A common stock not held in the form of IUs, for a period of 30 consecutive trading days as further described in “Description of Capital Stock — Listing”. We do not anticipate that the senior subordinated notes will be separately listed on any exchange.

     The senior subordinated notes will mature on         , 2014, subject to our right to extend maturity for two additional successive five-year terms under specified circumstances. We may redeem all or part of the senior subordinated notes at specified redemption prices. See “Description of Senior Subordinated Notes — Optional Redemption.”

     The senior subordinated notes will be our unsecured senior subordinated obligations and will rank junior to all of our existing and future senior indebtedness, including borrowings under our new credit facility. The senior subordinated notes will be guaranteed by all of our existing and future domestic subsidiaries, on a senior subordinated basis. The guarantees will be unsecured and will rank junior to all of the guarantors’ senior debt, including guarantees under our new credit facility.

     The ratio of class A common stock to principal amount of senior subordinated notes represented by an IU is subject to change in the event of a stock split, recombination or reclassification of our class A common stock.

     Holders of IUs will have the right to separate the IUs into shares of class A common stock and senior subordinated notes at any time after the earlier of (i) 45 days from the date of original issuance of the IUs, (ii) the occurrence of a change of control repurchase offer or (iii) the occurrence of an asset sale repurchase offer. Similarly, any holder of shares of class A common stock and senior subordinated notes may, at any time, unless the IUs have automatically separated, combine the applicable number of shares of class A common stock and principal amount of senior subordinated notes to form IUs. Separation of the IUs will occur automatically upon, among other things, the redemption or maturity of the senior subordinated notes, certain bankruptcy events or any payment default that continues for more than 90 days.

     Upon a subsequent issuance of IUs, a portion of your senior subordinated notes may be automatically exchanged for an identical principal amount of the senior subordinated notes issued in such subsequent issuance and, in that event, your IUs or senior subordinated notes will be replaced with new IUs or new senior subordinated notes, as the case may be. In addition to the senior subordinated notes offered hereby, the registration statement of which this prospectus is a part also registers the senior subordinated notes and new IUs to be issued to you upon any such subsequent issuance. For more information regarding these automatic exchanges and the effect they may have on your investment, see “Description of Senior Subordinated Notes — Additional Notes” on page 99 and “Material United States Federal Income Tax Considerations — Considerations for U.S. Holders — Senior Subordinated Notes — Additional Issuances” on page 144.

     Investing in our IUs, shares of our class A common stock and/or our senior subordinated notes involve risks. See “Risk Factors” beginning on page 24.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Per Separate
Senior
	Per		Subordinated
	IU(1)	Total	Note	Total

Public offering price	$	$	%	$
Underwriting discount	$	$	%	$
Proceeds to Eye Care Centers of America, Inc. (before expenses)	$	$	%	$

(1)	Comprised of $ allocated to each share of class A common stock and $ allocated to each senior subordinated note, representing % of its stated principal amount.

     We have granted the underwriters an option to purchase up to         additional IUs to cover overallotments, if any. We will use all of the proceeds from the sale of any additional IUs upon the exercise of the underwriters’ overallotment option to repurchase additional shares of outstanding class B common stock from our existing shareholders.
     The underwriters expect to deliver the securities to purchasers in book-entry form only through the facilities of The Depository Trust Company on or about                 , 2004.

Joint Book-Running Managers

Banc of America Securities LLC	Merrill Lynch & Co.

Citigroup	Lehman Brothers

                , 2004

NOTICE TO PURCHASERS OF SEPARATE SENIOR SUBORDINATED NOTES AND

ACKNOWLEDGMENT OF PURCHASER INTENT

      None of the separate senior subordinated notes purchased in connection with this offering may be purchased, directly or indirectly, by persons who are also (1) purchasing IUs in this offering or (2) otherwise receiving IUs or shares of class B common stock in connection with the transactions contemplated by this prospectus. Accordingly, each investor purchasing separate senior subordinated notes in this offering must not purchase IUs in this offering and must not concurrently enter into any plan or pre-arrangement whereby it would (1) acquire any IUs or any equity securities of our company or (2) transfer the separate senior subordinated notes to any holder of IUs or any equity securities of our company. In addition, each person receiving IUs or shares of class B common stock must not purchase separate senior subordinated notes in this offering.

      Each investor in this offering assumes sole responsibility for ensuring that it complies with the restrictions above. Neither we nor the underwriters will assume any responsibility to ensure that any investor complies with these restrictions. If you are unsure whether the restrictions above would prohibit you from purchasing the separate senior subordinated notes or IUs in this offering, you should consult your own legal advisor regarding the application of these restrictions to your individual circumstances.

      Furthermore, each person purchasing separate senior subordinated notes in this offering, by acquiring the separate senior subordinated notes, thereby represents to us and the underwriters that:

(a) neither such purchaser nor any entity, investment fund or account over which such purchaser exercises investment control is purchasing IUs in this offering;

(b) neither such purchaser nor any entity, investment fund or account over which such purchaser exercises investment control owns, or has the contractual right to acquire, our equity securities, including securities which are convertible, exchangeable or exercisable into or for our common stock; and

(c) such purchaser is not party to any plan or pre-arrangement whereby it would (1) acquire any IUs or any equity securities of our company or (2) transfer the separate senior subordinated notes to any holder of IUs or any equity securities of our company.

      For purposes of these representations, the “purchaser” shall be deemed to be (1) the person who initially purchases the separate senior subordinated notes from the underwriters in this offering and (2) the person(s), if any, pursuant to whose instructions such purchase of separate senior subordinated notes is being made.

      In making your investment decision, you should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provided you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to sell these securities. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, consolidated financial condition, results of operations, liquidity and prospects may have changed since that date. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that the information in this prospectus is correct as of any date subsequent to the date on the cover of this prospectus.

INDUSTRY AND MARKET DATA

      In this prospectus we rely on and refer to information and statistics regarding the optical retail industry. We obtained this information and these statistics from an independent third-party industry research group, Jobson Publishing LLC, which, along with the Jobson 2003 U.S. Optical Industry Handbook, Jobson Optical Research and the Jobson Optical Group Data Base, we refer to herein as “Jobson.” The information regarding our market shares are estimates based principally on our managements’ knowledge and experience in the markets in which we operate. We believe that these sources and estimates are reliable, but we have not independently verified them and cannot guarantee their accuracy or completeness. Unless otherwise indicated, all statements in this prospectus regarding market share and brand position are measured by retail dollar share.

TRADEMARKS

      “EyeMasters®,” “Visionworks®,” “Vision WorldSM,” “Doctor’s VisionWorks®,” “Dr. Bizer’s VisionWorld®,” “Dr. Bizer’s ValuVisionTM,” “Doctor’s ValuVision®,” “Hour Eyes®,” “Stein Optical®,” “Eye DRx®,” and “Binyon’s®” are our store trademarks. In addition we have several product related trademarks such as “SlimLite®,” “Aztec CollectionTM,” “ProVsportTM,” “Chelsea Morgan®,” “Boardroom Classics®,” “Splendor®,” “South Hampton®,” “Robert Mitchel®,” “TechnoliteTM,” “Blue Moon®,” “Provision PremiumTM,” and “See Better Look Better®.”

i

SUMMARY

      The following is a summary of the principal features of this offering of IUs and senior subordinated notes and should be read together with the more detailed information and financial data and statements contained elsewhere in this prospectus.

      Throughout this prospectus, we refer to Eye Care Centers of America, Inc., a Texas corporation, together with its wholly-owned subsidiaries, as “we,” “our,” “us,” and “ECCA” unless the context requires otherwise or otherwise indicated. We are a holding company and have no material direct operations. Our principal assets are the capital stock of our subsidiaries, all of which will be pledged to our lenders under the new credit facility, as described more fully below. Our fiscal year is the 52 or 53 week reporting period ending on the Saturday closest to December 31. Our 2003 fiscal year ended on December 27, 2003.

Our Company

Overview

      We are the third largest optical retail chain as measured by net revenues and the largest company focused solely on the optical retail sector in the United States. We currently operate 374 stores in 33 states, offering a broad assortment of high-quality branded, private label and non-branded eyeglasses and other eyecare products. We provide in-house lens processing capabilities in most of our stores allowing us to offer our customers one-hour service on most prescriptions. We believe this integrated eye care solution, in combination with our value-oriented pricing strategy and marketing tag line, “Why Pay More?,” represents a compelling value proposition to consumers. Optometrists located within or adjacent to all of our stores provide convenient eye exams which we believe results in strong customer loyalty and a consistent source of optical retail customers. We believe that in 2003, over 70% of these optometrists’ regular eye exam patients purchased eyewear from our adjacent optical retail stores.

      Our stores are located primarily in the Southwest, Midwest and Southeast, along the Gulf Coast and Atlantic Coast and in the Pacific Northwest regions of the United States. Our strategy of clustering stores within targeted markets allows us to build local market leadership and strong consumer brand awareness, as well as achieve economies of scale in advertising and field management. As a result, we estimate that we hold either the number one or two market share position in all of our top ten markets, comprised of Washington, D.C., Houston, Dallas, Louisville, Tampa/St. Petersburg, Minneapolis/St. Paul, Phoenix, Nashville, Milwaukee and Miami/Ft. Lauderdale.

      Since 1997, we have increased our revenues by a compound annual growth rate of 9.1% from $219.6 million in fiscal 1997 to $369.9 million in fiscal 2003 and Adjusted EBITDA by a compound annual growth rate of approximately 7.8% from $34.3 million in fiscal 1997 to $53.7 million in fiscal 2003. Adjusted EBITDA is fully described under “— Summary Historical and Pro Forma Consolidated Financial Information” and “Selected Historical Financial Information.”

Optical Retail Industry

      We operate in the U.S. optical retail industry, which generated an estimated $16.3 billion in sales in 2003. From 1988 to 2003, this industry has grown at a compound annual growth rate of 3.1% with growth in all of those years but 2001. We believe this growth has been driven primarily by favorable demographic trends as well as new product innovation and increased consumer participation in managed vision care programs. In 2002, approximately 73% of the U.S. population age eighteen and over, or 150 million individuals, and nearly 88% of people over the age of fifty-five required some form of corrective eyewear. As the “baby boom” generation ages and life expectancies increase, we believe this demographic trend is likely to increase the number of eyewear customers.

      The optical retail industry is highly fragmented and consists of national and regional optical retail chains, independent optometry practitioners (with dispensaries), warehouse clubs and mass merchandisers. As customers seek a combination of broad product selection, convenience, strong customer service by trained professionals and competitive prices, we believe optical retail chains are positioned to gain market share at the expense of independent practitioners (with dispensaries). The total market share of optical retail chains, warehouse clubs and mass merchandisers in the optical retail industry has grown from 31.3% in 1996 to 37.7% in 2003. Much of this growth has come at the expense of independent optometry practitioners’ market share, which has dropped from 63.0% in 1996 to 59.9% in 2003.

      Retail sales through managed vision care programs represented approximately 35% to 40% of the unit volume of the optical retail market in 2002. We believe that large optical retail chains are well positioned to capitalize on the growth in managed vision care programs as payors look to develop relationships with chains who deliver superior customer service, have strong local brand awareness, offer competitive prices, provide multiple convenient locations and flexible hours of operation and possess sophisticated information management and billing systems.

      We believe the optical retail industry differs in many respects from other traditional retailing sectors. The medical and non-discretionary nature of eye care purchases provides optical retailers with a consistent source of customers and moderates seasonal fluctuations in sales relative to other sectors of the retail industry. In addition, we believe annual wellness exams provided by optometrists result in repeat business and customer loyalty. Finally, we believe optical retailers keep lower inventory levels than most retailers, resulting in lower carrying costs and reducing the need for clearances and markdowns.

Our Competitive Strengths

      We believe our business is distinguished by the following competitive strengths:

      Consistent and Proven Financial Track Record. Since 1999, a period in which we primarily grew organically and through new store openings, we have demonstrated consistent financial performance. During the same time period our operating income margins have remained stable. We will continue to pursue a value focused strategy and capitalize on our competitive positioning and favorable demographic trends in the optical retail industry to achieve consistent growth and profitability.

      Diverse Geographic Coverage with Leading Competitive Position. We currently operate 374 stores in 33 states and conduct business under nine trade names, each of which has strong, established brand awareness among customers in its local markets. As a result of our store clustering strategy, we believe we have either the number one or two market share position in all of our top ten markets and enjoy significant economies of scale. We believe our geographic diversification enhances our cash flow stability because we are less vulnerable to slow downs in customer traffic and sales due to local economic conditions or weather.

      Broad Product Offering and Compelling Value Proposition. We offer a broad range of high-quality branded, private label and non-branded products. Substantially all of our stores feature between 1,500 and 2,000 stock-keeping units, with 600 to 800 different styles of frames. We believe these inventory levels represent two to three times the assortment typically provided by independent practitioners, mass merchandisers and independent optical retailers. Since 2001, we have focused our marketing efforts around the tag line “Why Pay More?” and have implemented a value-oriented pricing strategy concentrating primarily on non-branded products which has resulted in higher gross margins and transaction volume. Value non-branded frame products accounted for 47.0% of our units sold in fiscal 2003 versus 28.6% in fiscal 2001.

      Convenient, Integrated Service Offerings. We offer in-house lens processing capabilities in 82% of our store locations allowing for most prescriptions to be processed within one hour. Our remaining stores utilize our centralized lab located in San Antonio, Texas, which is typically able to process and return glasses within three days. We provide extensive training to our employees to maximize productivity of our lab professionals and to ensure our in-store customer service professionals can advise customers effectively in choosing among our broad frame selection and wide range of value-added products, including new technologies such as specialty lenses and lens treatments. This integrated service combined with our broad product offering is a significant advantage over independent practitioners, who tend to have higher prices and slower turnaround on eyeglasses, and mass merchandisers, who tend to have a more narrow product selection, slower turnaround on eyeglasses and fewer customer service professionals. In our experience, the location of optometrists within or adjacent to each of our stores also leads to consistent customer traffic and high levels of customer loyalty. In 2003, we believe that over 70% of these optometrists’ regular eye exam patients purchased eyewear from our adjacent optical retail stores and that approximately 35% of our customers were repeat customers.

      Experienced Management Team. Our senior management team has an average of 24 years of experience in the retail industry and an average of eight years of experience in the optical retail industry and has worked together at ECCA since 1998. Since our 1998 recapitalization, led by affiliates of Thomas H. Lee Partners, L.P., our senior management team has executed a disciplined growth strategy while operating under a leveraged financial condition. During the six years since the recapitalization, our senior management team successfully increased sales and operating income, maintained stable operating margins and paid down debt. Management has actively reduced overhead and working capital levels and has opened an average of ten new stores per year since 2000.

Our Business Strategy

      Our long-term objectives are to build upon our competitive strengths to deliver consistent profitability. To achieve our objectives we plan to:

      Maximize Our Store Profitability. We intend to improve our operating margins and increase our return on capital through enhanced day-to-day store execution, customer service and inventory management. We have implemented various programs focused on (i) increasing sales of higher margin, non-branded products and value-added products such as lens treatments, (ii) continuing store expense reductions and (iii) offering extensive lab, product and sales training. In addition, we continue to leverage our store clustering strategy to generate economies of scale in local advertising and field management costs and to improve our operating margins.

      Drive Transactions By Offering Both Convenience and Value to Our Customers. We believe we can continue to drive recurring traffic through our stores and generate a steady flow of transactions by offering both convenience and value to our customers. We believe our strategy of having optometrists located within or adjacent to our stores enables us to capitalize on the optometrists’ loyal base of patients and capture repeat business for our optical stores. In addition, our value strategy has generated significant increases in the number of transactions we process per store. We constantly refresh the value offering through additional product offerings and new promotions. Since the introduction of the value strategy, our average net revenues per store have increased from $935,000 in fiscal 2001 to $1,010,000 in fiscal 2003.

      Capitalize on Managed Vision Care Relationships. We target funded fee-for-service managed vision care relationships. As part of our ongoing efforts to further develop our managed vision care business, (i) we have developed significant relationships with insurance companies, which have resulted in our participation as an authorized provider for numerous regional and national managed vision care plans and (ii) we have implemented information systems necessary to compete for funded, fee-for-service managed vision care business. While the average ticket price on products purchased under managed vision care reimbursement plans is typically lower, managed vision care transactions generally earn comparable operating profit margins as they require less promotional spending and advertising support. We believe that the increased volume resulting from managed vision care relationships also compensates for the lower average ticket price. We believe that managed vision care will continue to benefit us and other large optical retail chains with strong local market shares, broad geographic coverage and sophisticated information management and billing systems. Retail sales from managed vision care plans totaled 31.6% of our optical sales for fiscal 2003.

      Actively Manage Our Store Base In Targeted Markets. We intend to continue our disciplined new store opening program to take advantage of “fill-in” opportunities in order to improve our competitive position in our existing markets and potentially enter attractive new markets where we believe we can achieve a number one or two market share position. During 2003, we opened one store in an existing market and entered the Atlanta, Georgia market by opening nine stores. In 2004, we plan to open eight stores, five of which will be in the Atlanta market. Approximately half of our stores are located in enclosed malls, with the remainder in power centers, strip centers and freestanding locations. In managing our store base, we use a site selection model utilizing proprietary software, which incorporates industry and internally generated data (such as competitive market factors, demographics and customer specific information) to evaluate the attractiveness of new store openings. In 2003, we introduced a smaller and more productive store format. This smaller store format averages approximately 3,000 square feet, and has lower build-out and lease costs than our original stores, without requiring any reductions in inventory selection or service offerings.

The Transactions

      Prior to or concurrently with the completion of this offering, we will enter into a new $           million senior secured credit facility, which we refer to as the new credit facility, consisting of a revolving facility in an aggregate principal amount of up to $           million and a term facility in an aggregate principal amount of $           million. We expect to receive gross proceeds from this offering of approximately $           million, assuming an initial public offering price of $           per IU, which represents the mid-point of the range set forth on the cover page of this prospectus, and an initial public offering price of           % of the stated principal amount per separate senior subordinated note. These proceeds, together with approximately $           million in borrowings we expect under the term facility of the new credit facility, will be used as follows:

•	$ million to repay in full all outstanding loans under our existing credit facility;

•	$ million to redeem all of our outstanding senior subordinated notes and floating rate subordinated term securities;

•	$ million to fund the cash collateral account to be established with respect to payments due to the holders of senior subordinated notes;

•	$ million to redeem all of our outstanding preferred stock;

•	$ million to repurchase shares of class B common stock from our existing shareholders; and

•	$ million to pay fees and expenses (including the underwriting discount) incurred in connection with this offering and the other transactions described in this prospectus.

      Concurrently with this offering, we will recapitalize our common stock into class A common stock and class B common stock. This recapitalization will be reflected in our amended and restated articles of incorporation which will be filed as an exhibit to the registration statement of which this prospectus forms a part.

      If the underwriters exercise their overallotment option in full, we will use all of the net proceeds we receive from the sale of additional IUs pursuant to the overallotment option (approximately $           million) to repurchase an additional            shares of our class B common stock held by our existing shareholders.

      We refer to this offering and the transactions described above, including our recapitalization, our entering into the new credit facility, the repayment of the existing credit facilities, the redemption of all of our outstanding 9 1/8% senior subordinated notes and floating rate subordinated term securities, the redemption of all of our outstanding shares of preferred stock and the repurchase of shares of our class B common stock from existing shareholders, collectively as the “Transactions.” For additional information concerning the Transactions, see “The Transactions,” “Use of Proceeds,” “Description of Certain Indebtedness” and “Capitalization.” The closing of this offering is conditioned upon the completion of the other Transactions.

Our Investors

      Thomas H. Lee Equity Fund IV, L.P. and certain of its affiliates and co-investors, which in this prospectus we refer to collectively as “THL,” and Equity Linked Investors II, an investment partnership managed by Desai Capital Management Incorporated, which we refer to in this prospectus as “Equity Linked,” are the owners of substantially all of our existing preferred stock and approximately 95% of our common stock. In this prospectus, we refer to these owners as our “existing equity investors.” Selected members of management and certain other individuals are the owners of all of our remaining common stock and common stock options outstanding prior to this offering. In this prospectus, we refer to all of our current owners as our “existing shareholders.”

      Upon the completion of this offering, our existing shareholders will own 100% of our outstanding class B common stock and approximately           % of our total outstanding common stock. Our existing equity investors will own           % of our class B common stock and approximately           % of our total outstanding common stock.

OUR ORGANIZATIONAL STRUCTURE AFTER THIS OFFERING

      The chart below depicts our organizational structure immediately after the Transactions.

(1)	The public will hold IUs ( shares of class A common stock representing % of our outstanding common stock and $ million aggregate principal amount of senior subordinated notes). If the underwriters exercise their overallotment option in full, the public will hold IUs ( shares of class A common stock representing % of our outstanding common stock and $ million aggregate principal amount of senior subordinated notes).

(2)	All of our class B common stock ( shares) will be held by our existing shareholders and will represent approximately % of our outstanding common stock (or % if the underwriters exercise their overallotment option in full).

(3)	All of our current and future domestic subsidiaries will be guarantors of our new credit facility and our senior subordinated notes.

Our Corporate Information

      Our principal executive office is located at 11103 West Avenue, San Antonio, Texas 78213, and our telephone number is (210) 340-3531. Our website is located at www.ecca.com. The information on our website is not part of this prospectus.

General Information About This Prospectus

      Throughout this prospectus, unless otherwise noted, we have assumed:

•	no exercise of the underwriters’ overallotment option; and

•	no exercise of our existing stock options.

      All references to dollars are to U.S. dollars, and all references to GAAP are to U.S. generally accepted accounting principles. Unless the context otherwise requires, references in this prospectus to the “offering” refer collectively to the offering of           IUs to the public, including the shares of class A common stock and senior subordinated notes represented by such IUs, and $           million aggregate principal amount of separate senior subordinated notes which we refer to as the “separate senior subordinated notes.” Any references to the “senior subordinated notes” refer to the senior subordinated notes included in the IUs and the separate senior subordinated notes unless specifically noted otherwise.

The Offering

Summary of the IUs and Separate Senior Subordinated Notes

      This offering consists of           IUs being sold at an initial public offering price of $           per IU, which represents the midpoint of the range set forth on the cover page of this prospectus, and $           million principal amount of separate senior subordinated notes at an initial public offering price of           % of the stated principal amount of each separate senior subordinated note. As described below, assuming we make our scheduled interest payments and pay dividends in the amounts contemplated by the dividend policies we expect our Board of Directors will adopt upon the closing of this offering, you will receive in the aggregate approximately $           per year in dividends and interest on the class A common stock and senior subordinated note represented by each IU.

What are IUs?

      IUs are securities comprised of shares of our class A common stock and senior subordinated notes. Each IU initially represents:

•	one share of our class A common stock; and

•	$ principal amount of our % senior subordinated notes due 2014.

What payments can I expect to receive as a holder of IUs, class A common stock or separate senior subordinated notes?

      Assuming we make our scheduled interest payments on our senior subordinated notes, and pay dividends in the amount contemplated by the dividend policy we expect our Board of Directors will adopt upon the closing of this offering, you will receive in the aggregate approximately $           per year per IU. We expect to make interest and dividend payments on the           th business day of each           ,           ,           and           to holders of record on the last business day of our fiscal quarter ending immediately prior to such date.

      You will be entitled to receive quarterly interest payments at an annual rate of           % of the aggregate principal amount of senior subordinated notes, or approximately $           per $          principal amount per year, subject to our right, under circumstances specified in the indenture governing our senior subordinated notes, to defer interest payments on our senior subordinated notes on one or more occasions for not more than eight quarters in the aggregate and not beyond                     , 2009; and subject further to our right, on not more than two occasions for not more than three quarters per occasion between                     , 2009 and           , 2014, to defer interest payments on our senior subordinated notes; in each case, so long as, at the time or during the pendency of such deferral (i) we are not in default under such senior subordinated notes and, if the default is not a payment default, our senior subordinated notes have not been accelerated as a result of such default; and (ii) there is no default on $           million or more of our

other debt that ranks equally with or is subordinated to our senior subordinated notes that has resulted in acceleration of the maturity of such debt. For a detailed description of these circumstances, see “Description of Senior Subordinated Notes — Interest Deferral.”

      You will also receive quarterly dividends on the shares of our class A common stock represented by your IUs, if and to the extent dividends are declared by our Board of Directors and permitted by applicable law and the terms of the new credit facility, the indenture governing our senior subordinated notes and any other then outstanding indebtedness of ours. Specifically, the indenture governing our senior subordinated notes restricts our ability to declare and pay dividends on our class A common stock as described under “Dividend Policy and Restrictions.” In addition, the new credit facility will restrict our ability to declare and pay dividends on our class A common stock. Upon the closing of this offering, our Board of Directors is expected to adopt a dividend policy which contemplates that, subject to applicable law and the terms of our then existing indebtedness, initial annual dividends will be approximately $                per share of our class A common stock. However, our Board of Directors may, in its discretion, modify or repeal this dividend policy. We cannot assure you that we will pay dividends at this level in the future or at all.

      We expect to make interest payments on our senior subordinated notes and dividend payments on or about the           th business day of each           ,           ,           and           to holders of record on the last business day of our fiscal quarter ending immediately prior to such date. The cash used to make such interest and dividend payments is expected to come from distributions by our operating subsidiaries. Our new credit facility will contain provisions limiting our ability to make distributions in the event various financial tests are not met.

Will my rights as a holder of IUs be any different than the rights of a beneficial owner of separately held class A common stock and/or senior subordinated notes?

      No. As a holder of IUs, you are the beneficial owner of the class A common stock and senior subordinated notes represented by your IUs. As such, through your broker or other financial institution and DTC, you will have exactly the same rights, privileges and preferences, including voting rights, rights to receive distributions, rights and preferences in the event of a default under the indenture governing our senior subordinated notes, ranking upon bankruptcy and rights to receive communications and notices as a beneficial owner of separately held class A common stock and/or senior subordinated notes, as applicable, would have.

What will happen to the IUs I hold upon a stock split, recombination or reclassification of the class A common stock?

      The ratio of class A common stock to principal amount of senior subordinated notes represented by an IU is subject to change in the event of a stock split, recombination or reclassification of our class A common stock. For example, if we effect a two-for-one stock split, from and after the effective date of the stock split, each IU will represent two shares of class A common stock and the same principal amount of senior subordinated notes as it previously represented. Likewise, if we effect a recombination or reclassification of our class A common stock, each IU will thereafter represent the appropriate number of shares of class A common stock on a recombined or reclassified basis, as applicable, and the same principal amount of senior subordinated notes as it previously represented.

Will the IUs be listed on an exchange?

      Yes. We will apply to list the IUs for trading on the           under the trading symbol “          .”

Will the senior subordinated notes and/or shares of our class A common stock represented by the IUs be separately listed on an exchange?

      No. The senior subordinated notes will not be listed on any exchange. Our shares of class A common stock will not be listed for separate trading on the           (or any exchange on which the IUs are then

listed) until a sufficient number of shares are held separately and not in the form of IUs as may be necessary to satisfy applicable requirements for separate trading on the           (or any exchange on which the IUs are then listed). If the minimum number of shares of class A common stock required to separately list the class A common stock on the           are held separate from and not as part of the IUs for a period of at least 30 consecutive trading days, we will apply to list our class A common stock for separate trading on the           .

Will the separate senior subordinated notes be the same as the senior subordinated notes issued as a component of the IUs?

      Yes. The separate senior subordinated notes will be identical to the senior subordinated notes represented by IUs and will be part of the same series of senior subordinated notes and issued under the same indenture. Accordingly, holders of the separate senior subordinated notes and holders of senior subordinated notes represented by IUs will vote together as a single class, in proportion to the aggregate principal amount of senior subordinated notes they hold, on all matters as to which holders of senior subordinated notes are entitled to vote under the indenture governing the senior subordinated notes.

Will the shares of class A common stock and senior subordinated notes offered hereby be freely tradable?

      Yes. The shares of class A common stock and senior subordinated notes offered hereby will be separately and freely tradable without restriction or further registration under the Securities Act, unless they are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act of 1933.

In what form will the IUs and the securities represented by the IUs and the separate senior subordinated notes be issued?

      The IUs and the securities represented by the IUs and the separate senior subordinated notes will be issued in book-entry form only. This means that you will not be a registered holder of IUs or the securities represented by the IUs or the separate senior subordinated notes, and you will not receive a certificate for your IUs or the securities represented by your IUs or the separate senior subordinated notes. You must rely on your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of IUs or senior subordinated notes.

Can I separate my IUs into shares of class A common stock and senior subordinated notes and/or recombine shares of class A common stock and senior subordinated notes to form IUs?

      Yes. Holders of IUs, whether purchased in this offering or in a subsequent offering of IUs of the same series, may, at any time after the earlier of (i) 45 days from the date of the closing of this offering, (ii) the occurrence of a change of control repurchase offer or (iii) the occurrence of an asset sale repurchase offer, through their broker or other financial institution, separate the IUs into the shares of our class A common stock and senior subordinated notes represented thereby. Any holder of shares of our class A common stock and senior subordinated notes may, at any time unless the IUs have automatically separated, through his or her broker or other financial institution, combine the applicable number of shares of class A common stock and senior subordinated notes to form IUs. Separation and recombination of IUs may involve transaction fees charged by your broker and/or financial intermediary.

Will my IUs automatically separate into shares of class A common stock and senior subordinated notes upon the occurrence of certain events?

      Yes. Separation of all of the IUs will occur automatically upon, among other things, (i) the occurrence of any redemption, whether in whole or in part, of the senior subordinated notes, (ii) the maturity of the senior subordinated notes, (iii) certain bankruptcy events or (iv) any payment default that continues for more than 90 days. See “Description of IUs — Automatic Separation.” Therefore, in the event of the occurrence of such events, each of the holders of the IUs will become a holder of the shares of class A common stock and the senior subordinated notes represented by the IUs.

What will happen if we issue additional IUs of the same series in the future?

      We may conduct future financings by selling additional IUs of the same series. Additional IUs will have terms that are identical to those of the IUs, respectively, being sold in this offering, except that if additional IUs are issued 45 days or more from the closing of this offering, they will be immediately separable, and if they are issued less than 45 days from the closing of this offering, they will be separable on and after the same date as the IUs issued hereunder may first separate. Additional IUs will also represent the same proportions of class A common stock and senior subordinated notes as are represented by the then outstanding IUs. In addition, we will be required to issue additional IUs in the future upon the exchange of our class B common stock to be held by our existing shareholders after the completion of this offering. Although the senior subordinated notes represented by such IUs will have terms that are identical (except for the issuance date) to the senior subordinated notes being sold in this offering and will be part of the same series of senior subordinated notes for all purposes under the indenture, it is possible that the new senior subordinated notes may be treated as having been issued with original issue discount (referred to as OID) for U.S. federal income tax purposes. If senior subordinated notes issued as part of IUs are treated as having been issued with OID or are issued subsequent to an automatic exchange of senior subordinated notes described below or if we otherwise determine that such senior subordinated notes are required to have a new CUSIP number, all holders of IUs of the same series (including the IUs being offered hereby) and all holders of separate senior subordinated notes will automatically exchange a ratable portion of their outstanding senior subordinated notes for a portion of the new senior subordinated notes and old senior subordinated notes with a new CUSIP number, or a new IU (consisting of such senior subordinated note unit and class A common stock), with new CUSIP numbers. As a result of such exchanges we will treat the OID associated with the sale of the new senior subordinated notes as having been effectively spread among all holders of senior subordinated notes on a pro rata basis, which may adversely affect your tax treatment. See “— What will be the U.S. federal income tax consequences of a subsequent issuance of IUs?” In addition, if such senior subordinated notes are issued with OID, holders of such senior subordinated notes may not be able to recover the portion of their principal amount treated as unaccrued OID in the event of an acceleration of the senior subordinated notes or our bankruptcy prior to the maturity of the senior subordinated notes. See “Risk Factors — Subsequent issuances of IUs may cause you to recognize OID and may have other adverse consequences.”

      Immediately following an automatic exchange of senior subordinated notes described above, we will file a Current Report on Form 8-K (or any other applicable form) to announce and quantify any changes in the ratio of IU components or changes in OID attributable to the senior subordinated notes.

What will be the U.S. federal income tax consequences of an investment in IUs?

      Certain aspects of the U.S. federal income tax consequences of the purchase, ownership and disposition of IUs are not entirely clear. We intend to treat the purchase of IUs in this offering as the purchase of shares of our class A common stock and senior subordinated notes, and, by purchasing IUs, you will agree to such treatment. You must allocate the purchase price of IUs between those shares of class A common stock and senior subordinated notes in proportion to their respective initial fair market values, which will establish your initial tax basis. We expect to report the initial fair market value of each share of class A common stock as $               and the initial fair market value of each $               aggregate principal amount of our senior subordinated notes as $               and, by purchasing IUs, you will agree to such allocation. If this allocation is not respected, it is possible that the senior subordinated notes will be treated as issued with OID, to the extent such notes were not already so treated, or with increased OID or with amortizable bond premium, to the extent the notes were not already so treated, or with increased amortizable bond premium. You generally would have to include OID in income as it accrues — in advance of the receipt of cash attributable to that income — in addition to stated interest on the senior subordinated notes, and you would be able to elect to amortize bond premium over the remaining term of the senior subordinated notes.

      We believe that the senior subordinated notes should be treated as debt for U.S. federal income tax purposes. This conclusion, however, is not binding on the IRS or the courts, which may not agree with the treatment of the senior subordinated notes as debt for U.S. federal income tax purposes. If the senior subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then the stated interest on the senior subordinated notes generally would be treated as a dividend, and interest on the senior subordinated notes would not be deductible by us for U.S. federal income tax purposes, which would materially increase our taxable income and significantly reduce our future cash flow.

      Dividends paid by us through 2008, to the extent paid out of our “earnings and profits” (as determined for U.S. federal income tax purposes) generally will be taxable to you at long-term capital gains rates under legislation enacted in 2003. Interest income on the senior subordinated notes generally will be taxable to you at ordinary income rates. For additional information, see “Material United States Federal Income Tax Considerations.”

What will be the U.S. federal income tax consequences of a subsequent issuance of IUs?

      The U.S. federal income tax consequences to you of a subsequent issuance by us of IUs consisting of senior subordinated notes with OID is unclear. The indenture governing the senior subordinated notes and the agreements with DTC will provide that, in the event there is a subsequent issuance by us of IUs consisting of senior subordinated notes having terms identical (except for the issuance date) to the senior subordinated notes sold in this offering, and such subsequently issued senior subordinated notes are treated as having been issued with OID or are issued subsequent to an automatic exchange of senior subordinated notes described below or if we otherwise determine that such senior subordinated notes are required to have a new CUSIP number, each holder of IUs or separate senior subordinated notes, as the case may be, agrees that a portion of such holder’s outstanding senior subordinated notes will be automatically exchanged for a portion of such subsequently issued senior subordinated notes, and the records of any record holders of senior subordinated notes will be revised to reflect such exchanges. Consequently, immediately following any such subsequent issuance, each holder of subsequently issued senior subordinated notes, held either as part of IUs or separately, and each holder of existing senior subordinated notes, held either as part of IUs or separately, will own an inseparable unit composed of a proportionate percentage of both the old senior subordinated notes and the newly-issued senior subordinated notes. However, the aggregate stated principal amount of senior subordinated notes owned by each holder will not change as a result of such subsequent issuance and exchange. Because a subsequent issuance will affect the senior subordinated notes in the same manner regardless of whether the senior subordinated notes are held as part of IUs or directly, the recombination of senior subordinated notes and shares of class A common stock to form IUs or the separation of IUs should not affect your tax treatment.

      We intend to take the position that any subsequent issuance of senior subordinated notes in an offering of IUs that are treated as issued with OID or that are issued subsequent to an automatic exchange of senior subordinated notes described above or with respect to which we otherwise determine that a new CUSIP number is needed will not result in a taxable exchange of any portion of your senior subordinated notes for U.S. federal income tax purposes. It is unclear, however, whether an exchange of senior subordinated notes for subsequently issued senior subordinated notes results in a taxable exchange for U.S. federal income tax purposes, and it is possible that the IRS might successfully assert that such an exchange should be treated as a taxable exchange. Were the IRS successfully to assert that an automatic exchange following a subsequent issuance is a taxable exchange, an exchanging holder generally would recognize gain or loss in an amount equal to the difference between the fair market value of the subsequently issued senior subordinated notes received and such holder’s adjusted tax basis in the senior subordinated notes exchanged. See “Material United States Federal Income Tax Considerations — Considerations for U.S. Holders — Senior Subordinated Notes — Sale, Exchange or Retirement of Senior Subordinated Notes” and “Material United States Federal Income Tax Considerations — Considerations for Non-U.S. Holders — Senior Subordinated Notes — Sale, Exchange or Retirement of Senior Subordinated Notes.” It is also possible that the IRS might successfully assert that any loss so recognized should be disallowed under the wash sale rules, in which case the holder’s basis in the subsequently issued senior subordinated notes would be increased to reflect that amount of the disallowed loss. In the case of a taxable exchange, a holder’s initial tax basis in the subsequently issued senior subordinated notes received in the exchange would be the fair market value of such senior subordinated notes on the date of exchange (adjusted to reflect any disallowed loss), and a holder’s holding period in such senior subordinated notes would begin on the day after such exchange.

      Following any subsequent issuance and exchange of senior subordinated notes, we (and our agents) will report any OID on the subsequently issued senior subordinated notes ratably among all holders of senior subordinated notes and IUs, and each holder of senior subordinated notes and IUs will, by purchasing IUs, agree to report OID in a manner consistent with this approach. The IRS may assert, however, that any OID should be reported only to the persons that initially acquired such subsequently issued senior subordinated notes (and their transferees) and thus may challenge the holders’ reporting of OID on their tax returns. Such a challenge could create significant uncertainties in the pricing of IUs and senior subordinated notes and could adversely affect the market for IUs and senior subordinated notes.

      Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of IUs or instruments similar to IUs, we urge you to consult your own tax advisor concerning the tax consequences of an investment in IUs. For additional information, see “Material United States Federal Income Tax Considerations.”

Summary of the Class A Common Stock

Issuer	Eye Care Centers of America, Inc.

Shares of class A common stock represented by IUs being offered hereby	shares (or shares if the underwriters’ overallotment option is exercised in full). Each offered share of class A common stock initially will be represented by IUs.

Shares of class A common stock outstanding following this offering	shares (or shares assuming exchange of all of our class B common stock for IUs).

Voting rights	Each outstanding share of our class A common stock will carry one vote per share and will vote as a single class with the holders of our class B common stock.

Dividends	You will receive quarterly dividends on the shares of our class A common stock if and to the extent dividends are declared by our Board of Directors and permitted by applicable law and the terms of our then outstanding indebtedness. Specifically, the senior subordinated notes indenture and the new credit facility will both restrict our ability to declare and pay dividends on our class A common stock as described in detail under “Dividend Policy and Restrictions.” Upon the closing of this offering, our Board of Directors is expected to adopt a dividend policy which contemplates that, subject to applicable law and the terms of our then existing indebtedness, initial annual dividends will be approximately $ per share of our class A common stock. However, our Board of Directors may, in its discretion, modify or repeal this dividend policy. We cannot assure you that we will pay dividends at this level in the future or at all. Dividends will be paid on the class A common stock and the class B common stock on a pro rata basis based on their respective dividend rates. See “Dividend Policy and Restrictions” and “Risk Factors — Risks Relating to the IUs, the Shares of Class A Common Stock and the Senior Subordinated Notes — You may not receive the level of dividends provided for in the dividend policy our Board of Directors is expected to adopt upon the closing of this offering or any dividends at all.”

Dividend payment dates	If declared, dividends will be paid quarterly on the business day of each , , and to holders of record on the last business day of our fiscal quarter ending immediately prior to such date.

Listing	Our shares of class A common stock will not be listed on the (or any exchange on which the IUs are then listed) until a sufficient number of shares are held separately and not in the form of IUs as may be necessary to satisfy applicable requirements for separate trading on the (or any exchange on which the IUs are then listed). If the minimum number of shares of class A common stock required to separately list the class A common stock on the is held separate from and not as part of the IUs for a period of at least 30 consecutive trading days, we will apply to list our class A common stock for separate trading on the . The shares of class A common stock offered hereby will be freely tradable without restriction or further registration under the Securities Act of 1933, unless they are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act of 1933.

Summary of the Senior Subordinated Notes

Issuer	Eye Care Centers of America, Inc.

Notes	% senior subordinated notes due 2014.

Principal amount of notes	$ million aggregate principal amount of senior subordinated notes (or $ million aggregate principal amount if the underwriters’ overallotment option is exercised in full) represented by IUs and $ million aggregate principal amount of separate senior subordinated notes.

Maturity	, 2014. We may extend the maturity for the senior subordinated notes for up to two additional successive five-year terms if the following conditions are satisfied as of the extension date:

• our Consolidated Fixed Charge Coverage Ratio at the time of extension is no less than to 1.0 as such term is defined under “Description of Senior Subordinated Notes — Certain Definitions”;

• no event of default has occurred and is continuing with respect to the senior subordinated notes;

• no event of default has occurred and is continuing with respect to any of our other indebtedness or that of any restricted subsidiary in an aggregate amount greater than $ million or could occur as a result of such extension; and

• there is no interest due but unpaid on the senior subordinated notes or any of our other indebtedness or indebtedness of any of our subsidiaries in an aggregate amount greater than $ million.

Interest rate	% per year.

Interest payment dates	Interest on the senior subordinated notes will be paid quarterly on the th business day of each , , and , commencing on , 2004, to holders of record on the last business day of our fiscal quarter ending immediately prior to such date.

Interest deferral	Subject to certain limitations, we may, at our option, defer interest payments on the senior subordinated notes on one or more occasions, so long as, at the time or during the pendency of such deferral (i) we are not in default under such senior subordinated notes and, if the default is not a payment default, the senior subordinated notes have not been accelerated as a result of such default, and (ii) there is no default under $ million or more of our other debt that ranks equal to or is subordinated to the senior subordinated notes that has resulted in acceleration of the maturity of such debt. Interest payments will not be deferred under this provision for more than eight quarters in the aggregate and not beyond the fifth anniversary of the issue date. In addition, subject to certain limitations, on not more than two occasions for not more than three quarters per occasion between , 2009 and , 2014, interest payments may again be deferred, at our option, on the senior subordinated notes, so long as, at the time or during the pendency of such deferral (i) we are not in default under the senior subordinated notes and, if the default is not a payment default, the senior subordinated notes have not been accelerated as a result of such default, and (ii) there is no default under $ million or more of our other debt that ranks equal to or is subordinated to the senior subordinated notes that has resulted in acceleration of the maturity of such debt. Deferred interest on the senior subordinated notes will bear interest at an annual rate of %. We will repay all interest deferred prior to , 2009 (together with accrued interest thereon) on , 2009. We will repay all interest deferred after , 2009 and prior to , 2014 (together with accrued interest thereon) on , 2014; provided that we must pay all deferred interest and accrued interest thereon in full prior to deferring interest on a second occasion during such period. We may repay deferred interest at any time, except when an interest deferral period is in effect.

In the event that interest payments on the senior subordinated notes are deferred, you would be required to include interest in your income for U.S. federal income tax purposes on an economic accrual basis even if you do not receive any cash interest payments. See “Risk Factors — Risks Relating to the IUs, the Shares of Class A Common Stock and the Senior Subordinated Notes — Deferral of interest payments would have adverse tax consequences for you and may adversely affect the trading price of the IUs or the separate senior subordinated notes.”

Ranking	The senior subordinated notes will be our unsecured senior subordinated debt. Accordingly they will:

• be subordinated in right of payment to all our existing and future senior debt;

• be effectively subordinated to all our secured debt to the extent of the value of the assets securing such debt;

• rank equally in right of payment with all our existing and future senior subordinated debt;

• be senior in right of payment to all our existing and future subordinated obligations; and

• be effectively subordinated to all liabilities (including trade payables) of any non-guarantor subsidiary.

If this offering and the related transactions had been completed as of December 27, 2003, the senior subordinated notes would have been subordinated to $ million of our senior debt.

Guarantees	The senior subordinated notes will be unconditionally guaranteed on an unsecured senior subordinated basis by each of our existing and future direct and indirect domestic subsidiaries (other than unrestricted subsidiaries), which we refer to as the guarantors. Each guarantee will:

• be a general unsecured obligation of the applicable guarantor;

• be subordinated in right of payment to all existing and future senior debt of the applicable guarantor;

• be effectively subordinated to any secured debt of the applicable guarantor to the extent of the value of the assets securing such debt;

• rank equally in right of payment with all existing and future senior subordinated debt of the applicable guarantor; and

• be senior in right of payment to all existing and future subordinated obligations of the applicable guarantor.

If this offering and the related transactions had been completed as of December 27, 2003, the guarantees would have been subordinated to $ million of senior debt of the guarantors.

Cash Collateral Account	We will be required to place $ million from the proceeds of this offering into a cash collateral account that can only be used to avoid a default in the payment of interest on the senior subordinated notes. In addition, we will agree to deposit additional funds into such account such that the balance of the cash collateral account on or prior to , 2006, will be at least $ million. See “Description of Senior Subordinated Notes — Cash Collateral Account.”

Optional Redemption	At any time prior to , 2009, we may redeem for cash, all or part of the senior subordinated notes at a redemption price equal to 100% of the principal amount of the senior subordinated notes redeemed plus the Applicable Premium (as such term is defined under “Description of Senior Subordinated Notes — Certain Definitions”). At any time on or after, , 2009, we may redeem for cash all or part of the senior subordinated notes, upon not less than 30 nor more than 60 days’ notice at the redemption prices described under “Description of Senior Subordinated Notes — Redemption.” If we redeem any senior subordinated notes, the senior subordinated notes and class A common stock represented by each IU will be automatically separated.

Change of Control	Upon the occurrence of a change of control, as defined under “Description of Senior Subordinated Notes — Change of Control,” we must offer to repurchase the senior subordinated notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

In order to have its senior subordinated notes repurchased pursuant to a change of control repurchase offer, a holder must separate the senior subordinated notes and class A common stock represented by the IUs.

Procedures Relating to Subsequent Issuances	The indenture governing the senior subordinated notes will provide that, in the event we issue additional IUs representing senior subordinated notes having terms identical (except for the issuance date) to those of the senior subordinated notes sold in this offering, and such subsequently issued senior subordinated notes are treated as having been issued with OID or are issued subsequent to an automatic exchange of senior subordinated notes described below or if we otherwise determine that such senior subordinated notes are required to have a new CUSIP number, each holder of IUs or senior subordinated notes, as the case may be, agrees that a portion of such holder’s senior subordinated notes, whether held as part of IUs or separately, will be automatically exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes, and the records of any record holders of senior subordinated notes will be revised to reflect such exchanges. Consequently, following each such subsequent issuance and exchange, without any action by such holder, each holder of IUs or separately held senior subordinated notes, as the case may be, will own an indivisible unit composed of senior subordinated notes of each separate issuance in the same proportion as each other holder. However, the aggregate stated principal amount of the senior subordinated notes owned by each holder will not change as a result of such subsequent issuance and exchange. The indenture governing the senior subordinated notes will permit issuances of additional notes upon exchange of shares of class B common stock by the holders of our class B common stock into IUs and for other permitted purposes, subject to compliance with certain debt covenants. The automatic exchange of senior subordinated notes summarized above should not impair the rights any holder would otherwise have to assert a claim under applicable securities laws against us with respect to the full amount of senior subordinated notes purchased by such holder. However, a subsequent issuance of senior subordinated notes by us may adversely affect the tax and non-tax treatment of the IUs and senior subordinated notes. See “Material United States Federal Income Tax Considerations — Considerations for U.S. Holders — Senior Subordinated Notes — Additional Issuances.”

Restrictive Covenants	The indenture governing the senior subordinated notes will contain covenants that will limit, among other things, our ability and the ability of our restricted subsidiaries to:

• pay dividends on or repurchase our capital stock;

• make certain investments;

• incur additional debt;

• enter into certain types of transactions with affiliates;

• create liens;

• sell certain assets and subsidiary stock;

• make certain restrictions on distributions from our restricted subsidiaries; and

• consolidate or merge with other entities or transfer all of substantially all of our assets.

These covenants are subject to important exceptions and qualifications, as described under “Description of Senior Subordinated Notes.”

Listing	We do not anticipate that our senior subordinated notes will be separately listed on any exchange.

Risk Factors

      You should carefully consider the information under the heading “Risk Factors” and all other information in this prospectus prior to making a decision to invest in the IUs and the shares of our class A common stock and senior subordinated notes.

Summary Historical and Pro Forma Consolidated Financial Information

      The following summary historical and pro forma consolidated financial information as of and for the years ended December 29, 2001, December 28, 2002 and December 27, 2003 has been derived from our audited consolidated financial statements included elsewhere in this prospectus.

      The summary unaudited pro forma financial information as of and for the year ended December 27, 2003 has been prepared to give pro forma effect to the following transactions as if they had occurred on December 29, 2002 in the case of all unaudited pro forma statement of operations data and other financial data and on December 27, 2003 in the case of summary unaudited pro forma balance sheet data:

•	the recapitalization of our common stock into class A common stock and class B common stock;

•	the initial public offering of the IUs (assuming the underwriters do not exercise their overallotment option) and the concurrent offering of separate senior subordinated notes;

•	the entering into of the new credit facility;

•	the repayment in full of all amounts outstanding under our existing credit facility;

•	the redemption of all of our outstanding senior subordinated notes and floating rate subordinated term securities pursuant to the terms thereof;

•	the redemption of all of our outstanding preferred stock pursuant to the terms thereof; and

•	the repurchase of shares of our class B common stock from our existing shareholders.

      Assumptions underlying the pro forma adjustments are described in the notes to the unaudited pro forma condensed consolidated financial statements, which are included elsewhere in this prospectus and should be read in conjunction with this summary pro forma consolidated financial information. We believe that the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the Transactions; however, this summary pro forma financial information should not be considered indicative of actual results that would have been achieved had the Transactions been consummated on the date or for the periods indicated and does not purport to indicate consolidated statement of operations, balance sheet or other financial data as of any future date or for any future period.

      The information in the table below is only a summary and should be read together with our audited consolidated financial statements, including the notes thereto, for fiscal years 2001, 2002 and 2003 and the related notes and the information in “Selected Historical Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” all as included elsewhere in this prospectus. The figures in the table below reflect rounding adjustments.

	Fiscal Year Ended					Pro Forma

	December 29,	December 28,		December 27,		December 27,
	2001	2002		2003		2003

						(Unaudited)
	(Dollars in thousands)
Statement of Operations Data:
Net revenues	$336,034	$363,667		$369,852		$
Operating costs and expenses:
Cost of goods sold	104,446	112,471		114,578
Selling, general and administrative(1)	203,187	212,472		218,702
Amortization of intangible assets(2)	8,697	1,865		165

Total costs and expenses	316,330	326,808		333,445

Operating income	19,704	36,859		36,407
Interest expense, net	27,537	21,051		20,200

Net income (loss) before income taxes	(7,833)	15,808		16,207
Income tax expense (benefit)	1,239	1,565		(9,600)

Net income (loss)	$(9,072)	$14,243		$25,807		$

Other Financial Data:
Depreciation and amortization	$29,047	$20,626		$16,818		$
Capital expenditures	10,491	10,668		10,971
Gross margin %	68.9%	69.1%		69.0%
Adjusted EBITDA(3)	$48,751	$56,774		$53,725		$
Comparable store sales growth(4)	(1.40)%	5.60%		(0.30)%
End of period stores	359	363		371
Sales per store(5)	$935	$1,009		$1,010		$
Ratio of earnings to fixed charges(6)	—	1.49	x	1.52	x
Balance Sheet Data (at period end):
Cash and cash equivalents	$3,372	$3,450		$3,809		$
Total assets	223,676	217,056		225,526
Long term debt, including current maturities	274,563	254,633		238,825
Total shareholders’ deficit	(102,499)	(89,121)		(63,629)

(1)	Included in the selling, general and administrative expenses during the year ended December 28, 2002 is a gain related to the extinguishment of debt of $1.2 million. This amount has been classified in operating cost and expenses in accordance with SFAS No. 145, “Recession of FASB Statements No. 4, 44 and 64, “Amendment of FASB Statement No. 13 and Technical Corrections.”

(2)	We adopted SFAS No. 142 “Goodwill and Other Intangibles” on December 30, 2001. Under SFAS No. 142, goodwill is no longer subject to amortization over its estimated useful life. Rather, goodwill is subject to an annual assessment for impairment applying a fair value test. The affect of adopting SFAS No. 142 would have decreased amortization expense for the year ended December 29, 2001 by $5.3 million.

(3)	We present a discussion of Adjusted EBITDA because covenants in the indenture governing the senior subordinated notes and the new credit facility contain ratios which are based on this measure. For example, the indenture governing the senior subordinated notes allows us to extend the maturity of the senior subordinated notes, if, among other things, our Adjusted EBITDA to interest expense is greater than to 1.0. Adjusted EBITDA is defined as consolidated net income (loss) before interest expense, income taxes, depreciation and amortization, certain non-cash charges and management fees paid to affiliates of Thomas H. Lee Partners, L.P., extraordinary or otherwise non-recurring gains or losses and certain other items, see “Description of Senior Subordinated Notes — Certain Definitions.” Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, operating income or net income (loss), in each case, as determined in accordance with GAAP as an indicator of our operating performance or cash flow as a measure of liquidity. Additionally, Adjusted EBITDA presented may not be comparable to similarly titled measures reported by other companies. The following table sets forth a reconciliation of Net Income (loss) to Adjusted EBITDA for each of the fiscal periods presented:

	Fiscal Year Ended			Pro Forma

	December 29,	December 28,	December 27,	December 27,
	2001	2002	2003	2003

				(Unaudited)
	(Dollars in thousands)
Reconciliation of Adjusted EBITDA to Net Income (loss):
Net income (loss)	$(9,072)	$14,243	$25,807	$
Reconciling items:
Depreciation and amortization	29,047	20,626	16,818
Interest expense	27,537	21,051	20,200
Income tax expense (benefit)	1,239	1,565	(9,600)

EBITDA	48,751	57,485	53,225	$
Reconciling items:
Gain on extinguishment of debt	—	(1,211)	—
Thomas H. Lee Partners, L.P.
management fees	—	500	500

Adjusted EBITDA	$48,751	$56,774	$53,725	$

(4)	Comparable store sales growth is calculated comparing net revenues for the period indicated to net revenues of the equivalent prior period for all stores open at least twelve months prior to each such period.

(5)	Sales per store is calculated on a monthly basis by dividing total net revenues by the total number of stores open during the period. Annual sales per store is the sum of the monthly calculations.

(6)	For purposes of determining the ratio of earnings to fixed charges, “earnings” represents income (loss) before income tax expense plus fixed charges. “Fixed charges” consists of interest, amortization of debt issuance costs and a portion of rent, which is representative of interest factor (approximately one-third of rent expense). For each of the fiscal years ended December 29, 2001, December 30, 2000 and January 1, 2000, our earnings were insufficient to cover fixed charges by $7.8 million, $14.8 million and $4.6 million, respectively.

Interest and Dividend Payments to IU Holders

      The following table shows certain information relating to our available cash for distribution to IU holders after capital expenditures and other commitments for the fiscal year ended December 27, 2003 on a pro forma as adjusted basis assuming the closing of the offering, and the related Transactions contemplated by this prospectus, occurred on December 29, 2002. The actual amount of funds available to IU holders for any period whether before or after the completion of the Transactions may vary from the amount set forth in the following analysis, and such variation may be material. This analysis is not a projection or forecast of future results. We have computed our available cash based on our calculation of Distributable Cash Flow, which is defined in “Description of Senior Subordinated Notes — Certain Definitions.” Distributable Cash Flow is not an indicator of performance or other measure determined in accordance with GAAP. We present this non-GAAP financial measure here because we believe it is an indicator of our ability to declare and pay dividends on our common stock pursuant to the anticipated restricted payments covenants under the indenture governing the senior subordinated notes and our new credit facility.

Pro Forma
Fiscal Year Ended
December 27, 2003

(In thousands)
(Unaudited)
Net income	$
Income tax provision
Consolidated interest expense
Consolidated non-cash charge(1)
Vesting of employee options(2)
Transaction costs(3)
Management fee paid to affiliates of Thomas H. Lee Partners, L.P.(4)

Adjusted EBITDA
Additions (deductions) to Adjusted EBITDA:
Estimated annual public company administrative expenses(5)
Estimated net cash income tax expense
Capital expenditures(6)
Repayments of principal amount of indebtedness
Net changes in working capital
Net extraordinary cash charges
Distributable cash flow
Estimated consolidated interest expense
New credit facility(7)
Senior subordinated notes(8)

Available cash for dividends, working capital and general corporate purposes
Dividends on class A common stock(9)
Dividends on class B common stock(9)

Remaining available cash for working capital and general corporate purposes	$

(1)	Consolidated non-cash charges include the aggregate depreciation, amortization and other non-cash expenses reducing consolidated net income on a consolidated basis in accordance with GAAP.

(2)	Consists of cash charges attributable to the exercise of employee options vesting upon the consummation of the Transactions.

(3)	Consists of transaction costs and expenses related primarily to the Transactions (including refinancing costs and expenses relating to the new credit facility).

(4)	Includes management and investment banking fees paid to THL Equity Advisors IV, LLC. In connection with this offering, we will terminate our management agreement with THL and payment of the management fees thereunder. See “Related Party Transactions — Management Agreement.”

(5)	Consists of estimated incremental audit fees, director and officer liability insurance premiums, expenses related to shareholders meetings, printing expenses, investor relations expenses, additional filing fees, additional trustee fees, registrar and transfer agent fees, directors’ fees, additional legal fees, listing fees and miscellaneous fees.

(6)	Represents our actual capital expenditures for fiscal 2003. We expect capital expenditures for each of fiscal 2004 and fiscal 2005 to be approximately $11.0 million.

(7)	Assumes interest on the new credit facility based on current rates, estimated as % average interest on $ million outstanding borrowings under the new term loan facility, % interest on an estimated average balance of $ million under the new credit facility’s revolving loan facility and a % commitment fee on the average unused balance of $ million under the new credit facility’s revolving loan facility.

(8)	Represents an assumed % interest on the senior subordinated notes represented by the IUs and the $ million of separate senior subordinated notes.

(9)	Based on the dividend policy expected to be adopted by our Board of Directors. Dividends will be paid on the class A common stock and the class B common stock on a pro rata basis based on their respective dividend rates.

     Dividend payments are discretionary. See “Dividend Policy and Restrictions.”

      Based on the foregoing, aggregate payments to IU holders and holders of separate senior subordinated notes for the year ended December 27, 2003 would have been as follows:

	Aggregate	Per IU	Per Note

(In thousands)
Interest on senior subordinated notes(1)	$	$	$
Dividends on shares of class A common stock represented by IUs(2)

Total	$	$

(1)	Subject to certain limitations, we may, at our option, defer interest payments on the senior subordinated notes on one or more occasions, so long as, at the time or during the pendency of such deferral (i) we are not in default under such senior subordinated notes and, if the default is not a payment default, the senior subordinated notes have not been accelerated as a result of such default, and (ii) there is no default under $ million or more of our other debt that ranks equal to or is subordinated to the senior subordinated notes that has resulted in acceleration of the maturity of such debt. Interest payments will not be deferred under this provision for more than eight quarters in the aggregate and not beyond the fifth anniversary of the issue date. In addition, subject to certain limitations, on not more than two occasions for not more than three quarters per occasion between , 2009 and , 2014, interest payments may again be deferred, at our option, on the senior subordinated notes, so long as, at the time or during the pendency of such deferral (i) we are not in default under the senior subordinated notes and, if the default is not a payment default, the senior subordinated notes have not been accelerated as a result of such default, and (ii) there is no default under $ million or more of our other debt that ranks equal to or is subordinated to the senior subordinated notes that has resulted in acceleration of the maturity of such debt. See “Description of Senior Subordinated Notes — Interest Deferral.”

(2)	Dividends are payable if and to the extent they are declared by our Board of Directors and permitted by applicable law and the terms of our then existing indebtedness. Dividends are taxed as dividends for federal income tax purposes to the extent of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), and generally thereafter as a non-taxable return of tax basis and then a taxable gain from the sale or exchange of the shares on which the dividends are paid. See “Material United States Federal Income Tax Considerations.” The indenture governing our senior subordinated notes will restrict our ability to declare and pay dividends on our class A common stock as described under “Dividend Policy and Restrictions.” In addition, the new credit facility will restrict our ability to declare and pay dividends on our class A common stock.

RISK FACTORS

      An investment in the IUs, the shares of our class A common stock and/or our senior subordinated notes involves a number of risks. In addition to the other information contained in this prospectus, prospective investors should give careful consideration to the following factors. Any of the following risks could materially adversely affect our business, financial condition, results of operations, cash flows or liquidity. In such case you may lose all or part of your original investment.

Risks Relating to the IUs, the Shares of Class A Common Stock and the Senior Subordinated Notes

We have substantial indebtedness, which could restrict our ability to pay interest and principal on the senior subordinated notes and dividends with respect to shares of our class A common stock represented by the IUs and impact our financing options and liquidity position.

      As of December 27, 2003 after giving pro forma effect to the Transactions, we would have had total consolidated indebtedness of $           million and a shareholders’ deficit of $           million. The degree to which we are leveraged on a consolidated basis could have important consequences to the holders of the IUs or the separate senior subordinated notes, including:

•	making it more difficult for us to satisfy our obligations with respect to the senior subordinated notes and our other indebtedness and/or pay dividends on our class A common stock;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	placing us at a competitive disadvantage to many of our competitors who are less leveraged than we are;

•	limiting our ability to issue new IUs or other equity;

•	limiting our ability to borrow additional amounts for working capital, capital expenditures or future business opportunities, including strategic acquisitions and other general corporate requirements, or hindering us from obtaining such financing on terms favorable to us or at all;

•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, future business opportunities and other general corporate purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry and markets in which we operate; and

•	limiting our ability to refinance our indebtedness.

      Despite our substantial indebtedness, we and our subsidiaries may be able to incur substantial additional indebtedness in the future that could intensify the risks described above and would make it more difficult for us to satisfy obligations on the senior subordinated notes and our other indebtedness and pay dividends on our class A common stock and further reduce the cash we have available to invest in our operations. If we do not generate sufficient cash flow to meet our debt service obligations and to fund our working capital requirements, we may need to seek additional financing or sell certain of our assets.

Our new credit facility will contain significant limitations on distributions and other payments. In addition, we may amend the terms of our new credit facility, or we may enter into new agreements that govern our senior indebtedness, and the amended terms or new agreements may further significantly affect our ability to pay interest to holders of our IUs and/or our senior subordinated notes and/or dividends to holders of our IUs.

      Our new credit facility will contain significant restrictions on our ability to pay interest on the senior subordinated notes and dividends on the shares of class A common stock based on meeting certain financial ratios and compliance with other conditions. As a result of general economic conditions, conditions in the lending markets, the results of our business or for any other reason, we may elect or be required to amend or refinance our new credit facility, at or prior to maturity, or enter into additional agreements for senior indebtedness. Regardless of any protection you have in the indenture governing the senior subordinated notes, any such amendment, refinancing or additional agreement may contain covenants that could limit in a significant manner our ability to make interest payments on the senior subordinated notes and to pay dividends on our class A common stock.

We are subject to restrictive debt covenants and other requirements related to our outstanding debt that limit our business flexibility by imposing operating and financial restrictions on us.

      The agreements governing our indebtedness impose significant operating and financial restrictions on us. These restrictions prohibit or limit, among other things, our ability and the ability of our restricted subsidiaries to:

•	pay dividends or distributions on, or redeem or repurchase our capital stock;

•	make certain types of investments, loans or advances;

•	incur additional debt;

•	issue additional shares of preferred or redeemable capital stock;

•	enter into transactions with affiliates;

•	create liens;

•	sell certain assets and subsidiary stock;

•	make certain restrictions on distributions from our restricted subsidiaries; or

•	merge, consolidate or sell all or substantially all our assets.

      The terms of the new credit facility will include other and more restrictive covenants and may prohibit us from prepaying our other indebtedness, including the senior subordinated notes, while indebtedness under the new credit facility is outstanding. The new credit facility will also require us to maintain specified financial ratios and satisfy financial condition tests.

      Our ability to comply with the ratios or tests may be affected by events beyond our control, including prevailing economic, financial and industry conditions. A breach of any of these covenants, ratios or tests could result in a default under the new credit facility and/or the indenture. Certain events of default under the new credit facility would prohibit us from making payments on the senior subordinated notes, including payment of interest when due. In addition, upon the occurrence of an event of default under the new credit facility, the lenders could elect to declare all amounts outstanding under the new credit facility, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the security granted to them to secure that indebtedness. An acceleration by the lenders of payments of indebtedness under the new credit facility may cause an acceleration of amounts outstanding under the senior subordinated notes or other indebtedness which we may not be able to repay. If the lenders accelerate the payment of the indebtedness, our assets may not be sufficient to repay in full this indebtedness and our other indebtedness, including the senior subordinated notes.

We are a holding company and rely on dividends, interest and other payments, advances and transfers of funds from our subsidiaries to meet our debt service and other obligations.

      We are a holding company and conduct all of our operations through our subsidiaries and currently have no significant assets other than the capital stock of our subsidiaries, all of which will be pledged to the creditors under the new credit facility. As a result, we will rely on dividends and other payments or distributions from our subsidiaries to meet our debt service obligations and enable us to pay interest on the senior subordinated notes and dividends on our class A common stock. The ability of our subsidiaries to pay dividends or make other payments or distributions to us will depend on their respective operating results and may be restricted by, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends), agreements of those subsidiaries, the terms of the new credit facility and the covenants of any future outstanding indebtedness we or our subsidiaries incur.

Deferral of interest payments would have adverse tax consequences for you and may adversely affect the trading price of the IUs or the separate senior subordinated notes.

      If interest payments on the senior subordinated notes are deferred, you will be required to recognize interest income for U.S. federal income tax purposes in respect of interest payments on the senior subordinated notes represented by the IUs or the separate senior subordinated notes, as the case may be, held by you before you receive any cash payment of this interest. In addition, you will not receive this cash if you sell the IUs or the separate senior subordinated notes, as the case may be, before the end of any deferral period or before the record date relating to interest payments that are to be paid.

      If interest is deferred, the IUs or the separate senior subordinated notes may trade at a price that does not fully reflect the value of accrued but unpaid interest on the senior subordinated notes. In addition, our right to defer payments of interest on the senior subordinated notes under certain circumstances may mean that the market price for the IUs or the separate senior subordinated notes may be more volatile than other securities that do not have these provisions.

You may not receive the level of dividends provided for in the dividend policy our Board of Directors is expected to adopt upon the closing of this offering or any dividends at all.

      Our Board of Directors may, in its discretion, amend or repeal the dividend policy it is expected to adopt upon the closing of this offering. Our Board of Directors may decrease the level of dividends provided for in this dividend policy or entirely discontinue the payment of dividends. Future dividends with respect to shares of our capital stock, if any, will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, business opportunities, provisions of applicable law and other factors that our Board of Directors may deem relevant. The indenture governing our senior subordinated notes and the new credit facility will allow us to declare and make dividend payments only to the extent that we satisfy certain restrictive covenants in the indenture and the new credit facility. We cannot guarantee that these restrictive covenants will allow us to declare and pay dividends on our class A common stock at the levels anticipated by our dividend policy or at all.

      Under Texas law, our Board of Directors, and the Board of Directors of our corporate subsidiaries, may declare dividends only to the extent of our “surplus,” which is defined as total assets at fair market value minus total liabilities, minus statutory capital, or if there is no surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. We may not have such a surplus or net profits available to make dividend distributions.

      In addition, funds available for dividend and interest payments would be reduced if the senior subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes. In that event, the stated interest on the senior subordinated notes could be treated as a dividend, and interest on the senior subordinated notes would not be deductible by us for U.S. federal income tax purposes. Our inability to deduct interest on the senior subordinated notes would materially increase our taxable income and, thus, our U.S. federal and applicable state income tax liability.

      The reduction or elimination of dividends may negatively affect the market price of the IUs or our class A common stock.

Our interest expense may increase significantly and could cause our net income and distributable cash to decline significantly.

      The new credit facility will be subject to periodic renewal or must otherwise be refinanced. We may not be able to renew or refinance the new credit facility, or, if renewed or refinanced, the renewal or refinancing may occur on less favorable terms. Borrowings under the revolving facility will be made at a floating rate of interest. In the event of an increase in the base reference interest rates, our interest expense will increase and could have a material adverse effect on our ability to make cash dividend payments to our shareholders. Also, as discussed above, we may issue additional senior subordinated notes under certain circumstances, creating additional interest payment obligations. In such cases, we may elect to defer interest payments and postpone or cancel dividend payments.

We may not generate sufficient funds from operations to pay our indebtedness at maturity.

      A significant portion of our cash flow from operations will be dedicated to maintaining our client base and servicing our debt requirements. In addition, we currently expect to distribute a significant portion of any remaining cash earnings to our shareholders in the form of quarterly dividends. Moreover, prior to the maturity of our senior subordinated notes, we will not be required to make any payments of principal on our senior subordinated notes. We may not generate sufficient funds from operations to repay the principal amount of our indebtedness at maturity. We may therefore need to refinance our debt or raise additional capital. These alternatives may not be available to us when needed or on satisfactory terms due to prevailing market conditions, a decline in our business or restrictions contained in our senior debt obligations. In addition, to the extent we do not generate sufficient funds from operations, our ability to continue to expand our business will, to a large extent, be dependent upon our ability to borrow funds under our new credit facility and to obtain other third-party financing, including through the sale of IUs or any sale of securities. We cannot assure you that such financing will be available to us on favorable terms or at all.

The indenture governing our senior subordinated notes and our new credit facility permit us to pay a significant portion of our free cash flow to shareholders in the form of dividends.

      Although the indenture governing our senior subordinated notes and our new credit facility have some limitations on our payment of dividends, they permit us to pay a significant portion of our free cash flow to shareholders in the form of dividends and, following completion of this offering, we intend to pay quarterly dividends. Specifically, the indenture governing our senior subordinated notes permits us to pay up to the quarterly base dividend level in any fiscal quarter, which equals           % of our excess cash (which is Distributable Cash Flow, as defined in the indenture), minus Consolidated Interest Expense, as defined in the indenture for the prior fiscal quarter, as more fully described in “Description of Senior Subordinated Notes — Certain Covenants.” In addition, if the actual dividends paid in any fiscal quarter are less than the quarterly base dividend level, the indenture generally permits us to use the difference between the aggregate amount of dividends actually paid and the quarterly base dividend level for such quarter for the payment of dividends at a later date. Any amounts paid by us in the form of dividends will not be available in the future to satisfy our obligations under the senior subordinated notes.

The realizable value of our assets upon liquidation may be insufficient to satisfy claims.

      At December 27, 2003, our assets included intangible assets in the amount of $107.4 million, representing approximately 47.6% of our total consolidated assets and consisting primarily of goodwill. The value of these intangible assets will continue to depend significantly upon the success of our business as a going concern. As a result, in the event of a default on our senior subordinated notes or any bankruptcy or dissolution of us, the realizable value of these assets may be substantially lower and may be insufficient to satisfy the claims of our creditors.

Because of the subordinated nature of the senior subordinated notes, holders of our senior subordinated notes may not be entitled to be paid in full, if at all, in a bankruptcy, liquidation or reorganization or similar proceeding.

      The senior subordinated notes and the guarantees are unsecured and rank junior to all of our and the guarantors’ existing and the future senior indebtedness, including borrowings and related guarantees under the new credit facility. As of December 27, 2003, after giving effect to the Transactions, the senior subordinated notes and guarantees would have been subordinated to approximately $           million of our

and our guarantors’ senior indebtedness. In addition, approximately $           million would have been available to us for borrowing as additional senior indebtedness. We would also be permitted to incur substantial additional indebtedness, including senior indebtedness, in the future.

      As a result of the subordinated nature of our notes and related guarantees, upon any distribution to our creditors or the creditors of the subsidiary guarantors in bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors or our or their property, the holders of our senior indebtedness will be entitled to be paid in full in cash before any payment may be made with respect to our senior subordinated notes or the subsidiary guarantees. All payments on the senior subordinated notes will be blocked in the event of a payment default on senior indebtedness and may be blocked for up to           consecutive days in the event of certain non-payment defaults on certain designated senior indebtedness, which will include indebtedness under our new credit facility.

      In addition, the principal amount of the senior subordinated notes will not be due and payable from us or the subsidiary guarantors without the prior written consent of the holders of our senior indebtedness for a period of up to            days from the date of the occurrence of certain events of default with respect to our senior subordinated notes.

      In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors, the indenture relating to the senior subordinated notes will require that amounts otherwise payable to holders of senior subordinated notes in a bankruptcy or similar proceeding instead be paid to the holders of senior indebtedness until the holders of senior indebtedness are repaid in full. In any of these cases, if there are insufficient funds to pay all of our creditors, then the holders of the senior subordinated notes may receive less, ratably, than the holders of our senior indebtedness and, because of the obligation to turn over distributions to holders of senior indebtedness, the holders of our senior subordinated notes may receive less, ratably, than the holders of trade payable and other unsubordinated indebtedness in any such proceeding.

The guarantees of the senior subordinated notes by our subsidiaries may not be enforceable and could require subordinated note holders to return payments received from us or the guarantors.

      Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of the senior subordinated notes or a guarantee could be subordinated to all other debt of us or a guarantor, if, among other things, we or the guarantor, at the time that it assumed the guarantee:

•	issued the senior subordinated notes or the guarantee to delay, hinder or defraud present or future creditors;

•	received less than reasonably equivalent value or fair consideration for issuing the guarantee and, at the time it issued the senior subordinated notes or the guarantee:

•	was insolvent or rendered insolvent by reason of issuing the senior subordinated notes or the guarantee and the application of the proceeds of the guarantee;

•	was engaged or about to engage in a business or a transaction for which our or the guarantor’s remaining assets available to carry on its business constituted unreasonably small capital;

•	intended to incur, or believed that it would incur, debts beyond its ability to pay the debts as they mature; or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied.

      In addition, any payment by us or a guarantor under its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of us or the guarantor.

      The measures of insolvency for the purposes of fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a person would be considered insolvent if, at the time it incurred the debt:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

      We believe that immediately after the issuance of the senior subordinated notes and the guarantees, we and each of the guarantors will be solvent, will have sufficient capital to carry on our respective businesses and will be able to pay our respective debts as they mature. However, we cannot be sure as to what standard a court would apply in making these determinations or that a court would reach the same conclusions with regard to these issues. Regardless of the standard that the court uses, we cannot be sure that the issuance by the subsidiary guarantors of the subsidiary guarantees would not be voided or the subsidiary guarantees would not be subordinated to their other debt.

      The guarantee of our senior subordinated notes by any subsidiary guarantor could be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the subsidiary guarantor were incurred for less than fair consideration. If such a claim were successful and it was proven that the subsidiary guarantor was insolvent at the time the guarantee was issued, a court could void the obligations of the subsidiary guarantor under the guarantee or subordinate these obligations to the subsidiary guarantor’s other debt or take action detrimental to holders of the senior subordinated notes. If the guarantee of any subsidiary guarantor were voided, our senior subordinated notes would be effectively subordinated to the indebtedness of that subsidiary guarantor.

      If we or one of our guarantors should become subject to a bankruptcy case, payments made to you may be recoverable as “preferences” under federal bankruptcy law (and, if applicable, certain state laws regulating assignments for the benefit of creditors and/or receivers) if those payments were made to you on account of the senior subordinated notes or other existing debt of ours, were made at a time when we were insolvent, were made within 90 days (but perhaps as long as one year) of the bankruptcy, and resulted in you receiving more than you would receive if we were simply liquidated under Chapter 7 of the Bankruptcy Code.

The U.S. federal income tax consequences of the purchase, ownership and disposition of IUs are unclear and our cash available for dividends and interest could be reduced if the senior subordinated notes were treated as equity for tax purposes.

      No statutory, judicial or administrative authority directly addresses the treatment of the IUs or instruments similar to the IUs for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of the purchase, ownership and disposition of IUs are unclear. We believe that an IU should be treated as a unit representing a share of class A common stock and a senior subordinated note. However, the Internal Revenue Service (“IRS”) or the courts may take the position that the senior subordinated notes included in the IUs are equity, which would result in our inability to take tax deductions on the interest that accrues on such senior subordinated notes and could adversely affect the amount, timing and character of income, gain or loss in respect of your investment in IUs, and materially increase our taxable income and, thus, our U.S. federal and applicable state income tax liability. This would reduce our after-tax cash flow and materially and adversely impact our ability to make interest and dividend payments on the senior subordinated notes, including the separate senior subordinated notes, and the class A common stock. Foreign holders could be subject to withholding or estate taxes with regard to the senior subordinated notes included in the IUs in the same manner as they will be with regard to the class A common stock and it could subject us to liability for withholding taxes that were not collected. Payments to foreign holders would not be grossed-up for any such taxes. For a discussion of these tax related risks, see “Material United States Federal Income Tax Considerations.”

The allocation of the purchase price of the IUs may not be respected.

      The purchase price of each IU must be allocated between the share of class A common stock and senior subordinated note comprising an IU in proportion to their respective fair market values at the time of purchase. By purchasing the IUs, you will agree to and be bound by the allocation we make. If this allocation is not respected, it is possible that the senior subordinated notes will be treated as issued with OID, to the extent such notes were not already so treated, or with increased OID or with amortizable bond premium, to the extent the notes were not already so treated, or with increased amortizable bond premium. You generally would have to include OID in income in advance of the receipt of cash attributable to that income and would be able to elect to amortize bond premium over the term of the senior subordinated notes.

The IRS may not view the interest rate on the senior subordinated notes as an arm’s-length rate.

      We plan to deduct the interest expense on the senior subordinated notes from taxable income for income tax purposes, except to the extent of any bond issuance premium, and to report the full benefit of the income tax deductions in our consolidated financial statements. If the IRS were to determine that the interest rate on the senior subordinated notes did not represent an arm’s-length rate, any excess amount over arm’s length would not be deductible and could be recharacterized as a dividend payment instead of an interest payment. In addition, the reclassification of interest payments as dividend payments may give rise to an event of default under our new credit facility. In such case, our taxable income and, thus, our U.S. federal income tax liability could be materially increased and we would have to provide an additional liability in our consolidated financial statements for the previously recorded benefit for the interest deductions. In addition, foreign holders could be subject to withholding or estate taxes with regard to the senior subordinated notes in the same manner as they will be with regard to the class A common stock and it could subject us to liability for withholding taxes that were not collected. Payments to foreign holders would not be grossed-up for any such taxes. If the interest rate were determined to be less than the arm’s-length rate, the senior subordinated notes could be treated as issued with OID, which you would be required to include in income over the term of the senior subordinated notes in advance of the receipt of cash attributable to that income.

Because of the deferral of interest provisions, the senior subordinated notes may be treated as issued with OID.

      Under applicable Treasury regulations, a “remote” contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. Although there is no authority directly on point, based on our financial forecasts, we believe that the likelihood of deferral of interest payments on the senior subordinated notes is remote within the meaning of the Treasury regulations. Based on the foregoing, although the matter is not free from doubt because of the lack of direct authority, we believe the senior subordinated notes should not be considered issued with OID at the time of their original issuance. If deferral of any payment of interest were determined not to be “remote,” the senior subordinated notes would be treated as issued with OID at the time of issuance. In such case, all stated interest on the senior subordinated notes would be treated as OID, and all holders, regardless of their method of tax accounting, would be required to include stated interest in income on a constant accrual basis.

If we subsequently issue senior subordinated notes with “significant original issue discount,” we may not be able to deduct all of the interest on those senior subordinated notes.

      It is possible that senior subordinated notes we issue in a subsequent issuance will be issued at a discount to their face value and, accordingly, may have “significant original issue discount” and thus be classified as “applicable high yield discount obligations,” or AHYDOs. If any such senior subordinated notes were so treated, a portion of the OID on such senior subordinated notes would be nondeductible by us and the remainder would be deductible only when paid. This treatment would have the effect of increasing our taxable income and may adversely affect our cash flow available for interest payments and distributions to our equity holders.

Subsequent issuances of IUs may cause you to recognize OID and may have other adverse consequences.

      The indenture governing our senior subordinated notes will provide that, in the event there is a subsequent issuance of IUs containing senior subordinated notes having terms that are identical (except for the issuance date) to the senior subordinated notes represented by the IUs, and such subsequently issued senior subordinated notes are treated as issued with OID or are issued subsequent to an automatic exchange of senior subordinated notes described below or if we otherwise determine that such senior subordinated notes are required to have a new CUSIP number, each holder of IUs or separate senior subordinated notes, as the case may be, agrees that a portion of such holder’s senior subordinated notes will be exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes. Consequently, immediately following such subsequent issuance, each holder of subsequently issued senior subordinated notes, held either as part of IUs or separately, and each holder of existing senior subordinated notes, held either as part of IUs or separately, will own an inseparable unit composed of a proportionate percentage of both the old senior subordinated notes and the newly issued senior subordinated notes.

      Therefore, subsequent issuances of senior subordinated notes with OID pursuant to an IU offering by us or following an exchange of our class B common stock for IUs with existing shareholders or their transferees may adversely affect your tax treatment by requiring you to recognize OID or increasing the OID, if any, that you were previously accruing with respect to the senior subordinated notes held by you. However, because a subsequent issuance will affect the senior subordinated notes in the same manner, regardless of whether these senior subordinated notes are held as part of IUs or separately, the combination of senior subordinated notes and shares of class A common stock to form IUs, or the separation of IUs, should not affect your tax treatment. Because any newly issued senior subordinated notes may be issued with OID in amounts different from the senior subordinated notes represented by the already existing IUs, the IRS may assert that you have exchanged a portion of your senior subordinated notes, whether held as part of IUs or separately, for the newly issued senior subordinated notes in a taxable exchange for U.S. federal income tax purposes. In such case, although the deemed exchange would be taxable, you would generally not be expected to realize any gain on the deemed exchange, and any loss realized would likely be disallowed. We intend to take the position that any subsequent issuance of senior subordinated notes with a new CUSIP number, whether or not such senior subordinated notes are issued with OID, will not result in a taxable exchange of your senior subordinated notes for U.S. federal income tax purposes, but because of a lack of legal authority on point, our counsel is unable to opine on the matter.

      Following any subsequent issuance of IUs containing senior subordinated notes with OID, we (and our agents) will report any OID on the subsequently issued notes ratably among all holders of IUs and separately held senior subordinated notes, and each holder of IUs and separately held senior subordinated notes will, by purchasing IUs, agree to report OID in a manner consistent with this approach. However, there can be no assurance that the IRS will not assert that any OID should be reported only to the persons that initially acquired such subsequently issued notes (and their transferees). In such case, the IRS might further assert that, unless a holder can establish that it is not a person that initially acquired such subsequently issued senior subordinated notes (or a transferee thereof), all of the senior subordinated notes held by such holder have OID. Any of these assertions by the IRS could create significant uncertainties in the pricing of IUs and senior subordinated notes and could adversely affect the market for IUs and senior subordinated notes.

      For a discussion of these tax related risks, see “Material United States Federal Income Tax Considerations.”

Holders of subsequently issued senior subordinated notes may not be able to collect their full stated principal amount prior to maturity.

      Under New York and federal bankruptcy law, holders of subsequently issued senior subordinated notes having OID may not be able to collect the portion of their principal amount that represents unamortized OID as at the acceleration or filing date in the event of an acceleration of the senior subordinated notes or a bankruptcy of us, prior to the maturity date of the senior subordinated notes. As a result, an automatic exchange that results in a holder receiving a subordinated note with OID could have the effect of ultimately reducing the amount such holder can recover from us in the event of an acceleration or bankruptcy.

You will be immediately diluted by $           per share of class A common stock if you purchase IUs in this offering.

      If you purchase IUs in this offering, you will experience an immediate dilution of $           per share of class A common stock represented by the IUs, which exceeds the entire price allocated to each share of class A common stock represented by the IUs in this offering because there will be a net tangible book deficit for each share of class A common stock outstanding immediately after this offering. Our net tangible book deficiency as of December 27, 2003, after giving effect to this offering, would have been approximately $           million, or $           per share of class A common stock.

Our capital structure after consummation of this offering may limit our ability to market and issue equity-only securities.

      As a result of the restrictions in the indenture governing the senior subordinated notes and the restrictions in the other agreements governing our indebtedness, we may be prevented from issuing additional IUs in the future to raise additional capital. If we are unable to issue additional IUs, we may be forced to rely on equity-only securities as an additional source of capital. Although we are not contractually restricted from issuing certain equity-only securities, all of our equity holders except our existing shareholders will initially hold their investment in us in the form of IUs, which are compromised of both our class A common stock and our senior subordinated notes and consequently, equity-only securities may be a comparatively less attractive investment. Therefore, we cannot assure you that we will be able to issue equity-only securities on commercially reasonable terms, or at all.

We may not have the ability to raise the funds necessary to fulfill our obligations under the senior subordinated notes following a change of control. This would place us in default under the indenture governing the senior subordinated notes.

      Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all of the outstanding senior subordinated notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase or that restrictions in our new credit facility will not allow such repurchases. Our ability to repurchase these senior subordinated notes upon certain specific kinds of change of control events may be limited by the terms of our senior indebtedness and the subordination provisions of the indenture governing the senior subordinated notes. For example, our new credit facility will prohibit us from repurchasing these notes after certain specific kinds of change of control events until we first repay debt under the new credit agreement in full or obtain a waiver from the lenders under our new credit facility. If we fail to repurchase these senior subordinated notes in that circumstance, we will be in default under the indenture related to the senior subordinated notes and under the new credit facility. Any future debt that we incur may also contain restrictions on repayment which come into effect upon certain specific kinds of change of control events. If a change of control occurs, we cannot assure you that we will have sufficient funds to repay other debt obligations which will be required to be repaid, in addition to the senior subordinated notes.

Before this offering, there has not been a public market for our IUs, shares of our class A common stock or senior subordinated notes. The market price of our IUs or our separate senior subordinated notes may fluctuate substantially, which could negatively affect IU holders or the separate senior subordinated notes.

      None of the IUs, the shares of our class A common stock or senior subordinated notes has a public market history. In addition, as the IU is a new security, there has not been an active market in the United States for similar securities. We cannot assure you that an active trading market for the IUs will develop in the future, and we currently do not expect that an active trading market for the shares of our class A common stock or the senior subordinated notes will develop. If the senior subordinated notes represented by your IUs are redeemed or mature, certain bankruptcy events affecting us occur, or there is a payment default that continues for more than 90 days, the IUs will automatically separate and you will then hold the shares of our class A common stock. We do not expect to list our class A common stock on any securities exchange until a sufficient number of shares are no longer held in the form of IUs to satisfy the minimum listing criteria of the           , as described in “Description of Capital Stock — Listing.” We currently do not intend to list our senior subordinated notes on any securities exchange.

      The initial public offering price of the IUs and the initial public offering price of the separate senior subordinated notes will be determined by negotiations among us, the existing equity investors and the representatives of the underwriters and may not be indicative of the market price of the IUs or the separate senior subordinated notes after the offering. Factors such as quarterly variations in our financial results, announcements by us or others, developments affecting us, our clients and our suppliers, general interest rate levels and general market volatility could cause the market price of the IUs or the separate senior subordinated notes to fluctuate significantly.

Future sales or the possibility of future sales of a substantial number of IUs, shares of our class A common stock or our senior subordinated notes may depress the price of the IUs and the shares of our class A common stock and our senior subordinated notes.

      Future sales or the availability for sale of substantial number of IUs or shares of our class A common stock or a significant principal amount of our senior subordinated notes could adversely affect the prevailing market price of the IUs and the shares of our class A common stock and our senior subordinated notes and could impair our ability to raise capital through future sales of our securities.

      Upon consummation of this offering, we anticipate that our existing shareholders will own            million shares of our outstanding class B common stock, representing approximately           % of our outstanding common stock (or            million shares of our class B common stock, representing           % of our common stock if the underwriters’ overallotment option with respect to the IUs is exercised in full).

      In circumstances permitted by the indenture governing the senior subordinated notes and the new credit facility, holders of our class B common stock will have certain rights to exchange their class B common stock for the equivalent value of IUs, which IUs could be sold pursuant to an underwritten or other registered offering under a registration rights agreement with us. Such sales could cause a decline in the market price of the IUs.

      We may issue shares of our class A common stock and senior subordinated notes, which may be in the form of IUs, or other securities from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our class A common stock and the aggregate principal amount of senior subordinated notes, which may be in the form of IUs, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those IUs, shares of our class A common stock, senior subordinated notes or other securities in connection with any such acquisitions and investments.

Our articles of incorporation and bylaws and several other factors could limit another party’s ability to acquire us and could deprive our investors of the opportunity to obtain a takeover premium for their securities.

      Upon amending and restating our articles of incorporation, a number of provisions in our articles of incorporation and bylaws, and certain provisions of Texas law will make it difficult for another company to acquire us and for you to receive any related takeover premium for your securities. For example, our articles of incorporation will provide that certain provisions of our articles of incorporation can only be amended by a vote of two-thirds or more in voting power of all the outstanding shares of capital stock and that shareholders generally may not act by written consent and only shareholders representing at least 50% in voting power may request that our Board of Directors call a special meeting. Our articles of incorporation will provide for a classified Board of Directors and authorize the issuance of preferred stock without shareholder approval and upon such terms as the Board of Directors may determine. In addition, the rights of the holders of shares of our class A common stock will be subject to, and may be adversely affected by, the rights of holders of any class or series of preferred stock that may be issued in the future.

The separate senior subordinated notes may suffer from illiquidity compared to the IUs.

      We are offering $           million aggregate principal amount of the senior subordinated notes separately, which represents           % of the total outstanding senior subordinated notes. The capital markets generally have treated securities issued as part of a larger series more favorably than similar securities offered as part of a smaller series. While the separate senior subordinated notes are part of the same series of senior subordinated notes as the senior subordinated notes represented by the IUs, the separate senior subordinated notes may suffer from an illiquidity discount because they will not be as readily tradeable as the IUs. Such an illiquidity discount may be a feature of the separate senior subordinated notes so long as there are insufficient shares of our class A common stock outstanding as not part of IUs at any time for the separate senior subordinated notes to be combined with shares of our class A common stock to form IUs.

Risks Relating to our Business and the Optical Retail Industry

If we do not compete successfully in the competitive optical retail industry, our business and revenues may be adversely affected and competitive pressures in our industry may lower profit margins.

      The optical retail market is highly competitive and is continuing to undergo rapid consolidation. We compete directly with national, regional and local retailers, independent practitioners, warehouse clubs and mass merchandisers located in our markets within the U.S. Many potential competitors for our products and services have, and some potential competitors are likely to enjoy, substantial competitive advantages, including the following:

•	greater name recognition;

•	greater financial, technical, marketing and other resources;

•	more extensive knowledge of the optical retail business and industry; and

•	well-established relationships with a larger base of current and potential customers and suppliers and managed care providers.

      For example, at times when our major competitors offer significantly lower prices for their products, we are often required to do the same. Certain of our major competitors offer promotional incentives to their customers including free eye exams, “50% Off” on designer frames and “Buy One, Get One Free” eye care promotions. In response to these promotions, we have offered the same or similar incentives to our customers. This practice has resulted in lower profit margins and these competitive promotional incentives may further reduce our revenues, gross margins and cash flows. Several of the other large optical retail chains have greater financial resources than we do. Therefore, we may not be able to continue to deliver cost efficient products in the event of aggressive pricing by our competitors, which would adversely affect our profit margins, net income and cash flow.

      We may also encounter increased competition in the future from industry consolidation and from new competitors that enter our market. Increased competition could result in lower sales or downward price pressure on our products and services, which may adversely affect our results of operations.

Any termination or dispute relating to our long term professional corporation management agreements could have a material adverse effect on our business.

      Sixty-four of our stores are subleased to a professional corporation or other entity controlled by an optometrist (an “OD PC”). The OD PC owns the store (consisting of both the optical dispensary and the professional eye examination practice) and employs the optometrists, and we manage these stores under management agreements (including management of the professional practice and optical retail business). Each of the OD PCs sublease between 12 and 24 stores. No assurances can be given as to the likelihood of an agreement being terminated by an OD PC, a dispute arising between us and the OD PC or a challenge to our operating structure by a state or federal regulatory agency and the resulting impact on our results of operations and cash flows. In addition, a finding that an OD PC does not comply with applicable laws could have a material adverse effect on our results of operations. See “Business — Government Regulation.”

Any events resulting in a change in our relationship with the optometrist located in or adjacent to our stores could have a material adverse effect on our business.

      At 227 of our stores, the optometrists are independent optometrists who lease space within or adjacent to each store to operate their eye examination practices. We also license the use of our trademark “Master Eye Associates” at the 191 locations operating within or adjacent to our EyeMasters stores. Most of these independent optometrists pay us monthly rent or a license fee consisting of a percentage of gross receipts or base rental. At 36 of these stores, we also provide management services to the optometrist’s professional eye exam practice for an additional management fee. Most of these optometrists operate one practice location, but seven optometrists operate an aggregate of 97 locations. The location of optometrists within or adjacent to our stores is an important part of our operating strategy. No assurances can be given as to the likelihood of events adversely affecting the relationship with these optometrists or our ability to locate optometrists within or adjacent to our stores including, without limitation (i) a dispute with an optometrist or group of optometrists controlling multiple practice locations, (ii) a government or regulatory authority challenging our operating structure or our relationship with the optometrists or (iii) other changes to applicable laws or regulations (or interpretations of the same), resulting in changes to our operating structures. Any of these events could have a material adverse affect on our results of operations. See “Business — Government Regulation.”

Adverse changes in economic conditions generally or in our markets, and changes in consumer tastes, could reduce demand for our products and services which could adversely affect our results of operations.

      The optical retail industry is cyclical. Downturns in general economic conditions or uncertainties regarding future economic prospects, which affect consumer disposable income, have historically adversely affected consumer spending habits in our principal markets. Therefore, future economic downturns or uncertainties could have a material adverse effect on our business, results of operations, financial condition and cash flows.

      The optical retail industry is also subject to rapidly changing consumer preferences. While eyewear has achieved widespread acceptance as a fashion accessory, leading to overall growth in our sales, there can be no assurance that this growth will continue or that consumer preferences will not change in a manner which will adversely affect us or the optical retail industry as a whole.

Our future success will depend in part on our ability to build and maintain managed care relationships.

      As an increasing percentage of patients enter into health care coverage arrangements with managed care payors, we believe that our success will be, in part, dependent upon our ability to participate in the managed vision care plans of employer groups and other private third party payors. Our existing managed vision care relationships are not contractual and may be terminated with little or no notice. Currently, we participate in a managed care network that we anticipate being removed from in fiscal 2004, which presently accounts for approximately $4.0 million in annual revenues. There is no certainty that we will be able to establish or maintain satisfactory relationships with managed care and other third party payors, many of which have existing provider structures in place and may not be able or willing to change their provider networks. Our inability to maintain our current relationships or enter into such arrangements in the future could have a material adverse effect on our results of operations.

Technological advances may reduce the demand for our products or allow other manufacturers to produce eyewear at lower cost than we can, which could have a material adverse effect on our results of operations.

      Corneal refractive surgery procedures such as radial-keratotomy, photo-refractive keratotomy, Laser In-Situ Keratomileusis, or LASIK, and future drug development, may change the demand for our products. As traditional eyewear users undergo laser vision correction procedures or other vision correction techniques, the demand for certain contact lenses and eyeglasses will decrease. Because the marketing and sale of eyeglasses and contact lenses is a significant part of our business, a decrease in customer demand for these products could have a material adverse effect on sales of prescription eyewear. In addition, technological developments such as wafer technology and lens casting may render our current lens manufacturing method uncompetitive or obsolete. There can be no assurance that medical advances and technological developments will not have a material adverse effect on our results of operations.

After completion of this offering, certain of our directors and shareholders affiliated with Thomas H. Lee Partners, L.P. will own approximately % in the aggregate of our outstanding common stock on a fully diluted basis, will initially have representatives on our member Board of Directors and could influence actions taken by our Board of Directors or matters presented to our shareholders.

      After completion of our offering, certain of our directors and shareholders affiliated with Thomas H. Lee Partners, L.P., or THL, will own approximately           % in the aggregate of our outstanding common stock, on a fully diluted basis. Additionally, THL will initially have  representatives on our           member Board of Directors. Consequently, THL may be able to influence matters submitted for shareholder action, including the election of our Board of Directors and approval of significant corporate transactions, including business combinations, consolidations and mergers and the determination of our day-to-day corporate and management policies. This substantial influence could be exercised in a manner that may be in conflict with the interests of our other shareholders. In addition, our existing equity investors have and may, in the future, make significant investments in other companies, some of which may be competitors. None of our existing equity investors are obligated to advise us of any investment or business opportunities of which they are aware and they are not restricted or prohibited from competing with us. See “Related Party Transactions.”

We depend on the ability and experience of certain members of our management team and their departure may have a material adverse effect on our results of operations.

      To guide our operations, we rely on the skills of certain members of our senior management team, the loss of whom could have an adverse effect on our operations. Furthermore, the members of our senior management team have annual employment agreements with us that automatically renew unless either party gives at least thirty days notice. Accordingly, key executives may not continue to work for us, and we may not have adequate time to hire qualified replacements, which could have a material adverse effect on us.

We could be subject to franchise claims by optometrists that could limit our ability to conduct our business in the manner we deem appropriate.

      We sublease office space to certain optometrists who enter into Trademark License Agreements with Enclave Advancement Group, Inc., one of our subsidiaries (“Enclave”). We may be subject to claims that this leasing of space from us, coupled with the license from Enclave of certain trademarks, constitutes a franchise and thereby gives the tenant optometrists certain rights as franchisees. No assurance can be given that a claim, action or proceeding will not be brought against us or Enclave asserting that a franchise exists or that the success of any such claim would not impair the way in which we currently structure our relationships with optometrists.

We may be exposed to a significant risk from liability claims if we are unable to obtain adequate insurance, at acceptable costs, to protect us against potential liability claims.

      The provision of professional eye care services entails an inherent risk of professional malpractice and other similar claims. We do not influence or control the practice of optometry by the optometrists that we employ or affiliate with, nor do we have responsibility for their compliance with certain regulatory and other requirements directly applicable to these individual professionals. However, as a result of the relationship between affiliated optometrists and us, we may become subject to professional malpractice actions or claims under various theories relating to the professional services provided by these individuals. Premiums for medical malpractice insurance may significantly increase which could adversely affect our results of operations and cash flow or force us to self insure against these potential claims. We may not be able to continue to obtain adequate liability insurance to cover claims asserted against us, in which event, our financial condition and results of operations could be adversely affected and our ability to continue operations could be jeopardized.

We rely on third-party reimbursement for many of our customers’ costs, the future reduction of which could adversely effect our results of operations.

      The cost of a significant portion of medical care in the United States is funded by government and private insurance programs, such as Medicare, Medicaid and corporate health insurance plans. According to governmental projections, it is expected that more medical beneficiaries who are significant consumers of eye care services will enroll in managed care organizations. The health care industry is experiencing a trend toward cost-containment with governmental and private third party payors seeking to impose lower reimbursement, utilization restrictions and risk-based compensation arrangements. Private third-party reimbursement plans are also developing increasingly sophisticated methods of controlling health care costs through redesign of benefits and explorations of more cost-effective methods of delivering health care. Accordingly, there can be no assurance that reimbursement for purchase and use of eye care services will not be limited or reduced and thereby adversely affect our results of operations, financial condition and cash flows.

      Government revenue sources are subject to statutory and regulatory changes, administrative rulings, interpretations of policy, determinations by fiscal intermediaries and carriers, and government funding limitations, all of which may materially increase or decrease the rates of payment and cash flow to us. There is no assurance that payments made under such programs will remain at levels comparable to the present levels or be sufficient to cover all operating and fixed costs. Government or third party payors may retrospectively and/or prospectively adjust previous payments to us in amounts which would have a material adverse effect on us.

Risks Relating to our Regulatory Environment

We are subject to extensive state, local and federal laws and regulations that affect the health care industry, which may affect our ability to generate revenue or subject us to additional expenses.

      The delivery of health care, including the relationships between health care providers such as optometrists, opticians and optical retailers, is subject to extensive federal and state regulation. Our relationships with optometrists are subject to these laws and regulations. These laws and regulations are subject to interpretation, and a finding that we are not in compliance could have a material adverse effect on our financial condition and results of operations. Furthermore, we cannot predict the impact of future developments or changes to the regulatory environment or the impact such developments or changes would have on our operations, our compliance costs, our relationships with optometrists or the implementation of our business plan. Regulation of the healthcare industry is constantly changing, which affects our opportunities, competition and other aspects of our business.

      State Optometric Laws. The laws and regulations governing the relationship between optometrists and optical retailers vary from state to state and are enforced by both courts and regulatory authorities, each with broad discretion. In certain circumstances, private parties may also be able to bring actions for violations of these laws and regulations. Except in states which allow us to employ optometrists, the state optometric laws generally prohibit us from “controlling” the practice of optometry or practicing optometry, which may include, among other things, exercising control over practice hours, patient scheduling, employment of optometrists, protocols, examination fees and other matters requiring the professional judgment of the optometrist. In most states where we are located, the activities constituting control of the practice of optometry are not described or enumerated in the statutes or the regulations, and there is no written guidance issued by the applicable regulatory authorities, resulting in uncertainty as to the interpretation and applications of such laws and regulations. In addition to this broad prohibition, many states have specific restrictions and requirements applicable to the relationships between optometrists and optical retailers.

      The independent optometrists who sublease space within or adjacent to each store to operate their eye examination practices enter into sublease agreements and, in some instances, license our trademark “Master Eye Associates.” The subleases contain certain provisions, including restrictions on selling optical goods and maintaining licensing. Our previous standard form of sublease contained a representation by the optometrist relating to maintaining certain specified operating hours. In the form of sublease we began using in November 2003, the optometrist represents to us that his or her office hours will be consistent with both industry standards for optometry practices and the hours of operation of the shopping center or mall (as specified in the sublease) within which the subleased premises are located. Some states have regulatory restrictions with respect to setting the hours of operation of an optometrist and our subleases could be determined to conflict with these restrictions. At 36 of our stores, we also provide management services to the optometrist’s professional eye exam practice for a management fee. A court or regulatory authority could conclude that our contractual arrangements under the subleases, trademark license agreements and management agreements, and our day-to-day operational practices in managing these relationships, results in the improper control of an optometric practice or otherwise do not comply with applicable laws and regulations. The impact of such a finding could adversely affect our results of operations, financial condition and cash flows.

      At the 64 of our stores that are owned by an OD PC, we provide management services under business management agreements. Courts and regulatory authorities are likely to look at all of the agreements relating to the operating structure and the actual day-to-day operating procedures employed at each store location in making a determination as to whether or not our operations result in the improper control of an optometric practice. Our close involvement with the day-to-day operations of the OD PC increases the risk that a court or other regulatory authority could allege that we are controlling the optometry practice or otherwise violating the applicable laws and regulations. We have not requested, and have not received, from any governmental agency an advisory opinion finding that our relationships with the OD PCs are in compliance with applicable laws and regulations, and all such relationships may not be found to comply with such laws and regulations.

      Violations of these laws and regulations may result in censure or delicensing of optometrists, substantial civil or criminal damages and penalties, including double and triple monetary damages and penalties, and, in the case of violations of federal laws and regulations, exclusion from the Medicare and Medicaid programs, or other sanctions. Such exclusions and penalties, if applied to us, could have a material adverse effect on us. In addition, a determination in any state that we are controlling an optometric practice or engaged in the corporate practice of medicine or any unlawful fee-splitting arrangement could render any sublease, management or service agreement between us and optometrists located in such state unenforceable or subject to modification, or necessitate a buy-out of an OD PC, which could have a material adverse effect on our financial condition and results of operations.

      Fraud and Abuse and Anti-Referral Laws. We and the optometrists we employ or with whom we contract for space and/or management services receive payments from the federal Medicare and state Medicaid programs for services and goods. As such, we are subject to the reimbursement rules and fraud and abuse provisions of those programs which prohibit the solicitation, payment, receipt, or offering of any direct or indirect remuneration in return for, or as an inducement to, certain referrals of patients, items or services. These same provisions of the federal Medicare and Medicaid laws also impose significant penalties for false or improper billings to Medicare and Medicaid, and many states have adopted similar laws applicable to any payor of health care services. In addition, the federal Stark Self-Referral Law imposes restrictions on physicians’ referrals for designated health services reimbursable by Medicare or Medicaid to entities with which the physicians have financial relationships, including the rental of space if certain requirements have not been satisfied. Many states have adopted similar self-referral laws which are not limited to Medicare or Medicaid reimbursed services. Violations of any of these laws may result in substantial civil or criminal penalties, including double and treble civil monetary penalties, and, in the case of violations of federal laws, exclusion from participation in the Medicare and Medicaid programs.

      Licensure of Opticians. We must obtain licenses or certifications to operate our business in certain states. To obtain and maintain such licenses, we must satisfy certain licensure standards. In addition, we employ opticians in our stores to assist in dispensing eyeglasses and other optical goods. The laws and regulations governing opticians and their relationship with optical retailers vary from state to state. Some states require a licensed optician to be on the premises, while other states do not require licensed opticians or permit the licensed optician (or an optometrist) to supervise other unlicensed opticians. Generally, licensed opticians demand a higher salary so we staff our stores with unlicensed opticians as permitted by applicable law. Changes in licensure standards or requirements could increase our costs or prevent us from providing certain services, both of which could have a material adverse effect on our financial condition and results of operations.

      Insurance Licensure. Most states impose strict licensure requirements on health insurance companies, HMOs and other companies that engage in the business of insurance. In the event that we are required to become licensed under these laws, the licensure process can be lengthy and time consuming. In addition, many of the licensing requirements mandate strict financial and other requirements which we may not be able to meet.

      Any Willing Provider Laws. Some states have adopted, and others are considering, legislation that requires managed care payors to include any provider who is willing to abide by the terms of the managed care payor’s contracts and/or prohibit termination of providers without cause. These types of laws limit our ability to develop effective managed care provider networks in such states. This could adversely affect our ability to implement our business plan.

      Antitrust Laws. We and our networks of providers are subject to a range of antitrust laws that prohibit anti-competitive conduct, including price-fixing, concerted refusals to deal and divisions of markets. There may be a challenge to our operations on the basis of an antitrust violation in the future.

      Advertising. The laws and regulations governing advertising in general, and with respect to optometrists and optical retailers in particular, vary from state to state and are also governed by various federal regulations, including regulations promulgated by the Federal Trade Commission (“FTC”). State advertising statutes and regulations prohibit false or misleading advertisements and restrict our ability to advertise for independent optometrists subleasing space from us. In addition, the FTC has promulgated regulations which limit the frequency of “free offers” in order to avoid potential deceptive advertising. Courts and regulatory agencies could conclude that our advertising practices do not comply with applicable laws and regulations and a change in our advertising practices could have a material effect on the results of our operations.

      HIPAA. The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) covers a variety of subjects which impacts our businesses and the business of the optometrists. Some of those subjects include the privacy of patient health care information, the security of such information and the standardization of electronic data transactions for purposes of medical billing. The Department of Health and Human Services promulgated HIPAA regulations which became effective during 2003. We have devoted, and continue to devote, resources to implement operating procedures within the stores and the corporate office to ensure compliance with the HIPAA regulations. Penalties under HIPAA, if applied to us, or a determination that we or any affiliated optometrists or OD PCs are not in compliance with such laws, could have a material adverse effect on our results of operations.

Proposed and future health care reform initiatives could require us to make costly modifications to our business arrangements.

      There have been numerous initiatives at the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services. We believe that such initiatives will continue during the foreseeable future. Aspects of certain of these reforms as proposed in the past or others that may be introduced could, if adopted, adversely affect us.

      The federal government has issued proposed regulations which further describe prohibited referrals, the nature of financial relationships and permitted exceptions. We believe that we are in material compliance with these regulations as proposed. The federal government has not yet issued final regulations. We cannot assure you that future interpretations of such laws and regulations will not require modifications to our business arrangements.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

      Some statements in this prospectus are known as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may relate to, among other things, our dividend policies, future performance generally, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and competition. Many statements under the captions “Summary,” “Risk Factors,” “Dividend Policy and Restrictions,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and elsewhere in this prospectus are “forward-looking statements.” These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which reflect our management’s view and various assumptions only as of the date of this prospectus. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our assumptions, plans, objectives, expectations and intentions and other factors discussed under “Risk Factors” and other parts of this prospectus and the following:

•	our competitive environment;

•	our high degree of leverage and significant debt service obligations;

•	changes in our regulatory environment;

•	changes in national, regional or local economic conditions;

•	our ability to participate in managed vision care plans;

•	technological advances in vision care;

•	the seasonality of our business and weather conditions; and

•	changes in general industry and market conditions and growth rates.

      We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements and events discussed in this prospectus might not occur.

THE TRANSACTIONS

      Concurrently with this offering, we will effect the Transactions described below. For additional information concerning the Transactions, see “Use of Proceeds,” “Description of Certain Indebtedness” and “Capitalization.”

      Internal Corporate Transactions. We will recapitalize our common stock into class A common stock and class B common stock. This recapitalization will be reflected in our amended and restated articles of incorporation which will be filed as an exhibit to the registration statement of which this prospectus forms a part.

      New Credit Facility. Concurrently with the closing of this offering, we will enter into a new credit facility with a syndicate of financial institutions, including affiliates of some of the underwriters. In this document, we refer to this credit facility as the “new credit facility.” The new credit facility will be comprised of a revolving credit facility in a total principal amount of up to $           million (less amounts reserved for letters of credit) and a term facility in an aggregate principal amount of $           million. The revolving credit facility will have a           -year maturity and the term facility will have a           -year maturity. See “Description of Certain Indebtedness — New Credit Facility.”

      Repayment of Existing Credit Facility. We will repay all $           million of our outstanding loans under our existing credit facility plus accrued and unpaid interest. The terms of the existing credit facility allow us to prepay loans without premium or penalty. Affiliates of certain of the underwriters are lenders and/or agents under our existing credit facility. Accordingly, affiliates of certain of the underwriters will receive a portion of the net proceeds of the offering. See “Underwriting.”

      Redemption of Existing Senior Subordinated Notes and Preferred Stock. Our existing senior subordinated notes bear cash interest at a rate of 9 1/8% per year and our existing floating interest rate subordinated term securities bear cash interest at LIBOR plus 3.98%. Immediately following and subject to the completion of the offering, we intend to redeem the $           million aggregate principal amount outstanding of our existing senior subordinated notes and the $           million aggregate principal amount outstanding of our existing floating rate subordinated term securities. The terms of our existing senior subordinated notes currently permit us to redeem these notes, in whole or in part, at 103.042% of the principal amount, plus accrued and unpaid interest, with at least 30 days but no more than 60 days notice to the holders. To redeem the existing senior subordinated notes, we expect to pay approximately $           million, plus accrued and unpaid interest up to the date of redemption. The terms of our existing floating rate subordinated term securities currently permit us to redeem these securities, in whole or in part, at 100% of the principal amount, plus accrued and unpaid interest, with at least 30 days but no more than 60 days notice to the holders. To redeem our existing floating rate subordinated term securities, we expect to pay approximately $           million plus accrued and unpaid interest up to the date of redemption.

      Our existing preferred stock accrues quarterly compounding dividends at a rate of 13% per year. Pursuant to the terms of our existing preferred stock, immediately following and subject to the completion of the offering, we intend to redeem all issued and outstanding shares of our existing preferred stock, which we will purchase with a portion of the proceeds of this offering. The terms of our existing preferred stock currently permit us to redeem these shares at our option, pursuant to a public offering, in whole or in part, at $113 per share plus all accrued and unpaid dividends. To redeem the existing preferred stock, we expect to pay approximately $           million, plus accrued and unpaid dividends up to the date of redemption, substantially all of which will be paid to our existing equity investors, as defined below. After conducting this redemption we will not have any outstanding preferred stock.

      Cash Collateral Account. We will be required to place $           million from the proceeds of this offering into a cash collateral account that can only be used to avoid a default in the payment of interest on the senior subordinated notes. See “Description of Senior Subordinated Notes — Cash Collateral Account.”

      Our Existing Shareholders. THL and Equity Linked are the owners of substantially all of our existing preferred stock and approximately 95% of our common stock. Selected members of management and certain other individuals are the owners of all of our remaining common stock and common stock options outstanding prior to this offering. We will recapitalize our common stock into class A common stock and class B common stock, which will be reflected in our amended and restated articles of incorporation. All of our existing shareholders will receive shares of our class B common stock. The expected dividend rate on the class B common stock will be the weighted average of the stated interest rate on the senior subordinated notes and the dividend yield on the class A common stock represented by the IUs. Dividends will be paid on the class A common stock and the class B common stock on a pro rata basis based on their respective dividend rates. The class B common stock will be exchangeable for IUs which will be registered under the Securities Act of 1933 at the holders’ option subject to certain conditions during specified periods. Until the second anniversary of the consummation of this offering, our amended and restated stockholders’ agreement will prohibit the holders of shares of our class B common stock from exercising their exchange right if following the exchange, the holders of shares of our class B common stock would hold less than            shares of our class B common stock (representing 10% of our common stock equity at the closing of this offering, as determined at the initial public offering price).

      As discussed below, our existing shareholders will be selling approximately            shares of their class B common stock to us for approximately $           million, which we will purchase with a portion of the proceeds of this offering, or approximately            shares of their class B common stock for approximately $           million if the overallotment option is exercised in full.

      Upon the completion of this offering, our existing shareholders will own 100% of our outstanding class B common stock and approximately           % of our total outstanding common stock. Our existing equity investors will own           % of our class B common stock and approximately           % of our total outstanding common stock.

USE OF PROCEEDS

      The table below sets forth our estimate of the sources of the funds required to effect the Transactions and our uses of such funds, assuming the Transactions were consummated as of December 27, 2003. As indicated in the table below, certain proceeds from this offering will be received by our existing shareholders. See “The Transactions.” The estimated sources and uses are based on an assumed initial public offering price of $           per IU and           % of the stated principal amount of $           per separate senior subordinated note. Actual amounts may vary from the amounts shown below.

Amount

(In millions)
Sources of Funds:
IUs offered hereby	$
Separate senior subordinated notes offered hereby
New credit facility(1)
Cash on hand

Total sources of funds	$

Uses of Funds:
Repay existing credit facility(2)	$
Redeem 9 1/8% senior subordinated notes and floating rate subordinated term securities(3)
Redeem preferred stock(4)
Repurchase shares of class B common stock(5)
Fund cash collateral account
Fees and expenses(6)
Working capital

Total uses of funds	$

(1)	Our new credit facility will consist of a $ million term facility and a $ million revolving facility.

(2)	Represents all loans under our existing credit facility. The revolving loans under our existing credit facility bear interest per annum at LIBOR plus 4.50%. We used the proceeds from revolving loans to fund capital expenditures and for general corporate purposes. Term loan A under our existing credit facility matures on December 23, 2005 and bears interest per annum at LIBOR plus 4.25%. Term loan B under our existing credit facility matures on November 1, 2007 and bears interest per annum at LIBOR plus 4.75%.

(3)	The 9 1/8% senior subordinated notes and the floating rate subordinated term securities each mature on May 1, 2008. The floating rate subordinated term securities bear interest at a rate per annum equal to LIBOR plus 3.98%. If we voluntarily redeem the 9 1/8% senior subordinated notes, we must redeem them at a price of 103.042% of the principal amount of such notes, together with all accrued and unpaid interest, if any, to the date of redemption. If we voluntarily redeem the existing floating rate subordinated term securities, we must redeem them at 100% of the principal amount, plus accrued and unpaid interest. We expect to pay $ million to repurchase all of the 9 1/8% senior subordinated notes and the floating rate subordinated term securities plus accrued and unpaid interest up to the date of redemption.

(4)	We intend to redeem all issued and outstanding shares of our existing preferred stock, which we will purchase with a portion of the proceeds of this offering. To redeem our existing preferred stock, we expect to pay approximately $ million, plus accrued and unpaid dividends up to the date of redemption, substantially all of which will be paid to our existing equity investors.

(5)	We expect to pay approximately $ million to repurchase shares of our class B common stock pro rata from our existing shareholders. If the underwriters exercise their overallotment option in full, we will use all of the additional proceeds to repurchase an additional shares of our class B common stock pro rata from our existing shareholders.

(6)	Includes the underwriting discount of $ million payable to the underwriters in connection with this offering, $ million payable to the providers of our new credit facility and $ million in other professional fees. See “Related Party Transactions — Management Agreement” and “Underwriting.”

CAPITALIZATION

      The following table sets forth our cash and cash equivalents and capitalization as of December 27, 2003 on an actual basis and as adjusted to give effect to the Transactions as if they were consummated as of December 27, 2003, assuming the underwriters have not exercised their overallotment option. See “The Transactions.”

      You should read this table in conjunction with “Use of Proceeds,” “Selected Historical Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited and consolidated financial statements and unaudited pro forma financial statements and the related notes to those statements included elsewhere in this prospectus.

	As of December 27, 2003

	Actual	As Adjusted

	(In thousands)
Cash and cash equivalents(1)	$3,809	$

Long-term debt, including current portion:
Existing credit facility	106,750
New credit facility:
Term facility	—
Revolving facility(2)	—
9 1/8% senior subordinated notes and floating rate subordinated term securities, net of discount	129,788
% senior subordinated notes(3)	—
Other debt	2,287

Total consolidated long-term debt, including current portion	238,825

Shareholders’ equity (deficit):
Series A preferred stock before this offering	62,169
Common stock before this offering:
Common stock, par value $0.01 per share	74
Common stock after this offering(4):
Class A common stock, par value $0.01 per share(5)	—
Class B common stock, par value $0.01 per share(6)	—
Additional paid-in capital	28,259
Accumulated deficit(7)	(154,131)

Total shareholders’ equity (deficit)	(63,629)

Total capitalization	$175,196	$

(1)	Cash and cash equivalents as adjusted includes $ million in the cash collateral account as described under “Description of Senior Subordinated Notes — Cash Collateral Account.”

(2)	Under the revolving facility, we will have revolving loan availability of up to $ million.

(3)	Includes the senior subordinated notes represented by IUs and the separate senior subordinated notes.

(4)	Excludes options to purchase shares of common stock.

(5)	Includes shares of class A common stock offered hereby in the form of IUs.

(6)	Includes shares of class B common stock to be issued to our existing shareholders pursuant to our recapitalization. Subject to certain conditions, shares of class B common stock are convertible into IUs following the second anniversary of the consummation of this offering, at the option of the holder of such shares.

(7)	As adjusted does not give effect to $ million of stock-based compensation expense, $ million of charges related to the write-off of deferred financing costs and the payment of premiums to redeem our existing preferred stock, senior subordinated notes and floating rate subordinated term securities.

DIVIDEND POLICY AND RESTRICTIONS

      Upon the closing of this offering, our Board of Directors expects to adopt a dividend policy for our class A common stock pursuant to which, in the event and to the extent we have any available cash for distribution to the holders of shares of our class A common stock as of the           th business day of each           ,           ,           and           , and subject to applicable law and the terms of the new credit facility, the indenture governing our senior subordinated notes and any other indebtedness we have outstanding, our Board of Directors will declare cash dividends on our class A common stock. The expected initial dividend rate on the class A common stock is expected to be equal to $           per share per annum, subject to adjustment. We expect to pay those dividends on or about the           th business day of each           ,           ,           and           to holders of record on the last business day of our fiscal quarter ending immediately prior to such date.

      Upon the closing of this offering, our Board of Directors also expects to adopt a dividend policy for our class B common stock pursuant to which, in the event and to the extent we have any available cash for distribution to the holders of shares of our class B common stock as of the           th business day of each           ,           ,           and           , and subject to applicable law and the terms of the new credit facility, the indenture governing our senior subordinated notes and any other indebtedness we have outstanding, our Board of Directors will declare cash dividends on our class B common stock. The expected initial dividend rate on the class B common stock is expected to be the weighted average of the coupon on the senior subordinated notes and the dividend yield on the class A common stock represented by the IUs. We will pay those dividends on or about the           th business day of each           ,           ,           and           to holders of record on the last business day of our fiscal quarter ending immediately prior to such date.

      Dividends will be paid on the class A common stock and the class B common stock on a pro rata basis based on their respective dividend rates. If in any quarter cash available for distribution is insufficient to pay the dividends on both the class A common stock and the class B common stock, the dividends on each class would be reduced by an equivalent percentage on a pro rata basis until the aggregate dividends paid in the quarter equal the cash available for distribution.

      If we have any remaining cash after the payment of dividends as contemplated above, our Board of Directors will, in its sole discretion, decide to use that cash to fund capital expenditures or acquisitions, repay indebtedness, pay additional dividends or for general corporate purposes.

      The indenture governing our senior subordinated notes restricts our ability to declare and pay dividends on our class A common stock as follows:

•	the aggregate amount of dividends paid in any fiscal quarter may not exceed ;

•	we may not pay dividends while interest on the senior subordinated notes is being deferred or, after the end of any deferral period, so long as any deferred interest has not been paid in full; and

•	we may not pay any dividends if a default or event of default under the indenture governing the senior subordinated notes has occurred and is continuing or will occur as a result of such payment.

      See “Description of Senior Subordinated Notes” for a complete description of this dividend restriction.

      In addition, our new credit facility will restrict our ability to pay dividends.

      Future dividends, if any, with respect to shares of our common stock will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, provisions of applicable law and other factors that our Board of Directors may deem relevant. Under Texas law, our Board of Directors may declare dividends only to the extent of our “surplus” (which is defined as total assets at fair market value minus total liabilities, minus statutory capital), or if there is no surplus, out of our net profits for the then current and/or immediately preceding fiscal years. The distributions you receive on the class A common stock portion of our IUs, or on separately held class A common stock, will be taxed as dividends for federal income tax purposes to the extent of our current and accumulated earnings and profits (as determined for federal income tax purposes), and generally thereafter as a non-taxable return of tax basis and then a taxable gain from the sale or exchange of class A common stock. See “Material United States Federal Tax Considerations.”

      Our Board of Directors may, in its discretion, amend or repeal these dividend policies. Our Board of Directors may decrease the level of dividends provided for in these dividend policies or discontinue the payment of dividends entirely.

      We have not paid dividends on our common stock in the past.

DILUTION

      Dilution is the amount by which:

•	the portion of the offering price paid by the purchasers of the IUs to be sold in the offering that is allocated to our shares of class A common stock represented by the IUs, exceeds

•	the net tangible book value or deficiency per share of our class A common stock after the offering.

      Net tangible book value or deficiency per share of our common stock is determined at any date by subtracting our total liabilities (including redeemable preferred stock) from our total assets less our intangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date. For the purpose of this section, references to our “common stock” after the offering includes shares of class A common stock to be issued as part of the IUs and the shares of class B common stock to be held by existing shareholders.

      Our net tangible book deficiency as of December 27, 2003 was approximately $171.1 million, or $23.12 per share of common stock. After giving effect to this offering and the Transactions, including the use of proceeds as described in this prospectus, our pro forma as adjusted net tangible book deficiency as of December 27, 2003 would have been approximately $           million, or $           per share of class A common stock. This represents an immediate increase in net tangible book value of $           per share of our common stock to existing shareholders and an immediate dilution of $           per share of our common stock to new investors purchasing class A common stock represented by the IUs in this offering.

      The following table illustrates this substantial and immediate dilution to new investors:

Per Share of
	Per Share of	Class A Common Stock
	Class A	Assuming Full Exercise of
	Common stock	the Overallotment Option

Portion of the assumed initial public offering price of $ per IU allocated to one share of class A common stock	$	$
Net tangible book value (deficiency) per share as of December 27, 2003
Increase per share attributable to cash payments made by investors in this offering

Pro forma as adjusted net tangible book value (deficiency) after this offering	$	$

Dilution in net tangible book value per share to new investors

      The following table sets forth on a pro forma basis as of December 27, 2003, assuming no exercise of the overallotment option and no exercise of any currently outstanding stock options:

•	the total number of shares of our class A common stock represented by IUs and of class B common stock to be owned by our existing shareholders following the consummation of this offering and the other Transactions;

•	the total consideration paid by our existing shareholders and to be paid by the new investors purchasing class A common stock in this offering; and

•	the average price per share of common stock paid by our existing shareholders (cash and stock) and to be paid by new investors purchasing class A common stock in this offering:

Shares of Class A
	Common Stock				Average Price
	Purchased		Total Consideration		Per Share of
Class A
	Number	Percent	Amount	Percent	Common Stock

Existing Equity Investors		%	$	%	$
New Investors		%		%

Total		%	$	%	$

SELECTED HISTORICAL FINANCIAL INFORMATION

      The following table sets forth our selected historical financial information and other operating information. The selected financial information in the table is derived from our audited consolidated financial statements and should be read in conjunction with our consolidated financial statements and the related notes thereto, the other financial information and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this prospectus.

	Fiscal Year Ended

	January 1,	December 30,	December 29,	December 28,	December 27,
	2000	2000	2001	2002	2003

	(Dollars in thousands, except per share data)
Statement of Operations Data:
Net revenues	$293,795	$338,457	$336,034	$363,667	$369,852
Operating costs and expenses:
Cost of goods sold	98,184	107,449	104,446	112,471	114,578
Selling, general and administrative(1)	170,146	204,365	203,187	212,472	218,702
Store closure expense	—	3,580	—	—	—
Amortization of intangible assets(2)	5,653	9,137	8,697	1,865	165

Total costs and expenses	273,983	324,531	316,330	326,808	333,445

Operating income	19,812	13,926	19,704	36,859	36,407
Interest expense, net	24,685	28,694	27,537	21,051	20,200

Income (loss) before income taxes	(4,873)	(14,768)	(7,833)	15,808	16,207
Income tax expense (benefit)	384	766	1,239	1,565	(9,600)

Net income (loss) before cumulative effect of change in acct principle	(5,257)	(15,534)	(9,072)	14,243	25,807
Cumulative effect of change in acct principle	491	—	—	—	—

Net income (loss)	$(5,748)	$(15,534)	$(9,072)	$14,243	$25,807

Net income (loss) per common share:
Basic:
Income (loss) before cumulative effect of change in accounting principle	$(1.31)	$(2.78)	$(2.00)	$1.04	$2.48
Cumulative effect of change in accounting principle	(0.07)	—	—	—	—

Net income (loss)	$(1.38)	$(2.78)	$(2.00)	$1.04	$2.48

Diluted:
Income (loss) before cumulative effect of change in accounting principle	$(1.31)	$(2.78)	$(2.00)	$1.03	$2.28
Cumulative effect of change in accounting principle	(0.07)	—	—	—	—

Net income (loss)	$(1.38)	$(2.78)	$(2.00)	$1.03	$2.28

	Fiscal Year Ended

	January 1,	December 30,	December 29,	December 28,		December 27,
	2000	2000	2001	2002		2003

	(Dollars in thousands)
Other Financial Data:
Depreciation and amortization	$22,754	$29,600	$29,047	$20,626		$16,818
Capital expenditures	19,920	18,932	10,491	10,668		10,971
Gross margin %	66.6%	68.3%	68.9%	69.1%		69.0%
Adjusted EBITDA(3)	42,386	47,106	48,751	56,744		53,725
Comparable store sales growth(4)	1.10%	0.90%	-1.40%	5.60%		-0.30%
End of period stores	361	361	359	363		371
Sales per store(5)	$987	$940	$935	$1,009		$1,010
Ratio of earnings to fixed charges(6)	—	—	—	1.49	x	1.52	x
Balance Sheet Data:
Cash and Cash Equivalents	$2,955	$3,971	$3,372	$3,450		$3,809
Total assets	258,821	250,920	223,676	217,056		225,526
Long term debt, including current maturities	280,910	291,376	274,563	254,633		238,825
Preferred stock	37,268	42,354	48,134	54,703		62,169
Total shareholders’ (deficit)	(76,495)	(92,718)	(102,499)	(89,121)		(63,629)

(1)	Included in the selling, general and administrative expenses during the year ended December 28, 2002 is a gain related to the extinguishment of debt of $1.2 million. This amount has been classified in operating cost and expenses in accordance with SFAS No. 145, “Recession of FASB Statements No. 4, 44 and 64, “Amendment of FASB Statement No. 13 and Technical Corrections.”

(2)	We adopted SFAS No. 142 “Goodwill and Other Intangibles” on December 30, 2001. Under SFAS No. 142, goodwill is no longer subject to amortization over its estimated useful life. Rather, goodwill is subject to an annual assessment for impairment applying a fair value test. The affect of adopting SFAS No. 142 would have decreased amortization expense for the years ended December 29, 2001, December 30, 2000 and January 1, 2000 by $5.3 million, $5.2 million and $5.0 million, respectively.

(3)	We present a discussion of Adjusted EBITDA because covenants in the indenture governing the senior subordinated notes and the new credit facility contain ratios which are based on this measure. For example, the indenture governing the senior subordinated notes allows us to extend the maturity of the senior subordinated notes if, among other things, our Adjusted EBITDA to interest expense is greater than to 1.0. Adjusted EBITDA is defined as consolidated net income (loss) before interest expense, income taxes, depreciation and amortization, certain non-cash charges and management fees paid to affiliates of Thomas H. Lee Partners, L.P., extraordinary or otherwise non-recurring gains or losses and certain other items, see “Description of Senior Subordinated Notes — Certain Definitions.” Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, operating income or net income (loss), in each case, as determined in accordance with GAAP as an indicator of our operating performance or cash flow as a measure of liquidity. Additionally, Adjusted EBITDA presented may not be comparable to similarly titled measures reported by other companies. The following table sets forth a reconciliation of Net Income (loss) to Adjusted EBITDA for each of the fiscal periods presented:

	Fiscal Year Ended

	January 1,	December 30,	December 29,	December 28,	December 27,
	2000	2000	2001	2002	2003

	(Dollars in thousands)
Reconciliation of Adjusted EBITDA to Net Income (loss):
Net income(loss)	$(5,748)	$(15,534)	$(9,072)	$14,243	$25,807
Reconciling items:
Depreciation and amortization	22,754	29,600	29,047	20,626	16,818
Interest expense	24,685	28,694	27,537	21,051	20,200
Income tax expense (benefit)	384	766	1,239	1,565	(9,600)

EBITDA	42,075	43,526	48,751	57,485	53,225
Reconciling items:
Change in accounting policy	(180)	—	—	—	—
Cumulative effect of change in acct principle	491	—	—	—	—
Store closure expense	—	3,580	—	—	—
Gain on extinguishment of debt	—	—	—	(1,211)	—
Thomas H. Lee Partners, L.P. management fee	—	—	—	500	500

Adjusted EBITDA	$42,386	$47,106	$48,751	$56,774	$53,725

(4)	Comparable store sales growth is calculated comparing net revenues for the period indicated to net revenues of the equivalent prior period for all stores open at least twelve months prior to each such period.

(5)	Sales per store is calculated on a monthly basis by dividing total net revenues by the total number of stores open during the period. Annual sales per store is the sum of the monthly calculations.

(6)	For the purposes of determining the ratio of earnings to fixed charges, “earnings” represents income (loss) before income tax expense plus fixed charges. “Fixed charges” consists of interest, amortization of debt issuance costs and a portion of rent, which is representative of interest factor (approximately one-third of rent expense). For each of the fiscal years ended December 29, 2001, December 30, 2000 and January 1, 2000, our earnings were insufficient to cover fixed charges by $7.8 million, $14.8 million and $4.6 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with our financial statements and the notes thereto included elsewhere in this prospectus. The following discussion includes certain forward-looking statements. For a discussion of important factors, including the continuing development of our business, actions of regulatory authorities and competitors and other factors which could cause actual results to differ materially from the results referred to in the forward-looking statements, see “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

Introduction

      We are the third largest optical retail chain as measured by net revenues and the largest company focused solely on the optical retail sector in the United States. We currently operate 374 stores in 33 states, including 310 directly-owned optical stores and 64 stores owned by an optometrist’s professional entity and managed by us under management agreements. We operate in the $16.3 billion optical retail market. We believe that key drivers of our performance include (i) maximizing our store profitability, (ii) increasing transactions by offering both convenience and value to our customers, (iii) capitalizing on the continued role of managed vision care, and (iv) actively managing our store base in targeted markets.

      We have focused on improving operating efficiencies and growing sales by offering convenience and value to our customers. During fiscal 2003, we continued to focus on our value retail promotion of two complete pairs of single vision eyewear for $99. For fiscal 2003, optical sales increased 1.7% compared to fiscal 2002, which was largely the result of our opening ten new stores during fiscal 2003. Fiscal 2003 transaction volume declined 0.4% when compared to fiscal 2002. We believe this relatively flat transaction volume was largely the result of mediocre consumer demand and a sluggish economy for the majority of fiscal 2003.

      We believe that optical retail sales through funded managed vision care programs will continue to increase over the next several years. We have made a strategic decision to pursue funded managed vision care relationships in order to help our retail business grow. Our net revenues derived from funded managed care plans grew at the rate of 6.2% in fiscal 2003. Discount managed care programs will play a less significant role in our sales as our value retail offer becomes more developed throughout our stores. Discount insurance programs consist of relationships where the customer receives a pre-agreed upon discount on eye care products and often our value promotion prices are lower than these discount prices.

      While the average ticket price on products purchased under managed vision care reimbursement plans is typically lower, managed vision care transactions generally require less promotional spending and advertising support by us. We believe that the increased volume resulting from managed vision care relationships also compensates for the lower average ticket price per transaction. During fiscal 2003, approximately 31.6% of our optical revenues were derived from managed vision care programs, although the percent of penetration should normalize at 30% as our transition to funded programs develops and our retail value offer displaces discount managed vision care plans. We believe that the role of managed vision care will continue to benefit us and other large optical retail chains with strong local market shares, broad geographic coverage and sophisticated information management and billing systems.

Results of Operations

      The following table sets forth the percentage relationship to net revenues of certain income statement data. The year-to-year comparison of financial results is not necessarily indicative of future results.

	Fiscal Year Ended

	December 29,	December 28,	December 27,
	2001	2002	2003

Net revenues:
Optical sales	99.0%	99.1%	99.1%
Management fees	1.0	0.9	0.9

Total net revenues	100.0	100.0	100.0
Operating costs and expenses:
Cost of goods sold(a)	31.4	31.2	31.3
Selling, general and administrative expenses(a)	61.1	59.0	59.7
Amortization of intangibles	2.6	0.5	—

Total operating costs and expenses	94.1	89.9	90.2

Income from operations	5.9	10.1	9.8
Interest expense, net	8.2	5.8	5.4

Income/(loss) before income taxes	(2.3)	4.3	4.4
Income tax expense/(benefit)	0.4	0.4	(2.6)

Net income/(loss)	(2.7)%	3.9%	7.0%

(a)	Percentages based on optical sales only.

     The following is a discussion of certain factors affecting our results of operations from fiscal 2001 to fiscal 2003 and our liquidity and capital resources. This discussion should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this document.

Fiscal 2003 Compared to Fiscal 2002

      Net Revenues. Net revenue increased to $369.9 million in fiscal 2003 from $363.7 million in fiscal 2002, largely the result of the addition of ten stores, nine of which were opened in the Atlanta market. Comparable store sales decreased by 0.3% compared to fiscal 2002. Comparable transaction volume decreased by 0.4% compared to fiscal 2002 and average ticket prices increased by 0.2% compared to fiscal 2002. This relatively flat performance in comparable store sales, average ticket and comparable transactions is the result of a soft optical retail environment driven by mediocre consumer demand and comparisons to a strong comparable sales result of 5.6% for fiscal 2002. Funded managed vision care sales increased 6.2% for fiscal 2003 as compared to a 14.6% increase in fiscal 2002. Total managed vision care sales decreased 19.4% for fiscal 2003 versus a 1.3% increase in fiscal 2002. The total managed vision care sales decline in 2003 was primarily due to (i) the discontinuation of our participation in discount, affinity and medicaid plans (ii) and the shift of managed care participants to our retail value promotion. These two factors resulted in managed vision care penetration decreasing from 39.4% in fiscal 2002 to 31.6% in fiscal 2003. In addition, we closed two stores during fiscal 2003.

      Gross Profit. Gross profit increased to $255.3 million in fiscal 2003 from $251.2 million in fiscal 2002, primarily as a result of an increase in the sales of higher margin products. Gross profit as a percentage of optical sales marginally decreased to 68.7% in fiscal 2003 from 68.8% in fiscal 2002. This relatively flat trend was largely due to our maintaining our favorable mix of non-branded frames. Non-branded frames have lower wholesale purchase prices than branded frames resulting in higher margins.

      Selling General & Administrative Expenses (SG&A). SG&A increased to $218.7 million in fiscal 2003 from $212.5 million in fiscal 2002. SG&A as a percentage of optical sales increased to 59.7% in fiscal 2003 from 59.0% in fiscal 2002. This increase was primarily due to the addition of noncomparable doctor practices in eight of our markets, which has resulted in increased doctor payroll expenditures. In addition, we closed two stores and opened ten new stores during fiscal 2003, which resulted in increased occupancy expenditures.

      Amortization Expense. Amortization expense decreased to $0.2 million for fiscal 2003 from $1.9 million in fiscal 2002 as the related intangible asset was fully amortized.

      Net Interest Expense. Net interest expense decreased to $20.2 million for fiscal 2003 from $21.1 million for fiscal 2002. This decrease was primarily due to lower outstanding debt balances during fiscal 2003.

      Income Tax Benefit. Income tax benefit increased to $9.6 million in fiscal 2003 from a $1.6 million expense in 2002, due to the increase in the related deferred tax asset of $14.0 million. The recognition of the deferred tax asset is the result of the removal of the valuation allowance on deferred tax assets because of our history of taxable income and high probability of future taxable income.

      Net Income. Net income increased to $25.8 million in fiscal 2003 from $14.2 million in fiscal 2002, primarily as a result of the tax benefit realized in fiscal 2003 and increased net revenues.

Fiscal 2002 Compared to Fiscal 2001

      Net Revenues. Net revenue increased to $363.7 million in fiscal 2002 from $336.0 million in fiscal 2001, largely the result of an increase in comparable store sales of 5.6% primarily due to the continuation of the two complete pair of single vision eyeglasses for $99 value promotion started in the fourth quarter of 2001. Additionally, the improvement of product depth and selection, improved in-stock positions and overall optical market improvement contributed to our increase in sales. The number of transactions increased by 13.7% compared to fiscal 2001, which was offset by a decrease in average ticket prices of 4.7% compared to fiscal 2001. Both the increase in transactions and decrease in average ticket prices were due primarily to the two complete pair of single vision eyeglasses for $99 value promotion. Total managed vision care sales decreased 1.5% for fiscal 2002 as compared to fiscal 2001 as sales shifted in reaction to our retail value promotions. We opened eight stores and closed four stores in fiscal 2002.

      Gross Profit. Gross profit increased to $251.2 million in fiscal 2002 from $231.6 million in fiscal 2001, primarily as a result of an increase in comparable store sales and an increase in the sales of higher margin products. Gross profit as a percentage of optical sales increased to 68.8% in fiscal 2002 from 68.6% in fiscal 2001. This percentage increase was largely due to an increase in non-branded frames as a percentage of sales in fiscal 2002 versus fiscal 2001. Non-branded frames have higher margins than branded frames due to lower acquisition costs.

      Selling General & Administrative Expenses (SG&A). SG&A increased to $212.5 million in fiscal 2002 from $203.2 million in fiscal 2001. SG&A as a percentage of optical sales decreased to 59.0% in fiscal 2002 from 61.1% in fiscal 2001. This percentage decrease was primarily due to increased sales from more effective advertising promotions in fiscal 2002 versus fiscal 2001 with advertising expenditures rising slightly over the two years but declining as a percentage of sales. In addition, while depreciation declined slightly and occupancy expenses rose slightly in fiscal 2002 versus fiscal 2001, they declined as a percentage of sales. This decrease was offset by increases in retail and doctor payroll.

      Amortization Expense. Amortization expense decreased to $1.9 million for fiscal 2002 from $8.7 million in fiscal 2001 due to the adoption of FAS 142 which disallows the amortization of goodwill over its useful life and instead requires an annual assessment for impairment.

      Net Interest Expense. Net interest expense decreased to $21.1 million for fiscal 2002 from $27.5 million for fiscal 2001. This decrease was primarily due to the overall decline in market interest rates in 2002 and re-payment of debt during 2002.

      Net Income. Net income increased to $14.2 million in fiscal 2002 from a loss of $9.1 million in fiscal 2001, primarily as a result of increased net revenues, decreased amortization expense and decreased interest expense.

Liquidity and Capital Resources

Sources of Capital

      Following consummation of the Transactions, our short-term and long-term liquidity needs will arise primarily from: (i) interest payments primarily related to our new credit facility and our senior subordinated notes; (ii) capital expenditures; (iii) working capital requirements as may be needed to support our business; and (iv) dividend payments on our common stock. After the Transactions, we intend to fund our operations, interest expense, capital expenditures, working capital requirements and dividend payments on our common stock from cash from operations. Our principal sources of capital are from cash on hand, cash flow from operating activities and funding from our credit facility. As of December 27, 2003, we had $3.8 million of cash available to meet our obligations. Cash flows from operating activities provided net cash for fiscal 2003, 2002 and 2001 of $27.4 million, $34.4 million and $27.4 million, respectively. We will also have $          available under the revolving portion of our new credit facility.

      Our ability to service our indebtedness will depend on our ability to generate cash in the future. The first principal payment on our indebtedness will be required to be made beginning in           . We likely will need to refinance all or a portion of our indebtedness on or before maturity. We may not be able to refinance our indebtedness on commercially reasonable terms or at all.

      Upon consummation of this offering, we will use net proceeds received from this offering, together with approximately $           million of borrowings under our new credit facility, to, among other things, repay all outstanding loans under our existing credit facility, redeem our existing 9 1/8% senior subordinated notes, redeem our floating rate subordinated term securities, redeem all of our existing preferred stock, and repurchase            shares of our class B common stock. See “The Transactions” and “Use of Proceeds.”

      Payments on debt and issuance of debt have been our principal financing activities. Cash flows used in financing activities for fiscal 2003, 2002 and 2001 were $16.1 million, $23.6 million and $17.5 million, respectively.

      Our working capital primarily consists of cash and cash equivalents, accounts receivable, inventory, accounts payable and accrued expenses and was a deficit of $18.7 million at December 27, 2003. Our level of working capital has remained relatively consistent from December 28, 2002.

      Capital expenditures for fiscal 2003, 2002 and 2001 were $11.0 million, $10.7 million and $10.5 million, respectively, and were and are our principal uses of cash for investing activities. The table below sets forth the components of these capital expenditures for 2003, 2002 and 2001.

	Fiscal Year Ended

	December 29,	December 28,	December 27,
	2001	2002	2003

	(Dollars in thousands)
Expenditure Category:
New Stores	$3,800	$2,900	$3,700
Information Systems	1,500	1,800	1,400
Lab Equipment	1,000	1,400	2,400
Store Maintenance and Remodeling	2,900	4,400	3,300
Other	1,300	200	200

Total Capital Expenditures	$10,500	$10,700	$11,000

Capital expenditures for fiscal 2004 and 2005 are projected to be approximately $11.0 million.

      Our existing credit facility consists of (i) a $55.0 million term loan A facility of which $43.8 million was outstanding at December 27, 2003 that matures on December 23, 2005, (ii) a $62.0 million term loan B facility of which $62.0 million was outstanding at December 27, 2003 that matures on November 1, 2007, and (iii) a $25.0 million revolving credit facility of which approximately $1.0 million was outstanding as of December 27, 2003. We will repay all of our borrowings under our existing credit facility with a portion of the net proceeds from this offering, together with borrowings under our new credit facility, see “The Transactions — Repayment of Existing Credit Facility” and “Use of Proceeds.”

      In 1998, we issued $100.0 million aggregate principal amount of our 9 1/8% senior subordinated notes due 2008 and $50.0 million aggregate principal amount of our floating rate subordinated term securities due 2008. We will redeem all of these existing senior subordinated notes with a portion of the net proceeds from this offering, together with borrowings under our new credit facility. The terms of the existing senior subordinated notes currently permit us to redeem the existing senior subordinated notes, at any time between May 1, 2004 and April 30, 2005 at a price of 103.042% of the principal amount of such existing senior subordinated notes, together with all accrued and unpaid interest, if any, to the date of redemption. To redeem the existing senior subordinated notes, we expect to pay approximately $           million, plus accrued and unpaid interest up to the date of redemption. The terms of our existing floating rate subordinated term securities currently permit us to redeem these securities, in whole or in part, at 100% of the principal amount, plus accrued and unpaid interest, with at least 30 days but no more than 60 days notice to the holders. To redeem our existing floating rate subordinated term securities, we expect to pay approximately $           million plus accrued and unpaid interest up to the date of redemption. Our senior subordinated notes and floating rate subordinated term securities are general unsecured obligations of the Company and are guaranteed on a senior subordinated basis by all of our subsidiaries.

      For a summary description of our debt after the consummation of the Transactions, see “Description of Certain Indebtedness.”

      During 1998, we issued 300,000 shares of a new series of preferred stock, par value $.01 per share, which we refer to as our “existing preferred stock.” We will use a portion of the proceeds from this offering to redeem all of the existing preferred stock. See “The Transactions.” Dividends on shares of the existing preferred stock are cumulative from the date of issue (whether or not declared) and will be payable when and as may be declared from time to time by our Board of Directors. Such dividends accrue on a daily basis from the original date of issue at an annual rate per share equal to 13% of the original purchase price per share, with such amount to be compounded quarterly. As of December 27, 2003, we had not paid any dividends on our existing preferred stock. The existing preferred stock is redeemable at our option, in whole or in part, at $113 per share plus all accrued and unpaid dividends, if any, to the date of redemption, upon occurrence of an offering of equity securities, a change of control or certain sales of assets. We plan to redeem the existing preferred stock and pay approximately $           million, plus accrued and unpaid dividends up to the date of redemption, substantially all of which will be paid to our existing equity investors, with the proceeds from this offering, together with borrowings under our new credit facility. As of December 27, 2003, we had accrued $32.2 million in dividends on our existing preferred stock.

      Based upon current operations, anticipated cost savings and future growth, we believe that our cash flow from operations, together with borrowings currently available under our new credit facility, will be adequate to meet our anticipated requirements for working capital, capital expenditures and scheduled principal and interest payments through the next twelve months. Our ability to satisfy our financial covenants within our new credit facility and new senior subordinated notes, meet our debt service obligations and reduce our debt will be dependent on our future performance, which in turn, will be subject to general economic conditions and to financial, business, and other factors, including factors beyond our control. We believe that our ability to repay amounts outstanding under our new credit facility and our new senior subordinated notes at maturity will likely require additional financing. We cannot provide assurance that additional financing will be available to us. A portion of our debt bears interest at floating rates; therefore, our financial condition is and will continue to be affected by changes in prevailing interest rates.

Commitments and Contractual Obligations

      The following table reflects a summary of our contractual cash obligations as of December 27, 2003:

	Payments Due by Period

		Less than			More than
	Total	1 yr	1 to 3 yrs	3 to 5 yrs	5 yrs

	(In thousands)
Long-Term Debt Obligations	$236,538	$18,750	$45,000	$172,778	$—
Capital Lease Obligations	2,287	230	659	1,039	359
Operating Lease Obligations	155,540	30,192	52,028	38,606	34,714
Purchase Obligations	—	—	—	—	—

Total Future Principal Payments on Debt	$394,365	$49,172	$97,687	$212,433	$35,073

      The following table discloses aggregate information about our contractual obligations as of December 27, 2003 after giving effect to the Transactions and the periods in which payments are due:

Payments Due by Period

			Less than					More than
	Total		1 yr	1 to 3 yrs		3 to 5 yrs		5 yrs

(In thousands)
Long-Term Debt Obligations	$		$	$		$		$
Capital Lease Obligations
Operating Lease Obligations
Purchase Obligations		—	—		—		—	—

Total Future Principal Payments on Debt	$		$	$		$		$

      We had outstanding letters of credit as of March 31, 2004 of $2.3 million.

Critical Accounting Policies

      Critical accounting policies are those that require us to make assumptions that are difficult or complex about matters that are uncertain and may change in subsequent periods, resulting in changes to reported results.

      Our significant accounting policies are described in Note 2 in the Notes to Consolidated Financials Statements. The majority of these accounting policies do not require us to make difficult, subjective or complex judgments or estimates or the variability of the estimates is not material. However, the following policies could be deemed critical. We have discussed these critical accounting policies with the audit committee of the Board of Directors.

•	Accounts receivable are primarily from third party payors related to the sale of eyewear and include receivables from insurance reimbursements, optometrist management fees, credit card companies, merchandise, rent and license fee receivables. Our allowance for doubtful accounts requires significant estimation and primarily consists of amounts owed to us by third party insurance payors. This estimate is based on the historical ratio of collections to billings. Our allowance for doubtful accounts was $4.1 million at December 27, 2003.

•	Inventory consists principally of eyeglass frames, ophthalmic lenses and contact lenses and is stated at the lower of cost or market. Cost is determined using the weighted average method which approximates the first-in, first-out (FIFO) method. Our inventory reserves require significant estimation and are based on product with low turnover or deemed by us to be unsaleable. Our inventory reserve was $0.6 million at December 27, 2003.

•	Intangible assets represent approximately 47% of our assets and consist of the amounts by which the purchase price exceeds the market value of acquired net assets (“goodwill”), management agreements and noncompete agreements. Goodwill must be tested for impairment at least annually using a “two-step” approach that involves the identification of reporting units and the estimation of fair values. This fair value estimation requires significant judgment by us.

•	Valuation allowances for deferred tax assets reduce deferred tax assets when it is deemed more likely than not that some portion or all of the deferred tax assets will expire before realization of the benefit or that future deductibility is not probable due to taxable losses. Although realization is not assured due to historical taxable income and the probability of future taxable income, we believe it is more likely than not that all of the deferred tax asset will be realized.

•	We maintain our own self-insurance group health plan. The plan provides medical benefits for participating employees. We have an employers’ stop loss insurance policy to cover individual claims in excess of $150 per employee. The amount charged to health insurance expense is based on estimates obtained from an actuarial firm. We believe the accrued liability of approximately $1.4 million, which is included in other accrued expenses, as of March 27 2004, is adequate to cover future benefit payments for claims that occurred prior to fiscal year end.

Inflation

      The impact of inflation on our operations has not been significant to date. While we do not believe our business is highly sensitive to inflation, there can be no assurance that a high rate of inflation would not have an adverse impact on our operations.

Quantitative and Qualitative Disclosures About Market Risk

      We are exposed to various market risks. Market risk is the potential loss arising from adverse changes in market prices and rates. We do not enter into derivative or other financial instruments for trading or speculative purposes.

Interest Rate Risk

      Our primary market risk exposure is interest rate risk, with specific vulnerability to changes in LIBOR. As of December 27, 2003, $136.5 million of our long-term debt bore interest at variable rates. Accordingly, our net income is affected by changes in interest rates. Assuming a two hundred basis point change in the 2003 average interest rate under the $136.5 million in borrowings, our 2003 interest expense would have changed approximately $2.7 million.

      In the event of an adverse change in interest rates, we could take actions to mitigate our exposure. However, due to the uncertainty of the actions that would be taken and their possible effects, this analysis assumes no such actions. Further, this analysis does not consider the effects of the change in the level of overall economic activity that could exist in such an environment.

BUSINESS

General

      We are the third largest optical retail chain as measured by net revenues and the largest company focused solely on the optical retail sector in the United States. We currently operate 374 stores in 33 states, offering a broad assortment of high-quality branded, private label and non-branded eyeglasses and other eyecare products. We provide in-house lens processing capabilities in most of our stores allowing us to offer our customers one-hour service on most prescriptions. We believe this integrated eye care solution, in combination with our value-oriented pricing strategy and marketing tag line, “Why Pay More?,” represents a compelling value proposition to consumers. Optometrists located within or adjacent to all of our stores provide convenient eye exams which we believe results in strong customer loyalty and a consistent source of optical retail customers. We believe that in 2003, over 70% of these optometrists’ regular eye exam patients purchased eyewear from our adjacent optical retail stores.

      Our stores are located primarily in the Southwest, Midwest and Southeast, along the Gulf Coast and Atlantic Coast and in the Pacific Northwest regions of the United States. Our strategy of clustering stores within targeted markets allows us to build local market leadership and strong consumer brand awareness, as well as achieve economies of scale in advertising and field management. As a result, we estimate that we hold either the number one or two market share position in all of our top ten markets, comprised of Washington, D.C., Houston, Dallas, Louisville, Tampa/ St. Petersburg, Minneapolis/ St. Paul, Phoenix, Nashville, Milwaukee and Miami/ Ft. Lauderdale.

Optical Retail Industry

      Overview. We operate in the U.S. optical retail industry, which generated an estimated $16.3 billion in sales in 2003. From 1988 to 2003, this industry has grown at a compound annual growth rate of 3.1% with growth in all years but 2001 during that same period.

      The following chart sets forth expenditures (based upon products sold) in the optical retail market over the past ten years, based on Jobson research reports.

U.S. Optical Retail Sales by Sector 1994 — 2003

											2003
	1994	1995	1996	1997	1998	1999	2000	2001	2002	2003E	Share

	(Dollars in billions)
Lenses/treatments	$6.5	$6.8	$7.5	$7.6	$7.9	$8.0	$8.3	$8.1	$8.5	$8.6	53.0%
Frames	4.1	4.4	4.6	5.0	5.0	5.3	5.5	5.2	5.2	5.1	31.5%
Sunglasses	0.5	0.7	0.8	0.9	0.8	0.7	0.7	0.6	0.6	0.6	3.7%
Contact lenses	1.8	1.9	1.9	1.9	2.0	2.0	2.0	2.0	1.9	1.9	11.8%

	$12.9	$13.8	$14.8	$15.4	$15.7	$16.0	$16.5	$15.9	$16.2	$16.3	100.0%

      We believe that the optical retail market is characterized by the following trends:

•	Favorable Demographics. Approximately 73% of the U.S. population age eighteen and over, or 150 million individuals, and nearly 88% of people over the age of fifty-five, require some form of corrective eyewear. In addition to their higher utilization of corrective eyewear, the over fifty-five segment spends more per pair of glasses purchased due to their need for premium priced products like bifocals and progressive lenses and their generally higher levels of discretionary income. As the “baby boom” generation ages and life expectancies increase, we believe that this demographic trend is likely to increase the number of eyewear customers and the average price per purchase.

•	Increasing Role of Managed Vision Care. We believe that optical retail sales through managed vision care programs, which were approximately 35% to 40% of the market in 2002, will continue to increase over the next several years. Managed vision care, including the benefits of routine annual eye examinations and eyewear discounts, is being utilized by a growing number of consumers. Since regular eye examinations may assist in the identification and prevention of more serious conditions, managed vision care programs encourage members to have their eyes examined more regularly, which in turn typically results in more frequent eyewear replacement. We believe that large optical retail chains are likely to be the greatest beneficiaries of this trend as payors look to contract with chains that deliver superior customer service, have strong local brand awareness, offer competitive prices, provide multiple convenient locations and flexible hours of operation, and possess sophisticated information management and billing systems.

•	New Product Innovations. Since the late 1980’s, several technological innovations have led to the introduction of new optical lenses and lens treatments, including progressive addition lenses (no-line bifocals), high-index and aspheric lenses (thinner and lighter lenses), polycarbonate lenses (shatter resistant) and anti- reflective coatings. These innovative products are popular among consumers, generally command premium prices, and yield higher margins than traditional lenses. The average retail price for all lenses and lens treatments has increased from $88 to $109 between 1995 and 2003, reflecting, in part, the rising popularity of these products. Similarly, during the same period, the average retail price for eyeglass frames has increased from $57 to $79, due in large part to evolving customer preference for both technological innovation and higher priced, branded frames. The 1995 to 2000 historical average growth rates for retail prices on lenses and frames were 4.0% and 9.0%, respectively, while the 2001 average growth rates were an increase of 1.0% and a decrease of 1.0%, respectively. The 2002 and 2003 average growth rate for retail prices on lenses were flat and 3.0%, respectively, while frames experienced no growth in 2003 and declined 4.0% in 2002. We believe this decline in the growth rate on retail prices is more related to the state of the economy than changes in consumer purchasing habits.

•	Lasik Surgery. Laser In-Situ Keratomileusis, or LASIK, was introduced in 1996, leading to a dramatic increase in the popularity of laser vision correction surgery as laser surgery creates an option to eyeglasses and contacts. In 2000, eye care professionals performed an estimated 1.4 million laser vision correction surgery procedures in the U.S., representing an increase of 48% over the approximately 948,000 procedures performed in 1999. Despite this initial rapid growth, industry forecasts estimated 1.2 million laser vision correction surgery procedures were performed in 2003, with the number of vision correction surgery patients in 2003 representing only 0.5% of the 150 million people with refractive vision conditions in the U.S.

      We believe the optical retail industry differs in many respects from other traditional retailing sectors. The medical and non-discretionary nature of eye care purchases provides optical retailers with a consistent source of customers and moderates seasonal fluctuations in sales relative to other sectors of the retail industry. In addition, we believe annual wellness exams provided by optometrists result in repeat business and customer loyalty. Finally, we believe optical retailers keep lower inventory levels than most retailers, resulting in lower carrying costs and reducing the need for clearances and markdowns.

      Distribution. The optical retail industry is highly fragmented and consists of national and regional optical retail chains, independent optometry practitioners, warehouse clubs and mass merchandisers. As customers seek a combination of broad product selection, convenience, strong customer service by trained professionals and competitive prices, we believe optical retail chains are positioned to gain market share at the expense of independent practitioners (with dispensaries). The total market share of optical retail chains, warehouse clubs and mass merchandisers in the optical retail industry has grown from 31.3% in 1996 to 37.7% in 2003. Much of this growth has come at the expense of independent optometry practitioners’ market share, which has dropped from 63.0% in 1996 to 59.9% in 2003.

      Optical Retail Chains. Optical retail chains include both superstores with on-site lens processing capabilities, and conventional optical stores. Over the past four years, the top ten optical retail chains have grown their revenues at a rate faster than the overall market. Optical retail chains offer quality service provided by optometrists conveniently located in or adjacent to the stores. In addition, optical retail chains tend to carry a broader product line of branded, private label and non-branded eyewear products and to process eyeglasses more rapidly than independent practitioners or mass merchandisers. We believe that optical retail chains, particularly the superstores, are generally able to offer better value and service through a reduced cost structure, sophisticated merchandising and displays, greater volume and economies of scale. Furthermore, optical retail chains can generate greater market awareness than the fragmented independent practitioners due to their general ability to invest in advertising and promotions more economically.

      Independent Practitioners. In 2003, independent practitioners represented $9.8 billion of eyewear retail sales, or 59.9% of the industry’s total optical retail sales. Independent practitioners typically cannot provide quick turnaround of eyeglasses because they do not have laboratories on site and generally charge higher prices than optical retail chains. Moreover, their eyewear product offering is usually narrower. Independent practitioners’ market share has declined approximately 3.1% from 1996 to 2003. For the reasons set forth above, management believes that independent practitioners will continue to lose market share over the next several years.

      Warehouse Clubs and Mass Merchandisers. Warehouse clubs and mass merchandisers usually provide eyewear in a host environment, which is typically a larger general merchandise store. While warehouse clubs and mass merchandisers typically provide some of the service elements of optical retail chains such as eye exams, they tend to have a narrower selection of products, have slower turnaround on eyeglasses and compete primarily on price. As a result, their eyewear selection tends to focus on lower-priced optical products, a pricing strategy that is generally incompatible with the pricing structure required by the managed vision care model.

      Other participants in the optical retail market include HMOs and school-controlled dispensaries. In 2003, other participants represented only 2.4% of the total optical retail market.

Our Competitive Strengths

      We believe our business is distinguished by the following competitive strengths:

      Consistent and Proven Financial Track Record. Since 1999, a period in which we primarily grew organically and through new store openings, we have demonstrated consistent financial performance. During the same time period our operating income margins have remained stable. We will continue to pursue a value focused strategy and capitalize on our competitive positioning and favorable demographic trends in the optical retail industry to achieve consistent growth and profitability.

      Diverse Geographic Coverage with Leading Competitive Position. We currently operate 374 stores in 33 states and conduct business under nine trade names, each of which has strong, established brand awareness among customers in its local markets. As a result of our store clustering strategy, we believe we have either the number one or two market share position in all of our top ten markets and enjoy significant economies of scale. We believe our geographic diversification enhances our cash flow stability because we are less vulnerable to slow downs in customer traffic and sales due to local economic conditions or weather.

      Broad Product Offering and Compelling Value Proposition. We offer a broad range of high-quality branded, private label and non-branded products. Substantially all of our stores feature between 1,500 and 2,000 stock-keeping units, with 600 to 800 different styles of frames. We believe these inventory levels represent two to three times the assortment typically provided by independent practitioners, mass merchandisers and independent optical retailers. Since 2001, we have focused our marketing efforts around the tag line “Why Pay More?” and have implemented a value-oriented pricing strategy concentrating primarily on non-branded products which has resulted in higher gross margins and transaction volume. Value non-branded frame products accounted for 47.0% of our units sold in 2003 versus 28.6% in 2001.

      Convenient, Integrated Service Offerings. We offer in-house lens processing capabilities in 82% of our store locations allowing for most prescriptions to be processed within one hour. Our remaining stores utilize our centralized lab located in San Antonio, Texas, which is typically able to process and return glasses within three days. We provide extensive training to our employees to maximize productivity of our lab professionals and to ensure our in-store customer service professionals can advise customers effectively in choosing among our broad frame selection and wide range of value-added products, including new technologies such as specialty lenses and lens treatments. This integrated service combined with our broad product offering is a significant advantage over independent practitioners, who tend to have higher prices and slower turnaround on eyeglasses, and mass merchandisers, who tend to have a more narrow product selection, slower turnaround on eyeglasses and fewer customer service professionals. In our experience, the location of optometrists within or adjacent to each of our stores also leads to consistent customer traffic and high levels of customer loyalty. In 2003, we believe that over 70% of these optometrists’ regular eye exam patients purchased eyewear from our adjacent optical retail stores and that approximately 35% of our customers were repeat customers.

      Experienced Management Team. Our senior management team has an average of 24 years of experience in the retail industry and an average of eight years of experience in the optical retail industry and has worked together at ECCA since 1998. Since our 1998 recapitalization, led by affiliates of Thomas H. Lee Partners, L.P., our senior management team has executed a disciplined growth strategy while operating under a leveraged financial condition. During the the six years since the recapitalization, our senior management team successfully increased sales and operating income, maintained stable operating margins and paid down debt. Management has actively reduced overhead and working capital levels and has opened an average of ten new stores per year since 2000.

Our Business Strategy

      We believe that key drivers of our performance include (i) maximizing our store profitability, (ii) increasing transactions by offering both convenience and value to our customers, (iii) capitalizing on the continued role of managed vision care, and (iv) actively managing our store base in targeted markets. We plan to focus on these key drivers by building local market leadership through the implementation of the following key elements of our business strategy:

      Maximize Our Store Profitability. We intend to improve our operating margins and increase our return on capital through enhanced day-to-day store execution, customer service and inventory management. We have implemented various programs focused on (i) increasing sales of higher margin, non-branded products and value-added products such as lens treatments, (ii) continuing store expense reductions and (iii) offering extensive lab, product and sales training. In addition, we continue to leverage our store clustering strategy to generate economies of scale in local advertising and field management costs and to improve our operating margins.

      Drive Transactions By Offering Both Convenience and Value to Our Customers. We believe we can continue to drive recurring traffic through our stores and generate a steady flow of transactions by offering both convenience and value to our customers. We believe our strategy of having optometrists located within or adjacent to our stores enables us to capitalize on their loyal base of patients and capture repeat business for our optical stores. In addition, our value strategy has generated significant increases in the number of transactions we process per store. We constantly refresh the value offering through additional product offerings and new promotions. Since the introduction of the value strategy, the Company’s average net revenues per store have increased from $935,000 in fiscal 2001 to $1,010,000 in fiscal 2003.

      Capitalize on Managed Vision Care Relationships. We target funded fee-for-service managed vision care relationships. As part of our ongoing efforts to further develop our managed vision care business, (i) we have developed significant relationships with insurance companies, which have resulted in our participation as an authorized provider for numerous regional and national managed vision care plans and (ii) we have implemented information systems necessary to compete for funded, fee-for-service managed vision care business. While the average ticket price on products purchased under managed vision care reimbursement plans is typically lower, managed vision care transactions generally earn comparable operating profit margins as they require less promotional spending and advertising support. We believe that the increased volume resulting from managed vision care relationships also compensates for the lower average ticket price. We believe that managed vision care will continue to benefit us and other large optical retail chains with strong local market shares, broad geographic coverage and sophisticated information management and billing systems. Retail sales from managed vision care plans totaled 31.6% of our optical sales for fiscal 2003.

      Actively Manage Our Store Base In Targeted Markets. We intend to continue our disciplined new store opening program to take advantage of “fill-in” opportunities in order to improve our competitive position in our existing markets and potentially enter attractive new markets where we believe we can achieve a number one or two market share position. During 2003, we opened one store in an existing market and entered the Atlanta, Georgia market by opening nine stores. In 2004, we plan to open eight stores, five of which will be in the Atlanta market. Approximately half of our stores are located in enclosed malls, with the remainder in power centers, strip centers and freestanding locations. In managing our store base, we use a site selection model utilizing proprietary software, which incorporates industry and internally generated data (such as competitive market factors, demographics and customer specific information) to evaluate the attractiveness of new store openings. In 2003, we introduced a smaller and more productive store format. This smaller store format averages approximately 3,000 square feet, and has lower build-out and lease costs than our original stores, without requiring any reductions in inventory selection or service offerings.

Store Operations

      Overview. As of March 31, 2004, we operated 374 stores in 33 states under separate trade names in each of our local markets, including “EyeMasters,” “Visionworks,” “Vision World,” “Doctor’s VisionWorks,” “Dr. Bizer’s VisionWorld,” “Dr. Bizer’s ValuVision,” “Doctor’s ValuVision,” “Hour Eyes,” “Stein Optical,” “Eye DRx” and “Binyon’s.” Our stores are located primarily in the Southwest, Midwest and Southeast, along the Gulf Coast and Atlantic Coast and in the Pacific Northwest regions of the United States. Our strategy of clustering our stores within targeted geographic markets has allowed us to build local market leadership and strong consumer brand awareness, as well as achieve significant economies of scale in advertising, management and field overhead. We believe changing the names under which the stores are operated in each market could result in a significant loss of customer traffic.

      While all stores sell frames and spectacle lenses, we operate various store formats. Our superstores average 4,485 square feet and combine a store with on-site processing capabilities. Our smaller conventional stores average 2,500 square feet and do not have an on-site processing lab. As of March 31, 2004, we operated 305 superstores and 69 conventional stores.

      The following table sets forth a summary of our stores operating under each trade name and their geographic focus, as of March 31, 2004, ranked by number of stores:

Number of
Trade Name	Stores	Geographic Focus	Typical Store Format

	163	Southwest, Midwest, Southeast	Superstores Sq. Ft. 4,000 Lab Contact Lenses (124 of 163 locations)
	53	Southeast	Superstores Sq. Ft. 6,100 Lab Contact Lenses
	36	Primarily Minnesota	Conventional Sq. Ft. 2,300 Contact Lenses
	31	Maryland, Colorado and Atlanta	Superstores Sq. Ft. 3,500 Lab Contact Lenses
	24	Southeast & Central	Superstores Sq. Ft. 5,800 Lab Contact Lenses
	23	Mid Atlantic	Conventional Sq. Ft. 2,600 Lab Contact Lenses
	15	Primarily Wisconsin	Superstores Sq. Ft. 3,400 Lab Contact Lenses
	15	Primarily New Jersey	Conventional Sq. Ft. 3,200 Contact Lenses
	14	Primarily Oregon	Superstores Sq. Ft. 4,600 Lab

Total	374

      As a result of our targeted approach to local markets, we believe that we hold a dominant market position in all of our top ten markets. The following table sets forth as of December 27, 2003 our top ten markets as measured by our sales. We estimate that our market share ranking is number one or two in these markets.

Number
Designated Market Area	of Stores

Washington, D.C.	21
Houston	19
Dallas	22
Louisville	7
Tampa/St. Petersburg	13
Minneapolis/St. Paul	21
Phoenix	13
Nashville	11
Milwaukee	15
Miami/Ft. Lauderdale	9

Total of Top Ten Markets	151

      Locations. We believe that the location of our stores is an essential element of our strategy to compete effectively in the optical retail market. We emphasize locations within regional shopping malls, power centers, strip shopping centers and freestanding locations. We generally target retail space that is close to high volume retail anchor stores frequented by middle to high-income clientele. Of our 374 stores, 186 are located in enclosed regional malls, 127 are in power or strip shopping centers and 61 are freestanding locations.

      Store Layout and Design. The average size of our stores is approximately 4,100 square feet. We have recently developed and implemented a smaller and more efficient new store prototype, which ranges in size from approximately 2,800 square feet to 3,500 square feet depending upon the on-site optometrist’s location within the store or in an adjacent location. Our new store prototype typically has approximately 450 square feet dedicated to the in-house lens processing area and 1,750 square feet devoted to product display and fitting areas. If adjacent to the store location, the optometrist’s office is generally 1,300 square feet and if within the store is generally 600 square feet. Each store follows a uniform merchandise layout plan, which is designed to emphasize brand offering, invite customer browsing and enhance the customer’s shopping experience. Frames are displayed in self-serve cases along the walls and on tabletops located throughout the store and are organized by gender suitability and frame style. We believe our self-serve displays are more effective and more customer friendly than the locked glass cases or “under the shelf” trays used by some of our competitors. Above the display racks are photographs of men and women which are designed to help customers coordinate frame shape and color with their facial features. In-store displays and signs are rotated periodically to emphasize key vendors and new styles.

      In-House Lens Processing. We offer in-house lens processing capabilities in 82% of our store locations allowing for most prescriptions to be processed within one hour. Our superstores have an on-site lens-processing laboratory of approximately 450 square feet in which most prescriptions can be prepared in one hour or less. Lens processing involves grinding, coating and edging lenses. Some stores utilize our main laboratory in San Antonio, Texas, which has a typical turnaround of three days and also handles unusual or difficult prescriptions.

      On-Site Optometrist. Adjacent to or within most of our stores is an optometrist who performs eye examinations and in some cases dispenses contact lenses. The optometrists generally have the same operating hours as our adjacent stores. The optometrists offer customers convenient eye exams and provide a consistent source of optical retail customers. In 2003, we believe that over 70% of these optometrists’ regular eye exam patients purchased eyewear from our adjacent optical retail stores. In addition, we believe proficient optometrists help to generate repeat customers and reinforce the quality and professionalism of each store. Due to various applicable state regulations, we have a variety of operating structures.

•	At 227 of our stores, the optometrists operate independently and lease space within or adjacent to each store to operate their eye examination practices. We also license the use of our trademark “Master Eye Associates” at the 191 locations operating within or adjacent to our EyeMasters stores. Most of these independent optometrists pay us monthly rent consisting of a percentage of gross receipts or base rental. At 36 of these stores we also provide management services to the optometrist’s professional eye exam practice for a management fee. See “— Government Regulation.”

•	At 83 of our stores, the optometrists are our employees or are independent contractors.

•	64 of our stores are owned by an OD PC. Each OD PC owns both the optical dispensary and the professional eye examination practice. Each OD PC employs the optometrists and we (through our subsidiaries) provide management services to these stores (including the dispensary and the professional practice) under business management agreements. At most of these locations, we provide the leased premises, employees (other than the optometrists), furniture, fixtures and equipment. In addition, we have an option to designate another optometrist to purchase the OD PC (or its assets) at an agreed upon calculation to determine the purchase price. As of December 27, 2003, these prices in the aggregate were approximately $10.0 million. The management agreements specifically prohibit us from engaging in activities that would constitute controlling the OD PC’s practice and reserve such rights and duties for the OD PC.

      Generally, the applicable optometric and other laws and regulations governing the practice of optometry prohibit or restrict us from controlling the professional practice of the optometrist or the OD PC (e.g., scheduling, employment of optometrists, protocols, examination fees and other matters requiring the professional judgment of the optometrist). See “— Government Regulation.”

      Store Management. Each store has an operating plan, that dictates appropriate staffing levels to maximize store profitability. In addition, a general manager is responsible for the day-to-day operations of each store. In higher volume locations, a retail manager supervises the merchandising area and the eyewear specialists. We value customer service highly and monitor it by location and associate. A lab manager trains the lab technicians and supervises eyewear manufacturing. Sales personnel are trained to assist customers effectively in making purchase decisions. A portion of store managers’ and territory directors’ compensation is based on sales, profitability and customer service scores at their particular stores. Each major market is supervised by a territory director who is responsible for 10 to 20 stores. The stores are open during normal retail hours, typically 10 a.m. to 9 p.m., six days a week, and typically 12:00 p.m. to 6:00 p.m. on Sundays.

Merchandising

      Our merchandising strategy is to offer our customers a wide selection of high-quality and fashionable frames at various price points, with particular emphasis on offering a broad selection of competitively priced branded and proprietary branded frames. Our product offering is supported by strong customer service and advertising. The key elements of our merchandising strategy are described below.

      Breadth and Depth of Selection. Our stores offer customers high-quality frames, lenses, contact lenses, accessories and sunglasses, including branded, private label and non-branded frames. Frame assortments are tailored to match the demographic composition of each store’s market area. Substantially all of our stores feature between 1,500 and 2,000 stock-keeping units with 600 to 800 different styles of frames. We believe these inventory levels represent two to three times the assortment typically provided by independent practitioners, mass merchandisers and independent optical retailers. Approximately 25% of our frame inventory carry national brand names such as Nine West, Polo/Ralph Lauren, Guess, Tommy Hilfiger and Chaps (“branded frames”). About 25% of our frames are manufactured specifically for us under proprietary brands (“private label frames”), with the remaining balance of our inventory comprised of non-branded product (“non-branded frames”). We believe that a broad selection of high-quality, lower-priced private label frames allows us to offer more value to customers while improving our gross margin. In 2003, we further implemented a value-oriented format in seven markets based upon local market demographics. This value format involves featuring lower retail price, higher margin products and increasing the selection of non-branded frames. In addition, we offer customers a wide variety of value-added eyewear features and services on which we realize a higher gross margin. These include thinner and lighter lenses, progressive lenses and custom lens features, such as tinting, anti-reflective coatings, scratch-resistant coatings, ultra-violet protection and edge polishing.

      Pricing Strategy. Our frames and lenses are generally comparably priced or priced lower than our direct superstore competitors, with prices varying based on geographic region. We employ a comprehensive pricing strategy on a wide selection of frames and/or lenses, offering discounts and “two for one” promotions. While the pricing strategy is fairly common for optical retail chains, independent optometric practitioners tend to offer fewer promotions in order to guard their margins, and mass merchandisers tend to generally adhere to an “every day low pricing” strategy.

      Product Display. We employ an “easy-to-shop” store layout. Merchandise in each store is organized by gender suitability, frame style and brand. Sales personnel are trained to assist customers in selecting frames, which complement an individual’s attributes such as facial features, face shape and skin tone. Our store displays focus customer attention on premium priced products, such as designer frames and thinner and lighter lenses.

Marketing

      We actively support our stores by frequent local advertising in individual geographical markets. Advertising expenditures totaled $31.6 million, or 8.5% of net revenues, in fiscal 2003. We generally expect advertising expenditures to remain consistent as a percentage of sales. We utilize a variety of advertising media and promotions in order to establish our image as a high-quality, cost competitive eyewear provider with a broad product offering. Our brand positioning is supported by a marketing campaign, which features the phrase “Why Pay More.” In addition, we believe that our strategy of clustering stores in each targeted market area maximizes the benefit of our advertising expenditures.

Managed Vision Care

      Managed vision care has grown in importance in the optical retail industry. Health insurers have sought a competitive advantage by offering a full range of health insurance options, including coverage of primary eye care. Due to the benefits offered to insurers by managed vision care programs, including routine annual eye examinations and eyewear (i.e., funded plans) or discounts on eyewear (i.e., discount plans), managed care is being utilized by a growing number of participants. Since regular eye examinations may assist in the identification and prevention of more serious conditions, managed vision care programs encourage members to have their eyes examined more regularly, which in turn typically results in more frequent eyewear replacement.

      While the average ticket price on products purchased under managed vision care reimbursement plans is typically lower, managed vision care transactions generally earn comparable operating profit margins as they require less promotional spending and advertising support. We believe that the increased volume resulting from managed vision care relationships also compensates for the lower average ticket price.

      While managed vision care encompasses many of the conventional attributes of managed care, there are significant differences. For example, the typical managed vision care benefit covers an annual wellness exam and eyeglasses (or discounts for eyeglasses) and treatment of eye diseases would not be covered. Even though managed vision care programs typically limit coverage to a certain dollar amount or discount for an eyewear purchase, the member’s eyewear benefit generally allows the member to contribute his or her own money to purchase more expensive glasses, or “trade up.” We believe that the growing consumer perception of eyewear as a fashion accessory, as well as the consumer’s historical practice of paying for eyewear purchases out-of-pocket, contributes to the frequency of “trading-up.” We have historically found that managed vision care participants who take advantage of the eye exam benefit under the managed vision care program in turn have typically had their prescriptions filled at adjacent optical stores and are a strong source of repeat business.

      We actively pursue managed vision care relationships and in fiscal 2003, 31.6% of our optical sales were retail sales arising from managed vision care plans. We have made a strategic decision to pursue funded fee-for-service managed vision care relationships rather than discount programs in order to help our retail business grow. Funded managed vision care relationships include capitated and fee-for-service insurance contracts. Our net revenues derived from funded managed vision care plans grew at the rate of 6.2% in fiscal 2003. Discount insurance programs consist of relationships where the customer receives an agreed upon discount on products. We believe that discount managed vision care programs will play a less significant role as the value retail offer becomes implemented throughout our stores. As part of our ongoing efforts to further develop our managed vision care business, we have (i) developed significant relationships with insurance companies, which has resulted in our participation as an authorized provider on numerous regional and national managed vision care panels and (ii) we have implemented information systems necessary to compete for funded, fee-for-service managed vision care business. We believe our managed vision care business will stabilize at approximately 30% of sales going forward as the transition to funded programs materializes and the retail offer displaces discount managed vision care activity.

      We believe that the role of managed vision care will continue to benefit us and other large optical retail chains. Managed vision care is likely to accelerate industry consolidation as payors look to contract with large optical retail chains that have brand awareness, offer competitive prices, provide multiple convenient locations and convenient hours of operation, and possess sophisticated information management and billing systems. We believe that large optical retail chains are well positioned to capitalize on this trend as independent practitioners do not satisfy the scale requirements of managed vision care programs and mass merchandisers’ “every day low price” strategy is generally incompatible with the discount price structure required by the managed vision care model.

      Most managed vision care contracts renew annually, have eligibility requirements that are reviewed annually and certain managed care relationships are not evidenced by contracts. The non-renewal or termination of a material contract or relationship could have a material adverse effect on us.

Vendors

      We have developed strategic relationships with key vendors, resulting in improved service and payment terms. We purchase a majority of our lenses from three principal vendors and purchase frames from over ten different vendors. In fiscal 2003, four vendors collectively supplied approximately 63.4% of our purchased frames. One vendor supplied over 42.8% of our lens materials during the same period. While such vendors supplied a significant share of the lenses used by us, lenses are a generic product and can be purchased from a number of other vendors on comparable terms. We therefore do not believe that we are dependent on such vendors or any other single vendor for frames or lenses. We believe that our relationships with our existing vendors are satisfactory and that significant disruption in the delivery of merchandise from one or more of our current principal vendors would not have a material adverse effect on our operations because multiple vendors exist for all of our products.

Competition

      The optical retail industry is fragmented and highly competitive. We compete with (i) independent practitioners (including opticians, optometrists and ophthalmologists who operate an optical dispensary within their practice), (ii) optical retail chains (including superstores) and (iii) mass merchandisers and warehouse clubs. We compete on the basis of price, product selection, customer service and speed of delivery. Some of our competitors are larger, have longer operating histories, greater financial resources and greater market recognition than we do. Our largest optical retail chain competitors are LensCrafters and Cole National Corporation (Pearle and Cole Vision licensed brands). In January 2004, the parent of

LensCrafters announced that it entered into an acquisition agreement with Cole National Corporation. This transaction has not yet been consummated. Subsequently, in April 2004, Cole National Corporation’s board of directors announced that it had received an unsolicited offer from Moulin International Holdings Limited.

Government Regulation

      The availability of professional optometry services within or adjacent to our stores is critical to our business. In addition, we employ opticians at our stores to assist in dispensing eyeglasses and other optical goods. The delivery of health care, including the relationships between health care providers such as optometrists, opticians and optical retailers, is subject to extensive federal and state regulation. Our relationships with optometrists are subject to these laws and regulations.

      We believe our operations are in material compliance with federal and state laws and regulations. However, these laws and regulations are subject to interpretation and amendment, and a finding that we are not in compliance could have a material adverse effect upon our financial position, results of operations, and cash flows. We cannot predict the impact of future developments or changes to the regulatory environment or the impact such developments or changes would have on our operations, our compliance costs, our relationships with optometrists or the implementation of our business plan. Regulation of the healthcare industry is constantly changing, which affects our opportunities, competition and other aspects of our business.

      State Optometric Laws. The laws and regulations governing the relationship between optometrists and optical retailers vary from state to state and are enforced by both courts and regulatory authorities, each with broad discretion. In certain circumstances, private parties may also be able to bring actions for violations of these laws and regulations. Except in states which allow us to employ optometrists, the state optometric laws generally prohibit us from “controlling” the practice of optometry or from practicing optometry, which may include, among other things, exercising control over practice hours, patient scheduling, employment of optometrists, protocols, examination fees and other matters requiring the professional judgment of the optometrist. In most states where we are located, the activities constituting control or the practice of optometry are not described or enumerated in the statutes or the regulations, and there is limited written guidance issued by the applicable regulatory authorities, resulting in uncertainty as to the proper interpretation and application of such laws and regulations. Many states also have specific restrictions and requirements applicable to the relationships between optometrists and optical retailers. For instance, some states require that a wall separate the optometrist’s office from the optical retail store, while other states may simply require that signage and the location of the optometric practice clearly indicate that the optometrist is independent.

      We have the following operating structures in place to address these and other regulatory issues:

•	At 227 of our stores, the optometrists are independent optometrists, who sublease space within or adjacent to each store to operate their eye examination practices and pay us monthly rent consisting of a percentage of gross receipts or base rental. The subleases contain standard provisions that would be common in most landlord/tenant relationships, but also include certain provisions that are unique to the optical retailer/optometrist relationship, including restrictions on selling optical goods and maintaining licensing. Substantially all of our subleases with the optometrists located within or adjacent to our stores are for a term of one year. Our previous standard form of sublease contained a representation by the optometrist relating to maintaining certain specified operating hours. In the form of sublease we began using in November 2003, the optometrist represents to us that his or her office hours will be consistent with both industry standards for optometry practices and the hours of operation of the shopping center or mall (as specified in the sublease) within which the subleased premises are located. Some states have regulatory restrictions with respect to setting the hours of operation of an optometrist and our subleases could be determined to conflict with these restrictions. We also license the use of our trademark “Master Eye Associates” at the 191 locations operating within or adjacent to our EyeMasters stores. Some of these licenses are royalty free, while others contain a license fee based on a percentage of gross receipts. At 36 of these stores, we also provide management services to the optometrist’s professional eye exam practice for a management fee. The management agreements specifically prohibit us from engaging in activities that would constitute controlling the optometrist’s practice and reserve such rights and duties to the optometrist.

•	At 83 of our stores, the optometrists are our employees or are independent contractors; and

•	64 of our stores are owned by an OD PC.

      See “— Store Operations — On-Site Optometrist” for more information.

      Courts and regulatory authorities are likely to look at all of the agreements relating to our operating structures and the actual day-to-day operating procedures employed at each store location. While we regularly review our arrangements with optometrists and our operating procedures for compliance with applicable laws and regulations, we have not requested, and have not received, from any governmental agency any advisory opinion finding that such relationships are in compliance with applicable laws and regulations, and it is possible that any of these relationships may be found not to comply with such laws and regulations. For example, a court or regulatory authority could conclude that our relationships and our operations result in the improper control of an optometric practice or otherwise do not comply with applicable laws and regulations. Violations of these laws and regulations may result in censure or delicensing of optometrists, substantial civil or criminal damages and penalties, including double and triple monetary damages and penalties and, in the case of violations of federal laws and regulations, exclusion from the Medicare and Medicaid programs, or other sanctions. In addition, a determination in any state that we are controlling an optometric practice or engaged in the corporate practice of medicine or any unlawful fee-splitting arrangement could render any sublease, management or service agreement between us and optometrists located in such state unenforceable or subject to modification, or necessitate a buy-out of an OD PC.

      Fraud and Abuse and Anti-Referral Laws. We and the optometrists with whom we work receive payments from the federal Medicare and the federal and state Medicaid programs for certain goods and services. The Medicare and Medicaid fraud and abuse provisions and the anti-kickback laws and regulations adopted in many states prohibit the solicitation, payment, receipt, or offering of any direct or indirect remuneration in return for, or as an inducement to, certain referrals of patients, items or services. Provisions of the federal law also impose significant penalties for false or improper billings to Medicare and Medicaid, and many states have adopted similar laws applicable to any payor of health care services. This law has been interpreted broadly by the Centers for Medicare and Medicaid Services, the Office of Inspector General in the Department of Health and Human Services (OIG), and the Justice Department, as well as the State Medicaid Fraud Control Units. Courts have generally upheld a broad interpretation of the law. Consequently, the law has been interpreted by regulatory authorities to prohibit the payment of anything of value if any purpose of the payment is to influence the referral of Medicare or Medicaid business. Therefore, many commonplace commercial transactions, such as the rental of office space, between providers and referral sources can be subject to Medicare and Medicaid fraud and abuse provisions.

      The OIG has from time to time promulgated so-called “Safe Harbor” regulations that specify categories of activities that are deemed permissible under the fraud and abuse laws, despite the fact that the activities might otherwise constitute technical violations. Currently, there are safe harbors for a number of commercial activities between providers and referral sources, including, but not limited to: investment interests, space and equipment rental, personal services agreements, and management contracts. The fact that conduct or a business arrangement does not fall within a specific safe harbor will not automatically render the conduct or arrangement unlawful. There is a risk, however, that the conduct or arrangement will be subjected to increased scrutiny.

      As indicated above, we have certain business arrangements with optometrists, including space rental agreements, and administrative services and management agreements. We attempt to structure these arrangements to ensure that these financial relationships take advantage of safe harbor protection where possible, and, if not, that the arrangements are commercially reasonable and in no way valued on the basis of a flow of business between us and the optometrists. We also attempt to structure the referral relationships generally with our independent optometrists, so as to further limit the possibility of a violation. Nonetheless, we cannot guarantee that such relationships could not be found to be a violation of the Medicare or Medicaid fraud and abuse laws. Such a determination could subject us and our independent optometrists to the risk of criminal penalties and fines, civil monetary penalties, and exclusion from participation in the Medicare and Medicaid programs, and other federal health care programs, for a number of years.

      In addition, the Stark Self-Referral Law imposes restrictions on physicians’ referrals for designated health services reimbursable by Medicare or Medicaid to entities with which the physicians have financial relationships, including the rental of space if certain requirements have not been satisfied. Many states have adopted similar self-referral laws which are not limited to Medicare or Medicaid reimbursed services. We seek to structure our financial relationships with independent optometrists to meet certain specified exceptions set out in the Stark law and regulations, including those related to space rental and personal service and management agreements. Further, as a result of this law, at our stores with independent optometrists within or adjacent to our stores, we do not (i) refer customers to the independent optometrists located within or adjacent to our stores, or (ii) request such independent optometrists to refer their patients to our stores. Violations of any of these laws may result in substantial civil or criminal penalties, including double and treble civil monetary penalties, and, in the case of violations of federal laws, exclusion from participation in the Medicare and Medicaid programs.

      Licensure of Opticians. We must obtain licenses or certifications to operate our business in certain states. To obtain and maintain such licenses, we must satisfy certain licensure standards. In addition, we employ opticians in our stores to assist in dispensing eyeglasses and other optical goods. The laws and regulations governing opticians and their relationship with optical retailers vary from state to state. Some states require a licensed optician to be on the premises, while other states do not require licensed opticians or permit the licensed optician (or an optometrist) to supervise other unlicensed opticians. Generally, licensed opticians demand a higher salary so we staff our stores with unlicensed opticians as permitted by applicable law. We regularly review the applicable laws governing the opticians.

      Insurance Licensure. Most states impose strict licensure requirements on health insurance companies, HMOs and other companies that engage in the business of insurance. In the event that we are required to become licensed under these laws, the licensure process can be lengthy and time consuming. In addition, many of the licensing requirements mandate strict financial and other requirements which we may not be able to meet.

      Any Willing Provider Laws. Some states have adopted, and others are considering, legislation that requires managed care payors to include any provider who is willing to abide by the terms of the managed care payor’s contracts and/or prohibit termination of providers without cause. These types of laws limit our ability to develop effective managed care provider networks in such states.

      Antitrust Laws. We and our networks of providers are subject to a range of antitrust laws that prohibit anti-competitive conduct, including price-fixing, concerted refusals to deal and divisions of markets. There may be a challenge to our operations on the basis of an antitrust violation in the future.

      HIPAA. The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) covers a variety of subjects which impact our businesses and the business of the optometrists. Some of those subjects include the privacy of patient health care information, the security of such information and the standardization of electronic data transactions for purposes of medical billing. The Department of Health and Human Services promulgated HIPAA regulations which became effective during 2003. We have devoted, and continue to devote, resources to implement operating procedures within the stores and the corporate office to ensure compliance with the HIPAA regulations, and we believe we are in compliance with the privacy provisions of the law that became effective in April 2003. Violations of HIPAA may result in substantial criminal and civil penalties.

      Advertising. The laws and regulations governing advertising in general, and with respect to optometrist and optical retailers in particular, vary from state to state and are also governed by various federal regulations, including regulations promulgated by the Federal Trade Commission (“FTC”). Many states prohibit an optometrist from allowing his or her name to be directly or indirectly used by a commercial or mercantile establishment in advertising for that establishment. The optometric laws of some states also restrict our ability to advertise for independent optometrists subleasing space from us. While our advertisements generally include the name, address and telephone numbers of the optometrists located within or adjacent to our stores, in many states we are restricted from providing additional information, such as the cost of the eye examination, or offering promotions tied to the performance of optometric services. Additionally, the FTC has promulgated regulations which limit the frequency of “free offers” in order to avoid potential deceptive advertising. While we believe that our advertising practices are in compliance with applicable state and federal laws, courts and regulatory agencies could conclude that our advertising practices do not comply with applicable laws and regulations.

Trademark and Trade Names

      “EyeMasters®,” “Visionworks®,” “Vision WorldSM,” “Doctor’s VisionWorks®,” “Dr. Bizer’s VisionWorld®,” “Dr. Bizer’s ValuVisionTM,” “Doctor’s ValuVision®,” “Hour Eyes®,” “Stein Optical®,” “Eye DRx®,” and “Binyon’s®” are our store trademarks. In addition we have several products related trademarks such as “SlimLite,®” “Aztec CollectionTM,” “ProVsportTM,” “Chelsea Morgan®,” “Boardroom Classics®,” “Splendor®,” “South Hampton®,” “Robert Mitchel®,” “TechnoliteTM,” “Blue Moon®,” “Provision PremiumTM,” and “See Better Look Better®.”

Employees

      As of December 27, 2003, we employed approximately 4,200 employees. Approximately 59 hourly paid workers in our Eye DRx stores are affiliated with the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America, with which we have a contract extending through November 30, 2004. We consider our relations with our employees to be good.

Leases

      As of March 31, 2004, we operated 374 retail locations in the United States. We believe our properties are adequate and suitable for our purposes. We lease all of our retail locations, the majority of which are under triple net leases that require payment by us of our pro rata share of real estate taxes, utilities, and common area maintenance charges. These leases range in terms of up to 15 years. Certain leases require percentage rent based on gross receipts in excess of a base rent. In substantially all of our stores that we own, we sublease (or the landlord leases) a portion of such stores or an adjacent space to an independent optometrist (or its wholly-owned operating entity). With respect to the OD PCs, we sublease the entire premises of the store to the OD PC. The terms of these leases or subleases range from one to fifteen years, with rentals consisting of a percentage of gross receipts or base rental. The general location and character of our stores are described in “Business — Store Operations.”

      We lease combined corporate offices and a retail location in San Antonio, Texas, pursuant to a fifteen-year lease executed in August 1997. In addition, we lease a combined distribution center and central laboratory in San Antonio, pursuant to a five-year lease which expires in June 2009. We believe central distribution improves efficiency through better inventory management and streamlined purchasing.

Legal Proceedings

      We are a party to routine litigation in the ordinary course of our business. We do not believe that any such pending matters, individually or in the aggregate, are material to our business or financial condition.

MANAGEMENT

Directors and Executive Officers

      The following table sets forth information with respect to our current directors and executive officers.

Name	Age	Position

David E. McComas	61	President, Chief Executive Officer and Chairman
George E. Gebhardt	53	Executive Vice President of Merchandising, Marketing and Real Estate/Construction
Alan E. Wiley	57	Executive Vice President, Chief Financial Officer, President of Managed Vision Care, Secretary and Treasurer
Diana Beaufils	50	Senior Vice President of Store Operations
Raymond D. Carrig, Jr.	50	Senior Vice President of Store Operations
James J. Denny	59	Senior Vice President of Store Operations
Daniel C. Walker, III	46	Senior Vice President of Store Operations
Robert T. Cox	38	Vice President of Human Resources
Bernard W. Andrews	62	Director
Charles A. Brizius	35	Director
Anthony J. DiNovi	41	Director
Norman S. Matthews	70	Director
Warren C. Smith, Jr.	47	Director
Antoine G. Treuille	54	Director

      Our directors are elected at the annual shareholders’ meeting and hold office until their successors have been elected and qualified. Our officers are chosen by our Board of Directors and hold office until they resign or are removed by our Board of Directors.

      David E. McComas. Mr. McComas has served as our President and Chief Executive Officer since July 2001 and as Chairman since January 2004. From July 1998 to July 2001, Mr. McComas served as our President and Chief Operating Officer. Prior to joining us in July 1998, Mr. McComas was Western Region President and Corporate Vice President, Circuit City Stores, Inc., and was responsible for ten Western States and Hawaii since 1994. Prior to 1994, Mr. McComas was General Manager of Circuit City Stores, Inc. Mr. McComas has over thirty years of store management experience including positions with Montgomery Ward Holding Corporation and Sears, Roebuck & Co. Since 1996, Mr. McComas has served as a Director of West Marine, Inc.

      George E. Gebhardt. Mr. Gebhardt has served as our Executive Vice President of Merchandising, since September 1996 when we acquired his former employer, Visionworks, Inc. He assumed the responsibilities of our Marketing in June 1998 and Real Estate/Construction in April 2002. Mr. Gebhardt was with Visionworks from February 1994 to September 1996 serving in various positions, most recently Senior Vice President of Merchandising and Marketing. Prior to that, Mr. Gebhardt spent over thirteen years with Eckerd Corporation in various operational positions including Senior Vice President, General Manager of Eckerd Vision Group. Mr. Gebhardt also spent seven years working for Procter & Gamble serving in various positions including Unit Sales Manager of Procter & Gamble’s Health and Beauty Care Division.

      Alan E. Wiley. Mr. Wiley has served as our Executive Vice President and Chief Financial Officer since November 1998 and as President of Managed Vision Care, Inc. since July 2001. From 1992 until November 1998, Mr. Wiley served as the Senior Executive Vice President, Secretary, Chief Financial and Administrative Officer and a Director of The Cato Corporation. From 1981 through 1990, Mr. Wiley held senior administrative and financial positions with British American Tobacco, U.S., in various companies of the specialty retail division.

      Diana Beaufils. Ms. Beaufils has served as a Senior Vice President of Store Operations since September 1998, overseeing the management of approximately one-quarter of our stores. From October 1993 to September 1998, Ms. Beaufils held various progressive operations positions culminating in Assistant Vice President with Circuit City Stores, Inc. Prior to October 1993, Ms. Beaufils held several operations positions with Montgomery Ward Holding Corporation.

      Raymond D. Carrig, Jr. Mr. Carrig has served as a Senior Vice President of Store Operations since October 1998 when we acquired the assets of his former employer, Dr. Bizer’s VisionWorld, PLLC (“VisionWorld”). He oversees the management of approximately one-quarter of our stores. From January 1985 to our acquisition of VisionWorld in October 1998, Mr. Carrig held various progressive operations positions and obtained his Master Optician certification.

      James J. Denny. Mr. Denny has served as a Senior Vice President of Store Operations since August 2003 overseeing the management of approximately one-quarter of our stores. From June 1967 to March 1992 and again from January 1994 to December 2002, Mr. Denny held various progressive operations positions culminating in President of Sears Puerto Rico with Sears Roebuck & Co. From March 1993 to January 1994 Mr. Denny served as Region Manager with Circuit City Stores, Inc.

      Daniel C. Walker, III. Mr. Walker has served as a Senior Vice President of Store Operations since June 2000, overseeing the management of approximately one-quarter of our stores. From July 1998 to June 2000, he served as Vice President of Store Operations, overseeing the corporate office management of field operations. From 1992 to June 2000, Mr. Walker served in progressive operations positions culminating in Division General Operations Manager with Circuit City Stores, Inc.

      Robert T. Cox. Mr. Cox has served as our Vice President of Human Resources since April 2002. From January 1999 through April 2002, Mr. Cox served as the Division Human Resource Manager for The Home Depot in the Phoenix, Arizona and surrounding markets. From December 1987 through December 1998, Mr. Cox held several human resources positions to include Regional Human Resource Manager with Western Auto Supply Co. (a division of Sears, Roebuck & Co.). Mr. Cox has over twenty years of retail experience.

      Bernard W. Andrews. Mr. Andrews retired as our Chief Executive Officer in July 2001, served as our Chairman of the Board until January 2004, a position he had held since April 1998, and now serves as one of our Directors. Mr. Andrews joined us as Director and Chief Executive Officer in March 1996. From January 1994 to April 1995, Mr. Andrews was President and Chief Operating Officer as well as a Director of Montgomery Ward — Retail. He was an Executive Vice President and a Director of Circuit City Stores, Inc., from October 1990 to January 1994. Mr. Andrews was with Montgomery Ward — Retail from October 1983 to May 1990, serving as President — Hardlines, Executive Vice President — Marketing and Vice President — Home Fashions. Prior to 1983, Mr. Andrews spent twenty years with Sears, Roebuck & Co. in a number of merchandising, marketing and operating positions.

      Charles A. Brizius. Mr. Brizius has served as one of our Directors since April 1998. Mr. Brizius worked at Thomas H. Lee Partners, L.P. from 1993 to 1995, rejoined in 1997 and currently serves as a Managing Director. Mr. Brizius is a Member of THL Equity Advisors IV, LLC, the general partner of Thomas H. Lee Equity Fund IV, LP. From 1991 to 1993, Mr. Brizius worked at Morgan Stanley & Co. Incorporated in the Corporate Finance Department. Mr. Brizius is a member of the Board of Directors of TransWestern Publishing, L.P., United Industries Corporation and Big V Supermarkets, Inc.

      Anthony J. DiNovi. Mr. DiNovi has served as one of our Directors since April 1998. Mr. DiNovi has been employed by Thomas H. Lee Partners, L.P. since 1988 and currently serves as a Managing Director. Mr. DiNovi is a Managing Director and Member of THL Equity Advisors IV, LLC, the general partner of Thomas H. Lee Equity Fund IV, LP. Mr. DiNovi is a member of the Board of Directors of Fisher Scientific International, Inc., American Media, Inc., Endurance Specialty Holdings Ltd., Michael Foods, Inc., National Waterworks, Inc., US LEC Corporation, Vertis, Inc. and various private companies.

      Norman S. Matthews. Mr. Matthews has served as one of our Directors since October 1993 and served as Chairman from December 1996 to April 1998. Mr. Matthews is Chairman of our Executive

Committee of our Board of Directors. From 1988 to the present, Mr. Matthews has been an independent retail consultant and venture capitalist. Mr. Matthews was President of Federated Department Stores from 1987 to 1988, and served as Vice Chairman from 1983 to 1987. He is the Chairman of Galyan’s Trading Company and a member of the Board of Directors of Finlay Enterprises, Inc., Toys “R” Us, Inc., Henry Schein, Inc, The Progressive Corporation and Sunoco, Inc.

      Warren C. Smith, Jr. Mr. Smith has served as one of our Directors since April 1998. Mr. Smith has been employed by Thomas H. Lee Partners, L.P. since 1990 and currently serves as a Managing Director. Mr. Smith is a Managing Director and Member of THL Equity Advisors IV, LLC, the general partner of Thomas H. Lee Equity Fund IV, LP. Mr. Smith is also a member of the Board of Directors of various private companies.

      Antoine G. Treuille. Mr. Treuille has served as one of our Directors since October 1993. In 1999, Mr. Treuille became Managing Director of Mercantile Capital Partners, a private equity investment fund. Mr. Treuille has served as President of Charter Pacific Corp. since May 1996. He was previously Managing Director of Finance, Inc., an investment bank, from March 1998 until 1999. Prior to his current position, Mr. Treuille served as Senior Vice President of Desai Capital Management Inc. From September 1985 to April 1992, he served as Executive Vice President with the investment firm of Entrecanales, Inc. Mr. Treuille is also a member of the Board of Directors of ERAMET and Harris Interactive.

Composition of the Board After the Offering

      Within a year of the closing of this offering, we expect to restructure our Board of Directors so that a majority of our directors will be independent.

      Pursuant to our articles of incorporation, our Board of Directors will be divided into three classes. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for a three-year term at the annual meeting of shareholders in the year in which their term expires. We currently anticipate that the classes will be comprised as follows:

•	Class I Directors. will be Class I directors whose terms will expire at the 2005 annual meeting of shareholders;

•	Class II Directors. will be Class II directors whose terms will expire at the 2006 annual meeting of shareholders; and

•	Class III Directors. will be Class III whose terms will expire at the 2007 annual meeting of shareholders.

      Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our Board of Directors may have the effect of delaying or preventing changes in control of the Company.

Committees of the Board of Directors

      Our Board of Directors has standing audit and compensation committees. Upon completion of this offering, we anticipate that we will appoint three independent directors to the audit committee and the compensation committee. Upon completion of this offering, we will create a nominating and corporate governance committee. We anticipate our nominating and corporate governance committee will consist of three independent directors.

      Audit Committee. Our audit committee currently consists of Anthony J. DiNovi, Warren C. Smith, Jr., Antoine G. Treuille and Charles A. Brizius. The Board of Directors has determined that           is the current audit committee financial expert serving on the audit committee for purposes of the Securities Exchange Act of 1934. At the completion of this offering we anticipate our audit committee to consist of three independent directors, including           ,           and           , and we anticipate that           will

serve as the audit committee financial expert. Upon completion of this offering, among other functions, the principal duties and responsibilities of our audit committee will be to:

•	have direct responsibility for the selection, compensation, retention and oversight of the work of our independent auditors;

•	set clear hiring policies for employees or former employees of the independent auditors;

•	review, at least annually, the results and scope of the audit and other services provided by our independent auditors and discuss any audit problems or difficulties and management’s response;

•	review our annual audited financial statement and quarterly financial statements and discuss the statements with management and the independent auditors (including our disclosure in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”);

•	review and evaluate our internal control functions;

•	review our compliance with legal and regulatory independence;

•	review and discuss our earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	review and discuss our risk assessment and risk management policies;

•	prepare an audit committee report required by the Securities and Exchange Commission (“SEC”) to be included in our annual proxy statement; and

•	establish procedures regarding complaints received by the Company or its employees regarding accounting, accounting controls or accounting matters.

      The audit committee will be required to report regularly to our Board of Directors to discuss any issues that arise with respect to the quality or integrity of our financial statements, our compliance with legal or regulatory requirements, the performance and independence of our independent auditors, or the performance of the internal audit function.

      Compensation Committee. Our compensation committee currently consists of Norman S. Matthews, Warren C. Smith, Jr. and Anthony J. DiNovi. At the completion of this offering, we anticipate our compensation committee will consist of three independent directors, including           ,  and           . Upon completion of this offering, among other functions, the principal duties and responsibilities of our compensation committee will be to:

•	review and approve corporate goals and objectives relevant to our Chief Executive Officer’s, or CEO, and other named executive officers’ compensation;

•	evaluate our CEO’s and our other named executive officers’ performance in light of the goals and objectives;

•	either as a committee, or together with the other independent directors, determine and approve the CEO’s and our other named executive officers’ compensation;

•	make recommendations to our Board of Directors regarding the salaries, incentive compensation plans and equity-based plans for our employees; and

•	produce a compensation committee report on executive compensation as required by the SEC to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC.

      Nominating and Corporate Governance Committee. At the completion of this offering, we will create a nominating and corporate governance committee. We anticipate our nominating and corporate governance committee will consist of three independent directors. At the completion of this offering, we anticipate our nominating and corporate governance committee will consist of three independent directors,

including           ,           and           . Upon completion of this offering, among other functions, the principal duties and responsibilities of our nominating and corporate governance committee will be to:

•	identify individuals qualified to become Board members, consistent with criteria approved by the Board;

•	recommend the individuals identified be selected as nominees for the next annual meeting of shareholders;

•	develop and recommend to the Board a set of corporate governance principles applicable to the corporation; and

•	oversee the evaluation of the Board and management.

      Compensation Committee Interlocks and Insider Participation. For the fiscal year ended December 31, 2003, our compensation committee consisted of Norman S. Matthews, Warren C. Smith, Jr. and Anthony J. DiNovi. Mr. Matthews has served as a director of our company since October 1993. Mr. DiNovi has served as one of our directors since April 1998. Mr. Smith has served as one of our directors since April 1998. None of our executive officers has served as a member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as one of our directors or member of our compensation committee.

Codes of Conduct and Ethics

      We have adopted a code of ethics applicable to our principal executive officer, principal financial officer, principal accounting offer, or controller, or persons performing similar functions. Upon completion of this offering, we will amend our code of ethics to ensure compliance with all applicable laws, rules, regulations and listing standards.

Director Compensation

      Currently, we reimburse non-employee directors for any expenses incurred in attending meetings of our Board of Directors and committees of our Board. In connection with this offering, we intend to establish a compensation plan for our directors’ service in such capacities. We expect our plan to be consistent with industry standards for such plans. After this offering, we expect our non-employee directors to receive an annual fee of $          for serving on our Board of Directors and an annual fee of $          for serving on each committee of our Board of Directors.

      Charles A. Brizius, Anthony J. DiNovi and Warren C. Smith, Jr. serve on our Board of Directors and are employed by THL. In April 1998, we entered into a management agreement with THL pursuant to which THL receives, among other things, $500,000 per year, plus expenses for management and other consulting services provided to us. See “Related Party Transactions.” We expect to pay THL Advisors a fee of $          in consideration for their advice and assistance in structuring and executing the Transactions and their agreement to terminate the management agreement upon the closing of this offering. As a result, following this offering, we will no longer pay this management fee.

      We have entered into a consulting agreement with Norman S. Matthews, which provides for the payment of an annual consulting fee of $50,000. In April 1998, Mr. Matthews was also granted an option to purchase 111,412 shares of our common stock, subject to a vesting schedule of equal amounts over four years, at an exercise price equal to approximately $10.41 per share, the same price paid by THL. These options were cancelled in connection with the cancellation agreements in 2001 and 111,412 replacement options were issued on January 8, 2002, (see “— 1998 Stock Option Plan”). The replacement options are at an exercise price of $5.00 per share and vest 50% on the date of grant, and an additional 25% will vest on each of the first and second anniversary of the date of grant.

      Antoine Treuille receives $10,000 per year for his services. Mr. Treuille received 5,000 options in 1998, 1999 and 2000, respectively, at an exercise price of $10.41, $10.41 and $12.85 per share, respectively, subject to a vesting schedule of equal amounts over four years. These options were cancelled in connection with the cancellation agreements in 2001 and 15,000 replacement options were issued in January 2002.

The replacement options are at an exercise price of $5.00 per share and vest 50% on the date of grant, and an additional 25% will vest on each of the first and second anniversary of the date of grant. Subsequent to the January 8, 2002 reissuance, Mr. Treuille received two additional grants of 5,000 options that are subject to a four year vesting schedule and are at an exercise price of $15.13 per share.

      In April 1998, Bernard Andrews purchased $1.0 million of common stock at the same price paid by THL. Mr. Andrews paid for these shares by delivering a promissory note with an original purchase amount of $1.0 million, which shall accrue interest at a fixed rate equal to our initial borrowing rate. The repayment of such note is secured by Mr. Andrews’ shares of common stock. Mr. Andrews received 281,275 options with the January 8, 2002 option reissuance. The options are subject to a three year vesting schedule and are at an exercise price of $5.00 per share. Mr. Andrews’ employment contract was terminated in July 2002 and under the termination contract he continues to received annual employment compensation of $100,000.

      Except with respect to the consulting fee paid to Mr. Matthews, the annual payments paid to Mr. Treuille and Mr. Andrews, and the management fee paid to THL, during fiscal 2003 none of our directors received any compensation for their services as our directors.

Executive Compensation

      The following table sets forth certain information concerning the compensation paid during the last three years to our Chief Executive Officer and the four other most highly compensated executive officers serving as executive officers at the end of fiscal 2003 (the “Named Executive Officers”).

Summary Compensation Table

	Annual Compensation

	Fiscal			Other Annual	Long-Term	All Other
Name and Principal Position	Year	Salary(a)	Bonus(b)	Compensation(c)	Compensation(d)	Compensation

David E. McComas	2003	$549,039	$144,000	—	$—	—
President and Chief	2002	474,038	650,000	—	233,000	—
Executive Officer	2001	399,109	112,500	—	—	—
Alan E. Wiley	2003	297,362	50,000	—	—	—
Executive Vice President	2002	287,692	319,000	—	71,500	—
Chief Financial Officer,	2001	258,038	68,750	—	—	—
President of Managed Vision Care, Secretary and Treasurer
George E. Gebhardt	2003	280,615	60,000	—	—	—
Executive Vice President of	2002	237,692	264,000	—	56,500	—
Merchandising, Marketing	2001	223,692	25,000	—	—	—
and Construction/ Real Estate
Diana Beaufils	2003	210,204	—	—	—	—
Senior Vice President	2002	203,769	118,900	—	28,000	—
of Store Operations	2001	195,923	25,000	—	—	—
Daniel C. Walker, III	2003	206,346	50,000	—	—	—
Senior Vice President	2002	199,539	260,000	—	29,000	—
of Store Operations	2001	170,923	25,000	—	—	—

(a)	Represents annual salary, including any compensation deferred by the Named Executive Officer pursuant to our 401(k) defined contribution plan.

(b)	Represents annual bonus earned by the Named Executive Officer for the relevant fiscal year.

(c)	The dollar value of the perquisites and other personal benefits, securities or property paid to each Named Executive Officer did not exceed the lesser of $50,000 or 10% of reported annual salary and bonus received by the Named Executive Officer.

(d)	Number of shares of common stock underlying options.

Management Employment and Severance Agreements

      Mr. McComas entered into an employment agreement with us, effective July 2, 2001, which provides for his employment with the Company for an initial term of two years and thereafter renewing for consecutive one year terms unless terminated by either party. Mr. McComas is entitled to a base salary of $550,000 during fiscal 2003 and $600,000 in fiscal 2004. Mr. McComas will be eligible to receive an annual performance bonus upon the achievement by us of certain financial targets as determined from year to year by the Board of Directors.

      Mr. McComas is entitled to receive severance of his base salary upon termination by us without cause, as defined within the employment agreement, for a period of 24 months following such termination. Severance shall be paid over the 24 month period in accordance with the salary payment arrangements in effect at the time of such termination. Mr. McComas is also subject to a standard restrictive covenants agreement (including non-competition, non-solicitation, and non-disclosure covenants) during the term of his employment and for a period of one year following termination for any reason.

      Mr. McComas received non-qualified options to purchase 220,000 shares of common stock at an exercise price of $5.00 per share on January 8, 2002. These options vest over a three year period. Subsequent to the January 8, 2002 reissuance, Mr. McComas received additional options to purchase 43,000 shares of common stock that are subject to a four year vesting schedule and are at an exercise price of $15.13 per share.

      Our remaining executive officers are each subject to annual employment agreements that automatically renew unless either party gives thirty days notice. Each executive officer is eligible to participate in our Incentive Plan for Key Management, whereby he or she may receive a certain percentage of their base compensation upon the achievement of certain financial targets as determined by our Board of Directors.

      Upon termination by us without cause, as defined in the employment agreement, the executive officers are eligible for a range of nine to twelve months of severance. The employment agreements also contain standard restrictive covenants such as non-competition, non-solicitation and non-disclosure during the term of employment and for a period of two years following termination for any reason.

1998 Stock Option Plan

      In April 1998, we adopted our 1998 Stock Option Plan. We have granted stock options to certain officers under our 1998 Stock Option Plan. As of March 15, 2004, options to purchase 1,025,775 shares of common stock were outstanding. Of the outstanding options, 775,775 were options issued in relation to the Cancellation Agreements.

      Concurrently with the closing of this offering, we will adjust outstanding stock options to reflect our new capital structure.

2004 Incentive Plan for Key Management

      We currently have an incentive plan for key members of our management team. Participation in the incentive plan is based upon approval from our President. Participants are eligible to receive a certain percentage of their base compensation upon the achievement of certain financial targets as determined by our Board of Directors.

Options/SAR Grants in the Last Fiscal Year

      There were no option/SAR grants in the last fiscal year.

Future Incentive Plans

      We may, concurrently with the closing of this offering, or in the future, adopt a long-term plan to provide incentive compensation for members of our management team.

RELATED PARTY TRANSACTIONS

Management Agreement

      In connection with the recapitalization of the company in 1998, we entered into a management agreement with THL Equity Advisors IV, LLC, or THL Advisors, dated as of April 24, 1998. Pursuant to the management agreement, in addition to one time fees that were payable to THL Advisors at the time of the recapitalization, THL Advisors is entitled to receive (i) management and other consulting services fees of $500,000 per year, payable quarterly in advance, (ii) one percent (1.0%) of the gross purchase price for acquisitions for its participation in the negotiation and consummation of any such acquisition, (iii) reimbursement of out-of-pocket expenses and (iv) indemnification for certain liabilities incurred in connection with the provision of services under the management agreement. In 2001, the management fee paid to THL Advisors was limited to $250,000 pursuant to a leverage ratio restriction in our credit facility. In 2002, we exceeded the leverage ratio restriction and the management fee returned to $500,000 per year. In fiscal years 2003, 2002 and 2001, respectively, we paid THL Advisors aggregate fees and expenses of approximately $500,000, $500,000 and $250,000. The management agreement continues unless and until terminated by mutual consent of the parties in writing, for so long as THL Advisors provides management and other consulting services to us. We expect to pay THL Advisors a fee of $          in consideration for their advice and assistance in structuring and executing the Transactions and their agreement to terminate the management agreement upon the closing of this offering. As a result, following this offering, we will no longer pay this management fee.

Stockholders’ Agreement

      In connection with the recapitalization of the company in 1998, we entered into a shareholders’ agreement among our shareholders, dated as of April 24, 1998. Pursuant to the shareholders’ agreement, the shareholders are required to vote their shares of capital stock of the company to elect our Board of Directors consisting of directors designated by THL. The shareholders’ agreement also grants THL the right to require us to effect the registration of shares of common stock it (or its affiliates) holds for sale to the public, subject to certain conditions and limitations. If we propose to register any of our securities under the Securities Act of 1933, whether for our own account or otherwise, our shareholders are entitled to notice of such registration and are entitled to include their shares in such registration, subject to certain conditions and limitations. All fees, costs and expenses of any registration effected on behalf of such shareholders under the shareholders’ agreement (other than underwriting discounts and commissions) will be paid by us.

      Concurrently with, and subject to the closing of, this offering, the shareholders’ agreement will be amended and restated. A copy of the form of amended and restated shareholders’ agreement will be filed as an exhibit to the registration statement of which this prospectus is a part.

      Pursuant to the amended and restated shareholders’ agreement, the class B common stock will be exchangeable for IUs, at the holders option, during specified periods subject to certain conditions, including the “Exchange Conditions.” See “Description of Notes — Certain Definitions.” A number of shares of class B common stock representing at least 10% of the outstanding capital stock of the company will not be exchangeable for IUs prior to the second anniversary of the offering. The class B common stock will be exchangeable for the amounts of IUs each holder would have received upon exchange of shares of class A common stock or class B common stock for IUs upon the closing of this offering. Under the indenture governing the senior subordinated notes, holders of class B common stock may not exchange their shares of class B common stock for IUs unless (i) no default or event of default under the indenture has occurred, or is continuing, or will occur as a result of such exchange, (ii) the exchange complies with all applicable laws, including the securities laws, (iii) no interest deferral period with respect to the senior subordinated notes is in effect or could reasonably be expected to occur as a result of such exchange and all previously deferred interest has been paid in full and (iv) we are permitted to incur the indebtedness represented by the additional senior subordinated notes to be issued as part of the IUs pursuant to the covenant in the indenture restricting our ability to incur additional debt.

Indebtedness

      During fiscal 1998, Bernard W. Andrews, one of our directors and who was our chief executive officer at the time, purchased $1.0 million of our common stock, which was paid for by the delivery by Mr. Andrews of a promissory note payable to us with an original purchase amount of $1.0 million. Mr. Andrews’ promissory note is accruing interest at a fixed annual rate of 9.0% and is secured by 96,061 shares of our common stock held by the Bernard W. Andrews Revocable Trust U/A. As of December 27, 2003, the outstanding principal amount of Mr. Andrews’ promissory note was $434,000.

PRINCIPAL SHAREHOLDERS

      The following table sets forth information regarding beneficial ownership of our common stock as of April 30, 2004 before and after giving effect to the offering or the Transactions for (i) each executive officer named in the “Summary Compensation Table” (ii) each director, (iii) all of our named executive officers and directors as a group and (iv) each person who beneficially owns 5% or more of the outstanding shares of our common stock.

      The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

      We will recapitalize our common stock into class A common stock and class B common stock. This recapitalization will be reflected in our amended and restated articles of incorporation which will be filed as an exhibit to the registration statement of which this prospectus forms a part. We anticipate that we will complete the recapitalization prior to this offering. References in this section to common stock are (i) to shares of common stock prior to the recapitalization and (ii) to shares of class B common stock of after the recapitalization.

			Shares Beneficially	Shares Beneficially
			Owned After this	Owned After this
			Offering Assuming	Offering Assuming
	Shares Beneficially		No Exercise of the	Full Exercise of the
	Owned Prior to this		Overallotment	Overallotment
	Offering(1)		Option(2)	Option(2)

Name of Beneficial Owners	Number	%	Number %	Number %

Executive Officers and Directors
David E. McComas(3)	201,315	*
George E. Gebhardt(4)	67,399	*
Alan E. Wiley(5)	62,256	*
Diana Beaufils(6)	20,300	*
Raymond D. Carrig, Jr.(7)	20,300	*
James J. Denny(8)	—	*
Daniel C. Walker, III(9)	20,400	*
Robert T. Cox(10)	1,700	*
Bernard W. Andrews(11)	417,140	5.2
Charles A. Brizius(12)(13)	6,413,326	79.4
Anthony J. DiNovi(12)(13)	6,426,027	79.6
Norman S. Matthews(14)	131,104	*
Warren C. Smith(12)(13)	6,426,027	79.6
Antoine G. Treuille(15)	22,778	*
All directors and executive officers of the Company as a group (14 persons)(16)	7,408,500	91.7

			Shares Beneficially	Shares Beneficially
			Owned After this	Owned After this
			Offering Assuming	Offering Assuming
	Shares Beneficially		No Exercise of the	Full Exercise of the
	Owned Prior to this		Overallotment	Overallotment
	Offering(1)		Option(2)	Option(2)

Name of Beneficial Owners	Number	%	Number %	Number %

5% Shareholders
Thomas H. Lee Equity Fund IV, L.P. and affiliates(12)	6,664,800	82.5
100 Federal Street 35th Floor Boston, MA 02110

*	Less than 1%.

(1)	Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws, where applicable. The percentage of beneficial ownership is based on 8,075,421 shares of common stock outstanding, which includes 7,397,689 shares outstanding as of April 30, 2004 and assumes the exercise of 677,732 options currently exercisable or exercisable within 60 days of the offering.

(2)	Does not include shares of class A common stock issuable in the form of IUs in exchange for shares of class B common stock because no shares of class B common stock will be exchangeable within 60 days of the offering. The percentage of beneficial ownership is based on the total common stock (class A and class B) outstanding immediately after this offering.

(3)	With respect to shares beneficially owned prior to this offering: (i) includes 177,300 shares of common stock issuable upon exercise of options that are either currently exercisable or become exercisable during the next 60 days and (ii) does not include 85,700 shares of common stock issuable upon exercise of options that are not currently exercisable or do not become exercisable during the next 60 days. With respect to shares beneficially owned after this offering, does not include shares of common stock issuable upon exercise of options that are not currently exercisable or do not become exercisable during the next 60 days. See “Description of Capital Stock — Class B Common Stock.”

(4)	With respect to shares beneficially owned prior to this offering: (i) includes 32,400 shares of common stock issuable upon exercise of options that are either currently exercisable or become exercisable during the next 60 days and (ii) does not include 40,100 shares of common stock issuable upon exercise of options that are not currently exercisable or do not become exercisable during the next 60 days. With respect to shares beneficially owned after this offering, does not include shares of common stock issuable upon exercise of options that are not currently exercisable or do not become exercisable during the next 60 days. See “Description of Capital Stock — Class B Common Stock.”

(5)	With respect to shares beneficially owned prior to this offering: (i) includes 52,650 shares of common stock issuable upon exercise of options that are either currently exercisable or become exercisable during the next 60 days and (ii) does not include 28,850 shares of common stock issuable upon exercise of options that are not currently exercisable or do not become exercisable during the next 60 days. With respect to shares beneficially owned after this offering, does not include shares of common stock issuable upon exercise of options that are not currently exercisable or do not become exercisable during the next 60 days. See “Description of Capital Stock — Class B Common Stock.”

(6)	With respect to shares beneficially owned prior to this offering: (i) includes 20,300 shares of common stock issuable upon exercise of options that are either currently exercisable or become exercisable during the next 60 days and (ii) does not include 12,700 shares of common stock issuable upon exercise of options that are not currently exercisable or do not become exercisable during the next 60 days. With respect to shares beneficially owned after this offering, does not include shares of common stock issuable upon exercise of options that are not currently exercisable or do not become exercisable during the next 60 days. See “Description of Capital Stock — Class B Common Stock.”

(7)	With respect to shares beneficially owned prior to this offering: (i) includes 20,300 shares of common stock issuable upon exercise of options that are either currently exercisable or become exercisable during the next 60 days and (ii) does not include 12,700 shares of common stock issuable upon exercise of options that are not currently exercisable or do not become exercisable during the next 60 days. With respect to shares beneficially owned after this offering, does not include shares of common stock issuable upon exercise of options that are not currently exercisable or do not become exercisable during the next 60 days. See “Description of Capital Stock — Class B Common Stock.”

(8)	With respect to shares beneficially owned prior to this offering, does not include 30,000 shares of common stock issuable upon exercise of options that are not currently exercisable or do not become exercisable during the next 60 days. With respect to shares beneficially owned after this offering, does not include shares of common stock issuable upon exercise of options that are not currently exercisable or do not become exercisable during the next 60 days. See “Description of Capital Stock — Class B Common Stock.”

(9)	With respect to shares beneficially owned prior to this offering: (i) includes 20,400 shares of common stock issuable upon exercise of options that are either currently exercisable or become exercisable during the next 60 days and (ii) does not include 13,600 shares of common stock issuable upon exercise of options that are not currently exercisable or do not become exercisable during the next 60 days. With respect to shares beneficially owned after this offering, does not include shares of common stock issuable upon exercise of options that are not currently exercisable or do not become exercisable during the next 60 days. See “Description of Capital Stock — Class B Common Stock.”

(10)	With respect to shares beneficially owned prior to this offering: (i) includes 1,700 shares of common stock issuable upon exercise of options that are either currently exercisable or become exercisable during the next 60 days and (ii) does not include 19,300 shares of common stock issuable upon exercise of options that are not currently exercisable or do not become exercisable during the next 60 days. With respect to shares beneficially owned after this offering, does not include shares of common stock issuable upon exercise of options that are not currently exercisable or do not become exercisable during the next 60 days. See “Description of Capital Stock — Class B Common Stock.”

(11)	With respect to shares beneficially owned prior to this offering: (i) includes 225,020 shares of common stock issuable upon exercise of options that are either currently exercisable or become exercisable during the next 60 days and (ii) does not include 56,255 shares of common stock issuable upon exercise of options that are not currently exercisable or do not become exercisable during the next 60 days. With respect to shares beneficially owned after this offering, does not include shares of common stock issuable upon exercise of options that are not currently exercisable or do not become exercisable during the next 60 days. See “Description of Capital Stock — Class B Common Stock.”

(12)	Represents 5,664,330 shares of common stock held directly by Thomas H. Lee Equity Fund IV, L.P. (“Equity Fund”), 195,133 shares of common stock held directly by Thomas H. Lee Foreign Fund IV, L.P. (“Foreign Fund IV”), 551,323 shares of common stock held directly by Thomas H. Lee Foreign Fund IV-B, L.P. (“Foreign Fund IV-B” and together with Equity Fund and Foreign Fund IV, the “Funds”) and 254,014 shares of common stock held by others. As the managing member of THL Equity Advisors IV, LLC (“Advisors”), which is the general partner of each of the Funds, Thomas H. Lee Partners, L.P. may be deemed to beneficially own the shares of common stock owned by the Funds. As managing directors of Thomas H. Lee Partners, L.P., each of Messrs. DiNovi, Smith and Brizius may be deemed to beneficially own the 6,410,786 shares of common stock owned, in the aggregate, by the Funds. Thomas H. Lee Partners, L.P., Advisors and each of Messrs. DiNovi, Smith and Brizius disclaim beneficial ownership of such shares for the purpose of Section 16 or for any other purpose, except to the extent of his or its, as applicable, pecuniary interest therein.

(13)	Each of Messrs. DiNovi and Smith own 15,241 shares of common stock and Mr. Brizius owns 2,540 shares of common stock.

(14)	With respect to shares beneficially owned prior to this offering, includes 111,412 shares of common stock issuable upon exercise of options that are either currently exercisable or become exercisable during the next 60 days. With respect to shares beneficially owned after this offering, does not include shares of common stock issuable upon exercise of options that are not currently exercisable or do not become exercisable during the next 60 days. See “Description of Capital Stock — Class B Common Stock.”

(15)	With respect to shares beneficially owned prior to this offering: (i) includes 6,528 shares of common stock held by AGT Holdings, LLC and 16,250 shares of common stock issuable upon exercise of options that are either currently exercisable or become exercisable during the next 60 days and (ii) does not include 8,750 shares of common stock issuable upon exercise of options that are not currently exercisable or do not become exercisable during the next 60 days. With respect to shares beneficially owned after this offering, does not include shares of common stock issuable upon exercise of options that are not currently exercisable or do not become exercisable during the next 60 days. See “Description of Capital Stock — Class B Common Stock.”

(16)	With respect to shares beneficially owned prior to this offering, includes 677,732 shares of common stock issuable upon exercise of options that are either currently exercisable or become exercisable during the next 60 days. With respect to shares beneficially owned after this offering, does not include shares of common stock issuable upon exercise of options that are not currently exercisable or do not become exercisable during the next 60 days. See “Description of Capital Stock — Class B Common Stock.”

(17)	Equity-Linked Investors-II is an investment partnership managed by Desai Capital Management Incorporated. The business address for such person is c/o Desai Capital Management, Incorporated, 540 Madison Avenue, New York, New York 10022.

IUs ELIGIBLE FOR FUTURE SALES

      Future sales or the availability for sale of substantial amounts of IUs or shares of our class A common stock or a significant principal amount of our senior subordinated notes in the public market could adversely affect prevailing market prices and could impair our ability to raise capital through future sales of our securities. Upon completion of this offering, we will have  IUs outstanding, in respect of            shares of our class A common stock and $           million aggregate principal amount of our senior subordinated notes, and an additional $           million aggregate principal amount of our separate senior subordinated notes. All of these IUs and securities represented thereby and the separate senior subordinated notes will be freely tradable without restriction or further registration under the Securities Act or securities legislation, unless the IUs or securities represented thereby are held by our “affiliates”, as that term is defined in Rule 144 under the Securities Act of 1933.

      Holders of our class B common stock will have the right to convert their shares of class B common stock into IUs beginning on the            day after the closing of this offering, subject to certain restrictions. Upon completion of this offering and assuming the exchange of all of our class B common stock for IUs, our existing shareholders will own shares of class A common stock representing an aggregate           % ownership interest in us after the offering, or           % if the underwriters’ overallotment option is exercised in full. A number of shares of class B common stock representing at least 10% of the outstanding capital stock of the company will not be exchangeable for IUs prior to the second anniversary of the offering. See “Related Party Transactions — Shareholders’ Agreement.”

      Subject to certain limitations, we may issue shares of our class A common stock or senior subordinated notes, which may be in the form of IUs, or other securities from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our class A common stock or senior subordinated notes, which may be in the form of IUs, or other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those shares of our class A common stock or senior subordinated notes and IUs, if applicable, or other securities in connection with any such acquisitions and investments.

DESCRIPTION OF CERTAIN INDEBTEDNESS

New Credit Facility

      We expect that on the closing date of this offering we will enter into a new credit facility with a syndicate of financial institutions, including affiliates of the underwriters. We expect that the new credit facility will consist of both:

•	a new revolving credit facility, which we expect will have a -year maturity, bear annual interest at the rate of % and permit borrowings up to the aggregate principal amount of $ million (less amounts reserved for letters of credit). We anticipate that the new revolving credit facility will be undrawn at closing and that we will have $ million of availability thereunder immediately following this offering; and

•	a new term loan facility, which we expect will have a -year maturity, bear annual interest at the rate of % and consist of total loans of $ . We expect that the new term loan facility will be drawn in full upon the closing of this offering.

Our Existing Credit Facility

      Our existing credit facility consists of a $25.0 million revolving loan facility of which approximately $1.0 million was outstanding at December 27, 2003 and two term facilities, a term A loan facility of $55.0 million with $43.8 million outstanding at December 27, 2003 that matures on December 23, 2005, and a term B loan facility of $62.0 million with $62.0 million principal amount outstanding as of December 27, 2003 that matures on November 1, 2007. We will repay all of the borrowings under our existing credit facility with a portion of the net proceeds from this offering, together with borrowings under our new credit facility. See “The Transactions” and “Use of Proceeds.”

9 1/8% Senior Subordinated Notes and Floating Rate Subordinated Term Securities issued in 1998

      We issued $100.0 million aggregate principal amount of our 9 1/8% notes and $50.0 million of our floating rate subordinated term securities in 1998. The 9 1/8% senior subordinated notes bear interest at the rate of 9 1/8% per annum and the floating rate subordinated term securities bear interest at a rate per annum equal to LIBOR plus 3.98%, in each case payable semi-annually, on May 1 and November 1 of each year. The LIBOR rate on the floating rate subordinated term securities is determined semi-annually.

      The 9 1/8% senior subordinated notes and floating rate subordinated term securities mature on May 1, 2008. We may redeem the 9 1/8% senior subordinated notes and the floating rate subordinated term securities at any time, in each case, at the redemption prices stated in the indenture under which those notes were issued, together with accrued and unpaid interest, if any, to the redemption date. If we voluntarily redeem the existing senior subordinated notes, at any time between May 1, 2004 and April 30, 2005 we must do so at a price of 103.042% of the principal amount of such notes, together with all accrued and unpaid interest, if any, to the date of redemption. If we voluntarily redeem the existing floating rate subordinated term securities at any time, we must redeem them at 100% of the principal amount, plus accrued and unpaid interest.

      The 9 1/8% senior subordinated notes and floating rate subordinated term securities are general unsecured obligations of ours, subordinated in right of payment to all existing and future senior indebtedness us, including all obligations under our existing credit facility.

      The indenture governing the 9 1/8% senior subordinated notes and floating rate subordinated term securities contains certain customary covenants and events of default.

      We expect to redeem all outstanding 9 1/8% senior subordinated notes and outstanding floating rate subordinated term securities with the net proceeds from this offering, together with borrowings under our new credit facility. To redeem the senior subordinated notes, we expect to pay approximately $           million, plus accrued and unpaid interest up to the date of redemption. To redeem our floating rate subordinated term securities, we expect to pay approximately $           million plus accrued and unpaid interest up to the date of redemption.

DESCRIPTION OF IUs

General

      We are offering           IUs. Each IU initially represents:

•	one share of our class A common stock; and

•	$ principal amount of our % senior subordinated notes.

      The ratio of class A common stock to principal amount of senior subordinated notes represented by an IU is subject to change in the event of a stock split, recombination or reclassification of our class A common stock. For example, if we elect to effect a two-for-one stock split, from and after the effective date of the stock split, each IU will represent two shares of class A common stock and the same principal amount of senior subordinated notes as it previously represented. Likewise, if we effect a recombination or reclassification of our class A common stock, each IU will thereafter represent the appropriate number of shares of class A common stock on a recombined or reclassified basis, as applicable, and the same principal amount of senior subordinated notes as it previously represented. Immediately following the occurrence of any such event, we will file with the SEC a Current Report on Form 8-K or any other applicable form, disclosing the changes in the ratio of class A common stock to principal amount of senior subordinated notes as a result of such event.

      Holders of IUs are at all times the beneficial owners of the class A common stock and senior subordinated notes represented by such IUs and, through their broker or other financial institution and DTC, will have exactly the same rights, privileges and preferences, including voting rights, rights to receive distributions and interest, rights and preferences in the event of a default under the indenture governing the senior subordinated notes, ranking upon bankruptcy and rights to receive communications and notices as a beneficial owner of separately held class A common stock and senior subordinated notes, as applicable, would have through its broker or other financial institution and DTC.

      The IUs will be available in book-entry form only. As discussed below under “— Book-Entry Settlement and Clearance,” a nominee of DTC will be the sole registered holder of the IUs. That means you will not be a registered holder of IUs or be entitled to receive a certificate evidencing your IUs. You must rely on the procedures used by your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of IUs that are described below. You should consult with your broker or financial institution to find out what those procedures are.

Voluntary Separation and Recombination

      Holders of IUs, whether purchased in this offering or in a subsequent offering of IUs may, at any time after the earlier of (i) 45 days after completion of the offering, (ii) the occurrence of a change of control repurchase offer as described under “Description of Senior Subordinated Notes — Change of Control,” or (iii) the occurrence of an asset sale repurchase offer, as described under “Description of Senior Subordinated Notes — Certain Covenants — Limitation on Asset Sales,” through their broker or other financial institution, separate the IUs into the shares of our class A common stock and senior subordinated notes represented thereby. Any holder of shares of our class A common stock and senior subordinated notes may, at any time, through his or her broker or other financial institution, combine the applicable number of shares of class A common stock and principal amount of senior subordinated notes to form IUs. See “— Book-Entry Settlement and Clearance” below for more information on the method by which delivery and surrender of IUs and delivery of shares of class A common stock and our senior subordinated notes will be effected.

Automatic Separation

      Upon the occurrence of any of the following, the IUs will be automatically separated into the shares of class A common stock and senior subordinated notes represented thereby:

•	exercise by us of our right to redeem all or a portion of the senior subordinated notes, which may be represented by IUs at the time of such redemption;

•	the date on which principal on the senior subordinated notes becomes due and payable, whether at the stated maturity date or upon acceleration thereof;

•	a payment default on the senior subordinated notes continues for more than 90 days (without cure);

•	certain bankruptcy events of the issuer; or

•	if DTC is unwilling or unable to continue as securities depository with respect to the IUs or ceases to be a registered clearing agency under the Exchange Act, and we are unable to find a successor depository.

      Following any such automatic separation, shares of class A common stock and the senior subordinated notes may no longer be combined to form IUs.

Book-Entry Settlement and Clearance

      DTC will act as securities depositary for the IUs, and the senior subordinated notes and shares of class A common stock represented by the IUs, which we refer to collectively as the “securities.” The senior subordinated notes and the shares of our class A common stock represented by the IUs will be represented by one or more global notes and global stock certificates. The global notes and global stock certificates will be issued in fully-registered form in the name of DTC’s nominee, Cede & Co.

Book-Entry Procedures

      If you intend to purchase IUs in the manner provided by this prospectus, you must do so through the DTC system or through a DTC participant. The participant that you purchase through will receive a credit for the applicable security on DTC’s records. The ownership interest of each actual purchaser of the applicable security, who we refer to as a “beneficial owner,” is to be recorded on the participant’s records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of their purchase and sale transactions, as well as periodic statements of their holdings, from the DTC participant through which the beneficial owner entered into their purchase and sale transactions.

      All interests in the securities will be subject to the operations and procedures of DTC. We provide the following summaries of those operations solely for your convenience. The operations and procedures of each settlement system may be changed at any time. We are not responsible for those procedures and operations.

      DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York State Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies. These indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the SEC.

      To facilitate subsequent transfers, all securities deposited by DTC participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The DTC participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Transfers of ownership interests in the securities are to be accomplished by entries made on the books of DTC participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the applicable security except in the event that use of the book-entry system for the securities is discontinued.

      Any voluntary or automatic separation of IUs and any subsequent combination of IUs from senior subordinated notes and class A common stock are to be accomplished by entries made by the DTC participants acting on behalf of beneficial owners. Any such separation or recombination will be effective as of the close of business on the trading day that DTC receives instructions therefor from a participant. In any such case, the DTC participant’s account through which a separation or combination is effected will be credited and debited for the applicable securities on DTC’s records. We have been informed by DTC that the current fee per transaction per participant account for any voluntary separation or recombination is $          . Depending on the arrangements between a holder and his or her brokerage firm, and the brokerage arrangements with the DTC participant, the transaction fee for any voluntary separation or recombination may be passed directly on to the holder.

      Conveyance of notices and other communications by DTC to DTC participants, by direct DTC participants to indirect participants, and by DTC participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. will consent or vote with respect to the securities. Under its usual procedures, DTC would mail an omnibus proxy to participants as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those participants to whose accounts the securities are credited on the record date (identified in a listing attached to the omnibus proxy).

      We and the transfer agent and registrar will make any payments on the securities to DTC. DTC’s practice is to credit participants’ accounts on the payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such DTC participant and not of DTC, the company or the transfer agent and registrar for the IUs, subject to any statutory or regulatory requirements as may be in effect from time to time.

      We or the transfer agent and registrar for the IUs will be responsible for the payment of all amounts to DTC. DTC will be responsible for the disbursement of those payments to DTC participants, and the DTC participants will be responsible for disbursements of those payments to beneficial owners. We will remain responsible for any actions DTC and DTC participants take in accordance with instructions we provide.

      DTC may discontinue providing its service as securities depository with respect to the IUs, the shares of our class A common stock or our senior subordinated notes at any time by giving reasonable notice to us or the transfer agent and registrar. If DTC discontinues providing its service as securities depository with respect to the IUs and we are unable to obtain a successor securities depository, you will automatically take a position in the component securities. If DTC discontinues providing its service as securities depository with respect to the shares of our class A common stock and/or our senior subordinated notes and we are unable to obtain a successor securities depository, we will print and deliver to you certificates for the securities that have been discontinued and you will automatically take a position in any securities still subject to the depository arrangement.

      Also, in case we decide to discontinue use of the system of book-entry transfers through DTC, or a successor securities depository, we will print and deliver to you certificates for the various certificates of class A common stock and senior subordinated notes you may own.

      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, including DTC.

      Except for actions taken by DTC in accordance with our instructions, neither we nor the trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to:

•	the accuracy of the records of DTC, its nominee or any participant or any record of beneficial ownership interest in the securities on DTC’s books; or

•	any payments to, or the providing of notice to, DTC participants or beneficial owners.

Procedures Relating to Subsequent Issuances

      The indenture governing our senior subordinated notes will provide that, in the event there is a subsequent issuance of IUs containing senior subordinated notes having terms identical (except for the issuance date) to the senior subordinated notes represented by the IUs, and such subsequently issued senior subordinated notes are treated as issued with OID or are issued subsequent to an automatic exchange of senior subordinated notes described below or if we otherwise determine that such senior subordinated notes are required to have a new CUSIP number, each holder of senior subordinated notes or IUs, as the case may be, agrees that a portion of such holder’s senior subordinated notes, whether held directly in book-entry form, or held as part of IUs, will be automatically exchanged, without any further action of such holder, for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes. Consequently, following each such subsequent issuance and exchange, each holder of senior subordinated notes or IUs, as the case may be, will own an indivisible unit composed of senior subordinated notes of each separate issuance in the same proportion as each other holder. Immediately following any exchange resulting from a subsequent offering, a new CUSIP number will be assigned to represent an inseparable unit consisting of the senior subordinated notes outstanding prior to the subsequent issuance and the senior subordinated notes issued in the subsequent issuance. Accordingly, the senior subordinated notes issued in the original offering cannot be separated from the senior subordinated notes issued in any subsequent offering. In addition, immediately following any exchange resulting from a subsequent offering, new IUs will be issued in exchange for the existing IUs which new IUs will consist of the inseparable unit described above representing the proportionate principal amounts of each issuance of senior subordinated notes, but with the same aggregate principal amount as the senior subordinated notes, or inseparable unit, represented by the IUs immediately prior to such subsequent issuance and exchange, and the class A common stock. All accounts of DTC participants with a position in the securities will be automatically revised to reflect the new CUSIP numbers.

      Most subsequent issuances of senior subordinated notes, including subsequent issuances of senior subordinated notes which have OID and all subsequent issuances six months after the date of this offering, may require trades on the           to settle up to 24 hours after the date such trades would settle absent such subsequent issuance or settle for cash, consistent with such exchange’s practices for the date of such issuance. The           has informed us that they will broadcast any such alternate settlement procedures in advance of any relevant trading day, consistent with their established procedures. Based upon these discussions, we do not believe that any settlement delays or cash settlement procedures, if any, associated with subsequent issuances, will have a significant impact on the IU trading market. Immediately following any subsequent issuance, we will file with the SEC a Current Report on Form 8-K or any other applicable form, disclosing the changes, if any, to the OID attributable to your senior subordinated notes as a result of such subsequent issuance. If such senior subordinated notes are issued with OID, holders of such senior subordinated notes may not be able to recover the portion of their principal amount treated as unaccrued OID in the event of an acceleration of the senior subordinated notes or our bankruptcy prior to the maturity of the senior subordinated notes. See “Risk Factors — Risks Relating to the IUs and the Shares of Class A Common Stock and Senior Subordinated Notes — Subsequent issuances of senior subordinated notes may cause you to recognize original issue discount and may have other adverse consequences.”

Transfer Agent and Registrar for the IUs

                          will be the transfer agent and registrar for the IUs.

DESCRIPTION OF CAPITAL STOCK

      The following is a description of the terms of our articles of incorporation and bylaws, the forms of which have been filed with the SEC as exhibits to the registration statement of which this prospectus is part and which will become effective upon the consummation of this offering.

Authorized Capitalization

      Upon the closing of this offering, our authorized capital stock will consist of:

•	shares of common stock, par value $0.01 per share, of which shares will be designated class A common stock and shares will be designated class B common stock; and

•	shares of preferred stock, par value $0.01 per share.

      After this offering, there will be            shares of our class A common stock (or            shares of our class A common stock if the underwriters exercise their overallotment option in full),            shares of our class B common stock (or            shares of our class B common stock if the underwriters exercise their overallotment option in full), and no shares of our preferred stock outstanding.

Class A Common Stock

      All shares of class A common stock to be outstanding upon completion of this offering will be validly issued, fully paid and nonassessable.

      Dividends. Holders of shares of our class A common stock will be entitled to receive dividends and other distributions in cash, stock or property of ours as may be declared by our Board of Directors from time to time out of our assets or funds legally available for dividends or other distributions.

      Upon closing of this offering, our Board of Directors is expected to adopt a dividend policy pursuant to which, in the event and to the extent we have any available cash for distribution to the holders of shares of our class A common stock as of the           th business day of each           ,           ,           and           , and subject to applicable law and the terms of our new credit facility, the indenture governing our senior subordinated notes and any other then outstanding indebtedness of ours, our Board of Directors will declare cash dividends on our class A common stock. The initial dividend rate on our class A common stock is expected to be equal to $           per share per annum, subject to adjustment. We will pay those dividends on the           th business day of each           ,           ,           and           to holders of record on the last business day of our fiscal quarter ending immediately prior to such date.

      Dividends will be paid on the class A common stock and the class B common stock on a pro rata basis based on their respective dividend rates. We may not declare dividends on our class A common stock unless at such time a corresponding proportionate dividend is declared on our class B common stock.

      Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of shares of our class A common stock will be entitled to share equally with the holders of our class B common stock in our assets remaining after payment of all debts and other liabilities, subject to the liquidation preference of any outstanding preferred stock.

      Voting Rights. Shares of our class A common stock will carry one vote per share and shall vote as a single class with holders of our class B common stock. Except as otherwise required by law, holders of our class A common stock will not be entitled to vote on any amendment to our articles of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of the affected shares are entitled to vote on the amendment. Holders of shares of our class A common stock will not be entitled to cumulative voting rights.

      Other Rights. Holders of shares of our class A common stock have no preemptive rights. The holders of class A common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

      Restrictions. Our bylaws will provide that we may not (i) issue any shares of our class A common stock or securities which, by their terms, are convertible or exchangeable for shares of class A common stock, unless, at or prior to the time of such issuance (or prior to the earliest possible time of any conversion or exchange) we issue a proportionate number of IUs such that no holder of class A common stock will at any time have the right to hold class A common stock in the form of IUs unless such IUs have been issued in transactions that are registered under the Securities Act or under certain other circumstances or (ii) permit any existing holder of shares of class A common stock outstanding after this offering (other than class A common stock represented by IUs issued in connection with this offering or any other registered offering of IUs) to combine such shares of class A common stock with outstanding senior subordinated notes to form IUs.

      Listing. The shares of our class A common stock will not be listed for separate trading on the           until the minimum listing criteria on the           are satisfied by our outstanding shares of class A common stock, no longer held in the form of IUs, for a period of 30 consecutive trading days. Listing is subject to our fulfillment of all of the requirements of           . The class A common stock represented by the IUs offered by this prospectus will be freely tradable without restriction or further registration under the Securities Act of 1933, unless they are purchased by affiliates as that term is defined in Rule 144 under the Securities Act.

Class B Common Stock

      Dividends. Holders of shares of our class B common stock will be entitled to receive dividends and other distributions in cash, stock or property of ours as may be declared by our Board of Directors from time to time out of our assets or funds legally available for dividends or other distributions.

      Upon closing of this offering, our Board of Directors is expected to adopt a dividend policy pursuant to which, in the event and to the extent we have any available cash for distribution to the holders of shares of our class B common stock as of the           th business day of each           ,           ,           and           , and subject to applicable law and the terms of our new credit facility, the indenture governing our senior subordinated notes and any other then outstanding indebtedness of ours, our Board of Directors will declare cash dividends on our class B common stock. The initial dividend rate on the class B common stock is expected to be the weighted average of the coupon on the senior subordinated notes and the expected initial dividend yield on the class A common stock underlying the IUs. We will pay those dividends on the           th business day of each           ,           ,           and           to holders of record on the last business day of our fiscal quarter ending immediately prior to such date.

      Dividends will be paid on the class A common stock and the class B common stock on a pro rata basis based on their respective dividend rates. We may not declare dividends on our class B common stock unless at such time a corresponding proportionate dividend is declared on our class A common stock.

      Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of shares of our class B common stock will be entitled to share equally with the holders of our class A common stock in our assets remaining after payment of all debts and other liabilities, subject to the liquidation preference of any outstanding preferred stock.

      Voting Rights. Shares of our class B common stock will carry one vote per share and shall vote as a single class with holders of our class A common stock as if such shares had been exchanged for IUs. Except as otherwise required by law, holders of our class B common stock will not entitled to vote on any amendment to our articles of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of the affected shares are entitled to vote on the amendment. Holders of shares of our class B common stock will not be entitled to cumulative voting rights.

      Other Rights. Holders of shares of our class B common stock have no preemptive rights. The holders of class B common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

      Exchange Rights. Pursuant to the amended and restated shareholders’ agreement, the class B common stock will be exchangeable for IUs, at the holders option, during specified periods subject to certain conditions described under “Related Party Transactions.” A number of shares of class B common stock representing at least 10% of the outstanding capital stock of the company will not be exchangeable for IUs prior to the second anniversary of the offering. The class B common stock will be exchangeable for the amounts of IUs each holder would have received upon exchange of shares of class A common stock or class B common stock for IUs upon the closing of this offering.

Preferred Stock

      Our articles of incorporation provides that we may issue up to            shares of our preferred stock in one or more series as may be determined by our Board of Directors.

      Our Board of Directors has broad discretionary authority with respect to the rights of issued series of our preferred stock and may take several actions without any vote or action of the holders of our class A common stock, including:

•	determining the number of shares to be included in each series;

•	fixing the designation, powers, preferences and relative rights of the shares of each series and any qualifications, limitations or restrictions with respect to each series, including provisions related to dividends, conversion, voting, redemption and liquidation, which may be superior to those of our common stock; and

•	increasing or decreasing the number of shares of any series.

      The Board of Directors may authorize, without approval of holders of our common stock, the issuance of preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of our common stock. For example, our preferred stock may rank prior to our common stock as to dividend rights, liquidation preferences or both, may have full or limited voting rights and may be convertible into shares of our common stock. The number of authorized shares of our preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of at least a majority of our common stock, without a vote of the holders of any other class or series of our preferred stock unless required by the terms of such class or series of preferred stock.

      Our preferred stock could be issued quickly with terms designed to delay or prevent a change in the control of our company or to make the removal of our management more difficult. This could have the effect of discouraging third party bids for our common stock or may otherwise adversely affect the market price of our common stock.

      We believe that the ability of our Board of Directors to issue one or more series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without action by our common shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

      Although our Board of Directors has no intention at the present time of doing so, it could issue a series of our preferred stock that could, depending on the terms of such series, be used to implement a shareholder rights plan or otherwise impede the completion of a merger, tender offer or other takeover attempt of our company. Our Board of Directors could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of the Board of Directors, including a tender offer or other transaction that some, or a majority, of our shareholders might believe to be in their best interest or in which shareholders might receive a premium for their stock over the then best current market price.

Anti-Takeover Effects of Various Provisions of Texas Law and Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws

      Provisions of the Texas Business Corporation Act, or TBCA, our articles of incorporation and bylaws contain provisions that may have some anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

      We are subject to Part Thirteen of the Texas Business Corporation Act, which generally prohibits a publicly-held Texas corporation from engaging in a “business combination” with an “affiliated shareholder” for a period of three years following the date the person became an affiliated shareholder, unless:

•	the board of directors approved the transaction in which such shareholder became an affiliated shareholder prior to the affiliated shareholder’s share acquisition date; or

•	the business combination is approved by the holders of at least two thirds of the outstanding voting stock not beneficially owned by the affiliated shareholder at a meeting of shareholders called for that purpose (and not by written consent) not less than six months after the affiliated shareholder’s share acquisition date.

      A “business combination” includes a merger, asset or stock sale, or other transaction between the corporation and an affiliated shareholder. An “affiliated shareholder” is a person who beneficially owns, or within three years prior to the determination of affiliated shareholder status, owned, 20% or more of a corporation’s voting stock, subject to specified exceptions.

      Part Thirteen also permits a corporation’s board of directors, when considering the best interests of the corporation, to consider the long-term as well as the short-term interests of the corporation and its shareholders, including the possibility that those interests may be best served by the continued independence of the corporation.

      Part Thirteen may also have the effect of inhibiting a non-negotiated merger or other business combination involving ECCA.

Our Articles of Incorporation and Bylaws

      In addition, provisions of our articles of incorporation and bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect.

      Classified Board of Directors. Our articles of incorporation provides that our Board of Directors be divided into three classes of directors, as nearly equal in size as is practicable, serving staggered three-year terms.

      Quorum Requirements; Removal of Directors. Our articles of incorporation provides for a minimum quorum of one-third in voting power of the outstanding shares of our capital stock entitled to vote, except that a minimum quorum of a majority in voting power of the outstanding shares of our capital stock entitled to vote is necessary to hold a vote for any director in a contested election, the removal of a director or the filling of a vacancy on our Board of Directors. Directors may be removed only for cause by the affirmative vote of at least a majority in voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors.

      No Cumulative Voting. The TBCA provides that shareholders are denied the right to cumulate votes in the election of directors unless our articles of incorporation provides otherwise. Our articles of incorporation expressly prohibits cumulative voting.

      No Shareholder Action by Written Consent; Calling of Special Meeting of Shareholders. Our articles of incorporation generally prohibits shareholder action by written consent. It and our bylaws also provide that special meetings of our shareholders may be called only by (i) the Chairman of our Board of Directors, (ii) our President or (iii) our Board of Directors upon a request by holders of at least 50% in voting power of all the outstanding shares entitled to vote at that meeting.

      Advance Notice Requirements for Shareholder Proposals and Director Nominations. Our bylaws provide that shareholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a shareholder’s notice must be delivered or mailed and received at our principal executive offices not less than 90 nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting of shareholders. Our bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders. Shareholder nominations for the election of directors at a special meeting must be received by our corporate secretary by the later of 10 days following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made or 90 days prior to the date that meeting is proposed to be held.

      Limitations on Liability and Indemnification of Officers and Directors. The TBCA provides for indemnification of directors and officers in certain circumstances. In addition, the Texas Miscellaneous Corporation Law provides that a corporation may amend its articles of incorporation to provide that no director shall be liable to us or our shareholders for monetary damages for an act or omission in the director’s capacity as a director, provided that the liability of a director is not eliminated or limited:

•	for any breach of the director’s duty of loyalty to us or our shareholders;

•	for acts or omissions (i) not in good faith and that constitute a breach of duty or (ii) which involve intentional misconduct or a knowing violation of law;

•	for any transaction from which the director received an improper personal benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or

•	for an act or omission for which the liability of the director is expressly provided for by statute.

      Our articles of incorporation include a provision that eliminates a director’s personal liability subject to the limitations set out above. Our articles of incorporation and bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the TBCA. We are also expressly authorized to, and do, carry directors’ and officers’ insurance for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

      The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

      There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

      Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of class A common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

      Supermajority Provisions. The TBCA provides generally that the affirmative vote of a majority in voting power of the outstanding shares entitled to vote is required to amend a corporation’s articles of incorporation, unless the articles of incorporation requires a greater percentage. Our articles of incorporation provides that the following provisions in the articles of incorporation may be amended only by a vote of two-thirds or more in voting power of all the outstanding shares of our capital stock entitled to vote:

•	the prohibition on shareholder action by written consent;

•	the ability to call a special meeting of shareholders being vested solely in (i) our Board of Directors and the chairman of our Board of Directors and (ii) our Board of Directors upon a request by holders of at least 50% in voting power of all the outstanding shares entitled to vote at that meeting;

•	the provisions relating to the classification of our Board of Directors;

•	the provisions relating to the size of our Board of Directors;

•	the provisions relating to the quorum requirements for shareholder action and the removal of directors;

•	the limitation on the liability of our directors to us and our shareholders;

•	the obligation to indemnify and advance expenses to the directors and officers to the fullest extent authorized by the TBCA;

•	the provisions granting authority to our Board of Directors to amend or repeal our bylaws without a shareholder vote, as described in more detail in the next succeeding paragraph; and

•	the supermajority voting requirements listed above.

      In addition, our articles of incorporation grants our Board of Directors the authority to amend and repeal our bylaws without a shareholder vote in any manner not inconsistent with the laws of the State of Texas or our articles of incorporation.

      Our articles of incorporation provides that our bylaws may be amended by shareholders representing no less than two-thirds of the voting power of all the outstanding shares of our capital stock entitled to vote.

Listing

      We do not intend to list our class A common stock any exchange. However, we will apply for our class A common stock to be listed for separate trading on           if a sufficient number of shares is held separately and not in the form of IUs as may be necessary to satisfy applicable requirements for separate trading on such exchange. If more than such number of our outstanding shares of class A common stock is no longer held in the form of IUs for a period of 30 consecutive trading days and we otherwise meet the applicable listing requirements, we will apply to list the shares of our class A common stock for separate trading on the           .

      Our class B common stock will not be listed for separate trading.

Transfer Agent and Registrar

                          is the transfer agent and registrar for our shares of class A common stock.

DESCRIPTION OF SENIOR SUBORDINATED NOTES

      You can find the definitions of certain terms used in this description under the caption “— Certain Definitions.” Certain defined terms used in this description but not defined below under the caption “— Certain Definitions” have the meanings assigned to them in the indenture governing the notes. In this description, the term “ECCA” refers only to Eye Care Centers of America, Inc. and not to any of its Subsidiaries. ECCA will issue the notes under an indenture among ECCA, the Subsidiary Guarantors (as defined below) and           , as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

      The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. The form of indenture will be filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part.

      The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders of the notes will have rights under the indenture.

Brief Description of the Notes

      The notes:

•	will be unsecured obligations of ECCA;

•	will be subordinated in right of payment to all existing and future Senior Indebtedness of ECCA;

•	will rank equally in right of payment with any future senior subordinated Indebtedness of ECCA;

•	will rank senior in right of payment to all existing and future Indebtedness of ECCA that expressly provides for its subordination to the notes;

•	will be effectively subordinated to all Secured Indebtedness of ECCA to the extent of the value of the assets securing such Indebtedness;

•	will be fully and unconditionally guaranteed by each of ECCA’s current and future Restricted Subsidiaries that is a Guarantor; and

•	are effectively subordinated to any future Indebtedness and other liabilities of Subsidiaries that are not guaranteeing the notes.

      ECCA is a holding company, conducts all of its operations through its Subsidiaries and will have no significant assets other than its equity interest in its Subsidiaries. ECCA will rely on dividends and other payments from its Subsidiaries to meet its debt service obligations, including the payment of principal and interest on the notes. As of December 27, 2003, on a pro forma basis after giving effect to the Transactions, ECCA would have had $           million of Senior Indebtedness, with an additional $           million available for borrowing under the New Credit Facility.

      As of the date of the indenture, all of ECCA’s Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the definition of “Unrestricted Subsidiary,” ECCA will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture.

Principal, Maturity And Interest

      ECCA will issue $           million aggregate principal amount of notes in this offering (or $           million aggregate principal amount of notes if the underwriters exercise their over-allotment option in full) in the form of IUs and $           million aggregate principal amount of notes to be issued separately, not in the form of IUs. The notes issued as part of IUs and such notes issued in the form of separate notes are identical in all respects and are part of the same series under the same indenture. The indenture will provide for the issuance of an unlimited aggregate principal amount of additional notes (the

“Additional Notes”) having terms identical to the notes (except for the issuance date) offered hereby, subject to the provisions of the indenture. See “— Additional Notes.” ECCA will issue notes in denominations of $          and integral multiples of $          .

      The notes will mature on                     , 2014, subject to extension. ECCA may extend the maturity of the notes for up to two additional successive five year terms if, as of the relevant Extension Date, the following conditions are satisfied:

(1) the Consolidated Fixed Charge Coverage Ratio at the time of extension is no less than to 1.0;

(2) no Event of Default shall have occurred and be continuing;

(3) no event of default has occurred or is continuing with respect to any other Indebtedness of ECCA or any Restricted Subsidiary of ECCA in an aggregate principal amount greater than $ million or could result as a result of such extension and

(4) there is no interest due but unpaid on the notes or any other Indebtedness of ECCA or any Restricted Subsidiary of ECCA in an aggregate principal amount greater than $ million.

“Extension Date” shall mean the date on which ECCA delivers written notice to the trustee electing to extend the maturity of the notes; provided that such date is not less than 30 and not more than 90 days prior to the previously scheduled maturity date. If ECCA is going to extend the maturity of the notes, ECCA will cause a notice of such extension, including the new maturity date, to be sent to holders within 30 days after the Extension Date.

      Interest on the notes will accrue at the rate of      % per annum and will be payable quarterly in arrears on                     ,                     , and                     , commencing on                     , 2004. ECCA will make each interest payment to the holders of record on the immediately preceding                     ,                     ,                     and.

      Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of 12 30-day months.

Cash Collateral Account

      Upon closing of the offering, ECCA will fund into an account (the “Cash Collateral Account”) an amount equal to $             million. ECCA will covenant to deposit additional funds in the Cash Collateral Account such that on or prior to                          , 2006, the balance in the Cash Collateral Account will be $             million. ECCA may withdraw funds from the Cash Collateral Account only to pay interest on the notes if such withdrawal is necessary to avoid a default in the payment of such interest. All amounts in the Cash Collateral Account will be held as cash collateral to secure the obligations under the notes pursuant to a cash collateral agreement between ECCA and                          .

Interest Deferral

      Prior to                     , 2009, the interest payments on the notes may be deferred, at ECCA’s option, for not more than eight quarters in the aggregate and not beyond                     , 2009 (any such interest deferral period, an “Initial Interest Deferral Period”) by delivering to the trustee a copy of a resolution of ECCA’s Board of Directors certified by an officers’ certificate to the effect that, based upon a good-faith determination of ECCA’s Board of Directors, such deferral is reasonably necessary for bona fide cash management purposes, or to reduce the likelihood of or avoid a default on Designated Senior Indebtedness; provided that no such deferral may be commenced, and any ongoing deferral shall cease, if (x) there has been a failure to pay interest (other than any deferral of interest payments in accordance with the indenture), principal or premium, if any, on the notes and such failure is continuing, or any other Event of Default with respect to the notes has occurred and is continuing and the notes have been accelerated as a result of the occurrence of such Event of Default, or (y) there is a default under any Senior Subordinated Indebtedness (other than the notes) or Subordinated Obligations, in an aggregate

amount greater than $           million or its foreign currency equivalent, that has resulted in the acceleration of the maturity of such Indebtedness.

      In addition, between                     , 2009 and                     , 2014, but not after                     , 2014, interest on the notes may be deferred, at ECCA’s option, on not more than two occasions for not more than three quarters per occasion (any such interest deferral period, a “Subsequent Interest Deferral Period”) by delivering to the trustee a copy of a resolution of ECCA’s Board of Directors certified by an officers’ certificate to the effect that, based upon a good-faith determination of ECCA’s Board of Directors, such deferral is reasonably necessary for bona fide cash management purposes, or to reduce the likelihood of or avoid a default on Designated Senior Indebtedness; provided that no such deferral may be commenced, and any ongoing deferral shall cease, if (x) there has been a failure to pay interest (other than any deferral of interest payments in accordance with the indenture), principal or premium, if any, on the notes and such failure is continuing, or any other Event of Default with respect to the notes has occurred and is continuing and the notes have been accelerated as a result of the occurrence of such Event of Default, or (y) there is a default under any Senior Subordinated Indebtedness (other than the notes) or Subordinated Obligations, in an aggregate amount greater than $                     million or its foreign currency equivalent, that has resulted in the acceleration of the maturity of such Indebtedness. After the end of the first Subsequent Interest Deferral Period, ECCA may not defer interest on the notes unless and until all deferred interest has been paid in full.

      Deferred interest on the notes will bear interest at a rate per annum of      % until paid in full. Following the end of any interest deferral period, ECCA will be obligated to resume quarterly payments of interest on the notes, including interest on deferred interest. All interest deferred prior to                     , 2009 and accrued interest thereon, must be repaid on or prior to                     , 2009. All interest deferred after                     , 2009 and prior to                     , 2014 must be repaid on                     , 2014; provided that ECCA must pay all deferred interest and accrued interest thereon in full prior to deferring interest for any second Subsequent Interest Deferral Period. ECCA may repay all or part of the deferred interest and accrued interest thereon at any time other than during any Initial Interest Deferral Period or any Subsequent Interest Deferral Period. If ECCA prepays less than all of the deferred interest and accrued interest thereon, the trustee will apply such prepayment in the order of maturity to the remaining deferred interest payments. During any Interest Deferral Period or Subsequent Interest Deferral Period, or for so long as any deferred interest remains unpaid, ECCA will not be permitted to pay any dividends or make any distribution to holders of Class A Common Stock or Class B Common Stock, or make certain other Restricted Payments. See “— Certain Covenants — Limitation on Restricted Payments.”

Additional Notes

      Subject to limitations set forth under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock,” ECCA will be permitted to issue Additional Notes under the indenture in connection with the issuance of IUs or in the form of separate Additional Notes not as part of IUs.

      Any Additional Notes issued under the indenture will be part of the same series as the notes offered hereby as part of IUs and as separate notes, and the notes and any Additional Notes will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

      Each holder of notes or IUs, as the case may be, agrees that, in the event there is a subsequent issuance of Additional Notes as part of IUs which are treated as issued with OID, or such Additional Notes (issued as part of IUs) are issued subsequent to an automatic exchange of notes described below or if ECCA otherwise determines that such notes are required to have a new CUSIP number, a portion of such holder’s notes, whether held directly in book-entry form or held as part of an IU, will be automatically exchanged, without any action by such holder, for a portion of the Additional Notes purchased by the holders of such Additional Notes, such that following any such additional issuance and automatic exchange each holder of notes or IUs, as the case may be, will own an indivisible unit composed of the notes and Additional Notes of each issuance in the same proportion as each other holder, and the records will be revised to reflect each such automatic exchange without any further action of such holder. The aggregate stated principal amount of the notes owned by each holder will not change as a result of such automatic exchange.

      Additional Notes issued as part of IUs which are treated as issued with OID, may affect the tax treatment of the holders of notes and IUs. See “Material U.S. Federal Income Tax Considerations — Additional Issuances.” In the event of such an issuance, each holder of notes or IUs will hold Additional Notes issued with OID as a result of the automatic exchange described above, and may not be able to recover the portion of their principal amount treated as unaccrued OID in the event of an acceleration of the notes or a bankruptcy of ECCA prior to the maturity of the notes.

      See “Risk Factors — Risks Related to the IUs, the Shares of Class A Common Stock and the Senior Subordinated Notes — Subsequent issuances of senior subordinated notes may cause you to recognize original issue discount and may have other adverse consequences” and “— Holders of subsequently issued senior subordinated notes may not be able to collect their full stated principal amount prior to maturity.”

Separation and Recombination of IUs

      Each holder of IUs may, through a broker or other financial institution, at any time after the earlier of (1) 45 days from the date of closing of this offering, (2) a Change of Control Offer and (3) a Net Proceeds Offer, separate its IUs into shares of Class A Common Stock and notes. As long as any notes are outstanding, any holder of notes and shares of Class A Common Stock may, through a broker or other financial institution, at any time and from time to time, recombine the applicable principal amount of notes and number of shares of Class A Common Stock to form IUs.

Methods of Receiving Payments on the Notes

      If a registered holder of more than $5.0 million in principal amount of notes, or of IUs representing more than $5.0 million in principal amount of notes, has given wire transfer instructions to ECCA, ECCA will make all payments of principal, premium, if any, and interest on those notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar identified below, unless ECCA elects to make payments of interest by check mailed to the holders of notes at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

      The trustee will initially act as paying agent and registrar. ECCA may change the paying agent or registrar without prior notice to the holders of the notes, and either ECCA or any of its Subsidiaries may act as paying agent or registrar.

Book-Entry, Delivery and Form

      The notes offered and sold will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). Upon issuance, the Global Notes initially will be deposited with the trustee, as custodian for The Depository Trust Company (“DTC”) in New York, New York and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant.

Transfer and Exchange

      A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and ECCA may require a holder to pay any taxes and fees required by law or permitted by the indenture in connection with such transfer. ECCA is not required to transfer or exchange any note selected for redemption. Also, ECCA is not required to transfer or exchange any note (1) for a period of

15 days before a selection of notes to be redeemed or (2) tendered and not withdrawn in connection with a Change of Control Offer or a Net Proceeds Offer.

Redemption

      At any time prior to                     , 2009, ECCA may redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

      At any time on or after                     , 2009, ECCA may, at its option, redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices, expressed as percentages of principal amount, set forth below plus accrued and unpaid interest, on the notes redeemed, to the applicable redemption date (subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning on                     of the years indicated below:

Redemption
Year	Price

2009	%
2010	%
2011	%
2012 and thereafter	100.000%

      ECCA may exercise the optional redemption provisions whether or not the IUs have separated and a full or partial redemption will result in an automatic separation of the IUs. If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as described under the caption “Selection and Notice.”

      Notwithstanding the foregoing optional redemption provisions, ECCA is not prohibited from acquiring notes by means other than a redemption, whether pursuant to an issuer tender offer, open market transactions or otherwise, assuming such acquisition does not otherwise violate the terms of the indenture.

Selection And Notice

      In case of a partial redemption, selection of the notes or portions thereof for redemption shall be made by the trustee by lot, pro rata or in such manner as it shall deem appropriate and fair and in such manner as complies with any applicable legal requirements. Notes may be redeemed in part in multiples of $          principal amount only. Notice of redemption will be sent, by first class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to each holder whose notes are to be redeemed at the last address for such holder then shown on the registry books. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after any redemption date, interest will cease to accrue on the notes or part thereof called for redemption as long as ECCA has deposited with the paying agent funds in satisfaction of the redemption price pursuant to the indenture.

Subordination

      The indebtedness evidenced by the notes will be unsecured Senior Subordinated Indebtedness of ECCA, will be subordinated in right of payment, as set forth in the indenture, to all existing and future Senior Indebtedness of ECCA, will rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of ECCA and will be senior in right of payment to all existing and future Subordinated Obligations of ECCA. The notes will also be effectively subordinated to any Secured

Indebtedness of ECCA to the extent of the value of the assets securing such Indebtedness. However, payment (1) in the form of Permitted Junior Securities or (2) from the money or the proceeds of U.S. government obligations held in the Cash Collateral Account or any defeasance trust described under “— Legal Defeasance and Covenant Defeasance” below is not subordinated to any Senior Indebtedness or subject to the restrictions described below if, in the case of clause (2), the deposit to such defeasance trust which is used to fund such payment was permitted at the time of such deposit.

      As of December 27, 2003, on a pro forma basis after giving effect to the Transactions, ECCA would have had approximately $           million of Senior Indebtedness outstanding, $           million of which was Secured Indebtedness. Although the indenture contains limitations on the amount of additional Indebtedness which ECCA and its Restricted Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness, Guarantor Senior Indebtedness or Secured Indebtedness. See “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness” below.

      Only Indebtedness of ECCA that is Senior Indebtedness will rank senior in right of payment to the notes in accordance with the provisions of the indenture. The notes will in all respects rank pari passu in right of payment with all other Senior Subordinated Indebtedness of ECCA. ECCA has agreed in the indenture that it will not incur, directly or indirectly, any Indebtedness which is expressly subordinate in right of payment to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Without limiting the foregoing, unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

      ECCA may not pay principal of, premium (if any) or interest on, or any other amount in respect of, the notes or make any deposit pursuant to the provisions described under “— Legal Defeasance and Covenant Defeasance” below and may not otherwise purchase, redeem or otherwise retire any notes (collectively, “Pay the Notes”) if any amount due in respect of any Designated Senior Indebtedness (including, without limitation, any amount due as a result of acceleration of the maturity thereof by reason of default or otherwise) has not been paid in full in cash or Cash Equivalents unless the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash or Cash Equivalents. However, ECCA may pay the notes without regard to the foregoing if ECCA and the trustee receive written notice approving such payment from the Representative of the holders of the Designated Senior Indebtedness with respect to which the events set forth in the immediately preceding sentence have occurred and are continuing.

      In addition, during the continuance of any default (other than a payment default described in the first sentence of the immediately preceding paragraph) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or after the expiration of any applicable grace periods, ECCA may not pay the notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the trustee (with a copy to ECCA) of written notice (a “Blockage Notice”) of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the trustee and ECCA from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice and all other defaults with respect to such Designated Senior Indebtedness shall have been cured or shall have ceased to exist or (iii) because such Designated Senior Indebtedness has been repaid in full in cash or Cash Equivalents).

      Notwithstanding the provisions described in the immediately preceding paragraph, unless any payment default described in the first sentence of the second immediately preceding paragraph has occurred and is then continuing, ECCA may resume payments on the notes after the end of such Payment Blockage Period, including any missed payments. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, a Representative of holders of Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period.

      Upon any payment or distribution of the assets or securities of ECCA to creditors upon a total or partial liquidation or dissolution or reorganization or winding up of or similar proceeding relating to ECCA or its property or in a bankruptcy, insolvency, receivership or similar proceeding relating to ECCA or its property, or in an assignment for the benefit of creditors or any marshalling of the assets and liabilities of ECCA, whether voluntary or involuntary, the holders of Senior Indebtedness will be entitled to receive payment in full in cash or Cash Equivalents of all amounts owing with respect to the Senior Indebtedness (including all interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to ECCA at the relevant contractual rate provided in the respective issue of Senior Indebtedness, whether or not a claim for such post-filing interest is allowed in such proceeding) before the holders of the notes are entitled to receive any payment or distribution of any character and, until all amounts owing with respect to the Senior Indebtedness are paid in full in cash or Cash Equivalents, any payment or distribution to which holders of the notes would be entitled but for the subordination provisions of the indenture will be made to holders of the Senior Indebtedness as their interests may appear. If a payment or distribution is made to holders of the notes that due to the subordination provisions should not have been made to them, such holders of the notes are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

      If ECCA fails to make any payment on the notes when due or within any applicable grace period, whether or not on account of the Payment Blockage Period referred to above, such failure would constitute an Event of Default under the indenture and would enable the holders of the notes to accelerate the maturity thereof. See “— Events of Default” below.

      By reason of such subordination provisions contained in the indenture, in the event of insolvency, creditors of ECCA who are holders of Senior Indebtedness may recover more, ratably, than the holders of the notes, and creditors of ECCA who are not holders of Senior Indebtedness or of Senior Subordinated Indebtedness (including the notes) may recover less, ratably, than holders of Senior Indebtedness and may recover more than the holders of the notes.

Subsidiary Guarantees

      The notes will be guaranteed, jointly and severally, by all of the Domestic Subsidiaries of ECCA. Each Guarantor unconditionally guarantees, on a senior subordinated basis, jointly and severally, to each holder and the trustee, the full and prompt performance of ECCA’s obligations under the indenture and the notes, including the payment of principal of and interest on the notes. The Note Guarantees will be subordinated to Guarantor Senior Indebtedness on the same basis as the notes are subordinated to Senior Indebtedness. As of December 31, 2003, on a pro forma basis after giving effect to the Transaction, the Guarantors would have had $ million of Guarantor Senior Indebtedness, of which $ million would have been guarantees of Indebtedness under the New Credit Facility.

      The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor (including without limitation its guarantees of the New Credit Facility and any other Senior Indebtedness) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under the indenture, will result in the obligations of such Guarantor under the Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Note Guarantee shall be entitled to a contribution from each other Guarantor in an amount pro rata, based on the net assets of each Guarantor, determined in accordance with GAAP.

      If ECCA or its Restricted Subsidiaries acquires or creates another Domestic Subsidiary, other than a Non-Guarantor Restricted Subsidiary, on or after the date of the indenture, then that newly acquired or created Domestic Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel to the trustee.

      Each Guarantor may consolidate with or merge into or sell its assets to ECCA or another Guarantor without limitation, or with other Persons upon the terms and conditions set forth in the indenture. See “— Certain Covenants — Merger, Consolidation and Sale of Assets.”

      The indenture will provide that:

(1) in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all the Capital Stock of any Guarantor to any Person that is not an Affiliate of ECCA, such Guarantor will be released and relieved of any obligations under its Note Guarantee; provided that the Net Cash Proceeds from such sale or other disposition is applied in accordance with the applicable provisions of the indenture;

(2) upon the merger or consolidation of any Guarantor with and into ECCA or another Guarantor that is the surviving Person of such merger or consolidation, such Guarantor will be released and relieved of any obligations under its Note Guarantee;

(3) upon the designation of any Guarantor as an Unrestricted Subsidiary in accordance with the terms of the indenture, such Guarantor will be released and relieved of any obligations under its Note Guarantee; and

(4) upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge.”

      Separate financial statements of the Guarantors are not included herein because such Guarantors are jointly and severally liable with respect to ECCA’s obligations pursuant to the notes, and the aggregate net assets, earnings and equity of the Guarantors and ECCA are substantially equivalent to the net assets, earnings and equity of ECCA on a consolidated basis.

Change of Control

      The indenture will provide that upon the occurrence of a Change of Control, each holder will have the right to require that ECCA purchase for cash all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price in cash equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

      The indenture will provide that, prior to the mailing of the notice referred to below, but in any event within 30 days following the date ECCA obtains actual knowledge of any Change of Control, ECCA covenants to (i) repay in full and terminate all commitments under the Bank Indebtedness or offer to repay in full and terminate all commitments under all Bank Indebtedness and to repay the Bank Indebtedness owed to each holder of Bank Indebtedness which has accepted such offer or (ii) obtain the requisite consents under the New Credit Facility to permit the repurchase of the notes as provided below. ECCA shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase notes pursuant to the provisions described below. ECCA’s failure to comply with this covenant shall constitute an Event of Default described in clause (4) and not in clause (2) under “— Events of Default” below.

      Within 30 days following the date upon which ECCA obtains actual knowledge that a Change of Control has occurred, ECCA must send, by first class mail, a notice to each holder, with a copy to the trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have an note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

      ECCA will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by ECCA and purchases all notes validly tendered and not withdrawn in such Change of Control Offer.

      If a Change of Control Offer is made, there can be no assurance that ECCA will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event ECCA is required to purchase outstanding notes pursuant to a Change of Control Offer, ECCA expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that ECCA would be able to obtain such financing.

      The definition of Change of Control includes a phrase relating to the sale, lease, exchange or other transfer of “all or substantially all” of ECCA’s assets. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of ECCA, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders have the right to require ECCA to repurchase such notes.

      Neither the Board of Directors of ECCA nor the trustee (unless in compliance with the terms of the provisions described under “— Modification of The Indenture” may waive the covenant relating to a holder’s right to redemption upon a Change of Control. Restrictions in the indenture described herein on the ability of ECCA and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on their properties, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of ECCA, whether favored or opposed by the management of ECCA. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the notes, and there can be no assurance that ECCA or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of ECCA or any of its Subsidiaries by the management of ECCA. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford the holders of notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

      ECCA will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the indenture, ECCA shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the indenture by virtue thereof.

Certain Covenants

      The indenture contains, among others, the following covenants:

      Limitation on Restricted Payments. ECCA will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly,

(a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock) on or in respect of shares of Capital Stock of ECCA or any of its Restricted Subsidiaries to holders of such Capital Stock except for any dividend or distribution that is made solely to ECCA or a Restricted Subsidiary of ECCA,

(b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of ECCA or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock held by persons other than ECCA or any Restricted Subsidiary, other than the exchange of such Capital Stock for Qualified Capital Stock,

(c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness that is subordinate or junior in right of payment to the notes or the Note Guarantees (other than any Indebtedness described in clause (6) of Permitted Indebtedness), or

(d) make any Investment (other than Permitted Investments) in any other Person (each of the foregoing actions set forth in clauses (a), (b), (c) and (d) (other than the exceptions thereto) being referred to as a “Restricted Payment”), if at the time of such Restricted Payment or immediately after giving effect thereto,

(i) a Default or an Event of Default shall have occurred and be continuing,

(ii) ECCA is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant or

(iii) the aggregate amount of Restricted Payments made subsequent to the Issue Date shall exceed the sum of:

(1) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of ECCA earned subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); plus

(2) 100% of the aggregate net cash proceeds, and the Fair Market Value of property other than cash, received by ECCA from any Person (other than a Subsidiary of ECCA) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of ECCA (including Qualified Capital Stock issued upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness but excluding net cash proceeds from the sale of Qualified Capital Stock to the extent used to repurchase or acquire shares of Capital Stock of ECCA pursuant to clause (2)(ii) of the next succeeding paragraph); plus

(3) without duplication of any amounts included in clause (iii) (2) above, 100% of the aggregate net cash proceeds, and the Fair Market Value of property other than cash, of any equity contribution received by ECCA from a holder of ECCA’s Capital Stock; plus

(4) to the extent that any Investment (other than a Permitted Investment) that was made after the Issue Date is sold or otherwise liquidated or repaid, the lesser of (A) the cash received, and the Fair Market Value of property other than cash, with respect to such sale, liquidation or repayment of such Investment (less the cost of such sale, liquidation or repayment, if any) and (B) the initial amount of such Investment, but only to the extent not included in the calculation of Consolidated Net Income; plus

(5) to the extent that any Unrestricted Subsidiary of ECCA designated as such after the Issue Date (other than a Permitted Investment) is redesignated as a Restricted Subsidiary or merges into or consolidates with or into, or transfers or conveys its assets to, ECCA or any of its Restricted Subsidiaries, in each case after the Issue Date, the Fair Market Value of ECCA’s Investment in such Subsidiary as of the date of redesignation, merger, consolidation, transfer or conveyance not to exceed the amount of Investments previously made by ECCA or any of its Restricted Subsidiaries in such Subsidiary, but only to the extent not included in the calculation of Consolidated Net Income.

Any net cash proceeds included in the foregoing clauses (iii)(2) or (iii)(3) shall not be included in clause (10)(A) or clause (10)(B) of the definition of “Permitted Investments” to the extent actually utilized to make a Restricted Payment under this paragraph.

      Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice;

(2) if no Default or Event of Default shall have occurred and be continuing as a consequence thereof, the acquisition of any shares of Capital Stock of ECCA, either (i) solely in exchange for shares of Qualified Capital Stock of ECCA, or (ii) through the application of net proceeds of a substantially concurrent sale (other than to a Subsidiary of ECCA) of shares of Qualified Capital Stock of ECCA;

(3) so long as no Default or Event of Default shall have occurred or be continuing, payments in respect of any redemption, repurchase, acquisition, cancellation or other retirement for value of shares of Capital Stock of ECCA or options, stock appreciation or similar securities, in each case held by any current, future or former officers, directors or employees of ECCA or any of its Subsidiaries (or their estates or beneficiaries under their estates) or by an employee benefit plan, upon death, disability, retirement, resignation or termination of employment or board service or pursuant to any other agreements with such officers, directors or employees; provided that the aggregate price paid for all such Capital Stock redeemed, repurchased, acquired, cancelled or retired pursuant to this clause (3) shall not exceed $15.0 million in the aggregate since the Issue Date (which amount shall be increased by the amount of any cash proceeds to ECCA from (x) sales of its Capital Stock to management employees subsequent to the Issue Date and not included in subclauses (2) or (3) of clause (iii) of the first paragraph of this covenant and (y) any “key-man” life insurance policies which are used to make such redemptions or repurchases);

(4) the payment of fees and compensation as permitted under clause (1) of paragraph (b) of the “Limitation on Transactions with Affiliates” covenant;

(5) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

(6) Restricted Payments made in connection with the Transactions or as described under the section of this prospectus entitled “Use of Proceeds;” provided that any net cash proceeds received from the sale of IUs pursuant to the exercise of the overallotment option granted in connection with the issuance of IUs on the Issue Date that are used pursuant to this clause (6) shall not be included in subclauses (2) and (3) of clause (iii) of the first paragraph of this covenant;

(7) the payment of any dividend by a Restricted Subsidiary of ECCA to the holders of its common Capital Stock on a pro rata basis;

(8) so long as no Default or Event of Default shall have occurred or be continuing, payments not to exceed $100,000 in the aggregate since the Issue Date to enable ECCA to make payments to holders of its Capital Stock in lieu of issuance of fractional shares of its Capital Stock;

(9) so long as no Default or Event of Default shall have occurred or be continuing, without duplication, the declaration and payment of dividends on shares of Class A Common Stock and Class B Common Stock up to an aggregate amount in any fiscal quarter not to exceed the Quarterly Base Dividend Level; provided that (i) the Cash Collateral Account contains the Minimum Cash Collateral Account Balance and (ii) as of any date of determination after giving effect to the payment of such dividends, ECCA’s Consolidated Interest Expense is less than % of its Distributable Cash Flow for the most recently ended four full fiscal quarter period of ECCA for which internal financial statements are available;

(10) so long as no Default or Event of Default shall have occurred or be continuing, the declaration and payment of dividends on shares of Class A Common Stock and Class B Common Stock up to an aggregate amount in any fiscal quarter not to exceed the Carry-Over Dividend Restricted Payments Basket; provided that (i) the Cash Collateral Account contains the Minimum Cash Collateral Account Balance and (ii), as of any date of determination after giving effect to the payment of such dividends, ECCA’s Consolidated Interest Expense is less than % of its Distributable Cash Flow for the most recently ended four full fiscal quarter period of ECCA for which internal financial statements are available; and

(11) the acquisition of Class B Common Stock in connection with the issuances of IUs upon exchange, redemption or repurchase of the Class B Common Stock provided that all the Exchange Conditions are satisfied at the time of such acquisition and exchange, redemption or repurchase.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, (a) amounts expended (to the extent such expenditure is in the form of cash or other property other than Qualified Capital Stock) pursuant to clauses (1), (3), (7), (9) and (10) of this paragraph shall be included in such calculation, provided that such expenditures pursuant to clause (3) shall not be included to the extent of cash proceeds received by ECCA from any “key man” life insurance policies, and (b) amounts expended pursuant to clauses (2), (4), (5), (6), (8) and (11) shall be excluded from such calculation. Notwithstanding the foregoing, ECCA may not make any Restricted Payment described in clause (a), (b) or (c) of the definition of Restricted Payment in the first paragraph of this covenant, and any Restricted Payment described in clauses (3), (9), (10) and (11) of the immediately preceding paragraph shall be prohibited, during any interest deferral period with respect to the notes or, after the end of any interest deferral period, so long as any deferred interest and accrued interest on the notes has not been paid in full.

      Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock. ECCA will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness) and ECCA will not permit any of the Restricted Subsidiaries to issue any Preferred Stock; provided, however, ECCA and its Restricted Subsidiaries which are Guarantors may incur Indebtedness (including, without limitation, Acquired Indebtedness) and Restricted Subsidiaries of ECCA which are Guarantors may issue Preferred Stock, in each case if on the date of the incurrence of such Indebtedness or issuance of such Preferred Stock, after giving effect to the incurrence or issuance thereof, the Consolidated Fixed Charge Coverage Ratio of ECCA is greater than 2.0 to 1.0.

      Limitation on Transactions with Affiliates. (a) ECCA will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (an “Affiliate Transaction”), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions entered into on terms that are no less favorable than those that might be reasonably obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of ECCA or such Restricted Subsidiary; provided, however, that for a transaction or series of related transactions with an aggregate value of $5.0 million or more, at ECCA’s option (i) such determination shall be made in good faith by a majority of the disinterested members of the Board of the Directors of ECCA or (ii) the Board of Directors of ECCA or any such Restricted Subsidiary party to such Affiliate Transaction shall have received a favorable opinion from an independent nationally recognized investment banking firm that such Affiliate Transaction is fair from a financial point of view to ECCA or such Restricted Subsidiary; provided, further, that for a transaction or series of related transactions with an aggregate value of $15.0 million or more, the Board of Directors of ECCA shall have received a favorable opinion from an independent nationally recognized investment banking firm that such Affiliate Transaction is fair from a financial point of view to ECCA or such Restricted Subsidiary.

      (b) The foregoing restrictions shall not apply to

(1) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of ECCA or any Subsidiary of ECCA as determined in good faith by ECCA’s Board of Directors;

(2) transactions exclusively between or among ECCA and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the indenture;

(3) transactions effected as part of a Qualified Receivables Transaction;

(4) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

(5) Restricted Payments permitted by the indenture;

(6) any Permitted Investment;

(7) transactions permitted by, and complying with, the provisions of the covenant described under “Merger, Consolidation and Sale of Assets”;

(8) any payment, issuance of securities or other payments, awards or grants, in cash or otherwise, pursuant to, or the funding of, employment arrangements and plans approved by the Board of Directors of ECCA;

(9) the grant of stock options or similar rights to employees and directors of ECCA and its Subsidiaries pursuant to plans and employment contracts approved by the Board of Directors of ECCA;

(10) loans or advances to officers, directors or employees of ECCA or its Restricted Subsidiaries not in excess of $3.0 million at any one time outstanding;

(11) the granting or performance of registration rights under a written registration rights agreement approved by the Board of Directors of ECCA;

(12) transactions with Persons solely in their capacity as holders of Indebtedness or Capital Stock of ECCA or any of its Restricted Subsidiaries, where such Persons are treated no more favorably than holders of Indebtedness or Capital Stock of ECCA or such Restricted Subsidiary generally;

(13) any agreement to do any of the foregoing; and

(14) any payments, distributions or arrangements in connection with the Transactions as described in this prospectus.

      Limitation on Liens. ECCA will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens (other than Permitted Liens) of any kind against or upon any of their respective property or assets, or any proceeds, income or profit therefrom which secure Senior Subordinated Indebtedness or Subordinated Obligations, unless (i) in the case of Liens securing Subordinated Obligations, the notes are secured by a Lien on such property, assets, proceeds, income or profit that is senior in priority to such Liens and (ii) in the case of Liens securing Senior Subordinated

Indebtedness, the notes are equally and ratably secured by a Lien on such property, assets, proceeds, income or profit.

      Prohibition on Incurrence of Senior Subordinated Indebtedness. Neither ECCA nor any Guarantor will incur or suffer to exist Indebtedness that is senior in right of payment to the notes or such Guarantor’s Note Guarantee and subordinate in right of payment to any other Indebtedness of ECCA or such Guarantor, as the case may be.

      Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. ECCA will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on or in respect of its Capital Stock; (b) make loans or advances or to pay any Indebtedness or other obligation owed to ECCA or any other Restricted Subsidiary of ECCA; or (c) transfer any of its property or assets to ECCA or any other Restricted Subsidiary of ECCA, except for such encumbrances or restrictions existing under or by reason of:

(1) applicable law;

(2) the indenture;

(3) non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

(4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to ECCA or any Restricted Subsidiary of ECCA, or the properties or assets of any such Person, other than the Person or the properties or assets of the Person so acquired; provided, however, that such Acquired Indebtedness was not incurred in connection with, or in anticipation or contemplation of an acquisition by ECCA or the Restricted Subsidiary of ECCA;

(5) agreements existing on the Issue Date (including, without limitation, the New Credit Facility);

(6) restrictions on the transfer of assets subject to any Lien permitted under the indenture imposed by the holder of such Lien;

(7) restrictions imposed by any agreement to sell assets permitted under the indenture to any Person pending the closing of such sale;

(8) any agreement or instrument governing Capital Stock of any Person that is acquired after the Issue Date; provided, however, that such Capital Stock was not incurred in connection with, or in anticipation or contemplation of, an acquisition by ECCA or its Restricted Subsidiary;

(9) Indebtedness or other contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Entity and such Restricted Subsidiary is engaged in the Qualified Receivables Transaction;

(10) customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(11) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4) or (5) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are no less favorable to ECCA or the holders in any material respect as determined by the Board of Directors of ECCA in good faith than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4) or (5); or

(12) any agreement evidencing, or relating to, any Indebtedness incurred after the Issue Date which are not more restrictive than those contained in the New Credit Facility as in effect on the Issue Date.

      Merger, Consolidation and Sale of Assets. ECCA will not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or Persons unless

(1) either (A) ECCA shall be the survivor of such merger or consolidation or (B) the surviving Person is a corporation existing under the laws of the United States, any state thereof or the District of Columbia and such surviving Person shall expressly assume all the obligations of ECCA under the notes and the indenture;

(2) immediately after giving effect to such transaction (on a pro forma basis, including any Indebtedness incurred or anticipated to be incurred in connection with such transaction and the other adjustments referred to in the definition of “Consolidated Fixed Charge Coverage Ratio”), ECCA or the surviving Person is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant;

(3) immediately before and immediately after giving effect to such transaction (including any Indebtedness incurred or anticipated to be incurred in connection with the transaction), no Default or Event of Default shall have occurred and be continuing; and

(4) ECCA has delivered to the Trustee an officers’ certificate and opinion of counsel, each stating that such consolidation, merger or transfer complies with the indenture, that the surviving Person agrees to be bound thereby and by the notes, and that all conditions precedent in the indenture relating to such transaction have been satisfied.

      For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of ECCA, the Capital Stock of which constitutes all or substantially all of the properties and assets of ECCA, shall be deemed to be the transfer of all or substantially all of the properties and assets of ECCA. Notwithstanding the foregoing clauses (2) and (3) of the preceding sentence, (a) any Restricted Subsidiary of ECCA may consolidate with, merge into or transfer all or part of its properties and assets to ECCA and (b) ECCA may merge with an Affiliate that is (x) a corporation that has no material assets or liabilities and which was incorporated solely for the purpose of reincorporating ECCA in another jurisdiction or (y) a Restricted Subsidiary of ECCA so long as all assets of ECCA and the Restricted Subsidiaries immediately prior to such transaction are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof.

      The indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of ECCA in accordance with the foregoing, the surviving entity shall succeed to, and be substituted for, and may exercise every right and power of, ECCA under the indenture and the notes with the same effect as if such surviving entity had been named as such, but the predecessor company in the case of a sale, assignment, transfer, lease, conveyance or other disposition shall not be released from its obligations under the indenture and the notes (except the predecessor company shall be so released in the case of the sale, assignment, transfer, conveyance or other disposition, but not the lease, of the assets as an entirety or virtually as an entirety).

      Each Guarantor (other than any Guarantor whose Note Guarantee is to be released in accordance with the terms of the Note Guarantee and the indenture in connection with any transaction complying with the provisions of “— Limitation on Asset Sales”) will not, and ECCA will not cause or permit any

Guarantor to, consolidate with or merge with or into any Person other than ECCA or any other Guarantor unless:

(1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(2) such entity (if other than the Guarantor) assumes by supplemental indenture all of the obligations of the Guarantor on the Note Guarantee;

(3) immediately before and immediately after giving effect to such transaction (including any Indebtedness incurred or anticipated to be incurred in connection with the transaction), no Default or Event of Default shall have occurred and be continuing; and

(4) immediately after giving effect to such transaction on a pro forma basis (including any Indebtedness incurred or anticipated to be incurred in connection with the transaction), ECCA could satisfy the provisions of clause (2) of the first paragraph of this covenant.

      Any merger or consolidation of a Guarantor with and into ECCA (with ECCA being the surviving entity) or another Guarantor that is a Restricted Subsidiary of ECCA need only comply with clause (4) of the first paragraph of this covenant.

      Limitation on Asset Sales. ECCA will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless

(1) ECCA or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by ECCA’s Board of Directors);

(2) at least 75% of the consideration received by ECCA or such Restricted Subsidiary, as the case may be, from such Asset Sale shall be cash or Cash Equivalents and is received at the time of such disposition; provided that the amount of (x) any liabilities (as shown on ECCA’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of ECCA or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes or the Note Guarantees) that are assumed by the transferee of any such assets and from which ECCA and its Restricted Subsidiaries are unconditionally released and (y) any notes or other obligations received by ECCA or such Restricted Subsidiary from such transferee that are promptly, but in no event more than 120 days after receipt, converted by ECCA or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) shall be deemed to be cash for purposes of this provision; and

(3) upon the consummation of an Asset Sale, ECCA shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either

(A) to prepay Senior Indebtedness or Guarantor Senior Indebtedness and, in the case of any Senior Indebtedness or Guarantor Senior Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility,

(B) to reinvest in Productive Assets, or

(C) a combination of prepayment and investment permitted by the foregoing clauses (3) (A) and (3) (B).

      On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of ECCA or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3) (A), (3) (B) and (3) (C) of the immediately preceding sentence (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3) (A), (3) (B) and (3) (C) of the immediately preceding sentence (each a “Net Proceeds Offer Amount”) shall be applied by ECCA or such Restricted Subsidiary to make an offer to purchase for cash (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all holders on a pro rata basis at least that amount of notes equal to the Note Offer Amount at a price in cash equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase. Any offer to purchase with respect to Other Debt shall be made and consummated concurrently with any Net Proceeds Offer.

      “Other Debt” shall mean other Indebtedness of ECCA that ranks pari passu with the notes and requires that an offer to purchase such Other Debt be made upon consummation of an Asset Sale.

      “Note Offer Amount” means (i) if an offer to purchase Other Debt is not being made, the amount of the Net Proceeds Offer Amount and (ii) if an offer to purchase Other Debt is being made, an amount equal to the product of (x) the Net Proceeds Offer Amount and (y) a fraction the numerator of which is the aggregate amount of notes tendered pursuant to such offer to purchase and the denominator of which is the aggregate amount of notes and Other Debt tendered pursuant to such offer to purchase.

      Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $10 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by ECCA and its Restricted Subsidiaries aggregates at least $10 million, at which time ECCA or such Restricted Subsidiary shall apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (the first date the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $10 million or more shall be deemed to be a “Net Proceeds Offer Trigger Date”).

      Notwithstanding the immediately preceding paragraphs of this covenant, ECCA and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent (i) at least 75% of the consideration for such Asset Sale constitutes Productive Assets and (ii) such Asset Sale is for at least fair market value (as determined in good faith by ECCA’s Board of Directors); provided that any consideration not constituting Productive Assets received by ECCA or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall to the extent constituting Net Cash Proceeds, be subject to the provisions of the immediately preceding paragraphs; provided that at the time of entering into such transaction or immediately after giving effect thereto, no Default or Event of Default shall have occurred or be continuing or would occur as a consequence thereof.

      In the event of the transfer of substantially all (but not all) of the property and assets of ECCA and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under “— Merger, Consolidation and Sale of Assets,” the successor corporation shall be deemed to have sold the properties and assets of ECCA and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of ECCA or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant; provided, however, that this paragraph shall not apply if, both immediately before and immediately after giving effect to any such transaction, both the transferor and transferee are obligors under the indenture.

      Each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the trustee, and shall comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part in integral multiples of $          in exchange for cash. To the extent holders properly tender notes in an amount exceeding the Note Offer Amount, notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds

Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the aggregate amount of notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, ECCA may use any remaining Net Proceeds Offer Amount for general corporate purposes. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero.

      ECCA will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the indenture, ECCA shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the indenture by virtue thereof.

      Additional Subsidiary Note Guarantees. If (1) ECCA or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary, other than a Non-Guarantor Restricted Subsidiary, on or after the Issue Date or (2) the aggregate amount of assets held by all Non-Guarantor Restricted Subsidiaries exceeds $3.0 million, then that newly acquired or created Domestic Subsidiary in the case of clause (1), must become a Guarantor, and in the case of clause (2), such of the Non-Guarantor Restricted Subsidiaries must become Guarantors as is necessary so that after giving effect to the issuance of such Guarantees, the remaining Non-Guarantors Restricted Subsidiaries will have aggregate assets of less than $3.0 million. In each case, such Restricted Subsidiary shall execute a supplemental indenture and deliver an opinion of counsel to the trustee.

      ECCA will not permit any of its Restricted Subsidiaries that is not a Guarantor (whether formed or acquired before or after the Issue Date), directly or indirectly, to guarantee the payment of any Indebtedness under the New Credit Facility, unless such Restricted Subsidiary, ECCA and the Trustee execute and deliver a supplemental indenture evidencing such Restricted Subsidiary’s Note Guarantee pursuant to the terms of the indenture, such Note Guarantee to be a senior subordinated unsecured obligation of such Subsidiary; provided that if any such Guarantor is released from its guarantee with respect to Indebtedness outstanding under the New Credit Facility, such Guarantor shall automatically be released from its obligations as a Guarantor. Nothing in this covenant shall be construed to permit any Restricted Subsidiary of ECCA to incur Indebtedness otherwise prohibited by the “Limitation on Incurrence of Additional Indebtedness” covenant.

      Payments for Consent. ECCA will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Events Of Default

      The following events are defined in the indenture as “Events of Default”:

(1) the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the indenture);

(2) the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provisions of the indenture);

(3) a default in the observance or performance of the covenant set forth under “Certain Covenants — Merger, Consolidation and Sale of Assets” above;

(4) a default resulting from the payment of dividends or certain other Restricted Payments while interest is being deferred, while any previously deferred interest remains unpaid or during the continuance of an Event of Default, which default continues for more than 60 days;

(5) a default in the observance or performance of any other covenant or agreement contained in the indenture which default continues for a period of 60 days after ECCA receives written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the notes;

(6) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of ECCA or any Restricted Subsidiary (other than a Receivables Entity) of ECCA, or the acceleration of the final stated maturity of any such Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $10.0 million or more at any time;

(7) one or more judgments in an aggregate amount in excess of $10.0 million shall have been rendered against ECCA or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid and unstayed for a period of 60 days after such judgment or judgments become final and non-appealable, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment, which is not promptly stayed;

(8) certain events of bankruptcy affecting ECCA or any of its Significant Subsidiaries; and

(9) any of the Note Guarantees ceases to be in full force and effect or any of the Note Guarantees is declared to be null and void and unenforceable or any of the Note Guarantees is found to be invalid or any of the Guarantors denies its liability under its Note Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the indenture).

      Upon the happening of any Event of Default specified in the indenture (other than an Event of Default under clause (8) with respect to bankruptcy proceedings), the trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to ECCA and the trustee specifying the respective Event of Default and that it is a “notice of acceleration,” and upon receipt of such notice the same shall become due and payable upon the first to occur of an acceleration under any issue of then outstanding Designated Senior Indebtedness or five Business Days after receipt by ECCA and each Representative of holders of Designated Senior Indebtedness then outstanding of such notice of acceleration, unless all Events of Default specified in their respective notice of acceleration have been cured within said five Business Day period . If an Event of Default under clause (8) with respect to bankruptcy proceedings occurs and is continuing, then such amount shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of notes.

      The indenture will provide that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if ECCA has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (7) or (8) of the description above of Events of Default, the trustee shall have received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived. The holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the indenture, and its consequences, except (i) a default in the payment of the principal of or interest on any notes and (ii) a default resulting from the payment of dividends or certain other Restricted Payments while interest is being deferred, while any previously deferred interest remains unpaid or during the continuance of an Event of Default (except in connection with an offer by ECCA to purchase all outstanding notes, in which case a majority in principal amount will be sufficient).

No Personal Liability Of Directors, Officers, Employees And Stockholders

      No director, officer, employee, incorporator or stockholder of ECCA shall have any liability for any obligations of ECCA under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance And Covenant Defeasance

      ECCA may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding notes (“Legal Defeasance”). Such Legal Defeasance means that ECCA shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for (i) the rights of holders of the notes to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due, (ii) ECCA’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the trustee and ECCA’s obligations in connection therewith and (iv) the Legal Defeasance provisions of the indenture. In addition, ECCA may, at its option and at any time, elect to have the obligations of ECCA released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance,

(1) ECCA must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance, ECCA shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that (A) ECCA has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, ECCA shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default with respect to the indenture resulting from the incurrence of Indebtedness, all or a portion of which will be used to defease the notes concurrently with such incurrence);

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which ECCA or any of its Subsidiaries is a party or by which ECCA or any of its Subsidiaries is bound;

(6) ECCA shall have delivered to the trustee an officers’ certificate stating that the deposit was not made by ECCA with the intent of preferring the holders of the notes over any other creditors of ECCA or with the intent of defeating, hindering, delaying or defrauding any other creditors of ECCA or others;

(7) ECCA shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

(8) ECCA shall have delivered to the trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Indebtedness of ECCA other than the notes and (B) assuming no intervening bankruptcy of ECCA between the date of deposit and the 91st day following the deposit and that no holder of the notes is an insider of ECCA, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

(9) certain other customary conditions precedent are satisfied.

      Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all notes not therefore delivered to the trustee for cancellation (x) have become due and payable, or (y) will become due and payable within one year (whether by redemption or otherwise) under arrangements satisfactory to the trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of ECCA.

Satisfaction And Discharge

      The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes when (i) either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by ECCA and thereafter repaid to ECCA or discharged from such trust) have been delivered to the trustee for cancellation or (b) all notes not theretofore delivered to the trustee for cancellation have become due and payable and ECCA has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from ECCA directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) ECCA has paid all other sums payable under the indenture by ECCA; and (iii) ECCA has delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Modification Of The Indenture

      From time to time, ECCA, the Guarantors and the trustee, without the consent of the Holders of the notes, may amend the indenture to provide for the issuance of Additional Notes in accordance with the indenture and for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the trustee, adversely affect the rights of any of the holders in any material respect. In formulating its opinion on such matters, the trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel.

      Other modifications and amendments of the indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding notes issued under the indenture, except that, without the consent of each holder of the notes affected thereby, no amendment may:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor (other than payment provisions relating to the covenant described under the captions “— Change of Control” and “Certain Covenants — Limitation on Asset Sales”);

(4) make any notes payable in money other than that stated in the notes;

(5) make any change in provisions of the indenture protecting the right of each holder of a note to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment;

(6) amend, change or modify in any material or substantial respect, in the opinion of the trustee, the obligation of ECCA to make and consummate a Change of Control Offer with respect to any Change of Control that has occurred or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated;

(7) modify the subordination provisions (including the related definitions) of the indenture to adversely affect the holders of notes in any material respect;

(8) release any Guarantor from any of its obligations under its Note Guarantee or the indenture otherwise than in accordance with the indenture; or

(9) make any change in these amendment provisions which require each holder’s consent.

      Notwithstanding the foregoing two paragraphs, no amendment, change or modification may be made to the indenture, without the consent of the Holders of 95% of the principal amount of the then outstanding notes issued under the indenture, that eliminates the prohibition on paying dividends and making certain other Restricted Payments while interest is being deferred, while any previously deferred interest remains unpaid or during the continuance of an Event of Default (except in connection with an offer by ECCA to purchase all outstanding notes, in which case a majority in principal amount of the notes will be sufficient).

      Any amendment or modification of the subordination provisions of the indenture shall not be effective as to any holder of the then outstanding Senior Indebtedness without the written consent of such holder.

Additional Information

      The indenture provides that ECCA will deliver to the trustee within 15 days after the filing of the same with the Commission copies of the quarterly and annual reports and of the information, documents and other reports, if any, which ECCA is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The indenture further provides that, notwithstanding that ECCA may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, ECCA will file with the Commission, to the extent permitted, and provide the trustee and holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. ECCA will also comply with the other provisions of the Trust Indenture Act sec. 314(a).

Certain Definitions

      Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the definition of other terms used herein for which no definition is provided.

      “Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of ECCA or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of ECCA or such acquisition. Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary of ECCA and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

      “Adjusted EBITDA” means, with respect to any Person, for any period, an amount equal to the sum (without duplication) of (1) Consolidated Net Income plus, to the extent Consolidated Net Income has been reduced thereby: (A) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period, (B) Consolidated Interest Expense, (C) Consolidated Non-cash Charges, and (D) (i) cash charges attributable to the exercise of employee options vesting upon the consummation of the Transactions and (ii) for any four quarter period that includes one or more fiscal quarters ending within the period from the Issue Date to the first anniversary of the Issue Date, transaction costs and expenses (including refinancing costs and expenses relating to the New Credit Facility) incurred in connection with the Transactions and management and investment banking fees paid to THL Advisors IV, LLC; provided, however, that the cash charges in (i) and (ii) shall not exceed $           million in the aggregate since the Issue Date, minus (2) all non-cash items increasing Consolidated Net Income for such period.

      “Affiliate” of a specified Person means any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, no Person (other than ECCA or any Subsidiary of ECCA) in whom a Receivables Entity makes an Investment in connection with a Qualified Receivables Transaction shall be deemed to be an Affiliate of ECCA or any of its Subsidiaries solely by reason of such Investment.

      “Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at , 2009, plus (ii) all required interest payments due on the note through , 2009 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the note, if greater.

      “Asset Acquisition” means (a) an Investment by ECCA or any Restricted Subsidiary of ECCA in any other Person pursuant to which such Person shall become a Restricted Subsidiary of ECCA or any Restricted Subsidiary of ECCA, or shall be merged with or into ECCA or any Restricted Subsidiary of ECCA; or (b) the acquisition by ECCA or any Restricted Subsidiary of ECCA of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

      “Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by

ECCA or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than ECCA or a Restricted Subsidiary of ECCA of (a) any Capital Stock of any Restricted Subsidiary of ECCA; or (b) any other property or assets of ECCA or any Restricted Subsidiary of ECCA other than in the ordinary course of business; provided, however, that Asset Sales shall not include

(1) any transaction or series of related transactions for which ECCA or its Restricted Subsidiaries receive aggregate consideration of less than $3.0 million,

(2) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of ECCA as permitted under “Merger, Consolidation and Sale of Assets,”

(3) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(4) the factoring of accounts receivable arising in the ordinary course of business pursuant to arrangements customary in the industry,

(5) the licensing of intellectual property,

(6) disposals or replacements of obsolete equipment in the ordinary course of business,

(7) the sale, lease, conveyance, disposition or other transfer by ECCA or any Restricted Subsidiary of assets or property in transactions constituting Investments that are not prohibited under the “Limitation on Restricted Payments” covenant,

(8) leases or subleases to third persons not interfering in any material respect with the business of ECCA or any of its Restricted Subsidiaries,

(9) sales of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity, or

(10) transfers of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction.

      “Bank Indebtedness” means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable under or in respect of the New Credit Facility and any related notes, collateral documents, letters of credit and guarantees, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to ECCA at the relevant contractual rate provided in the New Credit Facility whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, indemnities, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

      “Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

      “Capital Expenditures” means, for any period, without duplication, the sum of:

(1) the aggregate amount of all expenditures of any Person and its Restricted Subsidiaries for property, plant and equipment that are recorded as fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures, and

(2) the aggregate amount of all cash payments made during such period in respect of any Capital Lease Obligation allocable to the principal component thereof;

provided that the term “Capital Expenditures” shall not include (a) expenditures made in connection with the replacement, substitution or restoration of assets (i) to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced; (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time; (c) a Capital Lease Obligation paid in respect of equipment that is leased in substitution for, or as replacement in connection with the trade-in of, existing similar equipment; (d) the purchase of plant, property or equipment made within one year of the sale of any asset in replacement of such asset to the extent purchased with the proceeds of such sale, and a Capital Lease Obligation paid in respect of such replaced asset; and (e) expenditures for property, plant and equipment that are financed to the extent of such financing, provided that all cash payments made during such period in respect of such financing and allocable to the principal component thereof shall be treated as a Capital Expenditure for such period.

      “Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

      “Capital Stock” means

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of corporate stock, including each class of common stock and preferred stock of such Person and

(2) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

      “Carry-Over Dividend Restricted Payments Basket” shall initially equal $           million; provided that if during any fiscal quarter the aggregate amount of dividends paid on Class A Common Stock and Class B Common Stock pursuant to clause (9) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Restricted Payments” is less than the Quarterly Base Dividend Level for such quarter, an amount equal to the difference between (1) the Quarterly Base Dividend Level for such quarter and (2) the aggregate amount of dividends paid on Class A Common Stock and Class B Common Stock during such quarter shall be added to the Carry-Over Dividend Restricted Payments Basket as of the last day of such fiscal quarter; provided, further, that if in any fiscal quarter ECCA’s Consolidated Interest Expense exceeds 95% of Distributable Cash Flow (the “Excess Amount”) for such quarter, the Carry-Over Dividend Restricted Payments Basket shall be reduced by such Excess Amount. In addition, if in any fiscal quarter ECCA makes payments pursuant to clause (10) of the second paragraph of the covenant described under “— Certain Covenants — Restricted Payments” in excess of the Quarterly Base Dividend Level, the Carry-Over Dividend Restricted Payments Basket shall be reduced by an amount equal to the difference between (x) payments made pursuant to such clause (10) in such quarter and (y) the Quarterly Base Dividend Level for such quarter.

      “Cash Equivalents” means

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4) certificates of deposit or bankers’ acceptances (or, with respect to foreign banks, similar instruments) maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200 million;

(5) certificates of deposit or bankers’ acceptances or similar instruments maturing within one year from the date of acquisition thereof issued by any foreign bank that is a lender under the New Credit Facility having at the date of acquisition thereof combined capital and surplus of not less than $500 million;

(6) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) or clause (5) above; and

(7) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (6) above.

      “Change of Control” means the occurrence of one or more of the following events:

(1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of ECCA to any Person or group of related Persons (other than one or more Permitted Holders) for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the indenture);

(2) the approval by the holders of Capital Stock of ECCA of any plan or proposal for the liquidation or dissolution of ECCA (whether or not otherwise in compliance with the provisions of the indenture);

(3) any Person or Group (other than one or more Permitted Holders) shall become the owner, directly or indirectly, beneficially or of record, of shares representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of ECCA; or

(4) the first day on which a majority of the members of the Board of Directors of ECCA are not Continuing Directors.

      “Class A Common Stock” means the Class A common stock, par value $0.01 per share, of ECCA.

      “Class B Common Stock” means the Class B common stock, par value $0.01 per share, of ECCA.

      “Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Adjusted EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Adjusted EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to

(i) the incurrence of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period,

(ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Adjusted EBITDA (including pro forma adjustments for cost savings (“Cost Savings Adjustments”) that ECCA reasonably believes in good faith could have been achieved during the Four Quarter Period as a result of such acquisition or disposition (provided that both (A) such cost savings were identified and quantified in an Officers’ Certificate delivered to the trustee at the time of the consummation of the acquisition or disposition and (B) with respect to each acquisition or disposition completed prior to the 90th day preceding such date of determination, actions were commenced or initiated by ECCA within 90 days of such acquisition or disposition to effect such cost savings identified in such Officers’ Certificate and with respect to any other acquisition or disposition, such Officers’ Certificate sets forth the specific steps to be taken within the 90 days after such acquisition or disposition to accomplish such cost savings) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four Quarter Period, and

(iii) any asset sales or asset acquisitions (including any Adjusted EBITDA (including any Cost Savings Adjustments) attributable to the assets which are the subject of the asset acquisition or asset sale during the Four Quarter Period) that have been made by any Person that has become a Restricted Subsidiary of ECCA or has been merged with or into ECCA or any Restricted Subsidiary of ECCA during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date that would have constituted Asset Sales or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary of ECCA or subsequent to such Person’s merger into ECCA, as if such asset sale or asset acquisition (including the incurrence, assumption or liability for any Indebtedness or Acquired Indebtedness in connection therewith) occurred on the first day of the Four Quarter Period; provided that to the extent that clause (ii) or (iii) of this sentence requires that pro forma effect be given to an asset sale or asset acquisition, such pro forma calculation shall be based upon the four full fiscal quarters, immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available.

If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,” (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

      “Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense plus (ii) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state and local tax rate of such Person expressed as a decimal.

      “Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication, (i) the aggregate of all cash and non-cash interest expense with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including, without limitation, amortization of debt issuance costs and original issue discount, the interest component of any deferred payment obligations, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings and the net costs associated with Interest Swap Obligations, for such period determined on a consolidated basis in conformity with GAAP, and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

      “Consolidated Net Income” of ECCA means, for any period, the aggregate net income (or loss) of ECCA and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom

(a) gains and losses from Asset Sales (without regard to the $3.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto and the related tax effects according to GAAP,

(b) gains and losses due solely to fluctuations in currency values and related tax effects according to GAAP,

(c) items classified as extraordinary, unusual or nonrecurring gains and losses, and the related tax effects according to GAAP,

(d) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Restricted Subsidiary of ECCA or is merged or consolidated with ECCA or any Restricted Subsidiary of ECCA,

(e) the net income of any Restricted Subsidiary of ECCA to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by contract, operation of law or otherwise,

(f) the net loss of any Person other than a Restricted Subsidiary of ECCA,

(g) the net income of any Person, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to ECCA or a Restricted Subsidiary of ECCA by such Person unless (and to the extent), in the case of a Restricted Subsidiary of ECCA who receives such dividends or distributions, such Restricted Subsidiary is subject to clause (e) above, and

(h) one time non-cash compensation charges.

      Notwithstanding the foregoing, it is understood that the payment of dividends on Preferred Stock shall not reduce Consolidated Net Income.

      “Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges which require an accrual of or a reserve for cash charges for any future period).

      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of ECCA who

(1) was a member of such Board of Directors on the Issue Date,

(2) was nominated for election or elected to such Board of Directors with, or whose election to such Board of Directors was approved by, the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or

(3) is any designee of a Permitted Holder or was nominated by a Permitted Holder or any designees of a Permitted Holder on the Board of Directors.

      “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect ECCA or any Restricted Subsidiary of ECCA against fluctuations in currency values.

      “Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

      “Designated Senior Indebtedness” means

(1) the Bank Indebtedness and

(2) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof, are committed to lend up to, at least $25 million and is specifically designated by ECCA in the instrument evidencing or governing such Senior Indebtedness or another writing as a “Designated Senior Indebtedness” for purposes of the indenture.

      “Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the notes; provided that Capital Stock of ECCA that is held by a current or former employee of ECCA subject to a put option and/or a call option with ECCA triggered by the termination of such employee’s employment with ECCA and/or ECCA’s performance shall not be deemed to be Disqualified Capital Stock solely by virtue of such call option and/or put option.

      “Distributable Cash Flow” means, as of any date of determination and for the reference period, Adjusted EBITDA minus, (1) the sum, without duplication, of (a) cash tax payments in respect of federal and state income taxes, (b) Capital Expenditures, (c) cash principal payments on any Indebtedness of ECCA or its Restricted Subsidiaries, other than payments made from amounts borrowed pursuant to Indebtedness that has refinanced, renewed or replaced such repaid Indebtedness in the reference period, (d) net changes in Working Capital and (e) extraordinary cash charges, plus (2) the sum of (a) cash tax refunds in respect of federal and state income taxes, and (b) extraordinary cash gains, in each case, for or in such period.

      “Domestic Subsidiary” means any Restricted Subsidiary of ECCA other than a Restricted Subsidiary that is (1) a “controlled foreign corporation” under Section 957 of the Internal Revenue Code or (2) a Subsidiary of any such controlled foreign corporation.

      “Exchange Conditions” means the following conditions, all of which must be satisfied at the time that Class B Common Stock is exchanged in accordance with its terms into IUs (the “Exchange”):

(a) no Default or Event of Default has occurred and is continuing or will occur as a result of the Exchange under the indenture;

(b) the Exchange must comply with all applicable laws, including without limitation, applicable securities laws;

(c) at the time of the Exchange, no interest deferral period under the indenture is in effect with respect to the notes or could reasonably be expected to occur as a result of the Exchange as determined in good faith by the Board of Directors of ECCA evidenced by a resolution of the Board of Directors of ECCA delivered to the Trustee, and all previously deferred interest on the notes and accrued interest thereon has been paid in full; and

(d) prior to the second anniversary of the Issue Date, at least shares of Class B Common Stock (as adjusted to reflect any applicable stock split, dividend, reclassification or similar action with respect to the Class B Common Stock effected after the Issue Date) remain outstanding after the Exchange.

      “Fair Market Value” means, unless otherwise specified, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of ECCA acting reasonably and in good faith and shall be evidenced by a resolution of the Board of Directors of ECCA delivered to the Trustee.

      “GAAP” means generally accepted accounting principles in the United States of America as in effect on the Issue Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

      “Guarantor” means (i) direct or indirect Domestic Subsidiary on the date of the indenture and (ii) each of ECCA’s Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Note Guarantee is released in accordance with the terms of the indenture.

      “Guarantor Senior Indebtedness” means with respect to a Guarantor, (i) the Bank Indebtedness and (ii) all Indebtedness of such Guarantor including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Guarantor at the relevant contractual rate provided in the documentation relating thereto whether or not a claim for post-filing interest is allowed in such proceedings), whether outstanding on the Issue Date or thereafter incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is expressly provided that such obligations are not superior in right of payment to the Note Guarantee of such Guarantor; provided, however, that Guarantor Senior Indebtedness shall not include (1) any obligation of such Guarantor to any Subsidiary of such Guarantor, (2) any liability for Federal, state, local or other taxes owed or owing by such Guarantor, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of such Guarantor which is expressly subordinate in right of payment to any other Indebtedness of such Guarantor, including any Senior Subordinated Indebtedness and any Subordinated Obligations, (5) any obligations to repurchase, redeem or make payments owing with respect to any Capital Stock or (6) that portion of any Indebtedness incurred in violation of the indenture provisions set forth under “Limitation on Incurrence of Additional Indebtedness” (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative and the trustee shall have received an Officers’ Certificate of ECCA to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the indenture).

      “Indebtedness” means with respect to any Person, without duplication,

(1) all obligations of such Person for borrowed money,

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(3) all Capitalized Lease Obligations of such Person,

(4) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business),

(5) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction,

(6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below,

(7) all obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person but which obligations are not assumed by such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured,

(8) all obligations under currency swap agreements and interest swap agreements of such Person and

(9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

      For purposes hereof, (x) the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock and (y) any transfer of accounts receivable or other assets which constitute a sale for purposes of GAAP shall not constitute Indebtedness hereunder.

      “Interest Swap Obligations” means the obligations of any Person, pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount.

      “Investment” by any Person in any other Person means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, such other Person. “Investment” shall exclude extensions of trade credit by ECCA and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of ECCA or such Restricted Subsidiary, as the case may be. For the purposes of the “Limitation on Restricted Payments” covenant, (i) ECCA shall be deemed to have made an “Investment” equal to the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and the aggregate amount of Investments made on the Issue Date shall exclude (to the extent the designation as an Unrestricted Subsidiary was included as a Restricted Payment) the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed the amount of the Investment deemed made at the date of designation thereof as an Unrestricted Subsidiary, and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by ECCA or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, writedowns or write-offs with respect to such Investment, reduced by the payment of dividends or distributions (including tax sharing payments) in connection with such Investment or any other amounts received in respect of such Investment, provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If ECCA or any Restricted Subsidiary of ECCA sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of ECCA such that, after giving effect to any such sale or disposition, ECCA no longer owns, directly or indirectly, 100% (or 80% in the case of clause (9) of the definition of “Permitted Investments”) of the votes entitled to be cast in the election of directors of such Restricted Subsidiary under ordinary circumstances, ECCA shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Restricted Subsidiary not sold or disposed of.

      “Issue Date” means the date of original issuance of the notes.

      “IU” means a security issued or to be issued by ECCA consisting of shares of Class A Common Stock and notes or Permitted Additional Notes, or a combination thereof.

      “Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

      “Minimum Cash Collateral Account Balance” means (i) $           million prior to                     , 2006 and (ii) $           million on or after                     , 2006.

      “Moody’s” means Moody’s Investors Service, Inc. and its successors.

      “Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by ECCA or any of its Restricted Subsidiaries from such Asset Sale net of (a) out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Senior Indebtedness that is required to be repaid in connection with such Asset Sale, (d) any portion of cash proceeds which ECCA determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by ECCA or any of its Subsidiaries shall constitute Net Cash Proceeds on such date; provided that, in the case of the sale by ECCA of an asset constituting an Investment made after the Issue Date (other than a Permitted Investment), the “Net Cash Proceeds” in respect of such Asset Sale shall not include the lesser of (x) the cash received with respect to such Asset Sale and (y) the initial amount of such Investment, less, in the case of clause (y), all amounts (up to an amount not to exceed the initial amount of such Investment) received by ECCA with respect to such Investment, whether by dividend, sale, liquidation or repayment, in each case prior to the date of such Asset Sale.

      “New Credit Facility” means the credit agreement dated as of the Issue Date, among ECCA, the lenders party thereto from time to time and           , as administrative and agent, and           , as syndication agent, together with the related documents thereto (including, without limitation, any guarantee agreements, promissory notes and collateral documents), as such agreements may be amended, supplemented or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid or extended from time to time (whether in whole or in part and whether with the original agents and lenders or other agents and lenders or otherwise, and whether provided under the original New Credit Facility or one or more other credit agreements or otherwise) including, without limitation, to increase the amount of available borrowings thereunder or to add Restricted Subsidiaries as additional borrowers or guarantors or otherwise.

      “Non-Guarantor Restricted Subsidiary” means any Domestic Subsidiaries that collectively do not have assets in excess of $3.0 million, and which are designated by the Board of Directors of ECCA as evidenced by a resolution of the Board of Directors of ECCA delivered to the Trustee.

      “Note Guarantee” means a Guarantee by a Guarantor of all of ECCA’s obligations with respect to the notes.

      “notes” means the           % senior subordinated notes due 2014 of ECCA, including any Additional Notes unless expressly provided otherwise.

      “Permitted Holder” means and includes (i) the Principal, (ii) any corporation the outstanding voting power of the capital stock of which is beneficially owned, directly or indirectly, by the Principal in substantially the same proportions as their ownership of the voting power of the capital stock of ECCA, or (iii) any underwriter during the period engaged in a firm commitment underwriting on behalf of ECCA with respect to the shares of capital stock being underwritten.

      “Permitted Indebtedness” means, without duplication,

(1) the notes (not including any Additional Notes) and the related Note Guarantees, including up to $ million aggregate principal amount of notes and related Note Guarantees issued in connection with the exercise of the overallotment option granted in connection with the issuance of IUs on the Issue Date,

(2) Indebtedness incurred pursuant to the New Credit Facility in an aggregate outstanding principal amount at any time not to exceed $ million less the amount of all permanent prepayments of principal (and, in the case of any revolving credit Indebtedness, to effect a corresponding permanent commitment reduction) actually effected in satisfaction of the Net Cash Proceeds requirement described under “Certain Covenants — Limitation on Asset Sales” (it being recognized that a reduction in any borrowing base thereunder in and of itself shall not be deemed a required permanent repayment),

(3) other Indebtedness of ECCA and its Restricted Subsidiaries outstanding on the Issue Date until such amounts are repaid,

(4) Interest Swap Obligations of ECCA or any of its Restricted Subsidiaries covering Indebtedness of ECCA or any of its Restricted Subsidiaries; provided that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under the indenture; provided, further, that such Interest Swap Obligations are entered into, in the judgment of ECCA, to protect ECCA and its Restricted Subsidiaries from fluctuation in interest rates on their respective outstanding Indebtedness,

(5) Indebtedness of ECCA or any of its Restricted Subsidiaries under Currency Agreements entered into, in the judgment of ECCA, to protect ECCA or such Restricted Subsidiary from foreign currency exchange rates,

(6) intercompany Indebtedness owed by any Restricted Subsidiary of ECCA to ECCA or any Restricted Subsidiary of ECCA or by ECCA to any Restricted Subsidiary, provided however, that (a) if ECCA or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated in right of payment to the Notes, in the case of ECCA, or the Note Guarantee, in the case of a Guarantor; and (b) (i) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than ECCA or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either ECCA or a Restricted Subsidiary thereof, shall be deemed in each case, to constitute an incurrence of such Indebtedness by ECCA or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6),

(7) Acquired Indebtedness of any Restricted Subsidiary of ECCA to the extent ECCA could have incurred such Indebtedness in accordance with the “Limitation on Incurrence of Additional Indebtedness” covenant (without giving effect to the exception for Permitted Indebtedness) on the date such Indebtedness became Acquired Indebtedness; provided that such Acquired Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of ECCA,

(8) the issuance of Preferred Stock by any Restricted Subsidiary of ECCA issued to ECCA or another Restricted Subsidiary of ECCA; provided that (a) any subsequent issuance or transfer of Capital Stock that results in such Preferred Stock being held by a Person that is not either ECCA or a Restricted Subsidiary thereof and (b) any sale or transfer of any such Preferred Stock to a Person that is not either ECCA or a Restricted Subsidiary of ECCA in each case shall be deemed to constitute an issuance of such shares of Preferred Stock that was not permitted by this clause (8);

(9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of its incurrence,

(10) any refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness incurred pursuant to clauses (1), (3), (7) and (10) or pursuant to the Consolidated Fixed Charge Coverage test set forth in the “Limitation on Incurrence of Additional Indebtedness” covenant, including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof (“Required Premiums”) and fees in connection therewith; provided that any such event shall not (1) result in an increase in the aggregate principal amount of then outstanding Permitted Indebtedness (except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness (A) to pay Required Premiums and related fees or (B) otherwise permitted to be incurred under the indenture) of ECCA and its Restricted Subsidiaries and (2) create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold; provided, further, that no Restricted Subsidiary of ECCA may refinance any Indebtedness pursuant to this clause (10) other than its own Indebtedness,

(11) Indebtedness (including Capitalized Lease Obligations) incurred by ECCA or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount outstanding not to exceed $20.0 million at the time of any incurrence thereof,

(12) Indebtedness incurred by ECCA or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims,

(13) Indebtedness arising from agreements of ECCA or a Restricted Subsidiary of ECCA providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of ECCA, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition, provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by ECCA and its Restricted Subsidiaries in connection with such disposition,

(14) the incurrence by a Receivables Entity of Indebtedness in a Qualified Receivables Transaction that is not recourse to ECCA or any Restricted Subsidiary of ECCA (except for Standard Securitization Undertakings),

(15) obligations in respect of performance and surety bonds and completion guarantees provided by ECCA or any Restricted Subsidiary of ECCA in the ordinary course of business,

(16) Indebtedness consisting of guarantees (x) by ECCA of Indebtedness, leases and any other obligation or liability permitted to be incurred under the indenture by Restricted Subsidiaries of ECCA, and (y) by Restricted Subsidiaries of ECCA that are Guarantors of Indebtedness, leases and any other obligation or liability permitted to be incurred under the indenture by ECCA or other Restricted Subsidiaries of ECCA,

(17) Indebtedness represented by the issuance of Additional Notes in connection with the issuance of IUs upon exchange, redemption or repurchase of shares of Class B Common Stock; provided that the Exchange Conditions are satisfied at the time of such issuance and exchange, redemption or repurchase; and

(18) additional Indebtedness of ECCA or any Restricted Subsidiary of ECCA that is a Guarantor in an aggregate principal amount not to exceed $20.0 million at any one time outstanding.

For purposes of determining compliance with the “Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” covenant, in event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (18) above, ECCA will be permitted to classify such item of Indebtedness on the date of its incurrence, and from time to time may reclassify to another of such clauses, in any manner that complies with this covenant at such time; provided, that Indebtedness under the New Credit Facility outstanding on the Issue Date shall have been deemed to have been incurred on such date in reliance on clause (2) of this definition of Permitted Indebtedness.

      “Permitted Investments” means

(1) (a) Investments by ECCA or any Restricted Subsidiary of ECCA in any Person that is or will become immediately after such Investment a Restricted Subsidiary of ECCA or that will merge or consolidate into or transfer or convey all or substantially all of its assets to or is liquidated into, ECCA or a Restricted Subsidiary of ECCA and (b) Investments in ECCA by any Restricted Subsidiary of ECCA so long as ECCA receives the proceeds of such Investment;

(2) cash and Cash Equivalents;

(3) Investments existing on the Issue Date;

(4) loans and advances to employees, officers and directors of ECCA and its Restricted Subsidiaries not in excess of $3.0 million at any one time outstanding;

(5) accounts receivable owing to ECCA or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however that such trade terms may include such concessionary trade terms as ECCA or such Restricted Subsidiary deems reasonable under the circumstances;

(6) Currency Agreements and Interest Swap Obligations entered into by ECCA or any of its Restricted Subsidiaries for bona fide business reasons and not for speculative purposes, and otherwise in compliance with the indenture;

(7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(8) guarantees by ECCA or any of its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred by ECCA or any of its Restricted Subsidiaries under the indenture;

(9) Investments by ECCA or any Restricted Subsidiary of ECCA in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary of ECCA or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, ECCA or a Restricted Subsidiary of ECCA;

(10) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding, not exceeding $5.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus an amount equal to (A) 100% of the aggregate net cash proceeds received by ECCA from any Person (other than a Subsidiary of ECCA) from the issuance and sale subsequent to the Issue Date of Qualified Capital Stock of ECCA (including Qualified Capital Stock issued upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness or as capital contributions to ECCA (other than from a Subsidiary)) and (B) without duplication of any amounts included in clause (10)(A) above, 100% of the aggregate net cash proceeds of any equity contribution received by ECCA from a holder of ECCA’s Capital Stock, that in the case of amounts described in clause (10)(A) or (10)(B) are applied by ECCA within 180 days after receipt, to make additional Permitted Investments under this clause (10) (such additional Permitted Investments being referred to collectively as “Stock Permitted Investments”);

(11) any Investment by ECCA or a Restricted Subsidiary of ECCA in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness; provided that any Investment in a Receivables Entity is in the form of a Purchase Money Note, contribution of additional Receivables or an equity interest;

(12) Investments received by ECCA or its Restricted Subsidiaries as consideration for asset sales, including Asset Sales; provided in the case of an Asset Sale, (A) such Investment does not exceed 25% of the consideration received for such Asset Sale and (B) such Asset Sale is otherwise effected in compliance with the “Limitation on Asset Sales” covenant;

(13) that portion of any Investment where the consideration provided by ECCA is Capital Stock of ECCA (other than Disqualified Capital Stock); and

(14) other Investments having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments under this clause (14) since the Issue Date, that do not exceed $ million outstanding at any one time in the aggregate.

Any net cash proceeds that are used by ECCA or any of its Restricted Subsidiaries to make Stock Permitted Investments pursuant to clause (10) of this definition shall not be included in subclauses (2) and (3) of clause (iii) of the first paragraph of the “Limitation on Restricted Payments” covenant.

      “Permitted Junior Securities” means:

(1) Capital Stock of ECCA; or

(2) debt securities that are subordinated to all Senior Indebtedness or Guarantor Senior Indebtedness and any debt securities issued in exchange for Senior Indebtedness or Guarantor Senior Indebtedness at least to the same extent as, or to a greater extent than, the notes and the Note Guarantees are subordinated to Senior Indebtedness and Guarantor Senior Indebtedness under the indenture.

      “Permitted Liens” means the following types of Liens:

(1) Liens securing the notes;

(2) Liens securing Acquired Indebtedness incurred in reliance on clause (7) of the definition of Permitted Indebtedness; provided that such Liens do not extend to or cover any property or assets of ECCA or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of ECCA or a Restricted Subsidiary of ECCA;

(3) Liens existing on the Issue Date, together with any Liens securing Indebtedness incurred in reliance on clause (9) of the definition of Permitted Indebtedness in order to refinance the Indebtedness secured by Liens existing on the Issue Date; provided that the Liens securing the refinancing Indebtedness shall not extend to property other than that pledged under the Liens securing the Indebtedness being refinanced;

(4) Liens in favor of ECCA on the property or assets, or any proceeds, income or profit therefrom, of any Restricted Subsidiary;

(5) Liens for taxes, assessments or governmental charges or levies on the property of ECCA or any Restricted Subsidiary of ECCA if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(6) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the property of ECCA or any Restricted Subsidiary of ECCA arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

(7) Liens on the property of ECCA or any Restricted Subsidiary of ECCA incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property and which do not in the aggregate impair in any material respect the use of property in the operation of the business of ECCA and its Restricted Subsidiaries taken as a whole;

(8) pledges or deposits by ECCA or any Restricted Subsidiary of ECCA under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which ECCA or any Restricted Subsidiary of ECCA is a party, or deposits to secure public or statutory obligations of ECCA or any Restricted Subsidiary of ECCA, or deposits for the payment of rent, in each case incurred in the ordinary course of business.

(9) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally exiting with respect to properties of a similar character; and

(10) other Liens securing Senior Subordinated Indebtedness of ECCA or any Restricted Subsidiary that is a Guarantor, provided that the maximum aggregate amount of outstanding obligations secured thereby shall not at any time exceed $5.0 million.

      “Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or any other entity.

      “Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

      “Principal” means Thomas H. Lee Partners, L.P. and its Affiliates.

      “Productive Assets” means

(1) non-current tangible assets of a kind used or usable in the businesses of ECCA and its Restricted Subsidiaries as, or related to such business, conducted on the date of the relevant Asset Sale or

(2) the Capital Stock of any Person that will become on the date of acquisition thereof a Restricted Subsidiary of ECCA and that engages in the businesses of ECCA and its Restricted Subsidiaries as, or related to such business, conducted on the date of the relevant Asset Sale.

      “Purchase Money Note” means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from ECCA or any Subsidiary of ECCA in connection with a Qualified

Receivables Transaction to a Receivables Entity, which note (a) shall be repaid from cash available to the Receivables Entity other than (i) amounts required to be established as reserves pursuant to agreements, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts paid in connection with the purchase of newly generated receivables and (b) may be subordinated to the payments described in (a).

      “Qualified Capital Stock” means any stock that is not Disqualified Capital Stock.

      “Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by ECCA or any of its Subsidiaries pursuant to which ECCA or any or its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Entity (in the case of a transfer by ECCA or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of ECCA or any of its Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable. The grant of a security interest in any accounts receivable of ECCA or any of its Restricted Subsidiaries to secure Bank Indebtedness shall not be deemed a Qualified Receivables Transaction.

      “Quarterly Base Dividend Level” means, as of any date of determination, Distributable Cash Flow minus Consolidated Interest Expense, in each case for the most recent full fiscal quarter ending immediately prior to such date of determination for which internal financial statements are available.

      “Receivables Entity” means a Wholly Owned Subsidiary of ECCA (or another Person in which ECCA or any Subsidiary of ECCA makes an Investment and to which ECCA or any Subsidiary of ECCA transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of ECCA (as provided below) as a Receivables Entity (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by ECCA or any Subsidiary of ECCA (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates ECCA or any Subsidiary of ECCA in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of ECCA or any Subsidiary of ECCA, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither ECCA nor any Subsidiary of ECCA has any material contract, agreement, arrangement or understanding other than on terms which ECCA reasonably believes to be no less favorable to ECCA or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of ECCA, other than fees payable in the ordinary course of business in connection with servicing accounts receivable, and (c) to which neither ECCA nor any Subsidiary of ECCA has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results other than through the contribution of additional Receivables, related security and collections thereto and proceeds of the foregoing. Any such designation by the Board of Directors of ECCA shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of ECCA giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

      “Representative” means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Indebtedness; provided that if, and for so long as, any Designated Senior Indebtedness lacks such a representative, then the Representative for such Designated Senior Indebtedness shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Indebtedness in respect of any Designated Senior Indebtedness.

      “Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

      “S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., and its successors.

      “Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to ECCA or a Restricted Subsidiary of any property, whether owned by ECCA or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by ECCA or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

      “Secured Indebtedness” means any Indebtedness of ECCA or any Guarantor secured by a Lien.

      “Senior Indebtedness” means (i) the Bank Indebtedness and (ii) all Indebtedness of ECCA, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to ECCA at the relevant contractual rate provided in the documentation relating thereto whether or not a claim for post-filing interest is allowed in such proceedings), whether outstanding on the Issue Date or thereafter incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is expressly provided that such obligations are not superior in right of payment to the notes; provided, however, that Senior Indebtedness shall not include (1) any obligation of ECCA to any Subsidiary of ECCA, (2) any liability for Federal, state, local or other taxes owed or owing by ECCA, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of ECCA which is expressly subordinate in right of payment to any other Indebtedness of ECCA, including any Senior Subordinated Indebtedness and any Subordinated Obligations, (5) any obligations to repurchase, redeem or make payments owing with respect to any Capital Stock or (6) that portion of any Indebtedness incurred in violation of the indenture provisions set forth under “Limitation on Incurrence of Additional Indebtedness” (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative and the trustee shall have received an Officers’ Certificate of ECCA to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the indenture).

      “Senior Subordinated Indebtedness” means, with respect to ECCA or any Guarantor, the notes or the Note Guarantee of such Guarantor, as applicable, and any other Indebtedness of ECCA or such Guarantor, as applicable, that specifically provides that such Indebtedness is to rank pari passu with the notes or the Note Guarantee of such Guarantor, as applicable, and is not by its express terms subordinate in right of payment to any Indebtedness of ECCA or such Guarantor, as applicable, which is not Senior Indebtedness or Guarantor Senior Indebtedness, as applicable.

      “Significant Subsidiary” means, as of any date of determination, for any Person, each Restricted Subsidiary of such Person which (i) for the most recent fiscal year of such Person accounted for more than 10% of consolidated revenues or consolidated net income of such Person or (ii) as at the end of such fiscal year, was the owner of more than 10% of the consolidated assets of such Person.

      “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by ECCA or any Subsidiary of ECCA which ECCA reasonably believes to be customary in an accounts receivable transaction.

      “Subordinated Obligation” means, with respect to ECCA or any Guarantor, any Indebtedness of ECCA or such Guarantor, as applicable (whether outstanding on the Issue Date or thereafter incurred),

which is expressly subordinate in right of payment to the notes or the Note Guarantee of such Guarantor, as applicable, pursuant to a written agreement.

      “Subsidiary” means, with respect to any Person, (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

      “Transactions” means, (i) the offering of the IUs on the Issue Date and on the closing date of the exercise of the overallotment option granted in connection with the issuance of IUs on the Issue Date, (2) the entry into of the New Credit Facility, (3) the repayment of ECCA’s existing credit facility, (4) the redemption of ECCA’s 9 1/8% Senior Subordinated Notes due 2008 and Floating Interest Rate Senior Subordinated Notes due 2008, (5) the redemption of all of ECCA’s Preferred Stock outstanding on the Issue Date, and (6) the repurchase of shares of Class B Common Stock on the Issue Date and on the closing date of the exercise of the overallotment option granted in connection with the issuance of IUs on the Issue Date.

      “Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to                     , 2009; provided, however, that if the period from the redemption date to                     , 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

      “Unrestricted Subsidiary” of any Person means (i) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, ECCA or any other Subsidiary of ECCA that is not a Subsidiary of the Subsidiary to be so designated; provided that (x) ECCA certifies to the trustee that such designation complies with the “Limitation on Restricted Payments” covenant and (y) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of ECCA or any of its Restricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation and treating all Indebtedness of such Unrestricted Subsidiary as being incurred on such date, ECCA is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

      “Wholly Owned Subsidiary” means any Restricted Subsidiary of ECCA all the outstanding voting securities of which (other than directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned, directly or indirectly, by ECCA.

      “Working Capital” means, at any date of determination, the consolidated assets of ECCA and its Restricted Subsidiaries, other than cash, which are classified as current assets in accordance with GAAP, less the consolidated liabilities of ECCA and its Restricted Subsidiaries which are classified as current liabilities in accordance with GAAP.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion describes the material United States federal income tax consequences (and certain U.S. federal estate tax consequences to Non-U.S. Holders (as defined below)) of the purchase, ownership and disposition of IUs, senior subordinated notes and class A common stock as of the date hereof by U.S. Holders (as defined below) and Non-U.S. Holders. Except where noted, the following discussion addresses only IUs held as capital assets, within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (i.e., generally, held for investment), by holders who acquired IUs upon their original issuance at their initial offering price and does not deal with special situations, such as those of:

•	dealers in securities or currencies,

•	financial institutions,

•	regulated investment companies,

•	real estate investment trusts,

•	tax-exempt entities,

•	insurance companies,

•	persons holding IUs, senior subordinated notes or class A common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle,

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings,

•	persons liable for alternative minimum tax,

•	pass-through entities or investors therein,

•	certain expatriates and former long-term residents of the U.S., or

•	U.S. Holders (as defined below) of IUs whose “functional currency” is not the U.S. dollar.

      Furthermore, the discussion below is based upon the provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly with retroactive effect, so as to effect the continuing validity of this discussion.

      A “U.S. Holder” of IUs, senior subordinated notes or class A common stock means a beneficial owner that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States,

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

      If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds IUs, senior subordinated notes or class A common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding IUs, senior subordinated notes or class A common stock, you should consult your own tax advisors.

      No statutory, administrative or judicial authority directly addresses the treatment of IUs or instruments similar to IUs for U.S. federal income tax purposes. As a result, the Internal Revenue Service (“IRS”) or the courts may not agree with the tax consequences described herein. A different treatment from that assumed below could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in the IUs and, in the case of Non-U.S. Holders, could subject such holders to U.S. federal withholding or estate taxes with regard to the senior subordinated notes in the same manner as they will be with regard to the class A common stock. Payments to Non-U.S. Holders would not be grossed-up for any such taxes. In addition, a different treatment could result in the loss by us of all or part of the deduction for interest paid on the senior subordinated notes. If you are considering the purchase of IUs, you should consult your own tax advisors concerning the particular U.S. tax consequences to you of the ownership of IUs, senior subordinated notes and class A common stock, as well as any consequences to you arising under the laws of any other taxing jurisdiction.

Considerations for U.S. Holders

     IUs

      Allocation of Purchase Price. We believe that your acquisition of IUs should be treated as an acquisition of the shares of our class A common stock and the senior subordinated notes represented by the IUs. Accordingly, we intend to treat the acquisition of IUs in this manner, and by purchasing IUs, you agree to adopt such treatment. The remainder of this discussion assumes that the acquisition of IUs will be treated as an acquisition of shares of our class A common stock and senior subordinated notes.

      The purchase price of each IU will be allocated between the share of class A common stock and senior subordinated notes represented by such IU in proportion to their respective fair market values at the time of purchase. Such allocation will establish your initial tax basis in each of the share of class A common stock and the senior subordinated notes. We expect to report the initial fair market value of each share of class A common stock as $          and the initial fair market value of each $ principal amount of senior subordinated notes as $          . By purchasing IUs, you agree to such allocation and agree that you will not take a contrary position for any purpose, including tax reporting purposes. If this allocation is not respected, it is possible that the senior subordinated notes will be treated as issued with OID, to the extent such notes were not already so treated, or with increased OID or with amortizable bond premium, to the extent the notes were not already so treated, or with increased amortizable bond premium. You generally would have to include OID in income as it accrues — in advance of the receipt of cash attributable to that income — in addition to stated interest on the senior subordinated notes, and you would be able to elect to amortize bond premium over the remaining term of the senior subordinated notes. The remainder of this discussion assumes that this allocation of the purchase price will be respected.

      Separation and Recombination. As described under “Description of IUs — Voluntary Separation and Recombination,” you may, after the required non-separation period, separate your IUs into the shares of class A common stock and senior subordinated notes represented thereby or at any time combine the applicable number of shares of class A common stock and principal amount of senior subordinated notes to form IUs. If you separate your IUs into the shares of class A common stock and senior subordinated notes represented thereby or combine the applicable number of shares of class A common stock and principal amount of senior subordinated notes to form IUs, you generally will not recognize gain or loss upon the separation or recombination into IUs. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, with respect to the shares of class A common stock and the senior subordinated notes, and your tax basis in the shares of class A common stock and the senior subordinated notes will not be affected by the separation or recombination.

     Senior Subordinated Notes

      Characterization of Senior Subordinated Notes. As discussed in more detail below, we believe that the senior subordinated notes should be treated as debt for U.S. federal income tax purposes, although this conclusion is not binding on the IRS or the courts, which may not agree with the treatment of the senior subordinated notes as debt for U.S. federal income tax purposes. We will receive an opinion from our counsel, Weil Gotshal & Manges LLP, and the lead underwriters also will receive an opinion from their counsel, Shearman & Sterling LLP, that the senior subordinated notes should be so treated. Such opinions are based in part on facts described in this prospectus and on various other factual assumptions and on customary representations and determinations (including those described below). Any alteration of such facts could adversely affect the validity of such opinions. Such opinions are not binding on the IRS or the courts, which could disagree with the conclusions set forth therein. No ruling has been requested from the IRS on any aspect of the IUs. The IRS may challenge our position and such challenge may be successful. We will treat and, by acquiring senior subordinated notes, directly or in the form of an IU, each holder agrees to treat, the senior subordinated notes as our indebtedness for all purposes. Assuming such treatment is respected, stated interest on the senior subordinated notes will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

      The determination whether an instrument is treated as debt or equity for U.S. federal income tax purposes is based on all relevant facts and circumstances. There is no statutory definition of debt, and the characterization of debt for U.S. federal income tax purposes is governed by principles developed in case law, which analyze numerous factors (with no one factor being dispositive) that are intended to identify the economic substance of the investor’s interest in the corporation. Our determination that the senior subordinated notes should be treated as debt for U.S. federal income tax purposes, and the opinions of counsel to this effect referred to above, are based upon the terms of the senior subordinated notes and, in addition, rely upon certain customary representations and determinations by us, an independent appraisal firm and the lead underwriters. The representations and determinations by us and/or the independent appraisal firm will be substantially to the effect that:

•	the principal amounts, term, interest rate, guarantees and other material provisions of the senior subordinated notes are commercially reasonable and are substantially similar to those terms to which an unrelated third party lender, bargaining at arm’s length, would reasonably agree if such lender intended to purchase only the senior subordinated notes and not IUs;

•	the aggregate principal amount of the senior subordinated notes in relation to the aggregate amount of our capital is commercially reasonable under the circumstances;

•	ECCA should be able to pay the principal and interest on the senior subordinated notes in accordance with their terms;

•	the ratio of our outstanding indebtedness to the fair market value of our equity, the ratio of our EBITDA to fixed charges and the ratio of our EBITDA to total debt are commercially reasonable under the circumstances.

•	the ratio of our outstanding indebtedness to the fair market value of our equity does not exceed to 1.0; and

•	the fair market value of the Company’s assets exceed the fair market value of its liabilities.

      In light of the determinations described above and their relevance to several of the factors analyzed in case law, and taking into account the facts and circumstances relating to the issuance of the senior subordinated notes, we and our counsel are of the view that the senior subordinated notes should be treated as debt for U.S. federal income tax purposes. However, there is no authority that directly addresses the tax treatment of securities that have terms substantially similar to the terms of the senior subordinated notes or that are offered under circumstances such as the offering (i.e., offered as a unit consisting of senior subordinated notes and common stock). In light of this absence of direct authority, neither we nor our counsel can conclude with certainty that the senior subordinated notes will be treated as debt for U.S. federal income tax purposes.

      If the senior subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then the stated interest on the senior subordinated notes would be treated as a dividend to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles), and interest on the senior subordinated notes would not be deductible by us for U.S. federal income tax purposes. In addition, as discussed below under “— Considerations for Non-U.S. Holders — Class A Common Stock,” Non-U.S. Holders could be subject to withholding or estate taxes with regard to the senior subordinated notes in the same manner as they will be with regard to the class A common stock. We would also be liable for withholding taxes on any interest payments previously made by us to Non-U.S. Holders that are recharacterized as dividends for U.S. federal income tax purposes. Our inability to deduct interest on the senior subordinated notes could materially increase our taxable income and, thus, our U.S. federal income tax liability. This would reduce our after-tax cash flow and could materially adversely affect our ability to make interest and dividend payments on the senior subordinated notes and the class A common stock.

      Additionally, there can be no assurance that the IRS will not challenge the determination that the interest rate on the senior subordinated notes represents an arm’s length rate. If such challenge were to be successful, any excess amount over an arm’s length rate would not be deductible and could be recharacterized as a non-deductible payment (such as a dividend) instead of an interest payment for U.S. federal income tax purposes. In such case, our taxable income and, thus, our U.S. federal income tax liability could be materially increased. In addition, as discussed below under “— Considerations for Non-U.S. Holders — Class A Common Stock,” Non-U.S. Holders could be subject to withholding or estate taxes with regard to the senior subordinated notes in the same manner as they will be with regard to the class A common stock. If the interest rate were determined to be less than the arm’s length rate, the senior subordinated notes could be treated as having been issued with OID, which you would be required to include in income over the term of the senior subordinated notes.

      The consequences to U.S. Holders and Non-U.S. Holders described below assume the senior subordinated notes will be respected as debt. However, no ruling on this issue has been requested from the IRS and, thus, there can be no assurance that such a position would not be challenged by the IRS or ultimately sustained.

      Sale, Exchange or Retirement of Senior Subordinated Notes. Upon the sale, exchange, retirement or other disposition of an IU, you will be treated as having sold, exchanged, retired or disposed of the senior subordinated notes underlying the IU. Upon the sale, exchange, retirement or other disposition of senior subordinated notes, you will recognize capital gain or loss equal to the difference between the portion of the proceeds allocable to your senior subordinated notes (less an amount equal to any accrued and unpaid interest on senior subordinated notes, which will be treated as a payment of interest for U.S. federal income tax purposes) and your adjusted tax basis in the senior subordinated notes. Your tax basis in the senior subordinated notes generally will be the portion of the purchase price of your IUs allocable to the senior subordinated notes plus accrued OID included in your gross income (if any), less any payments thereon (other than payments of qualified stated interest) and any amortization of bond premium as described above under “— Considerations for U.S. Holders — IUs — Allocation of Purchase Price.” Such gain or loss will generally be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

      Deferral of Interest. Under applicable Treasury regulations, a “remote” contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID, referred to as OID. Although there is no authority directly on point, based on our detailed financial forecasts and the fact that we have no present plan or intention to exercise our right to defer interest, we believe that the likelihood of deferral of interest payments on the senior subordinated notes is remote within the meaning of the Treasury regulations. Based on the foregoing, we believe that, although the matter is not free from doubt and counsel has not expressed an opinion on the issue, the senior subordinated notes should not be considered to be issued with OID at the time of their original issuance. In such case, stated interest on the senior subordinated notes generally will be included in the gross income of a U.S. Holder as ordinary interest income at the time accrued or received, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

      Under the Treasury regulations, if deferral of any payment of interest were determined not to be “remote,” or if the interest payment deferral actually were to occur, the senior subordinated notes would be treated as issued with OID at the time of issuance or at the time of such occurrence, as the case may be. In such event, all stated interest on the senior subordinated notes thereafter would be treated as OID as long as the senior subordinated notes remained outstanding and, as a result:

•	all of a U.S. Holder’s taxable interest income relating to the senior subordinated notes would constitute OID that would have to be included in income on an economic accrual basis, possibly before the receipt of the cash attributable to the interest, regardless of such U.S. Holder’s method of tax accounting;

•	actual payments of stated interest would not be reported as taxable income;

•	any amount of OID included in your gross income (whether or not during a deferral period) with respect to the senior subordinated notes would increase your tax basis in such senior subordinated notes; and

•	the amount of payments in respect of such accrued OID would reduce your tax basis in such senior subordinated notes.

      Consequently, during a deferral period, a U.S. Holder would be required to include OID in gross income even though we would not make any actual cash payments on the senior subordinated notes.

      Due to the lack of guidance as to the meaning of the term “remote” as used in the Treasury regulations, it is possible that the IRS could take a position contrary to the interpretation in this prospectus.

      Election to Report Interest as OID. U.S. Holders may elect to treat all interest on the senior subordinated notes as OID and calculate the amount to be included in gross income under the constant yield accrual method. For purposes of this election, interest includes stated interest, OID, de minimis OID, and unstated interest, as adjusted by any amortizable bond premium. The election must be made for the taxable year in which the U.S. Holder acquired the senior subordinated notes and may not be revoked without the consent of the IRS. U.S. Holders are urged to consult with their own tax advisors about the election to report interest on the senior subordinated notes as OID using the constant yield method.

      Additional Issuances. Subsequently issued senior subordinated notes may be issued with OID (for example, as a result of changes in prevailing interest rates) if they are issued at a discount to their face value. The U.S. federal income tax consequences to you of the subsequent issuance of senior subordinated notes with OID pursuant to an IU offering are unclear. The indenture governing the senior subordinated notes will provide that, in the event there is a subsequent issuance of senior subordinated notes pursuant to an IU offering having terms identical (except for the issuance date) to the senior subordinated notes sold in this offering, and such subsequently issued senior subordinated notes are treated as issued with OID or are issued subsequent to an automatic exchange of notes described below or if we otherwise determine that such senior subordinated notes are required to have a new CUSIP number, each holder of senior subordinated notes or IUs, as the case may be, agrees that a portion of such holder’s notes will be exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes, and the records of all record holders of subordinated notes will be revised to reflect such exchanges. Consequently, immediately following any such subsequent issuance, each holder of subsequently issued senior subordinated notes, held either as part of IUs or separately, and each holder of existing senior subordinated notes, held either as part of IUs or separately, will own an inseparable unit composed of a proportionate percentage of both the old senior subordinated notes and the newly-issued senior subordinated notes. Because a subsequent issuance will affect the senior subordinated notes in the same manner, regardless of whether these senior subordinated notes are held as part of IUs or separately, the combination of senior subordinated notes and shares of class A common stock to form IUs, or the separation of IUs, should not affect your tax treatment.

      The aggregate stated principal amount of senior subordinated notes held by each holder will not change as a result of such subsequent issuance and exchange. However, under applicable law it is possible that the holders of subsequently issued senior subordinated notes (to the extent issued with OID) will not be entitled to a claim for the portion of their principal amount that represents unaccrued OID in the event of an acceleration of the senior subordinated notes or a bankruptcy proceeding occurring prior to the maturity of the senior subordinated notes. Whether the receipt of subsequently issued senior subordinated notes in exchange for previously issued senior subordinated notes in this automatic exchange constitutes a taxable exchange for U.S. federal income tax purposes depends on whether the subsequently issued senior subordinated notes are viewed as differing materially from the senior subordinated notes exchanged. We intend to take the position that any subsequent issuance of senior subordinated notes that are treated as issued with OID or that are issued subsequent to an automatic exchange of senior subordinated notes described above or with respect to which we otherwise determine that a new CUSIP number is needed will not result in a taxable exchange of any portion of your senior subordinated notes for U.S. federal income tax purposes. Due to a lack of applicable guidance, however, it is unclear whether the subsequently issued senior subordinated notes would be viewed as differing materially from the previously issued senior subordinated notes for this purpose. Consequently, it is unclear whether an exchange of senior subordinated notes for subsequently issued senior subordinated notes results in a taxable exchange for U.S. federal income tax purposes, and it is possible that the IRS might successfully assert that such an exchange should be treated as a taxable exchange.

      Were the IRS successfully to assert that an automatic exchange following a subsequent issuance is a taxable exchange, an exchanging holder generally would recognize gain or loss in an amount equal to the difference between the fair market value of the subsequently issued senior subordinated notes received and such holder’s adjusted tax basis in the senior subordinated notes exchanged. See “ — Sale, Exchange or Retirement of Senior Subordinated Notes.” It is also possible that the IRS might successfully assert that any loss so recognized should be disallowed under the wash sale rules, in which case the holder’s basis in the subsequently issued senior subordinated notes would be increased to reflect that amount of the disallowed loss. In the case of a taxable exchange, a holder’s initial tax basis in the subsequently issued senior subordinated notes received in the exchange would be the fair market value of such senior subordinated notes on the date of exchange (adjusted to reflect any disallowed loss) and a holder’s holding period in such senior subordinated notes would begin on the day after such exchange.

      Even if the exchange is not treated as a taxable event, such exchange may have potentially adverse U.S. federal income tax consequences to holders of senior subordinated notes or IUs. For example, in the case of a holder that acquired senior subordinated notes at a premium (which premium generally may be amortized over the term of the senior subordinated notes), such exchange may result in the holder’s inability to amortize the portion of such premium that is attributable to the senior subordinated notes exchanged for subsequently issued senior subordinated notes. Furthermore, such issuance may increase the OID, if any, that holders previously were accruing with respect to the senior subordinated notes. In addition, holders that acquire notes at “market discount” may, as a result of such issuance and exchange, effectively convert a portion of such market discount into OID. Generally, market discount, unlike OID, is not required to be included in income on an accrual basis, but instead results in treating a portion of the gain realized on sale, exchange or retirement of the senior subordinated notes as ordinary income. Following any subsequent issuance and exchange of senior subordinated notes with OID, we (and our agents) will report any OID on the subsequently issued senior subordinated notes ratably among all holders of senior subordinated notes and IUs, and each holder of senior subordinated notes and IUs will, by purchasing IUs, agree to report OID in a manner consistent with this approach. Consequently, holders that acquire senior subordinated notes in this offering may be required to report OID as a result of a subsequent issuance (even if they purchase notes in this offering having no OID). In such case, holders would report more interest income over the term of the senior subordinated notes than they would have reported had no such subsequent issuance occurred, and any such additional interest income will be reflected as an increase in the tax basis of the senior subordinated notes, which generally would result in a capital loss (or reduced capital gain) upon a sale, exchange or retirement of the senior subordinated notes. However, the IRS may assert that any OID should be reported only by the persons that initially (i.e., before giving effect to the automatic exchange) acquire such subsequently issued senior subordinated notes (and their transferees). In such case, the IRS might further assert that, unless a holder can establish that it is not such a person (or a transferee thereof), all of the senior subordinated notes held by such holder have OID. Any of these assertions by the IRS could create significant uncertainties in the pricing of IUs and senior subordinated notes and could adversely affect the market for IUs and senior subordinated notes. You would be required to include any OID in income as it accrues, in advance of the receipt of cash attributable to such income.

      It is possible that senior subordinated notes we issue in a subsequent issuance will be issued at a discount to their face value and, accordingly, may have “significant original issue discount” and thus be classified as “applicable high yield discount obligations” (“AHYDOs”). If any such senior subordinated notes were so classified, a portion of the OID on such senior subordinated notes would be nondeductible by us and the remainder would be deductible only when paid. This treatment would have the effect of increasing our taxable income and may adversely affect our cash flow available for interest payments and distributions to our equityholders. Under certain circumstances, the disallowed portion of the OID accruing on the senior subordinated notes possible may be treated as a dividend generally eligible for the dividends received deduction in the case of corporate holders (subject to certain limitations on the allowance of such deductions).

      Due to the complexity and uncertainty surrounding the U.S. federal income tax treatment of subsequent issuances and exchanges of senior subordinated notes, prospective investors are urged to consult their tax advisors regarding the applicable tax consequences to them in light of their particular circumstances.

  Class A Common Stock

      Dividends. The gross amount of dividends paid to you will be treated as dividend income to you to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such income will be includable in your gross income as ordinary income. To the extent, if any, that the amounts of dividends paid to you exceed our current and accumulated earnings and profits, any amount in excess of our earnings and profits will be treated as a tax-free return of your tax basis in the shares of class A common stock and any amount in excess of such basis will be treated as capital gain from the sale of the shares. Pursuant to legislation enacted in 2003, if you are an individual, dividends that we pay to you through 2008 will be subject to tax at long-term capital gain rates, provided certain holding period and other requirements are satisfied.

      Dividends-Received Deduction. Distributions that are subject to tax as dividend income received by U.S. Holders that are corporations should be eligible for the dividends-received deduction equal to 70 percent of the amount of any distribution on the class A common stock (subject to various limitations including satisfaction of applicable holding period requirements). No assurance can be given that we will have sufficient earnings and profits for U.S. federal income tax purposes to cause all distributions to be subject to tax as dividend income.

      The benefits of any dividends-received deduction to a corporate shareholder may, in effect, be reduced or eliminated by the operation of the so called “extraordinary dividend” provisions of section 1059 of the Code, requiring the U.S. corporate recipient to reduce its adjusted tax basis in the class A common stock by the amount excluded from income as a result of the dividends-received deduction. In addition, the dividends-received deduction is reduced or eliminated for the U.S. corporate recipient that has indebtedness “directly attributable” to its investment in the class A common stock or fails to meet special holding period requirements. Also, 70 percent of the amount excluded from income as a result of the dividends-received deduction will be included in the computation of “adjusted current earnings,” potentially affecting a corporate U.S. person’s liability for alternative minimum tax.

      Sale, Exchange or Retirement of Class A Common Stock. Upon the sale, exchange, retirement or other disposition of IUs, you will be treated as having sold, exchanged, retired or disposed of the shares of class A common stock underlying the IUs. Subject to the discussion in the paragraph below, you will recognize capital gain or loss in an amount equal to the difference between the portion of the proceeds allocable to your shares of class A common stock and your tax basis in the shares of class A common stock. As described above under “— Considerations for U.S. Holders — IUs — Allocation of Purchase Price,” your tax basis in the shares of class A common stock generally will be the portion of the purchase price of your IUs allocable to the shares of class A common stock, less any prior distributions that reduced such basis. As discussed above, capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

      In the case of any retirement of IUs by us, special stock redemption tax rules could apply to convert the portion of the proceeds received that are allocable to your shares of class A common stock into dividend income. Due to the complexity of the rules regarding the redemption by a corporation of its outstanding shares of capital stock, you should consult with your tax advisors regarding the applicable tax consequences to you in the event of a retirement of IUs.

  Information Reporting and Backup Withholding

      In general, information reporting requirements will apply to payments of principal, interest and dividends on our senior subordinated notes and class A common stock and to the proceeds paid to a U.S. Holder other than certain exempt recipients (such as corporations) of a sale to us of IUs, senior subordinated notes and class A common stock. A backup withholding tax will apply to such payments (currently at a rate of 28%) if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Considerations for Non-U.S. Holders

      The following discussion applies only to Non-U.S. Holders. A “Non-U.S. Holder” is a beneficial owner, other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder. Special rules may apply to certain Non-U.S. Holders, such as:

•	U.S. expatriates,

•	corporations that accumulate earnings to avoid U.S. federal income tax, and

•	investors in pass-through entities that are subject to special treatment under the Code.

      Such Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

  Senior Subordinated Notes

      Characterization of Senior Subordinated Notes. As discussed above under “— Considerations for U.S. Holders — Senior Subordinated Notes — Characterization of Senior Subordinated Notes,” we believe the senior subordinated notes should be treated as debt for U.S. federal income tax purposes. However, no ruling on this issue has been requested from the IRS. Consequently, this position may not be sustained if challenged by the IRS. If the senior subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then the senior subordinated notes would be treated in the same manner as shares of class A common stock as described below under “ — Class A Common Stock — Dividends,” and payments on the senior subordinated notes would be subject to U.S. federal withholding taxes. Payments to Non-U.S. Holders would not be grossed up on account of any such taxes. In addition, we would be liable for withholding taxes on any interest payments previously made by us to Non-U.S. Holders that are recharacterized as dividends for U.S. federal income tax purposes. The remainder of this discussion assumes the characterization of the senior subordinated notes as debt for U.S. federal income tax purposes will be respected.

      Interest. Subject to the discussion below concerning backup withholding, under the “portfolio interest rule,” you should not be liable for U.S. federal income tax or withholding tax with respect to payments on senior subordinated notes owned by you provided that:

•	interest paid on the senior subordinated notes is not effectively connected with your conduct of a trade or business in the United States,

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury regulations thereunder,

•	you are not a controlled foreign corporation that is related to us through stock ownership,

•	you are not a bank whose receipt of interest on the senior subordinated notes is described in section 881(c)(3)(A) of the Code, and

•	you satisfy the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the Treasury regulations thereunder.

      To satisfy the statement requirement referred to in the final bullet immediately above, you, or a financial institution holding the senior subordinated notes on your behalf, must provide, in accordance with specified procedures, our paying agent with a statement to the effect that you are not a U.S. person. Currently, these requirements will be met if (1) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN), or (2) a financial institution holding the senior subordinated notes on your behalf certifies, under penalties of perjury, that such statement has been received by it and furnishes our paying agent with a copy thereof. The statement requirement referred to in the final bullet above also may be satisfied with other documentary evidence with respect to a senior subordinated note held in an offshore account or through certain foreign intermediaries.

      If you cannot satisfy the requirements of the “portfolio interest rule” described above, payments of interest (including payments in respect of OID) made to you will be subject to a 30% withholding tax unless you provide us or our paying agent, as the case may be, with a properly executed:

•	IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty, or

•	IRS Form W-8ECI stating that interest paid on the senior subordinated notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

      Alternative documentation may be applicable in certain situations, such as in the case of non-U.S. governments or flow-through entities organized under non-U.S. law.

      If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

      If you are engaged in a trade or business in the United States and interest on the senior subordinated notes is effectively connected with the conduct of such trade or business (or, if an income tax treaty applies, is attributable to your U.S. permanent establishment), you, although exempt from the withholding tax discussed above (provided the certification requirements described above are satisfied), will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of such amount (or lesser rate under an applicable income tax treaty), subject to adjustments.

      Sale, Exchange or Retirement of Senior Subordinated Notes. Upon the sale, exchange, retirement or other disposition of an IU, you will be treated as having sold, exchanged, retired or disposed of the senior subordinated notes represented by the IU. Any gain realized upon the sale, exchange, retirement or other disposition of senior subordinated notes generally will not be subject to U.S. federal income tax unless:

•	such gain is effectively connected with your conduct of a trade or business in the United States, or

•	you are an individual, you are present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

      If you are an individual and are described in the first bullet above, you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if you were a U.S. Holder. If you are an individual and are described in the second bullet above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). If you are a foreign corporation and are described in the first bullet above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates in the same manner as if you were a U.S. Holder and, in addition, may be subject to the branch profits tax on your effectively connected earnings and profits at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty.

      U.S. Federal Estate Tax. Senior subordinated notes beneficially owned by an individual who at the time of death is a Non-U.S. Holder should not be subject to U.S. federal estate tax, provided that any payment to such individual on the senior subordinated notes would be eligible for exemption from the 30% U.S. federal withholding tax under the “portfolio interest rule” described above under “— Considerations for Non-U.S. Holders — Senior Subordinated Notes — U.S. Federal Withholding Tax” without regard to the statement requirement described therein. Otherwise, unless an applicable estate tax treaty provides an exemption, senior subordinated notes held by an individual Non-U.S. Holder at the time of death, would be included in such holder’s gross estate for U.S. federal estate tax purposes.

Class A Common Stock

      Dividends. Dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate unless you provide us or our paying agent, as the case may be, with a properly executed:

•	IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty, or

•	IRS Form W-8ECI stating that dividends paid on the class A common stock are not subject to withholding tax because they are effectively connected with your conduct of a trade of business in the United States.

      Dividends that are effectively connected with your conduct of a trade or business within the United States (or, if a tax treaty applies, are attributable to your U.S. permanent establishment), are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis in the same manner as if you were a U.S. Holder. Special certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. If you are a foreign corporation, any such effectively connected dividends received by you may be subject to an additional branch profits tax at a 30% rate (or lesser rate under an applicable income tax treaty), subject to adjustments.

      Special certification and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals.

      If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

      Sale, Exchange or Retirement of Class A Common Stock. In general, upon the sale, exchange, retirement or other disposition of an IU, you will be treated as having sold, exchanged, retired or disposed of the share of class A common stock represented by the IU. You generally will not be subject to

U.S. federal income tax with respect to gain recognized on a sale or other disposition of shares of our class A common stock unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States, and, where a tax treaty applies, is attributable to your U.S. permanent establishment,

•	if you are an individual and hold shares of our class A common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes.

      If you are an individual and are described in the first bullet above, you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if you were a U.S. Holder. If you are an individual and are described in the second bullet above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). If you are a foreign corporation and are described in the first bullet above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates in the same manner as if you were a U.S. Holder and, in addition, may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

      If the IUs are retired by us, then , as described above “— Class A Common Stock — Disposition of Class A Common Stock,” the portion of the proceeds allocable to our class A common stock may be taxable as dividends with the same U.S. federal income tax consequences as are described above under “— Class A Common Stock — Dividends.”

      We believe we are not and do not anticipate becoming a “U.S. real property holding corporation” for U.S. federal income tax purposes.

      U.S. Federal Estate Tax. Shares of our class A common stock held by an individual Non-U.S. Holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

      The amount of interest payments and dividends paid to you and the amount of tax, if any, withheld with respect to such payments will be reported annually to the IRS. Copies of the information returns reporting such interest payments, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

      In general, backup withholding will be required with respect to payments made by us or any paying agent to you, unless a statement described in the fifth bullet under “— Senior Subordinated Notes — U.S. Federal Withholding Tax” has been received (and we or the paying agent do not have actual knowledge or reason to know that you are a U.S. person).

      Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of IUs within the United States or conducted through U.S.-related financial intermediaries unless a statement described in the fifth bullet under “— Senior Subordinated Notes — U.S. Federal Withholding Tax” has been received (and we or the paying agent do not have actual knowledge or reason to know that you are a U.S. person) or you otherwise establish an exemption.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

UNDERWRITING

      Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers of the offerings and as representatives of the underwriters named below. Subject to the terms and conditions described in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of IUs and the principal amount of separate senior subordinated notes listed opposite their names below.

Principal Amount
of Separate Senior
	Number of	Subordinated
Underwriter	IUs	Notes

Banc of America Securities LLC		$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
Lehman Brothers Inc.

Total		$

      The underwriters have agreed to purchase all of the IUs if any of the IUs are purchased and have agreed to purchase all of the separate senior subordinated notes if any separate senior subordinated notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. The two offerings are conditioned on each other and the purchase by the underwriters of both the IUs and the separate senior subordinated notes is conditioned on the completion of the Transactions.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make with respect to those liabilities.

      The underwriters are offering the IUs and the separate senior subordinated notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the IUs and the separate senior subordinated notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

      Offers and sales outside the United States, if any, will be made through the underwriters’ international broker-dealer affiliates.

      The representatives have advised us that the underwriters propose initially to offer the IUs to the public at the public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $           per IU. The underwriters may allow, and the dealers may reallow, a discount not in excess of $           per IU to other dealers. After the offering, the public offering price, concession and discount may be changed.

      The representatives have advised us that the underwriters propose initially to offer the separate senior subordinated notes to the public at the public offering price on the cover page and to dealers at that price less a concession not in excess of $           per senior subordinated note. The underwriters may allow, and the dealers may reallow, a discount not in excess of $           per senior subordinated note to other dealers. After the offering, the public offering price, concession and discount may be changed.

      The following table shows the public offering price, underwriting discount and proceeds before expenses to us in connection with the offering of the IUs. This information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per IU	Without Option	With Option

Public offering price	$	$	$
Underwriting discounts	$	$	$
Proceeds, before expenses, to us	$	$	$

      The following table shows the underwriting discounts and commissions that we to pay to the underwriters in connection with the offering of the separate senior subordinated notes (expressed as percentage of the principal amount of separate senior subordinated notes offered hereby).

Paid by Us

Per Separate Senior Subordinated Note	%

      The expenses of the offering payable by us, not including the underwriting discount, are estimated to be $                    .

      We have granted an option to the underwriters to purchase up to           IUs at the public offering price less the underwriting discount. The underwriters may exercise this option for           days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional IUs proportionate to that underwriter’s initial amount reflected in the above table.

      We and each of our executive officers and directors have agreed, subject to some limited exceptions, not to sell or transfer or hedge any of our IUs, our shares of class A common stock, our shares of class B common stock, or the senior subordinated notes, including the separate senior subordinated notes, or any securities convertible into our IUs, our class A common stock, our class B common stock, or the senior subordinated notes, including the separate senior subordinated notes, or securities exchangeable for our IUs, our class A common stock, our class B common stock, or the senior subordinated notes, including the separate senior subordinated notes, for a period of            days after the date of this prospectus without first obtaining the written consent of both of the representatives.

      The representatives may, in their discretion, at any time without notice, consent to the release of all or any portion of our IUs, our class A common stock, our class B common stock, or the senior subordinated notes, including the separate senior subordinated notes, subject to lock-up agreements. The representatives do not have any current intention to release our IUs, our class A common stock, our class B common stock, or the senior subordinated notes, including the separate senior subordinated notes, subject to these lock-up agreements. Any determination to release any of our IUs, our class A common stock, our class B common stock, or the senior subordinated notes, including the separate senior subordinated notes, subject to the lock-up agreements would be based on a number of factors at the time of any such determination, possibly including, but not limited to, the market price of our IUs, the liquidity of the trading market for our IUs, general market conditions, the number of IUs proposed to be sold and the timing of the proposed sale.

      Some of the underwriters will be facilitating Internet distribution for this offering to certain of their Internet subscription customers. The representatives intend to allocate a limited number of IUs for sale to underwriters for sale to their online brokerage customers. An electronic prospectus is available on the Internet website maintained by one or more of the underwriters. Other than this prospectus in electronic format, the information on any underwriter’s website is not a part of this prospectus.

      We will apply to list our IUs on the           under the trading symbol “          .” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of IUs to a minimum number of beneficial owners as required by that exchange.

      Before this offering, there has been no public market for our IUs or the separate senior subordinated notes. The initial public offering prices will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering prices are

•	the valuation multiples of publicly traded companies that the underwriters believe to be comparable to us,

•	our financial information,

•	the history of, and the prospects for, our company and the industry in which we compete,

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

•	the present state of our development, and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

      An active trading market for the IUs or the separate senior subordinated notes may not develop. It is also possible that after the offering, the IUs or the separate senior subordinated notes will not trade in the public market at or above the initial public offering price.

      The underwriters do not expect to sell more than 5% of the IUs in the aggregate to accounts over which they exercise discretionary authority.

      Each purchaser of separate senior subordinated notes, by acquiring the separate senior subordinated notes, is deemed to have represented to us that: (a) neither it nor any entity, investment fund or account over which it exercises investment discretion is purchasing IUs in this offering or otherwise receiving IUs or shares of our class B common stock in connection with the Transactions, (b) neither it nor any entity, investment fund or account over which it exercises investment discretion owns, or has the contractual right to acquire, our equity securities, including, securities which are convertible, exchangeable or exercisable into or for our equity or our equity-linked securities (we refer to these securities as our company equity) and (c) it is not a party to any plan or pre-arrangement whereby it would acquire any IUs or our company equity or transfer the separate senior subordinated notes to any holder of IUs or our company equity.

      Until the distribution of the common stock is completed, SEC rules may limit the underwriters from bidding for or purchasing our IUs. However, the underwriters may engage in transactions that stabilize the price of our IUs, such as bids or purchases that peg, fix or maintain that price.

      The underwriters may purchase and sell our IUs in the open market. These transactions may include short-sales, stabilizing transactions and purchases to cover the positions created by short sales. Short sales involve the sale by the underwriters of a greater number of IUs than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional IUs from the issue in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional IUs or purchasing IUs in the open market. In determining the IUs to close out the covered short position, the underwriters will consider, among other things, the price of IUs available for purchase in the open market as compared to the price at which they may purchase the IUs through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing IUs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our IUs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchase of our IUs made by the underwriters in the open market prior to the completion of the offering.

      Similar to other purchase transactions, the underwriters’ purchases to cover syndicate short positions may have the effect of raising or maintaining the market price of our IUs or preventing or retarding a decline in the market price of our IUs. As a result, the price of our IUs may be higher than the price that would otherwise exist in the open market.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the IUs. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

      Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, lending and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

      Affiliates of certain of the underwriters are part of a syndicate of financial institutions that has committed to lend up to $           million under our new credit facility comprised of a term loan facility of up to $           million and a revolving credit facilities of up to $           million. Affiliates of certain of the underwriters are also lenders under our existing credit facility and hold outstanding loans under such facility. These loans will be repaid with the net proceeds of this offering and with the new credit facilities.

LEGAL MATTERS

      The validity of the issuance of the IUs offered hereby and the shares of our class A common stock and senior subordinated notes represented thereby and the separate senior subordinated notes, as well as the validity of the issuance of the subsidiary guarantees by the Delaware, Texas and Florida subsidiary guarantors, will be passed upon for us by Weil, Gotshal & Manges LLP. The validity of the issuance of the subsidiary guarantees by the Maryland and Virginia subsidiary guarantors, will be passed upon for us by           . Certain legal matters relating to this offering will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York.

EXPERTS

      The consolidated financial statements of Eye Care Centers of America, Inc. at December 28, 2002 and December 27, 2003, and for each of the fiscal years ended December 29, 2001, December 28, 2002, and December 27, 2003, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed a Registration Statement on Form S-1 with the SEC regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. As a result of the effectiveness of the registration statement, we are subject to the informational reporting requirements of the Exchange Act of 1934 and, under that Act, we will file reports, proxy statements and other information with the SEC. As required by the terms of the indenture governing our 9 1/8% senior subordinated notes and floating rate subordinated term securities, we have filed these reports with the SEC. You may read and copy the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC at the SEC’s public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site’s Internet address is www.sec.gov.

      You may also request a copy of these filings, at no cost, by writing or telephoning us at:

Eye Care Centers of America, Inc.

11103 West Avenue
San Antonio, Texas 78213-1392
(210) 340-3531

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

EYE CARE CENTERS OF AMERICA, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders

Eye Care Centers of America, Inc.
San Antonio, Texas

      We have audited the accompanying consolidated balance sheets of Eye Care Centers of America, Inc. and Subsidiaries as of December 27, 2003 and December 28, 2002, and the related consolidated statements of operations, shareholders’ deficit, and cash flows for each of the fiscal years ended December 27, 2003, December 28, 2002, and December 29, 2001. Our audits also included the financial statement schedule listed in the index on page F-1. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Eye Care Centers of America, Inc. and Subsidiaries at December 27, 2003 and December 28, 2002, and the consolidated results of their operations and their cash flows for the fiscal years ended December 27, 2003, December 28, 2002, and December 29, 2001, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

      As discussed in Note 2 to the consolidated financial statements, effective December 30, 2001, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

San Antonio, Texas

March 2, 2004

EYE CARE CENTERS OF AMERICA, INC.

CONSOLIDATED BALANCE SHEETS

	December 28,	December 27,
	2002	2003

	(Dollar amounts in thousands
	unless indicated otherwise)
ASSETS
Current assets:
Cash and cash equivalents	$3,450	$3,809
Accounts receivable, less allowance for doubtful accounts of $4,291 in fiscal 2002 and $4,076 in fiscal 2003	12,084	11,117
Inventory, less reserves of $677 in fiscal 2002 and $596 in fiscal 2003	24,060	25,120
Deferred income taxes, net	—	570
Prepaid expenses and other	3,573	3,696

Total current assets	43,167	44,312
Property and equipment, net of accumulated depreciation and amortization of $125,225 in fiscal 2002 and $141,351 in fiscal 2003	57,439	51,715
Intangibles, net	107,588	107,423
Other assets	8,862	8,631
Deferred income taxes, net	—	13,445

Total assets	$217,056	$225,526

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$20,256	$21,360
Current portion of long-term debt	15,524	18,980
Deferred revenue	6,334	5,743
Accrued payroll expense	7,776	5,429
Accrued interest	2,318	3,213
Other accrued expenses	8,523	8,334

Total current liabilities	60,731	63,059
Long-term debt, less current maturities	239,109	219,845
Deferred rent	4,571	4,719
Deferred gain	1,766	1,532

Total liabilities	306,177	289,155

Commitments and contingencies
Shareholders’ deficit:
Common stock, par value $.01 per share; 20,000,000 shares authorized, 7,397,689 shares issued and outstanding in fiscal 2002 and fiscal 2003	74	74
Preferred stock, par value $.01 per share, 300,000 shares authorized, issued and outstanding in fiscal 2002 and fiscal 2003	54,703	62,169
Additional paid-in capital	36,040	28,259
Accumulated deficit	(179,938)	(154,131)

Total shareholders’ deficit	(89,121)	(63,629)

	$217,056	$225,526

The accompanying notes are an integral part of these consolidated financial statements.

EYE CARE CENTERS OF AMERICA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Year Ended

	December 29,	December 28,	December 27,
	2001	2002	2003

	(Dollar amounts in thousands unless
	indicated otherwise)
Revenues:
Optical sales	$332,550	$360,266	$366,531
Management fees	3,484	3,401	3,321

Net revenues	336,034	363,667	369,852
Operating costs and expenses:
Cost of goods sold	104,446	112,471	114,578
Selling, general and administrative expenses	203,187	212,472	218,702
Amortization of intangibles:
Goodwill	5,319	—	—
Noncompete and other intangibles	3,378	1,865	165

Total operating costs and expenses	316,330	326,808	333,445

Income from operations	19,704	36,859	36,407
Interest expense, net	27,537	21,051	20,200

Net income (loss) before income taxes	(7,833)	15,808	16,207
Income tax expense (benefit)	1,239	1,565	(9,600)

Net income (loss)	$(9,072)	$14,243	$25,807

Earnings Per Common Share:
Net Income	$(2.00)	$1.04	$2.48

Earnings Per Common Share — Assuming Dilution:
Net Income	$(2.00)	$1.03	$2.28

The accompanying notes are an integral part of these consolidated financial statements.

EYE CARE CENTERS OF AMERICA, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

	Common Stock		Additional			Total
			Paid-In	Preferred	Accumulated	Shareholders’
	Shares	Amount	Capital	Stock	Deficit	Deficit

	(Dollar amounts in thousands unless indicated otherwise)
Balance at December 30, 2000	7,410,133	$74	$49,963	$42,354	$(185,109)	$(92,718)
Dividends accrued on preferred stock	—	—	(5,780)	5,780	—	—
Interest receivable on loan to shareholder	—	—	(90)	—	—	(90)
Distribution to affiliated OD	—	—	(603)	—	—	(603)
Stock buyback	(2,844)	—	(16)	—	—	(16)
Net loss	—	—	—	—	(9,072)	(9,072)

Balance at December 29, 2001	7,407,289	$74	$43,474	$48,134	$(194,181)	$(102,499)
Dividends accrued on preferred stock	—	—	(6,569)	6,569	—	—
Interest receivable on loan to shareholder	—	—	(90)	—	—	(90)
Distribution to affiliated OD	—	—	(675)	—	—	(675)
Stock buyback	(9,600)	—	(100)	—	—	(100)
Net income	—	—	—	—	14,243	14,243

Balance at December 28, 2002	7,397,689	$74	$36,040	$54,703	$(179,938)	$(89,121)

Dividends accrued on preferred stock	—	—	(7,466)	7,466	—	—
Interest receivable on loan to shareholder	—	—	(90)	—	—	(90)
Distribution to affiliated OD	—	—	(225)	—	—	(225)
Net income	—	—	—	—	25,807	25,807

Balance at December 27, 2003	7,397,689	$74	$28,259	$62,169	$(154,131)	$(63,629)

The accompanying notes are an integral part of these consolidated financial statements.

EYE CARE CENTERS OF AMERICA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended

	December 29,	December 28,	December 27,
	2001	2002	2003

	(Dollar amounts in thousands unless
	indicated otherwise)
Cash flows from operating activities:
Net income (loss)	$(9,072)	$14,243	$25,807
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	20,350	18,761	16,653
Amortization of intangibles	8,697	1,865	165
Amortization of debt issue costs	1,956	1,901	2,007
Deferrals and other	(48)	387	(635)
Gain on extinguishment of debt	—	(904)	—
Benefit for deferred taxes	—	—	(14,015)
Changes in operating assets and liabilities:
Accounts and notes receivable	3,070	(1,899)	877
Inventory	1,025	605	(1,060)
Prepaid expenses and other	(337)	(203)	(1,143)
Deposits and other	3	—	(646)
Accounts payable and accrued liabilities	1,729	(393)	(598)

Net cash provided by operating activities	27,373	34,363	27,412

Cash flows from investing activities:
Acquisition of property and equipment, (net of proceeds)	(10,491)	(10,668)	(10,971)

Net cash used in investing activities	(10,491)	(10,668)	(10,971)

Cash flows from financing activities:
Payments on debt related to refinancing	—	(118,346)	—
Proceeds from issuance of long-term debt	66	124,000	—
Payments on debt and capital leases	(16,928)	(23,708)	(15,857)
Payments for refinancing fees	—	(4,788)	—
Distribution to affiliated OD and other	(619)	(775)	(225)

Net cash used in financing activities	(17,481)	(23,617)	(16,082)

Net (decrease) increase in cash and cash equivalents	(599)	78	359
Cash and cash equivalents at beginning of period	3,971	3,372	3,450

Cash and cash equivalents at end of period	$3,372	$3,450	$3,809

Supplemental cash flow disclosures:
Cash paid during the period for:
Interest	$26,150	$19,401	$17,232
Taxes	358	687	4,294
Noncash investing and financing activities:
Dividends accrued on preferred stock	5,780	6,569	7,466
Additions of property and equipment	—	1,076	—

The accompanying notes are an integral part of these consolidated financial statements.

EYE CARE CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar Amounts in Thousands Unless Indicated Otherwise)

1.	Description of Business and Organization

      Description of Business. Eye Care Centers of America, Inc. (the “Company”) operates optical retail stores that sell prescription eyewear, contact lenses, sunglasses and ancillary optical products, and feature on-site laboratories. The Company’s operations are located in 33 states, primarily in the Pacific Northwest, Southwest, Midwest and Southeast, in the Mid-Atlantic States and along the Gulf and East Coasts.

2.	Summary of Significant Accounting Policies

      Basis of Presentation. The financial statements include the accounts of the Company, its wholly owned subsidiaries and certain private optometrists with practices managed by subsidiaries of the Company (the “ODs”). All significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to the prior period statements to conform to the current period presentation.

      Use of Estimates. In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions. These estimates and assumptions affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from these estimates.

      Reporting Periods. The Company uses a 52/53-week reporting format. The fiscal years ended 2001, 2002 and 2003 consisted of 52 weeks. Fiscal year 2001 ended December 29, 2001 (“fiscal 2001”), fiscal year 2002 ended December 28, 2002 (“fiscal 2002”) and fiscal year 2003 ended December 27, 2003 (“fiscal 2003”).

      Cash and Cash Equivalents. All short-term investments that mature in less than 90 days when purchased are considered cash equivalents for purposes of disclosure in the consolidated balance sheets and consolidated statements of cash flows. Cash equivalents are stated at cost, which approximates market value.

      Accounts Receivable. Accounts receivable are primarily from third party payors related to the sale of eyewear and include receivables from insurance reimbursements, OD management fees, credit card companies, merchandise, rent and license fee receivables. The Company’s allowance for doubtful accounts requires significant estimation and primarily consists of amounts owed to the Company by third party insurance payors. This estimate is based on the historical ratio of collections to billings. The Company’s allowance for doubtful accounts was $4.1 million at December 27, 2003.

      Inventory. Inventory consists principally of eyeglass frames, ophthalmic lenses and contact lenses and is stated at the lower of cost or market. Cost is determined using the weighted average method, which approximates the first-in, first-out (FIFO) method. The Company’s inventory reserves require significant estimation and are based on product with low turnover or deemed by management to be unsaleable. The Company’s inventory reserve was $0.6 million at December 27, 2003.

      The Company uses several vendors to supply its lens and frame inventory. In fiscal 2003, one of the principal lens vendors supplied approximately 42.8% of the Company’s lens materials while four frame vendors collectively supplied approximately 63.4% of the frames purchased by the Company during the same period. While such vendors supplied a significant share of the inventory used by the Company, lenses and frames are a generic product and can be purchased from a number of other vendors on comparable terms. The Company therefore does not believe that it is dependent on such vendors or any other single vendor for lenses or frames. The Company believes that its relationships with its existing vendors are satisfactory. The Company believes that significant disruption in the delivery of merchandise from one or

EYE CARE CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

more of its current principal vendors would not have a material adverse effect on the Company’s operations because multiple vendors exist for all of the Company’s products.

      Property and Equipment. Property and equipment is recorded at cost. For financial statement purposes, depreciation of building, furniture and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line method over the shorter of the life of the lease or the estimated useful lives of the assets. Depreciation of capital leased assets is included in depreciation expense and is calculated using the straight-line method over the term of the lease.

Estimated useful lives are as follows:
Building	20 years
Furniture and equipment	3 to 10 years
Leasehold improvements	5 to 10 years

      Maintenance and repair costs are charged to expense as incurred. Expenditures for significant betterments are capitalized.

      Intangibles. Intangibles consist of the amounts of excess purchase price over the market value of acquired net assets (“goodwill”). Goodwill is subject to an annual assessment for impairment applying a fair-value based test. Additionally, an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of the acquirer’s intent to do so. The Company performed its annual assessment of goodwill on a consolidated basis as of December 27, 2003, and based upon its analysis, the Company believes that no impairment of goodwill exists. The Company’s pro forma net loss with amortization of goodwill excluded for fiscal year 2001 was $3,753.

      Other Assets. Other assets consist primarily of deferred debt financing costs and a note receivable. The deferred debt financing costs are amortized into expense over the life of the associated debt. The note receivable consists of a $1.0 million loan made during fiscal 2003 to an optometrist owning the optometric practice Hour Eyes. Previously, the Company guaranteed a bank loan in connection with the Company’s acquisition of certain assets used at the Hour Eyes locations in Virginia and the related long-term business management agreement. On April 24, 2003, the bank loan was paid off with proceeds from the loan directly from the Company to the optometrist owning the optometric practice.

      Long-Lived Assets. Long-lived assets consist primarily of store furnishings and lab equipment. Long-lived assets to be held and used and long-lived assets to be disposed of by sale are subject to an annual assessment for impairment. The Company performed its annual assessment of long-lived assets as of December 27, 2003, and based upon its analysis, the Company believes no impairment of long-lived assets exists.

      Deferred Revenue — Replacement Certificates and Warranty Contracts. At the time of a frame sale, some customers purchase a warranty contract covering eyewear defects or damage during the 12-month period subsequent to the date of the sale. Revenue relating to these contracts is deferred and recognized over the life of the warranty contract (one year). Costs incurred to fulfill the warranty are expensed when incurred.

      Prior to July 2003, certain frames purchased included a one-year warranty period without requiring the separate purchase of a warranty contract. Reserves are established for the expected cost of repair related to these frame sales. At the end of fiscal 2002 and 2003 the Company had established a reserve based on historical experience of approximately $861 and $386, respectively, related to these warranties, which is included in other accrued expenses on the accompanying balance sheet.

EYE CARE CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Income Taxes. The Company records income taxes under SFAS No. 109 using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

      Revenue Recognition. Sales and related costs are recognized by the Company upon the sale of products at company-owned retail locations. Licensing fees collected from independent optometrists for using the Company’s trade name “Master Eye Associates,” insurance premiums and management fees are recognized when earned. Historically, the Company’s highest sales occur in the first and third quarters.

      Advertising Costs. Advertising costs of the Company include costs related to broadcast and print media advertising expenses. The Company expenses production costs and media advertising costs when incurred. For the fiscal years ended 2001, 2002 and 2003 advertising costs amounted to approximately $28,988, $30,629 and $31,587, respectively.

      New Accounting Pronouncements. On April 30, 2002, SFAS 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections” was approved by the FASB. As a result, gains and losses from extinguishment of debt are classified as extraordinary items only if they meet the criteria in Accounting Principles Board Opinion 30. The Company adopted the statement on December 29, 2002. While the adoption of SFAS 145 resulted in the reclassification of extraordinary gain to ordinary gain, the adoption of SFAS 145 did not have a significant impact on the Company’s results of operations or financial position. Refer to the discussion under “Gain” in footnote 9 of these financial statements.

      In December 2002, SFAS 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” was issued by the FASB. This statement amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company adopted the statement on December 29, 2002 and continues to account for stock-based employee compensation under the intrinsic value method. As all options are granted at fair market value, the Company recorded no compensation expense for options granted in fiscal years 2001, 2002 or 2003. As there were no options outstanding as of December 29, 2001, pro forma disclosures are only applicable to fiscal years 2002 and 2003. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The pro forma calculations include only the effects of 2002 and 2003 grants as all grants previous to 2002 were exercised or cancelled. As such, the impacts are not necessarily indicative of the effects on reported net income of future years. The Company’s pro forma net income for fiscal years 2002 and 2003 are as follows:

	Fiscal	Fiscal
	2002	2003

Net income	$14,243	$25,807
Fair value based method compensation expense	(121)	(115)

Pro forma net income	$14,122	$25,692
Basic earnings per share:	Fiscal 2002	Fiscal 2003

Net income	$1.04	$2.48
Fair value based method compensation expense	(0.02)	(0.02)

Pro forma net income	$1.02	$2.46

EYE CARE CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Fiscal	Fiscal
	2002	2003

Diluted earnings per share:
Net income	$1.03	$2.28
Fair value based method compensation expense	(0.02)	(0.01)

Pro forma net income	$1.01	$2.27

      In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51 (“FIN 46”). As a result, a variable interest entity is to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns or both. The interpretation also requires disclosures about variable interest entities that the company is not required to consolidate but in which it has a significant variable interest. On December 24, 2003, the FASB issued a revision to FIN 46, Revised Interpretation 46 (“FIN 46R”). FIN 46R codifies both the proposed modifications and other decisions previously issued through certain FASB Staff Positions and supercedes FIN 46 to include (1) deferring the effective date of the Interpretation’s provisions for certain variable interests, (2) providing additional scope exceptions for certain other variable interests, (3) clarifying the impact of troubled debt restructurings on the requirement to reconsider (a) whether an entity is a variable interest entity or (b) which party is the primary beneficiary of a variable interest entity, and (4) revising Appendix B of FIN 46 to provide additional guidance on what constitutes a variable interest. The Company adopted FIN 46R on December 27, 2003 and the adoption did not have a significant impact on the Company’s results of operations or financial position.

      Stock Based Compensation. The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. In accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” the Company has continued to account for stock option grants in accordance with APB Opinion No. 25, “Accounting for Stock Issues to Employees,” and, accordingly, recognized no compensation expense for the stock option grants.

      Interest Expense, Net. Interest expense, net consists of the following:

	Year-Ended

	December 29,	December 28,	December 27,
	2001	2002	2003

Interest expense	$28,125	$21,481	$20,518
Interest income	(268)	(178)	(164)
Interest capitalized	(320)	(252)	(154)

Interest expense, net	$27,537	$21,051	$20,200

3.	Self-Insurance

      The Company maintains its own self-insurance group health plan. The plan provides medical benefits for participating employees. The Company has an employers’ stop loss insurance policy to cover individual claims in excess of $150 per employee. The amount charged to health insurance expense is based on estimates obtained from an actuarial firm. Management believes the accrued liability of approximately $1.3 million, which is included in accrued other, as of December 27, 2003 is adequate to cover future benefit payments for claims that occurred prior to fiscal year end.

EYE CARE CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Related Party Transactions

      The Company and Thomas H. Lee Company (“THL Co.”) entered into a management agreement as of April 24, 1998 (as amended, the “Management Agreement”), pursuant to which (i) THL Co. received a financial advisory fee of $6.0 million in connection with structuring, negotiating and arranging the recapitalization and structuring, negotiating and arranging the debt financing and (ii) THL Co. would receive $500 per year plus expenses for management and other consulting services provided to the Company, including one percent (1%) of the gross purchase price for acquisitions for its participation in the negotiation and consummation of any such acquisition. As of December 31, 2000, the Management Agreement was amended to reduce the fees payable thereunder to $250 per year plus expenses for management and other consulting services provided to the Company. However, the fees payable under the Management Agreement may be increased by an additional $250 annually depending upon the Company attaining certain leverage ratios. The Management Agreement continues unless and until terminated by mutual consent of the parties in writing, for so long as THL Co. provides management and other consulting services to the Company. The Company believes that the terms of the Management Agreement are comparable to those that would have been obtained from unaffiliated sources. For the fiscal years ended 2001, 2002 and 2003 the Company incurred $250, $500 and $500, respectively, related to the Management Agreement.

      During fiscal 1998, Bernard Andrews, CEO at the time of the transaction, purchased $1.0 million of the Company’s Common Stock. Mr. Andrews paid for these shares by delivering a promissory note with an original purchase amount of $1.0 million, which is accruing interest at a fixed rate equal to the Company’s initial borrowing rate. The repayment of such note is secured by Mr. Andrews’ shares of Common Stock.

EYE CARE CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Prepaid Expenses and Other

      Prepaid expenses and other consists of the following:

	December 28,	December 27,
	2002	2003

Prepaid insurance	$568	$780
Prepaid store supplies	843	943
Prepaid advertising	1,861	1,477
Other	301	496

	$3,573	$3,696

6.	Property and Equipment

      Property and equipment, net, consists of the following:

	December 28,	December 27,
	2002	2003

Land	$638	$—
Building	2,240	2,240
Furniture and equipment	116,126	123,672
Leasehold improvements	63,660	67,154

	182,664	193,066
Less accumulated depreciation and amortization	(125,225)	(141,351)

Property and equipment, net	$57,439	$51,715

7.	Intangible Assets

      The following is a summary of the components of intangible assets along with the related accumulated amortization for the fiscal years then ended.

	December 28,	December 27,
	2002	2003

Noncompete and management agreements	$10,187	$10,187
Less accumulated amortization	(10,022)	(10,187)

Net	165	—
Goodwill	107,423	107,423

Intangibles, net	$107,588	$107,423

EYE CARE CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Other Accrued Expenses

      Other accrued expenses consists of the following:

	December 28,	December 27,
	2002	2003

Construction	$—	$1,319
Insurance	1,654	1,312
Payroll & sales/use tax	829	1,211
Store expenses	930	1,194
Other	752	943
Income tax payable	1,175	669
Property taxes	441	549
Warranties	861	386
Advertising	839	328
Third party liability	196	225
Professional fees	746	198
Severance & legal fees	100	—

	$8,523	$8,334

9.	Long-Term Debt

      Credit Facilities. In April 1998, the Company entered into a credit agreement which provided for $55.0 million in term loans, $100.0 million in acquisition facilities, and $35.0 million in revolving credit facilities (“Old Credit Facility”). On December 23, 2002, the Company entered into a credit agreement which consists of (i) the $55.0 million term loan facility (the “Term Loan A”); (ii) the $62.0 million term loan facility (the “Term Loan B”); and (iii) the $25.0 million revolving credit facility (the “Revolver” and together with the Term Loan A and Term Loan B, the “New Facilities”). The proceeds of the New Facilities were used to (i) pay long-term debt outstanding under the Old Credit Facility, (ii) redeem $20.0 million face value of subordinated debt at a cost of $17.0 million, and (iii) pay fees and expenses incurred in connection with the New Facilities. Thereafter, the New Facilities are available to finance working capital requirements and general corporate purposes.

      Borrowings made under the New Facilities shall accrue interest at the Company’s option at the Base Rate or the LIBOR rate, plus the applicable margin. Base Rate shall mean a floating rate equal to the higher of (i) the Fleet prime rate and (ii) the overnight Federal Funds Rate plus  1/2%. Pricing for the Revolver will be at LIBOR plus 4.50% (Base Rate plus 3.50%), Term Loan A will be at LIBOR plus 4.25% (Base Rate plus 3.25%), and Term Loan B will be at LIBOR plus 4.75% (Base Rate plus 3.75%). The Term Loan A amortizes in quarterly payments which began on March 31, 2003. $15.0 million of the principal amount amortized during fiscal 2003 and $18.8 and 25.0 million will amortize in annual principal amounts for fiscal years 2004 and 2005, respectively. The Term Loan B shall have no payments until 2006 when quarterly payments will commence in annual principal amounts of $20.0 million and $42.0 million, respectively, for fiscal years 2006 and 2007.

      In connection with the borrowings made under the New Facilities, the Company incurred approximately $4.8 million in debt issuance costs. These amounts are classified within other assets in the accompanying balance sheets and are being amortized over the life of the New Facilities. The unamortized amount of debt issuance costs as of December 27, 2003 related to the New Facilities was $3.5 million.

EYE CARE CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      At December 27, 2003, the Company had $43.8 million and $62.0 million in term loans outstanding under the Term Loan A and Term Loan B, respectively, $1.0 million outstanding under the Revolver, $129.8 million in notes payable outstanding evidenced by the Exchange Notes and $2.2 million in capital lease and equipment obligations.

      The New Facilities are collateralized by all tangible and intangible assets, including the stock of the Company’s subsidiaries. In addition, the Company must meet certain financial covenants including minimum EBITDA, interest coverage, leverage ratio and capital expenditures. As of December 27, 2003, the Company was in compliance with the financial covenants.

      On April 24, 1998, the Company completed a debt offering consisting of $100.0 million aggregate principal amount of its 9 1/8% Senior Subordinated Notes due 2008 (the “Fixed Rate Notes”) and $50.0 million aggregate principal amount of its Floating Interest Rate Subordinated Term Securities due 2008 (the “Floating Rate Notes” and, together with the Fixed Rate Notes, the “Initial Notes”). The Floating Rate Notes bear interest at a rate per annum, reset semiannually, and equal to LIBOR plus 3.98%. In connection with the New Facilities, the Company redeemed $20.0 million of the Floating Rate Notes on December 23, 2002. The Company filed a registration statement with the Securities and Exchange Commission with respect to an offer to exchange the Initial Notes for notes which have terms substantially identical in all material respects to the Initial Notes, except such notes are freely transferable by the holders thereof and are issued without any covenant regarding registration (the “Exchange Notes”). The registration statement was declared effective on January 28, 1999. The exchange period ended March 4, 1999. The Exchange Notes are the only subordinated notes of the Company which are currently outstanding.

      The Exchange Notes are senior uncollateralized obligations of the Company and rank pari passu with all other indebtedness of the Company that by its terms other indebtedness is not subordinate to the Exchange Notes. In connection with the issuance of the Exchange Notes, the Company incurred approximately $11.2 million in debt issuance costs. These amounts are classified within other assets in the accompanying balance sheets and are being amortized over the life of the Exchange Notes. The unamortized amount of debt issuance costs as of December 27, 2003 related to the Exchange Notes was $2.9 million.

      The Exchange Notes contain various restrictive covenants which apply to both the Company and the Guarantor Subsidiaries (defined herein), including limitations on additional indebtedness, restriction on dividends and sale of assets other than in the normal course of business.

      Gain. On December 23, 2002, the Company retired $20.0 million face value of subordinated debt at a cost of $17.0 million and $0.5 million of related capitalized loan costs resulting in a gain of $2.5 million. In addition, the Company wrote-off $1.6 million of capitalized loan costs related to the Old Credit Facility resulting in a loss of $1.6 million. As a result, the Company recognized a gain net of tax of $0.9 million in its financial statements.

      Capital Leases. The Company has an agreement whereby it leases equipment and buildings at various operating locations. The Company has accounted for the equipment and property leases as capital leases and has recorded the assets and the future obligations on the balance sheet as follows:

	December 28,	December 27,
	2002	2003

Buildings and equipment-assets	$3,447	$3,445
Buildings and equipment-future obligations	$2,501	$2,287

EYE CARE CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company’s scheduled future minimum lease payments for the next five fiscal years under the property and equipment capital leases are as follows:

2004	$803
2005	829
2006	833
2007	833
2008	833
Beyond 2008	398

Total minimum lease payments	4,529
Amounts representing interest	2,467

Present value of minimum lease payments	$2,062

      Long-term debt outstanding, including capital lease obligations, consists of the following:

	December 28,	December 27,
	2002	2003

Exchange Notes, face amount of $130,000 net of unamortized debt discount of $261 and $212, respectively	$129,739	$129,788
New Facilities	117,000	105,750
Capital lease and other obligations	2,894	2,287
Revolver	5,000	1,000

	254,633	238,825
Less current portion	(15,524)	(18,980)

	$239,109	$219,845

      Future principal maturities for long-term debt and capital lease obligations are as follows:

2004	$18,980
2005	25,329
2006	20,330
2007	42,431
2008	131,755

Total future principal payments on debt	$238,825

      As of the end of fiscal 2003, the fair value of the Company’s Exchange Notes was approximately $130.0 million and the fair value of the capital lease obligations was approximately $2.1 million. The estimated fair value of long-term debt is based primarily on quoted market prices for the same or similar issues and the estimated fair value of the capital lease obligation is based on the present value of estimated future cash flows. The carrying amount of the variable rate credit facility approximates its fair value.

10.	Condensed Consolidating Information (Unaudited)

      The Exchange Notes described in Note 9 were issued by Eye Care Centers of America, Inc. (“ECCA”) and are guaranteed by all of the subsidiaries of the Company (the “Guarantor Subsidiaries”) but are not guaranteed by the ODs. The Guarantor Subsidiaries are wholly owned by the Company and the guarantees are full, unconditional and joint and several. The following condensed consolidating

EYE CARE CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

financial information presents the financial position, results of operations and cash flows of (i) ECCA, as parent, as if it accounted for its subsidiaries on the equity method, (ii) the Guarantor Subsidiaries, and (iii) ODs. Separate financial statements of the Guarantor Subsidiaries are not presented herein as management does not believe that such statements would be material to investors.

EYE CARE CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING STATEMENTS OF OPERATIONS

For the Year Ended December 29, 2001

		Guarantor			Consolidated
	Parent	Subsidiaries	ODs	Eliminations	Company

Revenues:
Optical sales	$163,733	$109,196	$59,621	$—	$332,550
Management fees	758	20,714	—	(17,988)	3,484
Equity earnings in subsidiaries	(9,844)	—	—	9,844	—

Net revenues	154,647	129,910	59,621	(8,144)	336,034
Operating costs and expenses:
Cost of goods sold	54,311	38,275	11,860	—	104,446
Selling, general and administrative expenses	91,855	80,706	48,614	(17,988)	203,187
Amortization of intangibles:
Goodwill	1,056	4,259	4	—	5,319
Noncompete and other intangibles	—	3,378	—	—	3,378

Total operating costs and expenses	147,222	126,618	60,478	(17,988)	316,330

Income (loss) from operations	7,425	3,292	(857)	9,844	19,704
Interest expense, net	15,857	11,672	8	—	27,537

Loss before income taxes	(8,432)	(8,380)	(865)	9,844	(7,833)
Income tax expense	640	199	400	—	1,239

Net loss	$(9,072)	$(8,579)	$(1,265)	$9,844	$(9,072)

EYE CARE CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 29, 2001

		Guarantor			Consolidated
	Parent	Subsidiaries	ODs	Eliminations	Company

Cash flows from operating activities:
Net loss	$(9,072)	$(8,579)	$(1,265)	$9,844	$(9,072)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	12,532	7,818	—	—	20,350
Amortization of intangibles	1,056	7,636	5	—	8,697
Other amortization	1,956	—	—	—	1,956
Amortization of deferred gain	(160)	(74)	—	—	(234)
Deferred revenue	(356)	261	(6)	—	(101)
Deferred rent	(51)	70	—	—	19
Loss on disposition of property and equipment	137	131	—	—	268
Equity earnings in subsidiaries	9,844	—	—	(9,844)	—

Changes in operating assets and liabilities:
Accounts and notes receivable	4,866	(3,370)	1,968	(394)	3,070
Inventory	(589)	1,495	119	—	1,025
Prepaid expenses and other	(290)	(47)	—	—	(337)
Accounts payable and accrued liabilities	1,057	657	(379)	394	1,729

Net cash provided by operating activities	20,930	5,998	442	—	27,370

Cash flows from investing activities:
Acquisition of property and equipment (net of proceeds)	(6,034)	(4,457)	—	—	(10,491)
Payment received on notes receivable	—	3	—	—	3
Net cash provided by (used in) investing activities	(6,034)	(4,454)	—	—	(10,488)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	66	—	—	66
Distribution to affiliated OD	—	—	(603)	—	(603)
Redemption of common stock	(15)	(1)	—	—	(16)
Payments on debt and capital leases	(16,341)	(587)	—	—	(16,928)

Net cash used in financing activities	(16,356)	(522)	(603)	—	(17,481)

Net increase (decrease) in cash and cash equivalents	(1,460)	1,022	(161)	—	(599)
Cash and cash equivalents at beginning of period	2,215	1,187	569	—	3,971

Cash and cash equivalents at end of period	$755	$2,209	$408	$—	$3,372

EYE CARE CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING BALANCE SHEET

For the Year Ended December 28, 2002

		Guarantor			Consolidated
	Parent	Subsidiaries	ODs	Eliminations	Company

ASSETS
Current assets:
Cash and cash equivalents	$554	$2,532	$364	$—	$3,450
Accounts and notes receivable	134,896	42,366	3,245	(168,423)	12,084
Inventory	14,715	7,491	1,854	—	24,060
Prepaid expenses and other	2,289	1,236	48	—	3,573

Total current assets	152,454	53,625	5,511	(168,423)	43,167
Property and equipment	35,016	22,423	—	—	$57,439
Intangibles	16,693	90,808	87	—	107,588
Other assets	8,552	310	—	—	8,862
Investment in subsidiaries	(19,578)	—	—	19,578	—

Total Assets	$193,137	$167,166	$5,598	$(148,845)	$217,056

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$9,696	$170,349	$8,634	$(168,423)	$20,256
Current portion of long-term debt	15,374	83	—	—	15,524
Deferred revenue	3,511	2,629	194	—	6,334
Accrued payroll expense	4,956	2,792	28	—	7,776
Accrued interest	1,798	520	—	—	2,318
Other accrued expenses	4,878	2,632	1,013	—	8,523

Total current liabilities	40,213	179,005	9,869	(168,423)	60,731
Long-term debt, less current maturities	237,028	2,048	100	—	239,109
Deferred rent	2,763	1,808	—	—	4,571
Deferred gain	1,372	394	—	—	1,766

Total liabilities	281,376	183,255	9,969	(168,423)	306,177

Shareholders’ deficit:
Common stock	74	—	—	—	74
Preferred stock	54,703	—	—	—	54,703
Additional paid-in capital	36,922	1,092	(1,974)	—	36,040
Accumulated deficit	(179,938)	(17,181)	(2,397)	19,578	(179,938)

Total shareholders’ deficit	(88,239)	(16,089)	(4,371)	19,578	(89,121)

	$193,137	$167,166	$5,598	$(148,845)	$217,056

EYE CARE CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING STATEMENTS OF OPERATIONS

For the Year Ended December 28, 2002

		Guarantor			Consolidated
	Parent	Subsidiaries	ODs	Eliminations	Company

Revenues:
Optical sales	$175,733	$114,834	$69,699	$—	$360,266
Management fees	554	22,319	—	(19,472)	3,401
Equity earnings in subsidiaries	6,251	—	—	(6,251)	—

Net revenues	182,538	137,153	69,699	(25,723)	363,667
Operating costs and expenses:
Cost of goods sold	58,914	39,535	14,022	—	112,471
Selling, general and administrative expenses	96,547	81,138	54,566	(19,472)	212,472
Amortization of noncompete and other intangibles	—	1,865	—	—	1,865

Total operating costs and expenses	155,461	122,538	68,588	(19,472)	326,808

Income from operations	27,077	14,615	1,111	(6,251)	36,859
Interest expense, net	12,495	8,548	8	—	21,051

Income before income taxes	14,582	6,067	1,103	(6,251)	15,808
Income tax expense	339	419	500	—	1,565

Net income	$14,243	$5,648	$603	$(6,251)	$14,243

EYE CARE CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 28, 2002

		Guarantor			Consolidated
	Parent	Subsidiaries	ODs	Eliminations	Company

Cash flows from operating activities:
Net income	$14,243	$12,234	$603	$(12,837)	$14,243
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,363	7,398	—	—	18,761
Amortization of intangibles	—	1,865	—	—	1,865
Amortization of debt issue costs	1,901	—	—	—	1,901
Amortization of deferred gain	(158)	(75)	—	—	(233)
Deferred revenue	(109)	(308)	194	—	(223)
Deferred rent	281	500	—	—	781
Loss on disposition of property and equipment	30	32	—	—	62
(Gain) loss on extinguishment of debt	(1,290)	386	—	—	(904)
Equity earnings in subsidiaries	(12,838)	—	—	12,838	—
Changes in operating assets and liabilities:
Accounts and notes receivable	(13,311)	(6,932)	(811)	19,155	(1,899)
Inventory	656	256	(307)	—	605
Prepaid expenses and other	(166)	(35)	(2)	—	(203)
Accounts payable and accrued liabilities	(459)	18,268	954	(19,156)	(393)

Net cash provided by operating activities	143	33,589	631	—	34,363

Cash flows from investing activities:
Acquisition of property and equipment (net of proceeds)	(7,765)	(2,903)	—	—	(10,668)

Net cash used in investing activities	(7,765)	(2,903)	—	—	(10,668)

Cash flows from financing activities:
Payments on debt related to refinancing	(88,346)	(30,000)	—	—	(118,346)
Proceeds from issuance of long-term debt	124,000	—	—	—	124,000
Payments on debt and capital leases	(23,345)	(363)	—	—	(23,708)
Payments for refinancing fees	(4,788)	—	—	—	(4,788)
Distribution to affiliated OD	—	—	(675)	—	(675)
Stock buyback	(100)	—	—	—	(100)

Net cash provided by (used in) financing activities	7,421	(30,363)	(675)	—	(23,617)

Net increase (decrease) in cash and cash equivalents	(201)	323	(44)	—	78
Cash and cash equivalents at beginning of period	755	2,209	408	—	3,372

Cash and cash equivalents at end of period	$554	$2,532	$364	$—	$3,450

EYE CARE CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING BALANCE SHEET

For the Year Ended December 27, 2003

		Guarantor			Consolidated
	Parent	Subsidiaries	ODs	Eliminations	Company

ASSETS
Current assets:
Cash and cash equivalents	$67	$3,501	$241	$—	$3,809
Accounts and notes receivable	166,924	48,875	2,847	(207,529)	11,117
Inventory	—	22,941	2,179	—	25,120
Deferred income taxes, net	570	—	—	—	570
Prepaid expenses and other	—	3,648	48	—	3,696

Total current assets	167,561	78,965	5,315	(207,529)	44,312
Property and equipment	—	51,715	—	—	51,715
Intangibles	166	107,195	87	(25)	107,423
Other assets	6,414	2,217	—	—	8,631
Deferred income taxes, net	13,445	—	—	—	13,445
Investment in subsidiaries	(6,952)	—	—	6,952	—

Total Assets	$180,634	$240,092	$5,402	$(200,602)	$225,526

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$341	$221,829	$6,719	$(207,529)	$21,360
Current portion of long-term debt	18,750	230	—	—	18,980
Deferred revenue	512	4,785	446	—	5,743
Accrued payroll expense	—	5,027	402	—	5,429
Accrued interest	3,213	—	—	—	3,213
Other accrued expenses	246	6,889	1,199	—	8,334

Total current liabilities	23,062	238,760	8,766	(207,529)	63,059
Long-term debt, less current maturities	217,789	2,056	—	—	219,845
Deferred rent	—	4,570	149	—	4,719
Deferred gain	1,213	319	—	—	1,532

Total liabilities	242,064	245,705	8,915	(207,529)	289,155

Shareholders’ deficit:
Common stock	74	—	—	—	74
Preferred stock	62,169	—	—	—	62,169
Additional paid-in capital	30,458	25	(2,199)	(25)	28,259
Accumulated deficit	(154,131)	(5,638)	(1,314)	6,952	(154,131)

Total shareholders’ deficit	(61,430)	(5,613)	(3,513)	6,927	(63,629)

	$180,634	$240,092	$5,402	$(200,602)	$225,526

EYE CARE CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING STATEMENTS OF OPERATIONS

For the Year Ended December 27, 2003

		Guarantor			Consolidated
	Parent	Subsidiaries	ODs	Eliminations	Company

Revenues:
Optical sales	$62,864	$228,982	$74,685	$—	$366,531
Management fees	480	23,711	—	(20,870)	3,321
Equity earnings in subsidiaries	12,242	—	—	(12,242)	—

Net revenues	75,586	252,693	74,685	(33,112)	369,852
Operating costs and expenses:
Cost of goods sold	22,204	77,509	14,865	—	114,578
Selling, general and administrative expenses	36,414	145,691	57,467	(20,870)	218,702
Amortization of noncompete and other intangibles	—	165	—	—	165
Total operating costs and expenses	58,618	223,365	72,332	(20,870)	333,445

Income from operations	16,968	29,328	2,353	(12,242)	36,407
Interest expense, net	2,019	18,169	12	—	20,200

Income before income taxes	14,949	11,159	2,341	(12,242)	16,207
Income tax expense (benefit)	(10,858)	—	1,258	—	(9,600)

Net income	$25,807	$11,159	$1,083	$(12,242)	$25,807

EYE CARE CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 27, 2003

		Guarantor			Consolidated
	Parent	Subsidiaries	ODs	Eliminations	Company

Cash flows from operating activities:
Net income	$25,807	$11,159	$1,083	$(12,242)	$25,807
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,485	13,168	—	—	16,653
Amortization of intangibles	—	165	—	—	165
Amortization of debt issue costs	687	1,320	—	—	2,007
Deferrals and other	(5,933)	4,897	401	—	(635)
Benefit for deferred taxes	(14,015)	—	—	—	(14,015)
Equity earnings in subsidiaries	(12,626)	—	—	12,626	—
Changes in operating assets and liabilities:
Accounts and notes receivable	(32,120)	(6,123)	398	38,722	877
Inventory	14,715	(15,450)	(325)	—	(1,060)
Prepaid expenses and other	3,789	(4,932)	—	—	(1,143)
Deposits and other	—	(646)	—	—	(646)
Accounts payable and accrued liabilities	34,682	5,181	(1,355)	(39,106)	(598)

Net cash provided by operating activities	18,471	8,739	202	—	27,412

Cash flows from investing activities:
Acquisition of property and equipment, (net of proceeds)	(3,046)	(7,925)	—	—	(10,971)

Net cash used in investing activities	(3,046)	(7,925)	—	—	(10,971)

Cash flows from financing activities:
Payments on debt and capital leases	(15,912)	155	(100)	—	(15,857)
Distribution to affiliated OD	—	—	(225)	—	(225)

Net cash provided by (used in) financing activities	(15,912)	155	(325)	—	(16,082)

Net increase (decrease) in cash and cash equivalents	(487)	969	(123)	—	359
Cash and cash equivalents at beginning of period	554	2,532	364	—	3,450

Cash and cash equivalents at end of period	$67	$3,501	$241	$—	$3,809

EYE CARE CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Preferred Stock

      During 1998, the Company issued 300,000 shares of Preferred Stock, par value $ .01 per share. Dividends on shares of Preferred Stock are cumulative from the date of issue (whether or not declared) and will be payable when and as may be declared from time to time by the Board of Directors of the Company. Such dividends accrue on a daily basis from the original date of issue at an annual rate per share equal to 13% of the original purchase price per share, with such amount to be compounded quarterly. Cumulative preferred dividends in arrears were $24.8 and $32.3 million as of December 28, 2002 and December 27, 2003, respectively. The Preferred Stock will be redeemable at the option of the Company, in whole or in part, at $100 per share plus (i) the per share dividend rate and (ii) all accumulated and unpaid dividends, if any, to the date of redemption, upon occurrence of an offering of equity securities, a change of control or certain sales of assets. The Preferred Stock has no voting rights.

12.	Shareholders’ Deficit

      1998 Executive Stock Option Plan. On April 25, 1998, the Company authorized a non-qualified stock option plan whereby key executives and senior officers may be offered options to purchase the Company’s Common Stock. Under the plan, the exercise price set by the Board of Directors of the Company must at least equal the fair market value of the Company’s Common Stock at the date of grant. The options begin vesting one year after the date of grant in four installments of 10%, 15%, 25% and 50% provided the optionee is an employee of the Company on the anniversary date and shall expire 10 years after the date of grant. Under certain specified conditions the vesting schedule may be altered. During fiscal 2001, the Company entered into Option Cancellation Agreements (the “Cancellation Agreements”) with certain employees and directors (the “Optionees”) to cancel all outstanding options which were granted through the cancellation date under the Company’s 1998 Stock Option Plan (the “Plan”) due to changes in the fair market value of the Company’s common stock. The Company provided all of the Optionees with an option cancellation notice detailing the Company’s offer for the Optionees to cancel and terminate their respective options in exchange for the commitment of the Company to grant new options under the Plan (the “New Options”), such new grant to be made no earlier than six months and a day after the effective date of the cancellation of the options and at an exercise price equal to the fair market value of the common stock as of the effective date of the grant of the New Options. The Cancellation Agreements provided that, in January 2002 (the “Grant Date”), the Company granted to each of the Optionees a New Option to purchase the number of shares of common stock subject to the options being terminated and cancelled and that such New Option will have an exercise price equal to the fair market value of the common stock as of the Grant Date. The vesting period for the New Options granted to employees was 40% on the Grant Date with an additional 20% to vest on each of the first, second and third anniversaries of the Grant Date. The exercise price at the Grant Date was $5.00 per share. Subsequent grants of 131,000 options were made throughout the remainder of fiscal 2002. Such grants begin vesting one year after the date of the grant in four installments of 10%, 15%, 25% and 50% and have an exercise price of $5.00 to $15.13 per share, based on the fair market value at the Grant Date. The weighted-average fair value per share for option grants was $2.33, $0.63 and $1.72 for fiscal years 2001, 2002 and 2003, respectively. The weighted-average remaining contractual life as of December 27, 2003 was 8.5 years.

EYE CARE CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Following is a summary of activity in the plan for fiscal years 2001, 2002 and 2003.

	Weighted		Weighted
	Average Option		Average Option
	Exercise Price	Options	Exercise Price	Options
	Per Share ($)	Outstanding	Per Share ($)	Exercisable

Outstanding — December 30, 2000	10.60	483,000	10.41	94,450
Granted	12.85	11,000	—	—
Became exercisable	—	—	10.49	4,650
Canceled or expired	10.63	(494,000)	10.43	(99,100)

Outstanding — December 29, 2001	—	—	—	—
Granted	5.76	988,775	—	—
Became exercisable	—	—	5.27	341,710
Canceled or expired	5.00	(41,000)	5.00	(17,200)

Outstanding — December 28, 2002	5.54	947,775	5.00	324,510
Granted	15.13	48,000	—	—
Became exercisable	—	—	5.30	173,355
Canceled or expired	5.29	(70,000)	5.00	(8,000)

Outstanding — December 27, 2003	6.06	925,775	5.10	489,865

      The Company grants certain directors options to purchase the Company’s Common Stock from time to time. Options granted during fiscal 2001 begin vesting on the date of grant in three installments of 50%, 25% and 25%, with such options expiring 10 years from the date of grant. All subsequent options granted begin vesting one year after the date of the grant in four installments of 25% each installment, with such options expiring 10 years from the date of grant. The weighted-average fair value per share for option grants was $2.33, $0.63 and $1.72 for fiscal years 2001, 2002 and 2003, respectively. The weighted-average remaining contractual life as of December 27, 2003 was 8.7 years.

      Following is a summary of director option activity for fiscal years 2001, 2002 and 2003.

	Weighted		Weighted
	Average Option		Average Option
	Exercise Price	Options	Fair Value Price	Options
	Per Share ($)	Outstanding	Per Share ($)	Exercisable

Outstanding — December 30, 2000	10.51	126,412	10.41	59,456
Granted	—	—	—	—
Became exercisable	—	—	11.63	2,500
Canceled or expired	10.51	(126,412)	10.46	(61,956)

Outstanding — December 29, 2001	—	—	—	—
Granted	5.39	131,412	—	—
Became exercisable	—	—	5.00	63,206
Canceled or expired	—	—	—	—

Outstanding — December 28, 2002	5.39	131,412	5.00	63,206
Granted	15.13	5,000	—	—
Became exercisable	—	—	5.39	32,853
Canceled or expired	—	—	—	—

Outstanding — December 27, 2003	5.74	136,412	5.13	96,059

EYE CARE CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company has elected to follow Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123 “Accounting for Stock-Based Compensation,” requires use of option valuation models that were not developed for use in valuing employee stock options of privately held companies. Under APB 25, because the exercise price of the Company’s employee stock options equals the estimated fair value of the underlying stock on the date of grant, no compensation expense is recognized.

      The fair value for these options was estimated at the date of the grant using the minimum value method with the following assumptions for 2002 and 2003: risk-free interest rate of 3%, no dividend yield and a weighted-average expected life of the options of 4 years.

      Option valuation models require the input of highly subjective assumptions. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

13.	Income Taxes

      The provision (benefit) for income taxes is comprised of the following:

	Year Ended

	December 29,	December 28,	December 27,
	2001	2002	2003

Current	$1,239	$1,258	$4,415
Deferred	—	—	(14,015)

	$1,239	$1,258	$(9,600)

      The reconciliation between the federal statutory tax rate at 34% and the Company’s effective tax rate is as follows:

	Year Ended

	December 29,	December 28,	December 27,
	2001	2002	2003

Expected tax expense (benefit)	$(2,663)	$5,166	$5,510
Provision to return adjustment	—	—	2,087
State taxes	—	—	1,320
Goodwill	1,483	—	—
Other	680	2,473	2,351
Change in valuation allowance	1,739	(6,074)	(20,868)

	$1,239	$1,565	$(9,600)

      The above reconciliation takes into account certain entities that are consolidated for financial accounting purposes but are not consolidated for tax purposes, therefore, the net operating loss carryforward cannot offset the income from the non-consolidated entities.

EYE CARE CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The components of the net deferred tax assets are as follows:

	December 28,	December 27,
	2002	2003

Total deferred tax assets, current	$2,117	$844
Total deferred tax liabilities, current	(705)	(274)
Valuation allowance	(1,412)	—

Net deferred tax asset, current	$—	$570

Total deferred tax assets, long-term	$21,439	$16,713
Total deferred tax liabilities, long-term	(1,983)	(3,268)
Valuation allowance	(19,456)	—

Net deferred tax assets, long term	$—	$13,445

      The sources of the differences between the financial accounting and tax assets and liabilities which give rise to the deferred tax assets and deferred tax liabilities are as follows:

	December 28,	December 27,
	2002	2003

Deferred tax assets:
Fixed asset depreciation differences	$9,791	$10,976
Net operating loss and credit carryforward	5,769	1,841
Gain on debt purchase	2,315	1,881
Allowance for bad debts	1,121	563
Other	1,417	869
Gain on asset disposals	—	465
Inventory basis differences	482	438
Accrued salaries	611	256
Deferred rent	1,138	187
Deferred revenue	921	81

Total deferred tax assets	$23,565	$17,557

Deferred tax liabilities:
Goodwill	$811	$2,197
Deferred financing costs	612	731
Other	300	320
Prepaid expense	705	273
Store pre-opening costs	269	21

Total deferred tax liability	2,697	3,542

Net deferred tax assets	20,868	14,015
Valuation allowance	(20,868)	—

Net deferred tax assets	$—	$14,015

      At December 28, 2002 and December 27, 2003, the Company had net operating loss carryforward for tax purposes of $16,967 and $5,413, respectively. These loss carryforwards will expire from 2008 through 2018 if not utilized. Although realization is not assured due to historical taxable income and the

EYE CARE CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

probability of future taxable income, management believes it is more likely than not that all of the deferred tax asset will be realized. Accordingly the Company’s valuation allowance was fully released in 2003.

14.	Employee Benefits

      401(k) Plan. The Company maintains a defined contribution plan whereby substantially all employees who have been employed for at least six consecutive months are eligible to participate. Contributions are made by the Company as a percentage of employee contributions. In addition, discretionary contributions may be made at the direction of the Company’s Board of Directors. Total Company contributions were approximately $220, $214 and $235 for fiscal years 2001, 2002 and 2003, respectively.

15.	Leases

      The Company is obligated as lessee under operating leases for substantially all of the Company’s retail facilities as well as certain warehouse space. In addition to rental payments, the leases generally provide for payment by the Company of property taxes, insurance, maintenance and its pro rata share of common area maintenance. These leases range in terms of up to 15 years. Certain leases also provide for additional rent in excess of the base rentals calculated as a percentage of sales.

      The Company subleases a portion of substantially all of the stores to an independent optometrist or a corporation controlled by an independent optometrist. The terms of these leases or subleases are principally one to seven years with rentals consisting of a percentage of gross receipts, base rentals, or a combination of both. Certain of these leases contain renewal options.

      Certain of the Company’s lease agreements contain provisions for scheduled rent increases or provide for occupancy periods during which no rent payment is required. For financial statement purposes, rent expense is recorded based on the total rentals due over the entire lease term and charged to rent expense on a straight-line basis. The difference between the actual cash rentals paid and rent expenses recorded for financial statement purposes is recorded as a deferred rent obligation. At the end of fiscal years 2002 and 2003, deferred rent obligations aggregated approximately $4.6 million and $4.7 million, respectively.

      Rent expense for all locations, net of lease and sublease income, is as follows. For the purposes of this table, base rent expense includes common area maintenance costs. Common area maintenance costs were approximately 21%, 21% and 22% of base rent expense for fiscal years 2001, 2002 and 2003, respectively.

	December 29,	December 28,	December 27,
	2001	2002	2003

Base rent expense	$38,666	$40,364	$41,483
Rent as a percent of sales	266	436	478
Lease and sublease income	(4,259)	(4,435)	(3,326)

Rent expense, net	$34,673	$36,365	$38,635

EYE CARE CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Future minimum lease payments, excluding common area maintenance costs, net of future minimum lease and sublease income under irrevocable operating leases for the next five years and beyond are as follows:

	Operating	Lease and
	Rental	Sublease	Operating
	Payments	Income	Lease, Net

2004	$31,941	$(1,749)	$30,192
2005	28,846	(914)	27,932
2006	24,720	(624)	24,096
2007	21,035	(414)	20,621
2008	18,210	(225)	17,985
Beyond 2008	34,946	(232)	34,714

Total minimum lease payments/(receipts)	$159,698	$(4,158)	$155,540

16.	Commitments and Contingencies

      The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position or consolidated results of operations.

EYE CARE CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.     Reconciliation of Earnings per Share

      Basic income (loss) per share (EPS) is determined by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Our net income (loss) is reduced by the dividends accumulated on our cumulative preferred stock during the fiscal year. The calculations of diluted earnings per share include the effects of potentially dilutive common stock options outstanding. The assumed exercise of common stock options produced anti-dilutive results in fiscal 2001 and therefore 68,618 options were not included in the calculation of diluted loss per share. EPS calculations are presented below.

	December 29,	December 28,	December 27,
	2001	2002	2003

Basic EPS:
Numerator:
Net income (loss) before cumulative effect of change in accounting principle	$(9,072)	$14,243	$25,807
Less: Preferred stock dividends	5,780	6,569	7,466

Net income (loss) available to common shareholders	$(14,852)	$7,674	$18,341

Denominator:
Weighted average common shares outstanding	7,409	7,405	7,398
Basic EPS	$(2.00)	$1.04	$2.48

Diluted EPS:
Numerator:
Net income (loss) before cumulative effect of change in accounting principle	$(9,072)	$14,243	$25,807
Less: Preferred stock dividends	5,780	6,569	7,466

Net income (loss) available to shareholders	$(14,852)	$7,674	$18,341

Denominator:
Weighted average common shares outstanding	7,409	7,405	7,398
Dilutive effect of assumed exercise of stock options	—	59	665

Total diluted shares	7,409	7,464	8,062
Diluted EPS	$(2.00)	$1.03	$2.28

SCHEDULE II

EYE CARE CENTERS OF AMERICA, INC.

CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS

(Dollar Amounts in Thousands Unless Indicated Otherwise)

		Additions

		Charged to	Charged to
	Balance at	Credited	Credited	Deductions	Balance
	Beginning of	from Cost	from Other	from	at Close
	Period	and Expenses	Accounts	Reserve	of Period

Allowance for doubtful accounts of current receivables:
Year ended December 29, 2001	$3,937	$919	$—	$—	$4,856
Year ended December 28, 2002	4,856	—	—	(565)	4,291
Year ended December 27, 2003	4,291	—	—	(315)	3,976
Inventory obsolescence reserves:
Year ended December 29, 2001	1,004	95	—	—	1,099
Year ended December 28, 2002	1,099	—	—	(422)	677
Year ended December 27, 2003	$677	$—	$—	$(81)	$596

Income Units (IUs)

and

                        % Senior Subordinated Notes due 2014

PROSPECTUS

Banc of America Securities LLC	Merrill Lynch & Co.

Citigroup	Lehman Brothers

                    , 2004

      Until                     , 2004 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade our IUs, the underlying securities represented thereby or the           % senior subordinated notes due 2014 offered separately, whether or not participating in this offering, may be required to deliver a prospectus. this requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

Item 13.	Other Expenses of Issuance and Distribution

      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Eye Care Centers of America, Inc. in connection with the offer and sale of the securities being registered. All amounts are estimates except the registration fee.

SEC Registration fee	$
NASD filing fee
Exchange listing fee (IUs)*
Exchange listing fee (Common stock)*
Transfer agent’s fee*
Trustee’s fee*
Printing and engraving expenses*
Legal fees and expenses*
Accounting fees and expenses*
Miscellaneous*

Total*	$

*	To be completed by amendment.

Item 14.	Indemnification of Directors and Officers

      Texas law, our articles of incorporation and by-laws contain provisions for indemnification of our directors and officers.

      Article 2.02-1 of the Texas Business Corporation Act, or TBCA, provides generally that a person sued as a director, officer, employee or agent of a corporation, or while serving at the request of the corporation as a director, officer, partner, employee, agent, or similar functionary of another enterprise, may be indemnified by the corporation against judgments, penalties, fines, settlements and reasonable expenses if it is determined that such person has conducted himself in good faith and it is reasonably believed, in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation’s best interests, and in all other cases, that his conduct was at least not opposed to the corporation’s best interests (and, in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful). The TBCA provides that a corporation may advance expenses incurred by a director in defending a suit or similar proceeding. A Texas corporation is also permitted to indemnify and advance expenses to officers, employees and agents who are not directors to such extent as may be provided by its articles of incorporation, by-laws, action of board of directors, a contract or required by common law. Indemnification of a person found liable to the corporation or found liable on the basis that personal benefit was improperly received by him is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and shall not be made if the person is found liable for willful or intentional misconduct in the performance of his duty to the corporation. Indemnification is mandatory, however, in the case of such person being wholly successful, on the merits or otherwise, in the defense of the proceeding.

      Article 2.02-1 also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, employee, agent or similar functionary of another entity or enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against that liability under Article 2.02-1.

      Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, or TMCLA, provides that a corporation’s articles of incorporation may limit or eliminate the directors’ liability for monetary damages to the corporation or its shareholders for an act or omission in the director’s capacity as a director, except that no limitation or elimination of liability is permitted to the extent the director is found liable for a breach of the duty of loyalty, an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, a transaction involving an improper personal benefit to the director, or an act or omission for which liability is expressly provided by an applicable statute.

      Our articles of incorporation provide that we shall indemnify directors, officers, our employees and agents, to the full extent permitted by and in the manner permissible under the laws of the State of Texas.

      In addition, our bylaws permit the Board of Directors to authorize us to purchase and maintain insurance against any liability asserted against any of our directors, officers, employees or agents arising out of his capacity as such.

Item 15.	Recent Sales of Unregistered Securities

      In the three years prior to the filing of this registration statement, we have not issued and sold any unregistered securities.

Item 16.	Exhibits

Exhibit No.	Description

1.1	Form of Underwriting Agreement.**
2.1	Recapitalization Agreement dated as of March 6, 1998 among ECCA Merger Corp., Eye Care Centers of America, Inc. and the sellers listed therein.(a)
2.2	Amendment No. 1 to the Recapitalization Agreement dated as of April 23, 1998 among ECCA Merger Corp., Eye Care Centers of America, Inc, and the sellers listed therein.(a)
2.3	Amendment No. 2 to the Recapitalization Agreement dated as of April 24, 1998 among ECCA Merger Corp., Eye Care Centers of America, Inc. and the sellers listed therein.(a)
2.4	Articles of Merger of ECCA Merger Corp. with and into Eye Care Centers of America, Inc. dated April 24, 1998.(a)
3.1	Restated Articles of Incorporation of Eye Care Centers of America Inc.(a)
3.2	Statement of Resolution of the Board of Directors of Eye Care Centers of America, Inc. designating a series of Preferred Stock.(a)
3.3	Form of Amended and Restated Articles of Incorporation of Eye Care Centers of America, Inc.**
3.4	Amended and Restated By-laws of Eye Care Centers of America, Inc.(a)
3.5	Form of Second Amended and Restated By-laws of Eye Care Centers of America, Inc.**
3.6	Certificate of Incorporation of ECCA Enterprises, Inc.**
3.7	By-laws of ECCA Enterprises, Inc.**
3.8	Certificate of Incorporation of Eye Care Holdings, Inc.**
3.9	By-laws of Eye Care Holdings, Inc.**
3.10	Articles of Incorporation of Enclave Advancement Group, Inc.**
3.11	By-laws of Enclave Advancement Group, Inc.**
3.12	Articles of Incorporation of ECCA Managed Vision Care, Inc.**
3.13	By-laws of ECCA Managed Vision Care, Inc.**
3.14	Articles of Incorporation of Visionworks Holdings, Inc.**
3.15	By-laws of Visionworks Holdings, Inc.**
3.16	Certificate of Incorporation of ECCA Management Investments, Inc.**
3.17	By-laws of ECCA Management Investments, Inc.**
3.18	Certificate of Incorporation of ECCA Management, Inc.**
3.19	By-laws of ECCA Management, Inc.**
3.20	Certificate of Incorporation of EyeMasters of Texas Investments, Inc.**
3.21	By-laws of EyeMasters of Texas Investments, Inc.**
3.22	Certificate of Incorporation of EyeMasters of Texas Management, Inc.**
3.23	By-laws of EyeMasters of Texas Management, Inc.**
3.24	Certificate of Incorporation of Stein Optical, Inc.**
3.25	By-laws of Stein Optical, Inc.**

Exhibit No.	Description

3.26	Certificate of Incorporation of Vision World, Inc.**
3.27	By-laws of Vision World, Inc.**
3.28	Certificate of Incorporation of Eye DRx Retail Management, Inc.**
3.29	By-laws of Eye DRx Retail Management, Inc.**
3.30	Articles of Incorporation of Metropolitan Vision Services, Inc.**
3.31	By-laws of Metropolitan Vision Services, Inc.**
3.32	Articles of Incorporation of Hour Eyes, Inc.**
3.33	By-laws of Hour Eyes, Inc.**
3.34	Articles of Incorporation of Visionworks, Inc.**
3.35	By-laws of Visionworks, Inc.**
3.36	Agreement of Limited Partnership of ECCA Management Services, Ltd.**
3.37	Agreement of Limited Partnership of EyeMasters of Texas, Ltd.**
3.38	Certificate of Incorporation of Visionary Retail Management, Inc.**
3.39	By-laws of Visionary Retail Management, Inc.**
3.40	Certificate of Incorporation of Visionary Properties, Inc.**
3.41	By-laws of Visionary Properties, Inc.**
3.42	Certificate of Incorporation of EyeMasters, Inc.**
3.43	By-laws of EyeMasters, Inc.**
3.44	Certificate of Incorporation of ECCA Distribution Investments, Inc.**
3.45	By-laws of ECCA Distribution Investments, Inc.**
3.46	Certificate of Incorporation of ECCA Distribution Management, Inc.**
3.47	By-laws of ECCA Distribution Management, Inc.**
3.48	Certificate of Incorporation of Visionary Lab Investments, Inc.**
3.49	By-laws of Visionary Lab Investments, Inc.**
3.50	Certificate of Incorporation of Visionary Lab Management, Inc.**
3.51	By-laws of Visionary Lab Management, Inc.**
3.52	Agreement of Limited Partnership of ECCA Distribution Services, Ltd.**
3.53	Agreement of Limited Partnership of Visionary Lab Services, Ltd.**
4.1	Indenture dated as of April 24, 1998 among Eye Care Centers of America, Inc., the Guarantors named therein and United States Trust Company of New York, as Trustee for the 9 1/8% Senior Subordinated Notes Due 2008 and Floating Interest Rate Subordinated Term Securities.(j)
4.2	Form of Fixed Rate Exchange Note.(a)
4.3	Form of Floating Rate Exchange Note.(a)
4.4	Form of Guarantee.(a)
4.5	Indenture, dated as of , 2004 by and among Eye Care Centers of America, Inc., the guarantors thereto and , relating to the Company’s % Senior Subordinated Note due 20 .**
4.6	Form of Senior Subordinated Note (included in Exhibit 4.5 hereto).**
4.7	Form of Global IU.**
4.8	Form of Class A Common Stock Certificate.**
4.9	Form of Class B Common Stock Certificate.**
4.10	Registration Rights Agreement dated, April 24, 1998, between Eye Care Centers of America, Inc., the subsidiaries of the Company named as guarantors therein, BT Alex. Brown Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated.(a)
4.11	Form of Amended and Restated Stockholders Agreement, dated as of , 2004, by and among Eye Care Center’s of America, Inc. and the shareholders listed therein.**
5.1	Opinion of Weil, Gotshal & Manges LLP regarding legality.**
8.1	Opinion of Weil, Gotshal & Manges LLP regarding tax matters.**

Exhibit No.	Description

10.1	Purchase Agreement, dated as of April 24, 1998, by and among Eye Care Centers of America, Inc., the subsidiaries of Eye Care Centers of America, Inc. named therein, BT Alex. Brown Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated.(a)
10.2	Amended and Restated Credit Agreement among Eye Care Centers of America, Inc., Various Lenders, Fleet National Bank, as Administrative Agent, Bank of America, N.A., as Syndication Agent and Fleet Securities, Inc., Bank of America Securities, LLC, as Co-Lead Arrangers, dated as of December 23, 2002.(k)
10.3	Credit Agreement, dated as of , 2004, by and among Eye Care Centers of America, Inc., various lending institutions, and .**
10.4	Fiscal 2004 Incentive Plan for Key Management.(p)
10.5	1998 Stock Option Plan.(a)
10.6	Form of Stock Option Agreement.(h)
10.7	Stock Option Agreement, dated July 2, 2001, by and between Eye Care Centers of America, Inc. and Alan E. Wiley.(g)
10.8	Stock Option Agreement, dated January 8, 2002, by and between Eye Care Centers of America, Inc and Norman Matthews.(h)
10.9	Stock Option Agreement, dated January 8, 2002, by and between Eye Care Centers of America, Inc and Antoine Treuille.(h)
10.10	Stock Option Agreement, dated October 31, 2002, by and between Eye Care Centers of America, Inc and Antoine Treuille.(l)
10.11	Employment Agreement, dated July 2, 2001, by and between Eye Care Centers of America, Inc. and David E. McComas.(g)
10.12	Employment Agreement, dated January 1, 2003, between Eye Care Centers of America, Inc. and George Gebhardt.(l)
10.13	Employment Agreement, dated April 15, 2002, between Eye Care Centers of America, Inc. and Robert Cox.(l)
10.14	Employment Agreement, dated September 7, 1998, between Eye Care Centers of America, Inc. and Diana Beaufils.(p)
10.15	Employment Agreement, dated July 29, 1998, between Eye Care Centers of America, Inc. and Dan Walker.(p)
10.16	Employment Agreement, dated October 1, 1998, between Eye Care Centers of America, Inc. and David Carrig.(p)
10.17	Employment Agreement, dated August 11, 2003, between Eye Care Centers of America, Inc. and James J. Denny.(p)
10.18	Secured Promissory Note, dated April 24, 1998, issued by Bernard W. Andrews in favor of Eye Care Centers of America, Inc.(a)
10.19	Promissory Note, dated as of April 24, 2003, among Eye Care Centers of America, Inc. and Daniel Poth, O.D.(m)
10.20	Management Agreement, dated as of April 24, 1998, by and between Thomas H. Lee Company and Eye Care Centers of America, Inc.(a)
10.21	Contract for Purchase and Sale, dated May 29, 1997, by and between Eye Care Centers of America, Inc. and JDB Real Properties, Inc.(a)
10.22	Amendment to Contract for Purchase and Sale, dated July 3, 1997, by and between Eye Care Centers of America, Inc. and JDB Real Properties, Inc.(a)
10.23	Second Amendment to Contract for Purchase and Sale, dated July 10, 1997, by and between Eye Care Centers of America, Inc. and JDB Real Properties, Inc.(a)
10.24	Third Amendment to Contract for Purchase and Sale by and between Eye Care Centers of America, Inc., John D. Byram, Dallas Mini #262. Ltd. and Dallas Mini #343, Ltd.(a)
10.25	Commercial Lease Agreement, dated August 19, 1997, by and between John D. Byram, Dallas Mini #262, Ltd. and Dallas Mini #343, Ltd. and Eye Care Centers of America, Inc.(a)
10.26	Lease Agreement, dated February 27, 1999, by and between SCI Development Services Incorporated and Eye Care Centers of America, Inc.**

Exhibit No.	Description

10.27	Amendment to Lease Agreement, dated June 1, 2003, by and between Prologis North American Properties, L.P. (successor in interest to SCI Development Services Incorporated) and Eye Care Centers of America, Inc.**
10.28	Retail Business Management Agreement, dated September 30, 1997, by and between Dr. Samit’s Hour Eyes Optometrist, P.C., a Virginia professional corporation, and Visionary Retail Management, Inc., a Delaware corporation.(a)+
10.29	Amendment No. 1 to the Retail Business Management Agreement, dated June 2000, by and between Hour Eyes Doctors of Optometry, P.C., formerly known as Dr. Samit’s Hour Eyes Optometrist, P.C., and Visionary Retail Management, Inc.(f)
10.30	Professional Business Management Agreement dated September 30, 1997, by and between Dr. Samit’s Hour Eyes Optometrists, P.C., a Virginia professional corporation, and Visionary MSO, Inc., a Delaware corporation.(a)+
10.31	Amendment No. 1 to the Professional Business Management Agreement, dated June 2000, by and between Hour Eyes Doctors of Optometry, P.C., formerly known as Dr. Samit’s Hour Eyes Optometrist, P.C., and Visionary MSO, Inc.(f)
10.32	Retail Business Management Agreement, dated October 1, 1998, by and between Visionary Retail Management, Inc., a Delaware corporation, and Dr. Mark Lynn & Associates, PLLC, a Kentucky professional limited liability company. +**
10.33	Amendment to Retail Business Management Agreement by and between Visionary Retail Management, Inc. and Dr. Mark Lynn & Associates, PLLC, dated June 1, 1999.(f)
10.34	Amendment to Retail Business Management Agreement by and between Visionary Retail Management, Inc. and Dr. Mark Lynn & Associates, PLLC, dated August 31, 2000.(f)
10.35	Professional Business Management Agreement, dated October 1, 1998, by and between Visionary MSO, Inc., a Delaware Corporation, and Dr. Mark Lynn & Associates, PLLC.+**
10.36	Amendment to Professional Business Management Agreement by and between Visionary MSO, Inc. and Dr. Mark Lynn & Associates, PLLC, dated June 1, 1999.(f)
10.37	Amendment Professional Business Management Agreement by and between Visionary MSO, Inc. and Dr. Mark Lynn & Associates, PLLC, dated August 1, 2000.(f)
10.38	Professional Business Management Agreement, dated June 19, 2000, by and between Visionary Retail Management, Inc., a Delaware corporation, and Dr. Tom Sowash, O.D. and Associates, LLC, a Colorado limited liability company.(d)
10.39	Business Management Agreement by and between Vision Twenty-One, Inc. and Charles M. Cummins, O.D. and Elliot L. Shack, O.D., P.A., dated January 1, 1998.(l)
10.40	Amendment No. 1 to Business Management Agreement by and between Charles M. Cummins, O.D., P.A., and Eye Drx Retail Management, Inc., dated August 31, 1999.(l)
10.41	Amendment No. 2 to Business Management Agreement by and between Charles M. Cummins, O.D., P.A. and Eye Drx Retail Management, Inc., dated February 29, 2000.(f)
10.42	Amendment No. 3 to Business Management Agreement by and between Charles M. Cummins, O.D., P.A. and Eye Drx Retail Management, Inc., dated May 1, 2000.(f)
10.43	Amendment No. 4 to Business Management Agreement by and between Charles M. Cummins, O.D., P.A. and Eye Drx Retail Management, Inc., dated February 1, 2001.(f)
10.44	Amendment No. 5 to Business Management Agreement by and between Charles M. Cummins, O.D. P.A. and Eye Drx Retail Management, Inc., dated February 28, 2002.(l)
10.45	Amendment No. 6 to Business Management Agreement by and between Charles M. Cummins O.D., P.A. and Eye Drx Retail Management, Inc., dated February 28, 2003.(l)
10.46	Professional Business Management Agreement, dated May 25, 2003, by and between EyeMasters, Inc., a Delaware corporation, and S.L. Christensen, O.D. and Associates, P.C., an Arizona professional corporation.(n)
10.47	Professional Business Management Agreement, dated May 12, 2003, by and between EyeMasters, Inc., a Delaware corporation, and Michael J. Martin, O.D. and Associates, P.C., P.C., a Georgia professional corporation.(n)
10.48	Professional Business Management Agreement, dated August 3, 2003, by and between EyeMasters, Inc., a Delaware corporation, and Jason Wonch, O.D. and Associates, P.C., a Louisiana professional optometry corporation.(o)
12.1	Statement re Computation of Ratios.**

Exhibit No.	Description

21.1	List of subsidiaries of Eye Care Centers of America, Inc.**
23.1	Consent of Ernst & Young LLP.*
23.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1 and 8.1)**
24.1	Powers of Attorney (included on signature pages).*
25.1	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939, as amended, of as Trustee.**

*	Filed herewith

**	To be filed by amendment

+	Portions of this Exhibit have been omitted pursuant to an application for an order declaring confidential treatment filed with the Securities and Exchange Commission.

(a)	Incorporated by reference from the Registration Statement on Form S-4 (File No. 333-56551), as filed with the SEC on June 10, 1998.

(b)	Previously provided with, and incorporated by reference from, the Company’s quarterly report on Form 10-Q for the quarter ended October 2, 1999.

(c)	Previously provided with, and incorporated by reference from, the Company’s quarterly report on Form 10-Q for the quarter ended April 1, 2000.

(d)	Previously provided with, and incorporated by reference from, the Company’s quarterly report on Form 10-Q for the quarter ended July 1, 2000.

(e)	Previously provided with, and incorporated by reference from, the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2000.

(f)	Previously provided with, and incorporated by reference from, the Company’s annual report on Form 10- K for the year ended December 30, 2000.

(g)	Previously provided with, and incorporated by reference from, the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2001.

(h)	Previously provided with, and incorporated by reference from, the Company’s annual report on Form 10-K for the year ended December 29, 2001.

(i)	Previously provided with, and incorporated by reference from, the Company’s quarterly report on Form 10-Q for the quarter ended June 29, 2002.

(j)	Previously provided with, and incorporated by reference from, the Company’s quarterly report on Form 10-Q for the quarter ended September 28, 2002.

(k)	Previously provided with, and incorporated by reference from, the Company’s report on Form 8-K as of December 31, 2002.

(l)	Previously provided with, and incorporated by reference from, the Company’s annual report on Form 10-K for the year ended December 28, 2002.

(m)	Previously provided with, and incorporated by reference from, the Company’s quarterly report on Form 10-Q for the quarter ended March 29, 2003.

(n)	Previously provided with, and incorporated by reference from, the Company’s quarterly report on Form 10-Q for the quarter ended June 28, 2003.

(o)	Previously provided with, and incorporated by reference from, the Company’s quarterly report on Form 10-Q for the quarter ended September 27, 2003.

(p)	Previously provided with, and incorporated by reference from, the Company’s annual report on Form 10-K for the year ended December 27, 2003.

Item 17.	Undertakings

      1. The undersigned registrants hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      3. The undersigned registrants hereby undertake that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EYE CARE CENTERS OF AMERICA, INC.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, Texas, on the 6th day of May, 2004.

EYE CARE CENTERS OF AMERICA, INC.

By:	/s/ DAVID E. MCCOMAS

Name: David E. McComas

Title:	President and Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David E. McComas and Alan E. Wiley, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID E. MCCOMAS David E. McComas	Chief Executive Officer, President and Director (Principal Executive Officer)	May 6, 2004

/s/ ALAN E. WILEY Alan E. Wiley	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 6, 2004

/s/ BERNARD W. ANDREWS Bernard W. Andrews	Director	May 6, 2004

/s/ NORMAN S. MATTHEWS Norman S. Matthews	Director	May 6, 2004

/s/ ANTOINE G. TREUILLE Antoine G. Treuille	Director	May 6, 2004

/s/ ANTHONY J. DINOVI Anthony J. DiNovi	Director	May 6, 2004

Signature	Title	Date

/s/ WARREN C. SMITH, JR. Warren C. Smith, Jr.	Director	May 6, 2004

/s/ CHARLES A. BRIZIUS Charles A. Brizius	Director	May 6, 2004

ENCLAVE ADVANCEMENT GROUP, INC.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, state of Texas on the 6th day of May, 2004.

ENCLAVE ADVANCEMENT GROUP, INC.

By:	/s/ DAVID E. MCCOMAS

Name: David E. McComas

Title:	President

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David E. McComas and Alan E. Wiley, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ DAVID E. MCCOMAS David E. McComas	Chief Executive Officer, President and Director (Principal Executive Officer)	May 6, 2004

/s/ ALAN E. WILEY Alan E. Wiley	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Accounting Officer)	May 6, 2004

/s/ GEORGE E. GEBHARDT George E. Gebhardt	Director	May 6, 2004

ECCA MANAGED VISION CARE, INC.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, state of Texas on the 6th day of May, 2004.

ECCA MANAGED VISION CARE, INC.

By:	/s/ DAVID E. MCCOMAS

Name: David E. McComas

Title:	Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David E. McComas and Alan E. Wiley, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ DAVID E. MCCOMAS David E. McComas	Chief Executive Officer, President and Director (Principal Executive Officer)	May 6, 2004

/s/ ALAN E. WILEY Alan E. Wiley	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Accounting Officer)	May 6, 2004

/s/ GEORGE E. GEBHARDT George E. Gebhardt	Director	May 6, 2004

EYE CARE HOLDINGS, INC.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, state of Texas on the 6th day of May, 2004.

EYE CARE HOLDINGS, INC.

By:	/s/ DAVID E. MCCOMAS

Name: David E. McComas

Title:	President

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David E. McComas and Alan E. Wiley, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ DAVID E. MCCOMAS David E. McComas	Chief Executive Officer, President and Director (Principal Executive Officer)	May 6, 2004

/s/ ALAN E. WILEY Alan E. Wiley	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Accounting Officer)	May 6, 2004

/s/ GEORGE E. GEBHARDT George E. Gebhardt	Director	May 6, 2004

HOUR EYES, INC.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, state of Texas on the 6th day of May, 2004.

HOUR EYES, INC.

By:	/s/ DAVID E. MCCOMAS

Name: David E. McComas

Title:	President

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David E. McComas and Alan E. Wiley, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ DAVID E. MCCOMAS David E. McComas	Chief Executive Officer, President and Director (Principal Executive Officer)	May 6, 2004

/s/ ALAN E. WILEY Alan E. Wiley	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Accounting Officer)	May 6, 2004

/s/ GEORGE E. GEBHARDT George E. Gebhardt	Director	May 6, 2004

METROPOLITAN VISION SERVICES, INC.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, state of Texas on the 6th day of May, 2004.

METROPOLITAN VISION SERVICES, INC.

By:	/s/ DAVID E. MCCOMAS

Name: David E. McComas

Title:	President

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David E. McComas and Alan E. Wiley, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ DAVID E. MCCOMAS David E. McComas	Chief Executive Officer, President and Director (Principal Executive Officer)	May 6, 2004

/s/ ALAN E. WILEY Alan E. Wiley	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Accounting Officer)	May 6, 2004

/s/ GEORGE E. GEBHARDT George E. Gebhardt	Director	May 6, 2004

VISIONWORKS HOLDINGS, INC.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, state of Texas on the 6th day of May, 2004.

VISIONWORKS HOLDINGS, INC.

By:	/s/ DAVID E. MCCOMAS

Name: David E. McComas

Title:	President

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David E. McComas and Alan E. Wiley, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ DAVID E. MCCOMAS David E. McComas	Chief Executive Officer, President and Director (Principal Executive Officer)	May 6, 2004

/s/ ALAN E. WILEY Alan E. Wiley	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Accounting Officer)	May 6, 2004

/s/ GEORGE E. GEBHARDT George E. Gebhardt	Director	May 6, 2004

VISIONWORKS, INC.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, state of Texas on the 6th day of May, 2004.

VISIONWORKS, INC.

By:	/s/ DAVID E. MCCOMAS

Name: David E. McComas

Title:	President

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David E. McComas and Alan E. Wiley, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ DAVID E. MCCOMAS David E. McComas	Chief Executive Officer, President and Director (Principal Executive Officer)	May 6, 2004

/s/ ALAN E. WILEY Alan E. Wiley	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Accounting Officer)	May 6, 2004

/s/ GEORGE E. GEBHARDT George E. Gebhardt	Director	May 6, 2004

VISIONARY RETAIL MANAGEMENT, INC.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, state of Texas on the 6th day of May, 2004.

VISIONARY RETAIL MANAGEMENT, INC.

By:	/s/ DAVID E. MCCOMAS

Name: David E. McComas

Title:	President

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David E. McComas and Alan E. Wiley, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ DAVID E. MCCOMAS David E. McComas	Chief Executive Officer, President and Director (Principal Executive Officer)	May 6, 2004

/s/ ALAN E. WILEY Alan E. Wiley	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Accounting Officer)	May 6, 2004

/s/ GEORGE E. GEBHARDT George E. Gebhardt	Director	May 6, 2004

VISIONARY PROPERTIES, INC.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, state of Texas on the 6th day of May, 2004.

VISIONARY PROPERTIES, INC.

By:	/s/ DAVID E. MCCOMAS

Name: David E. McComas

Title:	President

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David E. McComas and Alan E. Wiley, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ DAVID E. MCCOMAS David E. McComas	Chief Executive Officer, President and Director (Principal Executive Officer)	May 6, 2004

/s/ ALAN E. WILEY Alan E. Wiley	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Accounting Officer)	May 6, 2004

/s/ GEORGE E. GEBHARDT George E. Gebhardt	Director	May 6, 2004

VISION WORLD, INC.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, state of Texas on the 6th day of May, 2004.

VISION WORLD, INC.

By:	/s/ DAVID E. MCCOMAS

Name: David E. McComas

Title:	President

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David E. McComas and Alan E. Wiley, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ DAVID E. MCCOMAS David E. McComas	Chief Executive Officer, President and Director (Principal Executive Officer)	May 6, 2004

/s/ ALAN E. WILEY Alan E. Wiley	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Accounting Officer)	May 6, 2004

/s/ GEORGE E. GEBHARDT George E. Gebhardt	Director	May 6, 2004

STEIN OPTICAL, INC.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, state of Texas on the 6th day of May, 2004.

STEIN OPTICAL, INC.

By:	/s/ DAVID E. MCCOMAS

Name: David E. McComas

Title:	President

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David E. McComas and Alan E. Wiley, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ DAVID E. MCCOMAS David E. McComas	Chief Executive Officer, President and Director (Principal Executive Officer)	May 6, 2004

/s/ ALAN E. WILEY Alan E. Wiley	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Accounting Officer)	May 6, 2004

/s/ GEORGE E. GEBHARDT George E. Gebhardt	Director	May 6, 2004

EYE DRx RETAIL MANAGEMENT, INC.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, state of Texas on the 6th day of May, 2004.

EYE DRX RETAIL MANAGEMENT, INC.

By:	/s/ DAVID E. MCCOMAS

Name: David E. McComas

Title:	President

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David E. McComas and Alan E. Wiley, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ DAVID E. MCCOMAS David E. McComas	Chief Executive Officer, President and Director (Principal Executive Officer)	May 6, 2004

/s/ ALAN E. WILEY Alan E. Wiley	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Accounting Officer)	May 6, 2004

/s/ GEORGE E. GEBHARDT George E. Gebhardt	Director	May 6, 2004

ECCA ENTERPRISES, INC.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, state of Texas on the 6th day of May, 2004.

ECCA ENTERPRISES, INC.

By:	/s/ DAVID E. MCCOMAS

Name: David E. McComas

Title:	President

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David E. McComas and Alan E. Wiley, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ DAVID E. MCCOMAS David E. McComas	Chief Executive Officer, President and Director (Principal Executive Officer)	May 6, 2004

/s/ ALAN E. WILEY Alan E. Wiley	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Accounting Officer)	May 6, 2004

/s/ GEORGE E. GEBHARDT George E. Gebhardt	Director	May 6, 2004

/s/ MICHAEL G. MORGAN Michael G. Morgan	Director	May 6, 2004

EYEMASTERS, INC.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, state of Texas on the 6th day of May, 2004.

EYEMASTERS, INC.

By:	/s/ DAVID E. MCCOMAS

Name: David E. McComas

Title:	President

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David E. McComas and Alan E. Wiley, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ DAVID E. MCCOMAS David E. McComas	Chief Executive Officer, President and Director (Principal Executive Officer)	May 6, 2004

/s/ ALAN E. WILEY Alan E. Wiley	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Accounting Officer)	May 6, 2004

/s/ GEORGE E. GEBHARDT George E. Gebhardt	Director	May 6, 2004

ECCA DISTRIBUTION INVESTMENTS, INC.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, state of Texas on the 6th day of May, 2004.

ECCA DISTRIBUTION INVESTMENTS, INC.

By:	/s/ DAVID E. MCCOMAS

Name: David E. McComas

Title:	President

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David E. McComas and Alan E. Wiley, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ DAVID E. MCCOMAS David E. McComas	Chief Executive Officer, President and Director (Principal Executive Officer)	May 6, 2004

/s/ ALAN E. WILEY Alan E. Wiley	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Accounting Officer)	May 6, 2004

/s/ GEORGE E. GEBHARDT George E. Gebhardt	Director	May 6, 2004

/s/ MICHAEL G. MORGAN Michael G. Morgan	Director	May 6, 2004

ECCA DISTRIBUTION MANAGEMENT, INC.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, state of Texas on the 6th day of May, 2004.

ECCA DISTRIBUTION MANAGEMENT, INC.

By:	/s/ DAVID E. MCCOMAS

Name: David E. McComas

Title:	President

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David E. McComas and Alan E. Wiley, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ DAVID E. MCCOMAS David E. McComas	Chief Executive Officer, President and Director (Principal Executive Officer)	May 6, 2004

/s/ ALAN E. WILEY Alan E. Wiley	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Accounting Officer)	May 6, 2004

/s/ GEORGE E. GEBHARDT George E. Gebhardt	Director	May 6, 2004

ECCA DISTRIBUTION SERVICES, LTD.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, state of Texas on the 6th day of May, 2004.

ECCA DISTRIBUTION SERVICES, LTD.

By:	ECCA Distribution Management, Inc.,

its General Partner

By:	/s/ DAVID E. MCCOMAS

Name: David E. McComas

Title:	President

VISIONARY LAB INVESTMENTS, INC.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, state of Texas on the 6th day of May, 2004.

VISIONARY LAB INVESTMENTS, INC.

By:	/s/ DAVID E. MCCOMAS

Name: David E. McComas

Title:	President

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David E. McComas and Alan E. Wiley, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ DAVID E. MCCOMAS David E. McComas	Chief Executive Officer, President and Director (Principal Executive Officer)	May 6, 2004

/s/ ALAN E. WILEY Alan E. Wiley	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Accounting Officer)	May 6, 2004

/s/ GEORGE E. GEBHARDT George E. Gebhardt	Director	May 6, 2004

/s/ MICHAEL G. MORGAN Michael G. Morgan	Director	May 6, 2004

VISIONARY LAB MANAGEMENT, INC.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, state of Texas on the 6th day of May, 2004.

VISIONARY LAB MANAGEMENT, INC.

By:	/s/ DAVID E. MCCOMAS

Name: David E. McComas

Title:	President

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David E. McComas and Alan E. Wiley, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ DAVID E. MCCOMAS David E. McComas	Chief Executive Officer, President and Director (Principal Executive Officer)	May 6, 2004

/s/ ALAN E. WILEY Alan E. Wiley	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Accounting Officer)	May 6, 2004

/s/ GEORGE E. GEBHARDT George E. Gebhardt	Director	May 6, 2004

VISIONARY LAB SERVICES, LTD.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, state of Texas on the 6th day of May, 2004.

VISIONARY LAB SERVICES, LTD.

By:	Visionary Lab Management, Inc.,

its General Partner

By:	/s/ DAVID E. MCCOMAS

Name: David E. McComas
Title: President

EYEMASTERS OF TEXAS INVESTMENT, INC.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, state of Texas on the 6th day of May, 2004.

EYEMASTERS OF TEXAS INVESTMENT, INC.

By:	/s/ DAVID E. MCCOMAS

Name: David E. McComas

Title:	President

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David E. McComas and Alan E. Wiley, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ DAVID E. MCCOMAS David E. McComas	Chief Executive Officer, President and Director (Principal Executive Officer)	May 6, 2004

/s/ ALAN E. WILEY Alan E. Wiley	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Accounting Officer)	May 6, 2004

/s/ GEORGE E. GEBHARDT George E. Gebhardt	Director	May 6, 2004

/s/ MICHAEL G. MORGAN Michael G. Morgan	Director	May 6, 2004

EYEMASTERS OF TEXAS MANAGEMENT, INC.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, state of Texas on the 6th day of May, 2004.

EYEMASTERS OF TEXAS MANAGEMENT, INC.

By:	/s/ DAVID E. MCCOMAS

Name: David E. McComas

Title:	President

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David E. McComas and Alan E. Wiley, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ DAVID E. MCCOMAS David E. McComas	Chief Executive Officer, President and Director (Principal Executive Officer)	May 6, 2004

/s/ ALAN E. WILEY Alan E. Wiley	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Accounting Officer)	May 6, 2004

/s/ GEORGE E. GEBHARDT George E. Gebhardt	Director	May 6, 2004

EYEMASTERS OF TEXAS, LTD.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, state of Texas on the 6th day of May, 2004.

EYEMASTERS OF TEXAS, LTD.

By:	EyeMasters of Texas Management, Inc.

its General Partner

By:	/s/ DAVID E. MCCOMAS

Name: David E. McComas

Title:	President

ECCA MANAGEMENT INVESTMENTS, INC.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, state of Texas on the 6th day of May, 2004.

ECCA MANAGEMENT INVESTMENTS, INC.

By:	/s/ DAVID E. MCCOMAS

Name: David E. McComas

Title:	President

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David E. McComas and Alan E. Wiley, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ DAVID E. MCCOMAS David E. McComas	Chief Executive Officer, President and Director (Principal Executive Officer)	May 6, 2004

/s/ ALAN E. WILEY Alan E. Wiley	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Accounting Officer)	May 6, 2004

/s/ GEORGE E. GEBHARDT George E. Gebhardt	Director	May 6, 2004

/s/ MICHAEL G. MORGAN Michael G. Morgan	Director	May 6, 2004

ECCA MANAGEMENT, INC.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, state of Texas on the 6th day of May, 2004.

ECCA MANAGEMENT, INC.

By:	/s/ DAVID E. MCCOMAS

Name: David E. McComas

Title:	President

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David E. McComas and Alan E. Wiley, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ DAVID E. MCCOMAS David E. McComas	Chief Executive Officer, President and Director (Principal Executive Officer)	May 6, 2004

/s/ ALAN E. WILEY Alan E. Wiley	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Accounting Officer)	May 6, 2004

/s/ GEORGE E. GEBHARDT George E. Gebhardt	Director	May 6, 2004

ECCA MANAGEMENT SERVICES, LTD.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, state of Texas on the 6th day of May, 2004.

ECCA MANAGEMENT SERVICES, LTD.

By:	ECCA Management, Inc.

its General Partner

By:	/s/ DAVID E. MCCOMAS

Name: David E. McComas

Title:	President

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement.**
2.1	Recapitalization Agreement dated as of March 6, 1998 among ECCA Merger Corp., Eye Care Centers of America, Inc. and the sellers listed therein.(a)
2.2	Amendment No. 1 to the Recapitalization Agreement dated as of April 23, 1998 among ECCA Merger Corp., Eye Care Centers of America, Inc, and the sellers listed therein.(a)
2.3	Amendment No. 2 to the Recapitalization Agreement dated as of April 24, 1998 among ECCA Merger Corp., Eye Care Centers of America, Inc. and the sellers listed therein.(a)
2.4	Articles of Merger of ECCA Merger Corp. with and into Eye Care Centers of America, Inc. dated April 24, 1998.(a)
3.1	Restated Articles of Incorporation of Eye Care Centers of America Inc.(a)
3.2	Statement of Resolution of the Board of Directors of Eye Care Centers of America, Inc. designating a series of Preferred Stock.(a)
3.3	Form of Amended and Restated Articles of Incorporation of Eye Care Centers of America, Inc.**
3.4	Amended and Restated By-laws of Eye Care Centers of America, Inc.(a)
3.5	Form of Second Amended and Restated By-laws of Eye Care Centers of America, Inc.**
3.6	Certificate of Incorporation of ECCA Enterprises, Inc.**
3.7	By-laws of ECCA Enterprises, Inc.**
3.8	Certificate of Incorporation of Eye Care Holdings, Inc.**
3.9	By-laws of Eye Care Holdings, Inc.**
3.10	Articles of Incorporation of Enclave Advancement Group, Inc.**
3.11	By-laws of Enclave Advancement Group, Inc.**
3.12	Articles of Incorporation of ECCA Managed Vision Care, Inc.**
3.13	By-laws of ECCA Managed Vision Care, Inc.**
3.14	Articles of Incorporation of Visionworks Holdings, Inc.**
3.15	By-laws of Visionworks Holdings, Inc.**
3.16	Certificate of Incorporation of ECCA Management Investments, Inc.**
3.17	By-laws of ECCA Management Investments, Inc.**
3.18	Certificate of Incorporation of ECCA Management, Inc.**
3.19	By-laws of ECCA Management, Inc.**
3.20	Certificate of Incorporation of EyeMasters of Texas Investments, Inc.**
3.21	By-laws of EyeMasters of Texas Investments, Inc.**
3.22	Certificate of Incorporation of EyeMasters of Texas Management, Inc.**
3.23	By-laws of EyeMasters of Texas Management, Inc.**
3.24	Certificate of Incorporation of Stein Optical, Inc.**
3.25	By-laws of Stein Optical, Inc.**
3.26	Certificate of Incorporation of Vision World, Inc.**
3.27	By-laws of Vision World, Inc.**
3.28	Certificate of Incorporation of Eye DRx Retail Management, Inc.**
3.29	By-laws of Eye DRx Retail Management, Inc.**
3.30	Articles of Incorporation of Metropolitan Vision Services, Inc.**
3.31	By-laws of Metropolitan Vision Services, Inc.**
3.32	Articles of Incorporation of Hour Eyes, Inc.**
3.33	By-laws of Hour Eyes, Inc.**
3.34	Articles of Incorporation of Visionworks, Inc.**
3.35	By-laws of Visionworks, Inc.**
3.36	Agreement of Limited Partnership of ECCA Management Services, Ltd.**
3.37	Agreement of Limited Partnership of EyeMasters of Texas, Ltd.**

Exhibit No.	Description

3.38	Certificate of Incorporation of Visionary Retail Management, Inc.**
3.39	By-laws of Visionary Retail Management, Inc.**
3.40	Certificate of Incorporation of Visionary Properties, Inc.**
3.41	By-laws of Visionary Properties, Inc.**
3.42	Certificate of Incorporation of EyeMasters, Inc.**
3.43	By-laws of EyeMasters, Inc.**
3.44	Certificate of Incorporation of ECCA Distribution Investments, Inc.**
3.45	By-laws of ECCA Distribution Investments, Inc.**
3.46	Certificate of Incorporation of ECCA Distribution Management, Inc.**
3.47	By-laws of ECCA Distribution Management, Inc.**
3.48	Certificate of Incorporation of Visionary Lab Investments, Inc.**
3.49	By-laws of Visionary Lab Investments, Inc.**
3.50	Certificate of Incorporation of Visionary Lab Management, Inc.**
3.51	By-laws of Visionary Lab Management, Inc.**
3.52	Agreement of Limited Partnership of ECCA Distribution Services, Ltd.**
3.53	Agreement of Limited Partnership of Visionary Lab Services, Ltd.**
4.1	Indenture dated as of April 24, 1998 among Eye Care Centers of America, Inc., the Guarantors named therein and United States Trust Company of New York, as Trustee for the 9 1/8% Senior Subordinated Notes Due 2008 and Floating Interest Rate Subordinated Term Securities.(j)
4.2	Form of Fixed Rate Exchange Note.(a)
4.3	Form of Floating Rate Exchange Note.(a)
4.4	Form of Guarantee.(a)
4.5	Indenture, dated as of , 2004 by and among Eye Care Centers of America, Inc., the guarantors thereto and , relating to the Company’s % Senior Subordinated Note due 20 .**
4.6	Form of Senior Subordinated Note (included in Exhibit 4.5 hereto).**
4.7	Form of Global IU.**
4.8	Form of Class A Common Stock Certificate.**
4.9	Form of Class B Common Stock Certificate.**
4.10	Registration Rights Agreement dated, April 24, 1998, between Eye Care Centers of America, Inc., the subsidiaries of the Company named as guarantors therein, BT Alex. Brown Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated.(a)
4.11	Form of Amended and Restated Stockholders Agreement, dated as of , 2004, by and among Eye Care Center’s of America, Inc. and the shareholders listed therein.**
5.1	Opinion of Weil, Gotshal & Manges LLP regarding legality.**
8.1	Opinion of Weil, Gotshal & Manges LLP regarding tax matters.**
10.1	Purchase Agreement, dated as of April 24, 1998, by and among Eye Care Centers of America, Inc., the subsidiaries of Eye Care Centers of America, Inc. named therein, BT Alex. Brown Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated.(a)
10.2	Amended and Restated Credit Agreement among Eye Care Centers of America, Inc., Various Lenders, Fleet National Bank, as Administrative Agent, Bank of America, N.A., as Syndication Agent and Fleet Securities, Inc., Bank of America Securities, LLC, as Co-Lead Arrangers, dated as of December 23, 2002.(k)
10.3	Credit Agreement, dated as of , 2004, by and among Eye Care Centers of America, Inc., various lending institutions, and .**
10.4	Fiscal 2004 Incentive Plan for Key Management.(p)
10.5	1998 Stock Option Plan.(a)
10.6	Form of Stock Option Agreement.(h)
10.7	Stock Option Agreement, dated July 2, 2001, by and between Eye Care Centers of America, Inc. and Alan E. Wiley.(g)
10.8	Stock Option Agreement, dated January 8, 2002, by and between Eye Care Centers of America, Inc and Norman Matthews.(h)

Exhibit No.	Description

10.9	Stock Option Agreement, dated January 8, 2002, by and between Eye Care Centers of America, Inc and Antoine Treuille.(h)
10.10	Stock Option Agreement, dated October 31, 2002, by and between Eye Care Centers of America, Inc and Antoine Treuille.(l)
10.11	Employment Agreement, dated July 2, 2001, by and between Eye Care Centers of America, Inc. and David E. McComas.(g)
10.12	Employment Agreement, dated January 1, 2003, between Eye Care Centers of America, Inc. and George Gebhardt.(l)
10.13	Employment Agreement, dated April 15, 2002, between Eye Care Centers of America, Inc. and Robert Cox.(l)
10.14	Employment Agreement, dated September 7, 1998, between Eye Care Centers of America, Inc. and Diana Beaufils.(p)
10.15	Employment Agreement, dated July 29, 1998, between Eye Care Centers of America, Inc. and Dan Walker.(p)
10.16	Employment Agreement, dated October 1, 1998, between Eye Care Centers of America, Inc. and David Carrig.(p)
10.17	Employment Agreement, dated August 11, 2003, between Eye Care Centers of America, Inc. and James J. Denny.(p)
10.18	Secured Promissory Note, dated April 24, 1998, issued by Bernard W. Andrews in favor of Eye Care Centers of America, Inc.(a)
10.19	Promissory Note, dated as of April 24, 2003, among Eye Care Centers of America, Inc. and Daniel Poth, O.D.(m)
10.20	Management Agreement, dated as of April 24, 1998, by and between Thomas H. Lee Company and Eye Care Centers of America, Inc.(a)
10.21	Contract for Purchase and Sale, dated May 29, 1997, by and between Eye Care Centers of America, Inc. and JDB Real Properties, Inc.(a)
10.22	Amendment to Contract for Purchase and Sale, dated July 3, 1997, by and between Eye Care Centers of America, Inc. and JDB Real Properties, Inc.(a)
10.23	Second Amendment to Contract for Purchase and Sale, dated July 10, 1997, by and between Eye Care Centers of America, Inc. and JDB Real Properties, Inc.(a)
10.24	Third Amendment to Contract for Purchase and Sale by and between Eye Care Centers of America, Inc., John D. Byram, Dallas Mini #262. Ltd. and Dallas Mini #343, Ltd.(a)
10.25	Commercial Lease Agreement, dated August 19, 1997, by and between John D. Byram, Dallas Mini #262, Ltd. and Dallas Mini #343, Ltd. and Eye Care Centers of America, Inc.(a)
10.26	Lease Agreement, dated February 27, 1999, by and between SCI Development Services Incorporated and Eye Care Centers of America, Inc.**
10.27	Amendment to Lease Agreement, dated June 1, 2003, by and between Prologis North American Properties, L.P. (successor in interest to SCI Development Services Incorporated) and Eye Care Centers of America, Inc.**
10.28	Retail Business Management Agreement, dated September 30, 1997, by and between Dr. Samit’s Hour Eyes Optometrist, P.C., a Virginia professional corporation, and Visionary Retail Management, Inc., a Delaware corporation.(a)+
10.29	Amendment No. 1 to the Retail Business Management Agreement, dated June 2000, by and between Hour Eyes Doctors of Optometry, P.C., formerly known as Dr. Samit’s Hour Eyes Optometrist, P.C., and Visionary Retail Management, Inc.(f)
10.30	Professional Business Management Agreement dated September 30, 1997, by and between Dr. Samit’s Hour Eyes Optometrists, P.C., a Virginia professional corporation, and Visionary MSO, Inc., a Delaware corporation.(a)+
10.31	Amendment No. 1 to the Professional Business Management Agreement, dated June 2000, by and between Hour Eyes Doctors of Optometry, P.C., formerly known as Dr. Samit’s Hour Eyes Optometrist, P.C., and Visionary MSO, Inc.(f)
10.32	Retail Business Management Agreement, dated October 1, 1998, by and between Visionary Retail Management, Inc., a Delaware corporation, and Dr. Mark Lynn & Associates, PLLC, a Kentucky professional limited liability company. +**

Exhibit No.	Description

10.33	Amendment to Retail Business Management Agreement by and between Visionary Retail Management, Inc. and Dr. Mark Lynn & Associates, PLLC, dated June 1, 1999.(f)
10.34	Amendment to Retail Business Management Agreement by and between Visionary Retail Management, Inc. and Dr. Mark Lynn & Associates, PLLC, dated August 31, 2000.(f)
10.35	Professional Business Management Agreement, dated October 1, 1998, by and between Visionary MSO, Inc., a Delaware Corporation, and Dr. Mark Lynn & Associates, PLLC.+**
10.36	Amendment to Professional Business Management Agreement by and between Visionary MSO, Inc. and Dr. Mark Lynn & Associates, PLLC, dated June 1, 1999.(f)
10.37	Amendment Professional Business Management Agreement by and between Visionary MSO, Inc. and Dr. Mark Lynn & Associates, PLLC, dated August 1, 2000.(f)
10.38	Professional Business Management Agreement, dated June 19, 2000, by and between Visionary Retail Management, Inc., a Delaware corporation, and Dr. Tom Sowash, O.D. and Associates, LLC, a Colorado limited liability company.(d)
10.39	Business Management Agreement by and between Vision Twenty-One, Inc. and Charles M. Cummins, O.D. and Elliot L. Shack, O.D., P.A., dated January 1, 1998.(l)
10.40	Amendment No. 1 to Business Management Agreement by and between Charles M. Cummins, O.D., P.A., and Eye Drx Retail Management, Inc., dated August 31, 1999.(l)
10.41	Amendment No. 2 to Business Management Agreement by and between Charles M. Cummins, O.D., P.A. and Eye Drx Retail Management, Inc., dated February 29, 2000.(f)
10.42	Amendment No. 3 to Business Management Agreement by and between Charles M. Cummins, O.D., P.A. and Eye Drx Retail Management, Inc., dated May 1, 2000.(f)
10.43	Amendment No. 4 to Business Management Agreement by and between Charles M. Cummins, O.D., P.A. and Eye Drx Retail Management, Inc., dated February 1, 2001.(f)
10.44	Amendment No. 5 to Business Management Agreement by and between Charles M. Cummins, O.D. P.A. and Eye Drx Retail Management, Inc., dated February 28, 2002.(l)
10.45	Amendment No. 6 to Business Management Agreement by and between Charles M. Cummins O.D., P.A. and Eye Drx Retail Management, Inc., dated February 28, 2003.(l)
10.46	Professional Business Management Agreement, dated May 25, 2003, by and between EyeMasters, Inc., a Delaware corporation, and S.L. Christensen, O.D. and Associates, P.C., an Arizona professional corporation.(n)
10.47	Professional Business Management Agreement, dated May 12, 2003, by and between EyeMasters, Inc., a Delaware corporation, and Michael J. Martin, O.D. and Associates, P.C., P.C., a Georgia professional corporation.(n)
10.48	Professional Business Management Agreement, dated August 3, 2003, by and between EyeMasters, Inc., a Delaware corporation, and Jason Wonch, O.D. and Associates, P.C., a Louisiana professional optometry corporation.(o)
12.1	Statement re Computation of Ratios.**
21.1	List of subsidiaries of Eye Care Centers of America, Inc.**
23.1	Consent of Ernst & Young LLP.*
23.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1 and 8.1)**
24.1	Powers of Attorney (included on signature pages).*
25.1	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939, as amended, of as Trustee.**

*	Filed herewith

**	To be filed by amendment

+	Portions of this Exhibit have been omitted pursuant to an application for an order declaring confidential treatment filed with the Securities and Exchange Commission.

(a)	Incorporated by reference from the Registration Statement on Form S-4 (File No. 333-56551), as filed with the SEC on June 10, 1998.

(b)	Previously provided with, and incorporated by reference from, the Company’s quarterly report on Form 10-Q for the quarter ended October 2, 1999.

(c)	Previously provided with, and incorporated by reference from, the Company’s quarterly report on Form 10-Q for the quarter ended April 1, 2000.

(d)	Previously provided with, and incorporated by reference from, the Company’s quarterly report on Form 10-Q for the quarter ended July 1, 2000.

(e)	Previously provided with, and incorporated by reference from, the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2000.

(f)	Previously provided with, and incorporated by reference from, the Company’s annual report on Form 10- K for the year ended December 30, 2000.

(g)	Previously provided with, and incorporated by reference from, the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2001.

(h)	Previously provided with, and incorporated by reference from, the Company’s annual report on Form 10-K for the year ended December 29, 2001.

(i)	Previously provided with, and incorporated by reference from, the Company’s quarterly report on Form 10-Q for the quarter ended June 29, 2002.

(j)	Previously provided with, and incorporated by reference from, the Company’s quarterly report on Form 10-Q for the quarter ended September 28, 2002.

(k)	Previously provided with, and incorporated by reference from, the Company’s report on Form 8-K as of December 31, 2002.

(l)	Previously provided with, and incorporated by reference from, the Company’s annual report on Form 10-K for the year ended December 28, 2002.

(m)	Previously provided with, and incorporated by reference from, the Company’s quarterly report on Form 10-Q for the quarter ended March 29, 2003.

(n)	Previously provided with, and incorporated by reference from, the Company’s quarterly report on Form 10-Q for the quarter ended June 28, 2003.

(o)	Previously provided with, and incorporated by reference from, the Company’s quarterly report on Form 10-Q for the quarter ended September 27, 2003.

(p)	Previously provided with, and incorporated by reference from, the Company’s annual report on Form 10-K for the year ended December 27, 2003.